 Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-260911
PROSPECTUS
UP TO 370,530,280 CLASS A ORDINARY SHARES
OF
BABYLON HOLDINGS LIMITED

Our Class A ordinary shares, $0.0000422573245084686 par value per share (“Class A Ordinary Shares” or “ordinary shares”) are currently traded on the New York Stock Exchange (“NYSE”) under the symbol “BBLN.” Our warrants trade on the NYSE under the symbol “BBLN.W.” Our Class A Ordinary Shares and our warrants began trading on the NYSE on October 22, 2021. On April 27, 2022, the last reported sale price of our Class A Ordinary Shares on the NYSE was $1.36 per Class A Ordinary Share.
We have two classes of authorized ordinary shares, Class A Ordinary Shares and Class B ordinary shares, $0.0000422573245084686 par value per share (“Class B Ordinary Shares”). The Class B Ordinary Shares have the same economic terms as the Class A Ordinary Shares, but each Class B Ordinary Share has fifteen (15) votes per share while each Class A Ordinary Share has one (1) vote per share. Dr. Ali Parsadoust, our founder and Chief Executive Officer, holds all of the Class B Ordinary Shares outstanding and, combined with the Class A Ordinary Shares held by him, Dr. Ali Parsadoust’s ownership represents 83.1% of the voting power of our outstanding capital stock.
We have filed a registration statement of which this prospectus forms a part with respect to an aggregate of 370,530,280 Class A Ordinary Shares held (or that may be held upon exercise of warrants or conversion of Class B Ordinary Shares) by the shareholders identified herein. Holders of all such ordinary shares are identified in this prospectus as the Registered Holders (the “Registered Holders”) and the ordinary shares offered hereby as the Registered Shares (the “Registered Shares”). The Registered Holders may, or may not, elect to sell Registered Shares as and to the extent that they may individually determine. See the section entitled “Plan of Distribution.” We are not offering any ordinary shares for sale under this prospectus and will not receive any proceeds from any sale of Registered Shares by Registered Holders under this prospectus.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, and are therefore eligible to take advantage of certain reduced reporting requirements otherwise applicable to other public companies.
We are also a “foreign private issuer,” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions under Section 16 of the Exchange Act. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.
Neither the U.S. Securities and Exchange Commission, the Jersey Financial Services Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
Investing in our ordinary shares involves a high degree of risk. Before buying any ordinary shares you should carefully read the discussion of material risks of investing in such securities in “Risk Factors” beginning on page 19 of this prospectus.

The date of this prospectus is April 29, 2022.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form F-1 that we filed with the Securities and Exchange Commission (the “SEC”). The Registered Holders may, from time to time, sell the securities offered by them described in this prospectus. We are not offering any ordinary shares for sale under this prospectus and will not receive any proceeds from the sale of Registered Shares by such Registered Holders under this prospectus.
Neither we nor the Registered Holders have authorized anyone to provide you with different or additional information, other than that contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we may have referred you, and neither we nor they take any responsibility for, or provide any assurance as to the reliability of, any other information that others may give you. Neither we nor the Registered Holders are making an offer to sell ordinary shares in any jurisdiction where the offer or sale thereof is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of our ordinary shares.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the section of this prospectus entitled “Where You Can Find More Information.”
For investors outside the United States: Neither we nor the Registered Holders have taken any action to permit the possession or distribution of this prospectus in any jurisdiction other than the United States where action for that purpose is required. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the ordinary shares and the distribution of this prospectus outside the United States.
We are a company incorporated under the laws of the Bailiwick of Jersey, Channel Islands, a British crown dependency. Under the rules of the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Exchange Act.
Unless otherwise indicated or the context otherwise requires all references to the term the “Company,” “company,” “Babylon” “we,” “us,” “our” and similar terms refer to Babylon Holdings Limited, together with its subsidiaries.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor does not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.
INDUSTRY AND MARKET DATA
Unless otherwise indicated, information contained in this prospectus concerning Babylon’s industry and the regions in which it operates, including Babylon’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and reports provided to us, and other industry publications, surveys and forecasts. We have not independently verified the accuracy or completeness of any third-party information. Similarly, internal surveys, industry forecasts and market research, which we believe to be reliable based upon its management’s knowledge of the industry, have not been independently verified. While we believe that the market data, industry forecasts and similar information included in this prospectus are generally reliable, such information is inherently imprecise. In addition, assumptions and estimates of our future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

SUMMARY
This summary highlights selected information from this prospectus. It may not contain all of the information that is important to you. You should carefully read the entire prospectus and the other documents referred to in this prospectus before making an investment in our Class A Ordinary Shares. You should carefully consider, among other things, our consolidated financial statements and the related notes and the sections titled “Risk Factors,” “Business,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. For additional information, see “Where You Can Find More Information” in this prospectus.
Overview
We are a leading digital-first, value-based care company. Founded in 2013, our mission is to make high-quality healthcare accessible and affordable for everyone on Earth. We believe we are poised to reengineer the global healthcare market to better align system-wide incentives and to shift the focus from reactive sick care to preventative healthcare, resulting in better member health, improved member experience and reduced costs. To achieve this goal, we are leveraging our highly scalable, digital-first platform combined with high quality clinical operations and affiliated provider networks to provide an integrated, end-to-end healthcare solution. We combine artificial intelligence and broader technologies with human expertise to deliver modern healthcare. Through the devices people already own, we offer millions of people globally ongoing, always-on care.
We monetize our products and services in three primary ways:
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Value-Based Care (“VBC”), in which we manage a defined subset or the entire medical costs of a member population and capture the cost savings. During the years ended December 31, 2021, 2020, and 2019, 68.4%, 32.9%, and 0.0%, respectively, of our revenue was derived from VBC arrangements.

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Software Licensing, in which we predominantly sell our digital suite of products to partners who may provide care through their own medical networks. During the years ended December 31, 2021, 2020, and 2019, 18.6%, 31.0%, and 12.5%, respectively, of our revenue was derived from software licensing.

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Clinical Services, in which our affiliated providers deliver medical consultations, typically on a fee-for-service (“FFS”), or a combination of capitation fee and FFS basis under a risk-based agreement. During the years ended December 31, 2021, 2020, and 2019, 13.0%, 36.1%, and 87.5%, respectively, of our revenue was derived from clinical services.

As of December 31, 2021, our VBC, software and/or clinical service offerings supported patients in 15 countries. We have scaled our VBC offering rapidly over the last year to become one of the largest VBC networks in the United States, with 166,518 U.S. VBC members as of December 31, 2021, and we expect to remain focused on U.S. growth. Our company has built a technology-enabled platform and capability which we have leveraged in some of the most challenging healthcare environments globally. The major milestones of our business are listed below:
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2013:   Founded by our Chief Executive Officer, Dr. Ali Parsadoust.

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2014:   Became the first digital-first health service provider to be registered with the CQC, the healthcare services regulator and inspector in England. In response to primary care doctor shortages in the United Kingdom, Babylon contracted with the National Health Service (the “NHS”) to offer a technology platform to improve accessibility to primary care and to doctors, proving out the ability to tackle accessibility with high quality in a very advanced U.K. healthcare market.

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2015:   Began providing clinical services through our virtual care platform, offering diagnoses, advice and treatments via medical professionals to patients on a remote basis.

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2016:   First expanded outside the United Kingdom, launching in Rwanda. We sought to prove our model in a more challenging environment and partnered with the Bill and Melinda Gates Foundation and the government of Rwanda, a country with limited resources and infrastructure for healthcare.

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2017:   Made our technology available for licensing to corporate and institutional clients.

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2018:   Launched our agreement with Prudential in Asia, and since then have been rolling out our Symptom Checker and Health Assessment solutions across 11 countries in Asia.

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2018:   Launched our partnership with TELUS Health, a healthcare provider in Canada and a subsidiary of TELUS Corporation (“TELUS”), the Canadian parent holding company of various telecommunication and other subsidiaries. TELUS agreed to use our platform to deliver digital health services across Canada through a joint venture named Babylon Health Canada Limited. We sold Babylon Health Canada Limited to TELUS in January 2021 and entered into a seven-year agreement to license our white-labeled digital platform to TELUS Health, allowing TELUS Health to provide integrated clinical services to members through a TELUS-branded version of the Babylon digital platform.

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2020:   Entered the U.S. market with a clinical services network and formed our first end-to-end digital, integrated VBC service, Babylon 360. Babylon 360 has since expanded in the U.S. and is being introduced in the U.K. through our agreement with The Royal Wolverhampton NHS Trust (“RWT”).

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2021:   Became a public company in the United States, with our Class A Ordinary Shares and warrants listed on the NYSE, upon completing our merger (the “Business Combination”) with Alkuri Global Acquisition Corp. (“Alkuri”), a special purpose acquisition company, on October 21, 2021. In addition, we completed a private placement of our Class A Ordinary Shares to certain investors for an aggregate purchase price of $224 million (the “PIPE Investment”).

We have also completed strategic investments, acquisitions, and divestitures in recent years that have helped improve our ability to deliver our products and services:
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DayToDay.    In October 2019, we purchased a majority stake in Health Innovators Inc. (d/b/a DayToDay) (“DayToDay”). On December 20, 2021, we issued 247,112 Class A Ordinary Shares to the owners of DayToDay, pursuant to a Stock Purchase Agreement, dated as of September 27, 2021, as consideration for our purchase, on November 16, 2021, of the remaining equity stake in DayToDay. The DayToDay acquisition is intended to bolster our product offering by providing patient management for acute care episodes.

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Higi.   On May 15, 2020, we acquired 10.2% of the fully diluted capital stock of higi SH Holdings Inc. (“Higi”). Through a series of investments, we then increased our shareholdings in Higi to 25.3% on a fully diluted basis. On December 7, 2021, we exercised our option to acquire the remaining equity interest in Higi pursuant to the Second Amended and Restated Agreement and Plan of Merger, dated October 29, 2021 (the “Higi Acquisition Agreement”). The closing of this acquisition occurred on December 31, 2021. The exercise price of the option to acquire the remaining Higi equity stake included the payment of $4.6 million in cash and the issuance of 3,412,107 Class A Ordinary Shares at the closing, the payment of $5.4 million at the closing to satisfy the principal and interest payable by a subsidiary of Higi pursuant to a promissory note in favor of ALP Partners Limited (“ALP”), an entity owned by our founder and Chief Executive Officer, the future payment of up to $0.3 million and issuance of up to 490,782 additional Class A Ordinary Shares after the expiration of a 15-month indemnification holdback period, and the issuance of 1,980,000 restricted stock units for Higi continuing employees and consultants in respect of Class A Ordinary Shares, of which 1,167,669 were vested at closing. The Higi shareholders who received our shares are subject to a lockup and were granted certain registration rights. Higi provides digital healthcare services via a network of Smart Health Stations located in the United States, and makes health kiosks found in retail pharmacies and grocery stores that provide free screenings of blood pressure, weight, pulse and body mass index. The Higi acquisition is intended to increase our reach to users and our ability to provide clinical service offerings to our customers.

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Fresno Health Care.   In October 2020, we acquired certain portions of the Fresno Health Care business of First Choice Medical Group (together, “FCMG”) for $25.7 million. This acquisition was intended to advance the growth of our value-based care services, by transitioning members to digital- first tools that will enable members to access our virtual care network in conjunction with the existing physical access to services.

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Babylon Health Canada Limited.   On January 14, 2021 we entered into a Share Purchase Agreement (“SPA”) with TELUS for the sale of the Babylon Health Canada Limited business. The entire issued share capital of Babylon Health Canada Limited was transferred to TELUS for a base price of CAD$1.8 million, which has been adjusted for working capital and net indebtedness. A further CAD$3.5 million payment was made by TELUS that was attributable to a partial repayment of an intercompany loan due from Babylon Canada to Babylon Partners Limited. The remaining amount of the intercompany loan was forgiven immediately prior to the execution of the SPA.
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Meritage Medical Network.   In April 2021, we acquired Meritage Medical Network (“Meritage”) for $31.0 million. This acquisition was intended to expand the growth of our value-based care services, by transitioning over 20,000 Medicare Advantage and Commercial HMO patients within the Meritage network to digital-first tools that will enable members to access our virtual care network in conjunction with the existing physical access to services.

Recent Developments
Business Combination with Alkuri Global Acquisition Corp. and Related Transactions
On October 21, 2021, we consummated the Business Combination with Alkuri, and executed an agreement (the “Business Combination Agreement”) pursuant to which we issued 10,973,903 Class A Ordinary Shares to the shareholders of Alkuri (not including shares issued in connection with the Sponsor Earnout Shares discussed below) and assumed warrants for the purchase of 14,558,333 Class A Ordinary Shares previously issued by Alkuri, and Alkuri became our wholly-owned subsidiary.
At the closing of the Business Combination (the “Business Combination Closing”), Alkuri merged with and into Liberty USA Merger Sub, Inc., our new wholly owned subsidiary, with Alkuri continuing as the surviving company and a wholly owned subsidiary of Babylon. Each share of Alkuri common stock (including the Alkuri common stock held by the Sponsor (as defined in the Business Combination Agreement) but excluding shares held in treasury by Alkuri) was automatically converted into the right to receive one (1) Class A Ordinary Share of Babylon. Each warrant to purchase shares of Alkuri’s common stock and right to receive shares of Alkuri common stock that was outstanding immediately prior to the effective time of the Business Combination was assumed by us and automatically converted into a warrant to purchase our Class A Ordinary Shares and a right to receive our Class A Ordinary Shares.
Immediately prior to the Business Combination Closing, we effected a reclassification whereby all of our shareholders held Class A Ordinary Shares or Class B Ordinary Shares. The Class B Ordinary Shares have the same economic terms as the Class A Ordinary Shares, but the Class B Ordinary Shares have 15 votes per share (while each Class A Ordinary Share has one vote per share).
Also in connection with the Business Combination Closing, (i) we issued to Dr. Ali Parsadoust (the “Founder”), 38,800,000 Class B Ordinary Shares (the “Stockholder Earnout Shares”), which are subject to restrictions if and until milestones based on the achievement of certain price targets of Class A Ordinary Shares following the Business Combination Closing are met, and (ii) of the 7,187,500 shares of Alkuri Class B Common Stock that were converted into 7,187,500 Class A Ordinary Shares at the Business Combination Closing, 1,293,750 of such shares (the “Sponsor Earnout Shares” and together with the Stockholder Earnout Shares, the “Earnout Shares”) are also subject to similar restrictions (based on the achievement of certain price targets of Class A Ordinary Shares following the Business Combination Closing). In the event such milestones are not met, all of the Earnout Shares will be automatically converted into redeemable shares which we can redeem for $1.00. The Sponsor and the Founder each immediately became the legal and beneficial owners of their respective Earnout Shares at the Business Combination Closing, but such shares are subject to transfer restrictions if and until the milestones are met. The Earnout Shares have all the rights and privileges with respect to Class A Ordinary Shares for the Sponsor Earnout Shares and Class B Ordinary Shares for the Stockholder Earnout Shares (including the right to vote such shares and, with respect to the Stockholder Earnout Shares, rights to receive on a current basis cash dividends or other distributions made with respect to such shares with such amounts held by Babylon in respect of the Sponsor Earnout Shares until such shares are no longer subject to transfer restrictions and the milestone requirements).
On June 3, 2021, we and Alkuri entered into the Subscription Agreements with certain accredited investors, certain Babylon shareholders, the Sponsor and affiliates of the foregoing (the “PIPE Investors”).

Pursuant to these Subscription Agreements, we issued and sold, in private placements that closed immediately prior to the Business Combination Closing, an aggregate of 22,400,000 of our Class A Ordinary Shares for $10.00 per share. The PIPE Investment included the issuance of 500,000 Class A Ordinary Shares to VNV (Cyprus) Limited, 500,000 Class A Ordinary Shares to Black Ice Capital Limited, an affiliate of VNV (Cyprus) Limited, 500,000 Class A Ordinary Shares to Kinnevik and 200,000 Class A Ordinary Shares to ALP.
Additional Debt Financing
On October 8, 2021, Babylon entered into a note subscription agreement pursuant to which Babylon issued $200 million unsecured Notes due 2026 (the “Original Notes”) to certain affiliates of, or funds managed or controlled by, AlbaCore Capital LLP (the “Note Subscribers”) on November 4, 2021 (the “Initial Closing Date”). On December 23, 2021, Babylon entered into an additional note subscription agreement (the “Second Note Subscription Agreement”) providing for the issue of not less than $75 million and not more than $100 million unsecured Notes due 2026 (the “Additional Notes” and together with the Original Notes, the “Notes”) to AlbaCore Partners III Investment Holdings Designated Activity Company, and any new note subscribers that are affiliates of, or funds managed or controlled by, AlbaCore Capital LLP and that adhere to the Second Note Subscription Agreement. Vitality (Ireland) Financing Designated Activity Company (the “Second Note Subscriber”) adhered to the Second Note Subscription Agreement on March 16, 2022.
The closing of the issue of the Additional Notes under the Second Note Subscription Agreement, for the principal amount of $100 million (the “Principal Amount”), occurred on March 31, 2022 (the “Second Closing Date”). The Additional Notes are constituted on the terms of a supplemental deed poll that was issued by Babylon on the Second Closing Date (the “Supplemental Deed Poll”, and together with the deed poll issued by Babylon on the Initial Closing Date, the “Notes Deed Poll”).
On the Initial Closing Date, Babylon issued warrants to subscribe for an aggregate of 1,757,499 of its Class A Ordinary Shares (the “Initial AlbaCore Warrants”) to the Note Subscribers, pursuant to a warrant instrument dated November 4, 2021 (the “Original Warrant Instrument”) on a pro rata basis by reference to the relevant proportion of Original Notes subscribed for by each Note Subscriber. On the Second Closing Date, Babylon issued warrants to subscribe for an aggregate of 878,750 additional Class A Ordinary Shares to the Second Note Subscriber (the “Additional AlbaCore Warrants” and together with the Initial AlbaCore Warrants, the “AlbaCore Warrants”) and the Original Warrant Instrument was amended and restated (as so amended and restated, the “Amended and Restated Warrant Instrument”).
The proceeds from the issue of the Additional Notes will be used by Babylon for general corporate purposes. Babylon is required to pay to the Second Note Subscriber and AlbaCore Partners III Investment Holdings Designated Activity Company an amount equal to all costs and expenses properly incurred by them in connection with the negotiation, preparation and execution of the Second Note Subscription Agreement, Supplemental Deed Poll and Amended and Restated Warrant Instrument and related documentation up to a maximum aggregate amount of $125,000 (inclusive of VAT) within 30 days of the Second Closing Date.
The Additional Notes were issued at 100.00% of the Principal Amount, with an underwriting fee of 4.00% of the Principal Amount payable to the Second Note Subscriber on the issuance of the Additional Notes. The Additional Notes bear interest accruing (which for these purposes shall include any capitalized interest from time to time) at the following rates: (i) 8.00% per annum for the period commencing from (and including) the Second Closing Date to (but excluding) the date falling two years after the Initial Closing Date; (ii) 10.00% per annum for the period commencing from (and including) the date falling two years after the Initial Closing Date, to (but excluding) the date falling three years after the Initial Closing Date; and (iii) 12.00% per annum for the period commencing from (and including) the date falling three years after the Initial Closing Date. The applicable interest rate is subject to a step-up margin of 6.5 basis points per annum if Babylon and its subsidiaries do not achieve an agreed target of adding 100,000 Medicaid lives to value based care contracts by January 1, 2024.
Interest on the Additional Notes is payable semi-annually in arrears in equal installments (except, in respect of the first interest payment falling on May 4, 2022 which shall be for the period from (and including) the Second Closing Date and ending on (but excluding) May 4, 2022) on May 4 and November 4 in each year (each an “Interest Payment Date”), commencing with the Interest Payment Date falling on May 4, 2022. At Babylon’s election, up to 50.00% of the interest payable in respect of any interest period may be satisfied by the issuance by Babylon of further notes to be immediately consolidated and form a single series with the outstanding Notes. The Notes will mature five years from the Initial Closing Date on November 4, 2026 (the “Final Maturity Date”).
The prior written consent of Babylon is required for any transfer of Notes, subject to certain exceptions. The AlbaCore Warrants are stapled to the Notes and no transfer of the Notes may occur unless an equivalent proportion of the AlbaCore Warrants is transferred at the same time.
Babylon is required to redeem the Notes (unless previously purchased and cancelled or redeemed) on the Final Maturity Date at 100% of the principal amount on such date. Babylon may redeem the Notes at any time at a redemption amount (the “Redemption Amount”) equal to: (i) from (and including) the Initial Closing Date to (but excluding) the date falling one year after the Initial Closing Date, the amount that is the greater of (A) 104.00% of the principal amount (including capitalized interest) and (B) 104.00% of the principal amount (including capitalized interest) plus an interest make whole premium; (ii) from (and including) the date falling one year after the Initial Closing Date to (but excluding) the date falling two years after the Initial Closing Date, 104.00% of the principal amount (including any capitalized interest); and (iii) on or after the date falling two years after the Initial Closing Date and until (but not including or after) the Final Maturity Date, 107.00% of the principal amount (including any capitalized interest). Each holder of Notes (each a “Noteholder”) has the option to require Babylon to redeem the Notes held by such Noteholder at the Redemption Amount upon a “change of control” in respect of Babylon as specified in the Notes Deed Poll.
Subject to certain limitations and exceptions, the Notes Deed Poll contains covenants limiting the ability of Babylon and its subsidiaries to, among other things: incur additional debt; pay or declare dividends or distributions on Babylon’s share capital; repay or distribute any share premium reserve or redeem, repurchase or retire its share capital; incur or allow to remain outstanding guarantees; make certain joint venture investments; enter into finance or capital lease contracts; create liens on Babylon’s or its subsidiaries assets; enter into sale and leaseback transactions; pay management and advisory fees outside the ordinary course of business; acquire a company or any shares or securities or a business or undertaking; merge or consolidate with another company; borrow or receive investments from certain shareholders other than through Babylon; and sell, lease, transfer or otherwise dispose of assets. The Notes Deed Poll also contains customary events of default.
Following the issue of the Additional AlbaCore Warrants, the AlbaCore Warrants confer the right to subscribe for up to a maximum of 2,636,249 Class A Ordinary Shares exercisable on certain agreed exercise events (summarized below), subject to: (i) Babylon’s right to elect to redeem the AlbaCore Warrants in whole or in part in cash upon an exercise event; (ii) an agreed adjustment formula to reduce the number of Class A Ordinary Shares to be issued upon exercise of the AlbaCore Warrants in certain circumstances linked to Babylon’s trading performance; and (iii) customary adjustments for certain share capital reorganizations (such as share splits and consolidations).
The exercise events applicable to the AlbaCore Warrants occur: (i) on the first date following which the closing price of the Class A Ordinary Shares has equaled or exceeded $15.00 per Class A Ordinary Share (subject to customary adjustments) for any 20 trading days within any 30-trading day period commencing at least 18 months after the Initial Closing Date; (ii) where the Noteholders give a redemption notice under the Notes Deed Poll on the occurrence of a change of control in respect of Babylon; (iii) where Babylon elects to redeem the Notes prior to the Final Maturity Date in accordance with its rights to do so under the Notes Deed Poll; and (iv) on the Final Maturity Date. Upon an exercise event, the AlbaCore Warrants are exercisable in full and not in part only.
Upon any exercise event Babylon has a right to elect to satisfy the subscription entitlement in respect of the AlbaCore Warrants by issuing Class A Ordinary Shares, by making a redemption payment in cash, or by a combination of both (in such proportions as Babylon may in its absolute discretion determine). The cash redemption payment per AlbaCore Warrant shall be determined by reference to the closing price for the Class A Ordinary Shares on such date as is specified in the Amended and Restated Warrant Instrument in respect of each exercise event, provided that if the closing price is in excess of $15.00 per Class A Ordinary Share (subject to customary adjustments), the cash redemption payment shall be capped at $15.00 per AlbaCore Warrant.
Where Babylon elects upon exercise of the AlbaCore Warrants to issue Class A Ordinary Shares in satisfaction in whole or in part of the subscription entitlement under the AlbaCore Warrants, Babylon is required to issue one Class A Ordinary Share credited as fully paid and free from all encumbrances (except as set out in Babylon’s memorandum and articles of association from time to time) per AlbaCore Warrant held, subject to a proportionate downwards adjustment to the number of Class A Ordinary Shares to be issued per AlbaCore Warrant where the closing price of the Class A Ordinary Shares on such date as is specified in the Amended and Restated Warrant Instrument in respect of each exercise event is in excess of $15.00 per Class A Ordinary Share.
Closing of Higi and DayToDay Acquisitions
For information regarding our acquisition of DayToDay, and our acquisition of Higi, see the section titled “Summary — Overview” in this prospectus.
Corporate Information
Babylon was incorporated under the laws of Jersey, Channel Islands, on April 11, 2014 with registered number 115471. The mailing address of Babylon’s headquarters and principal executive offices is 1 Knightsbridge Green, London, SW1X 7QA, United Kingdom and Babylon’s telephone number is +44 (0) 20 7100 0762.
Our website is www.babylonhealth.com. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase our Class A Ordinary Shares.
Summary of Risk Factors
Investing in our Class A Ordinary Shares involves risks. You should carefully consider the risks described in the “Risk Factors” beginning on page 19 before making a decision to invest in our Class A Ordinary Shares. If any of these risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our Class A Ordinary Shares may decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:
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We have a history of incurring losses, may not be able to achieve or maintain profitability, anticipate increasing expenses in the future and may require additional capital to support business growth. Additional financing may not be available on favorable terms or at all;

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Our historical operating results and dependency on further capital raising indicate substantial doubt exists related to our ability to continue as a going concern;

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If we fail to effectively manage our growth, we may be unable to execute our business plan, adequately address competitive challenges, maintain our corporate culture or grow at the rates we historically have achieved or at all;

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We may face intense competition, which could limit our ability to maintain or expand market share within our industry;

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Our existing customers may not continue or renew their contracts with us, or may renew at lower fee levels or decline to license additional applications and services from us, and significant reductions in members, per member per month (PMPM) fees, pricing or premiums under these contracts could occur due to factors outside our control;

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We are dependent on our relationships with physician-owned entities and our business could be harmed if those relationships or our arrangements with our providers or our customers were disrupted;

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Failure to maintain and expand a network of qualified providers could adversely affect our future growth and profitability;

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We may be unable to increase engagement of the individual members that interact with our platform, and even if we are successful in increasing member engagement, if are unable to realize the member healthcare cost savings that we expect, our future profitability could be adversely affected;

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A significant portion of our revenue comes from a limited number of customers, and the loss of a material contract could adversely affect our business;

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The recognition of a portion of our revenue is subject to realizing healthcare cost savings and achieving quality performance metrics, and may not be representative of revenue for future periods;

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Our claims liability estimates for medical costs and expenses are uncertain and may not be adequate, and adjustments to our estimates may unfavorably impact our financial condition. If our estimates of the amount and timing of revenue recognized under our licensing agreements and value-based care agreements with health plans are materially inaccurate, our revenue recognition could be impacted;

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Our physician partners’ failure to accurately, timely and sufficiently document their services could result in nonpayment for services rendered or allegations of fraud. Our records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members;

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Reimbursement rates paid by third-party payers or federal, state or foreign healthcare programs may be reduced, and third-party payers or government payers may restrain our ability to obtain or provide services to our members;

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Regulatory proposals directed at containing or lowering the cost of healthcare, including the ACO REACH model, and our participation in such proposed models, could impact our business and results of operations;

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The market for telemedicine is immature and volatile and our digital-first approach is relatively new and unproven;

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We may not be able to develop and release new solutions and services, or successful enhancements, new features and modifications to our existing solutions and services. Our proprietary solutions may not properly operate or interoperate with our customers’ existing and future infrastructures;

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Our relatively limited operating history makes it difficult to evaluate our current business and future prospects;

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If we are unable to hire and retain talent to operate our business, we may not be able to grow effectively;

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Our growth depends in part on the success of our relationships with third parties;

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Our quarterly results may fluctuate significantly, adversely impacting the value of our Class A Ordinary Shares;

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Risks associated with our international operations, economic uncertainty, or downturns;

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Failure to adequately expand our direct sales force will impede our growth;

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We may invest in or acquire other business and we may have difficulty integrating any such acquisitions successfully. We may also enter into collaborations and strategic alliances with third parties that may not result in the development of commercially viable solutions or the generation of significant future revenues;

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Our use of open-source software could adversely affect our ability to offer our solutions and subject us to possible litigation;

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Catastrophic events and man-made problems, and a pandemic, epidemic, or outbreak of an infectious disease, including the COVID-19 pandemic, could adversely affect our business;

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Our sales and implementation cycle can be long and unpredictable and requires considerable time, expense and ongoing support, the failure of which may adversely affect our customer relationships;

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Failure to obtain or maintain insurance licenses or authorizations allowing our participation in risk- sharing arrangements with payers could subject us to significant penalties and adversely impact our operations;

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Foreign currency exchange rate fluctuations and restrictions could adversely affect our business;

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We operate in a heavily regulated industry, and we are subject to evolving laws and government regulations;

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The changes in tax laws in different geographic jurisdictions could materially impact our business. We may be treated as a dual resident company for United Kingdom tax purposes. The applicability of tax laws on our business is uncertain and adverse tax laws could be applied to us or our customers;

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We may be unable to sufficiently protect our intellectual property, and our ability to successfully commercialize our technology may be adversely affected. We may be subject to intellectual property infringement claims, medical liability claims or other litigation or regulatory investigations;

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Certain of our software products could become subject to U.S. Food and Drug Administration (“FDA”) oversight, and certain of our products and operations are subject to medical device regulations;

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Cyberattacks, security breaches and other incidents, and other disruptions have compromised and could in the future compromise sensitive information and adversely affect our business and reputation. Our failure to comply with data privacy laws or to adequately secure the information we hold could result in significant liability or reputational harm. Any disruption of service at our third-party data and call centers or Amazon Web Services, or of third party infrastructure provider services, could interrupt our ability to serve customers, expose us to litigation and negatively impact our relationships with customers and members;

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The trading price of our Class A Ordinary Shares is volatile, and the value of our Class A Ordinary Shares may decline. An active trading market for our securities may not develop or be sustained. The dual class structure of our ordinary shares limits your ability to influence important transactions and has an unpredictable impact on the trading market for our Class A Ordinary Shares;

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Our status as an “emerging growth company” and a “foreign private issuer” may make our ordinary shares less attractive and affords less protection to our shareholders. We expect to lose our foreign private issuer status for 2022. As a “controlled company,” we qualify for exemptions from certain corporate governance requirements;

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Our issuance of additional Class A Ordinary Shares will dilute all other shareholders. Future resales of our outstanding Class A Ordinary Shares could cause our share price to fall;

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We do not currently intend to pay dividends on our Class A Ordinary Shares. Some of our management team has limited experience managing a public company, and our management is required to devote substantial time to public company compliance;

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If our remediation of our identified material weaknesses is not effective, or if we fail to develop an effective internal control system, our ability to produce timely and accurate financial statements or comply with applicable laws could be impaired;

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U.S. holders that own 10% or more of our equity interests may be subject to adverse U.S. federal income tax consequences. Our U.S. holders may suffer adverse tax consequences if we are classified as a “passive foreign investment company.” The Internal Revenue Service may not agree that we are a non-U.S. corporation for U.S. federal income tax purposes;

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Your shareholder rights and responsibilities are governed by Jersey law, which differs materially from U.S. companies’ shareholders rights and responsibilities. It may be difficult to enforce a U.S. judgment or to assert U.S. securities law claims outside of the United States; and

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The other matters described in the remainder of the “Risk Factors” section of this prospectus.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer
Emerging Growth Company
We are an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012. We are an emerging growth company until the earliest to occur of (i) the last day of the fiscal year (A) following the fifth anniversary of the first sale of the units of Alkuri pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended (the “Securities Act”), (B) in which we have total annual gross revenue of at least $1.07 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.
As an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies. These exemptions include: (i) the option to present only two years of audited financial statements and related discussion in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus; (ii) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002; (iii) not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board, or PCAOB, regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis); (iv) not being required to submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay,” “say-on-frequency,” and “say-on-golden parachutes”; and (v) not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies.
We have elected not to opt out of, and instead to take advantage of, such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.
Foreign Private Issuer
We report under the Exchange Act as a non-U.S. company with foreign private issuer status. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including: (i) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; (ii) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (iii) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specific information, and current reports on Form 8-K upon the occurrence of specified significant events.
Foreign private issuers are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we continue to be exempt from the more stringent compensation and other disclosures required of companies that are neither an emerging growth company nor a foreign private issuer.

THE REGISTERED SHARES
NYSE Symbol for our Class A Ordinary Shares
“BBLN”
Registered Shares being registered on behalf of the Registered Holders
370,530,280 Class A Ordinary Shares.
Class A Ordinary Shares issued and outstanding immediately before and after effectiveness of the registration statement of which this prospectus forms a part
333,629,048 Class A Ordinary Shares.
Class B Ordinary Shares issued and outstanding immediately before and after effectiveness of the registration statement of which this prospectus forms a part
79,637,576 Class B Ordinary Shares.
Use of proceeds
We will not receive any proceeds from the sale by the Registered Holders of Registered Shares under this prospectus.
Voting rights
We have two classes of authorized ordinary shares: Class A Ordinary Shares and Class B Ordinary Shares. The rights of the holders of Class A Ordinary Shares and Class B ordinary shares are materially identical, except with respect to voting and conversion. The holders of Class A Ordinary Shares are entitled to one vote per share, and the holders of Class B Ordinary Shares are entitled to fifteen votes per share, on all matters that are subject to shareholder vote. Each Class B Ordinary Share may be converted into one Class A Ordinary Share and will be automatically converted into one Class A Ordinary Share upon transfer thereof, subject to certain exceptions.
Holders of our Class A Ordinary Shares and Class B Ordinary Shares will generally vote together as a single class, unless otherwise required by law or our amended and restated memorandum and articles of association. As of the effective date of the registration statement of which this prospectus is a part, our Founder beneficially owns approximately 83.1% of the voting power of our outstanding capital stock and will have the ability to control the outcome of matters submitted to our stockholders for approval, including the election of directors.
Risk factors
See “Risk Factors” and the other information included in this prospectus for a discussion of factors you should consider before deciding to invest in our ordinary shares.
Unless otherwise stated in this prospectus, the number of our Class A Ordinary Shares set forth herein is as of March 31, 2022 and is based on 414,485,950 ordinary shares (consisting of both Class A and Class B Ordinary Shares) issued and outstanding. Such shares that are issued and outstanding on such date includes 5,046,059 restricted stock awards, 38,800,000 Stockholder Earnout Shares, and 1,293,750 Sponsor Earnout Shares, but excludes:
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22,249,490 Class A Ordinary Shares issuable upon the exercise of outstanding options under our Company Share Option Plan, Long-Term Incentive Plan, and 2021 Equity Incentive Plan at a weighted-average exercise price of $1.48 per share (as of March 15, 2022);

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20,177,749 Class A Ordinary Shares issuable upon vesting of outstanding restricted stock units (“RSUs”) awarded under our 2021 Equity Incentive Plan (as of March 15, 2022);

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8,624,980 public warrants and 5,933,333 private placement warrants to purchase Class A Ordinary Shares;

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43,334,506 Class A Ordinary Shares available for issuance pursuant to future awards under our 2021 Equity Incentive Plan (as of March 15, 2022); and

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2,636,249 Class A Ordinary Shares issuable pursuant to the AlbaCore Warrants.

SUMMARY CONSOLIDATED FINANCIAL DATA
The tables below set forth the following summary consolidated financial data:
•
a condensed combined statement of profit and loss of Babylon for the years ended December 31, 2021, 2020 and 2019; and

•
a condensed combined statement of financial position amounts of Babylon as of December 31, 2021 and December 31, 2020.

We derived the summary of our results for the years ended December 31, 2021, 2020 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus.
Our consolidated financial statements have been prepared in accordance with IFRS, as issued by the IASB. Historical results for any prior period do not necessarily indicate our results to be expected for any future period. This information should be read together with the audited historical financial statements of Babylon, including the notes thereto, as well as the disclosures contained in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.
Condensed Combined Statement of Profit and Loss
	For the Years Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Revenue	322,921	79,272	16,034
Cost of care delivery	(289,672)	(67,254)	(19,810)
Platform & application expenses	(42,829)	(38,137)	(23,569)
Research & development expenses	(47,534)	(54,711)	(51,205)
Sales, general & administrative expenses	(196,673)	(94,681)	(84,270)
Recapitalization transaction expense	(148,722)	—	—
Operating loss	(402,509)	(175,511)	(162,820)
Finance costs	(14,291)	(4,530)	(1,116)
Finance income	326	610	1,015
Change in fair value of warrant liabilities	27,811	—	—
Exchange gain / (loss)	868	(2,836)	17,075
Net finance income (expense)	14,714	(6,756)	16,974
Gain on sale of subsidiary	3,917	—	—
Gain on remeasurement of equity interest	10,495	—	—
Share of loss of equity-accounted investees	(2,602)	(1,124)	—
Loss before taxation	(375,985)	(183,391)	(145,846)
Tax benefit / (provision)	1,474	(4,639)	5,559
Loss for the financial year	(374,511)	(188,030)	(140,287)
Loss per share
Net loss per share, Basic and Diluted	(1.36)	(0.77)	(0.58)
Weighted average shares outstanding, Basic and Diluted	271,321,235	242,935,770	241,903,166
Selected Other Data (Unaudited):
Adjusted EBITDA(1)	(174,137)	(146,155)	(152,358)

(1)
In addition to analyzing our operating results on an IFRS basis, management also reviews our results on an “Adjusted EBITDA” basis. We define Adjusted EBITDA, a non-IFRS financial measure, as profit

(loss), adjusted for depreciation, amortization, net finance income (costs), income taxes, share-based compensation, impairment expenses, foreign exchange gains or losses, gains or losses on sale of subsidiaries, recapitalization transaction expense, change in fair value of warrant liabilities and gains on the remeasurement of equity interests. Loss for the period is the most directly comparable IFRS measure to Adjusted EBITDA. We believe that Adjusted EBITDA is a useful metric for investors to understand and evaluate our operating results and ongoing profitability because it permits investors to evaluate our recurring profitability from our ongoing operating activities. Adjusted EBITDA has certain limitations, and you should not consider it in isolation or as a substitute for analysis of our results of operations as reported under IFRS. We caution investors that amounts presented in accordance with our definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other issuers, because some issuers calculate Adjusted EBITDA differently or not at all, limiting its usefulness as a direct comparative measure.
A reconciliation of Adjusted EBITDA to IFRS loss, the closest comparable IFRS financial measure, for each of the years ended December 31, 2021, 2020 and 2019 is presented in the table below.
	For the Year ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Loss for the financial year	(374,511)	(188,030)	(140,287)
Adjustments to calculate EBITDA:
Depreciation and amortization expenses.	35,004	14,487	2,496
Finance costs and income.	13,965	3,920	101
Tax (benefit) / provision	(1,474)	4,639	(5,559)
EBITDA	(327,016)	(164,984)	(143,249)
Adjustments to calculate Adjusted EBITDA:
Recapitalization transaction expense	148,722	—	—
Share-based compensation	46,307	9,557	7,966
Change in fair value of warrant liabilities.	(27,811)	—	—
(Gain) on remeasurement of equity interest	(10,495)	—	—
(Gain) on sale of subsidiary	(3,917)	—	—
Impairment expense.	941	6,436	—
Exchange loss / (gain)	(868)	2,836	(17,075)
Adjusted EBITDA	(174,137)	(146,155)	(152,358)

Condensed Combined Statement of Financial Position Amounts
	December 31, 2021	December 31, 2020
ASSETS
Non-current assets
Right-of-use assets	7,844	2,572
Property, plant and equipment	24,990	1,334
Investments in associates	—	8,876
Goodwill	93,678	17,832
Other intangible assets	111,421	78,853
Total non-current assets	237,933	109,467
Current assets
Right-of-use assets	3,999	1,942
Trade and other receivables	24,119	13,525
Prepayments and contract assets	26,000	8,841
Cash and cash equivalents	262,581	101,757
Assets held for sale	—	3,282
Total current assets	316,699	129,347
Total assets	554,632	238,814
EQUITY AND LIABILITIES
EQUITY
Ordinary share capital	16	10
Preference share capital	—	3
Share premium	922,897	485,221
Share-based payment reserve	80,371	32,185
Retained earnings	(837,986)	(469,504)
Foreign currency translation reserve	(27)	1,675
Total capital and reserves	165,271	49,590
Non-controlling interests	—	(1,231)
Total equity	165,271	48,359
LIABILITIES
Non-current liabilities
Contract liabilities	70,396	57,274
Deferred grant income	7,236	7,488
Lease liabilities	8,442	2,011
Loans and borrowings	168,601	—
Deferred tax liability	1,019	—
Total non-current liabilities	255,694	66,773
Current liabilities
Trade and other payables	22,686	7,745
Accruals and provisions	36,856	18,636
Claims payable	24,628	3,890
Contract liabilities	23,786	18,744
Deferred grant income	1,208	—
Lease liabilities	4,190	2,488
Loans and borrowings	185	70,357
Warrant liability	20,128	—
Liabilities directly associated with the assets held for sale	—	1,822
Total current liabilities	133,667	123,682
Total liabilities	389,361	190,455
Total liabilities and equity	554,632	238,814

RISK FACTORS
We operate in a market environment that is difficult to predict and that involves significant risks, many of which are beyond our control. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes included elsewhere in this prospectus, before purchasing our Class A Ordinary Shares. If any of the events, contingencies, circumstances or conditions described in the following risks actually occur, our business, financial condition or results of operations could be seriously harmed. Additional risks and uncertainties not presently known to us or that we do not currently believe are important to an investor, if they materialize, also may adversely affect us.
Risks Related to Our Business and Operations
We have a history of incurring losses and we may not be able to achieve or maintain profitability. We anticipate increasing expenses in the future and may require additional capital to support business growth. Additional financing may not be available on favorable terms or at all, or could be dilutive to our shareholders or impose restrictive debt covenants on our activities.
We have incurred losses for the period since our inception. We incurred losses for the period of $374.5 million, $188.0 million, and $140.3 million for the years ended December 31, 2021, 2020, and 2019, respectively. We had an accumulated deficit of $838.0 million, $469.5 million, and $282.7 million as of December 31, 2021, 2020, and 2019, respectively. To date, we have financed our operations principally from the sale of our equity and revenue from our operations, as well as from recent debt financings. We have $300 million of indebtedness as of March 31, 2022, consisting of $200 million of unsecured Notes due 2026 (“Unsecured Notes”) issued to certain affiliates of, or funds managed or controlled by, AlbaCore Capital LLP (“AlbaCore Note Subscribers”) on November 4, 2021 and $100 million of additional Unsecured Notes that we issued to an additional AlbaCore Note Subscriber on March 31, 2022. Our cash flow from operations was negative for the years ended December 31, 2021, 2020, and 2019. We may not generate positive cash flow from operations or profitability on the timetable that we expect, and our relatively limited operating history may make it difficult for you to evaluate our current business and our future prospects, as further discussed in the risk factor “Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment” below.
We have encountered and continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses. We expect that our costs will increase substantially in the foreseeable future and our losses will continue, as we intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new products, services or enhance our existing products or services, enhance our operations and infrastructure and pursue potential opportunities for growth through acquisitions of complementary businesses and technologies. Additionally, we expect our operating expenses to increase significantly over the next several years as we continue to invest in increasing our customer base, hire additional personnel, expand our marketing channels and expand in the United States and other new geographies. In addition to the expected costs to grow our business, we expect to incur additional legal, accounting, and other expenses as a newly public company.
These efforts and investments may prove to be more costly than we anticipate, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business to a level to sufficiently offset these higher expenses. If our growth rate were to decline significantly or become negative, it could adversely affect our financial condition and results of operations.
In addition, in order to achieve these objectives, we may make future commitments of capital resources. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our Class A Ordinary Shares. Any debt financing or refinancing secured by us in the future could involve additional restrictive covenants, which may make it more difficult for us to obtain additional capital and to pursue business opportunities. If we are unable to obtain adequate financing or financing on terms satisfactory to us, when we require it, our ability to continue to support our business growth and to respond to business challenges could be significantly limited.
If we are unable to successfully address these risks and challenges as we encounter them, our business, financial condition and results of operations would be adversely affected. Our failure to achieve or maintain profitability could negatively impact the value of our Class A Ordinary Shares.
Our historical operating results and dependency on further capital raising indicate substantial doubt exists related to our ability to continue as a going concern.
Our financial statements have been prepared assuming that we will continue as a going concern. We have incurred losses and used significant cash in operating activities since inception. For the year ended December 31, 2021, we incurred a loss for the year of $374.5 million (2020: loss of $188.0 million, 2019: loss of $140.3 million), and operating cash outflows of $145.9 million (2020: $143.4 million, 2019: $143.6 million). As of December 31, 2021, we had a net asset position of $165.3 million (2020: $48.4 million) and cash and cash equivalents of $262.6 million (2020: $101.8 million). We require significant cash resources to, among other things, fund working capital requirements, increase headcount, make capital expenditures, including those related to product development, and expand our business through acquisitions.
We have financed our operations principally through issuances of debt and equity securities and has a strong record of fundraising. However, our dependency on our ability to raise further capital in the short term and material uncertainties related to events or conditions may cast significant doubt on our ability to continue as a going concern and therefore, to continue realizing our assets and discharging our liabilities in the normal course of business. Any failure to generate additional liquidity could negatively impact our ability to operate our business.
If we fail to effectively manage our growth, we may be unable to execute our business plan, adequately address competitive challenges or maintain our corporate culture, and our business, financial condition and results of operations would be harmed.
Since launching our first product in 2015, we have experienced rapid growth and we continue to rapidly and significantly expand our operations. For example, our headcount has grown from 789 as of December 31, 2018 to 2,886 as of December 31, 2021. This expansion increases the complexity of our business and places significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth and negatively affect our operating results.
The growth and expansion of our business creates significant challenges for our management, operational and financial infrastructure. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems and our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to improve our operational, financial and management processes and systems and to effectively expand, train and manage our employee base. As our organization continues to grow and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative solutions. This could negatively affect our business performance.
We continue to experience growth in our headcount and operations, which will continue to place significant demands on our management and our operational and financial infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, and we must maintain the beneficial aspects of our corporate culture. To attract top talent, we have had to offer, and believe we will need to continue to offer, highly competitive compensation packages before we can validate the productivity of those employees. In addition, fluctuations in the price of our Class A Ordinary Shares may make it more difficult or costly to use equity compensation to motivate, incentivize and retain our employees. We face significant competition for talent from other healthcare, technology and high-growth companies, which include both large enterprises and privately-held companies. We may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business, financial condition and results of operations could be adversely affected.
Additionally, if we do not effectively manage the growth of our business and operations, the quality of our solutions could suffer, which could negatively affect our results of operations and overall business. Further, we have made changes in the past, and will likely make changes in the future, to our solutions that our customers or members may not like, find useful or agree with. We may also decide to discontinue certain features, solutions or services or increase fees for any of our features or services. If customers or members are unhappy with these changes, they may decrease their usage of our solutions.
We may not grow at the rates we historically have achieved or at all, even if our key metrics may indicate growth, which could have a material adverse effect on the market price of our Class A Ordinary Shares.
We have experienced significant revenue growth in recent years. For example, our revenue for the year ended December 31, 2021 represented a 307.4% increase compared to our 2020 revenue. However, our future revenues may not grow at the same rates or may decline. Our future revenue growth will depend, in part, on our ability to grow our revenue from existing customers, complete sales to potential future customers, expand our member bases and increase engagement with our members, develop new products and services and expand internationally.
We can provide no assurance that we will be successful in executing our growth strategies or that, even if our key metrics would indicate future growth, we will continue to grow our revenue or when we will generate net income. Our value-based care business is a priority focus area for our growth, and presents numerous risks. For example, see the discussion of value-based care and value-based care agreements in the risk factors, “If our existing customers do not continue or renew their contracts with us, renew at lower fee levels or decline to license additional applications and services from us, or if significant reductions in members, PMPM fees, pricing or premiums under these contracts occur due to factors outside our control,” “If we are unable to increase engagement of the individual members that interact with our platform, or, even if we are successful in increasing member engagement, are unable to realize the member healthcare cost savings that we expect, our future profitability could be adversely affected,” “The recognition of a portion of our revenue is subject to realizing healthcare cost savings and achieving quality performance metrics, and may not be representative of revenue for future periods,” “Our claims liability estimates for medical costs and expenses are subject to uncertainty and may not be adequate, and any adjustments to our estimates may unfavorably impact, potentially in a material way, our reported results of operations and financial condition,” and “There are significant risks associated with estimating the amount and timing of revenue that we recognize under our licensing agreements and value-based care agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, financial condition, results of operations and cash flows” below.
Our ability to execute on our existing sales pipeline, create additional sales pipelines, and expand our customer base depends on, among other things, the attractiveness of our solution relative to our competitors’ offerings, our ability to demonstrate the value of our existing and future solutions, and our ability to attract and retain a sufficient number of qualified sales and marketing leaders and support personnel. In addition, our existing customers and members may be slower to adopt our services than we currently anticipate, which could adversely affect our results of operations and growth prospects.
We may face intense competition, which could limit our ability to maintain or expand market share within our industry. If we do not maintain or expand our market share, our business and operating results will be harmed.
The healthcare industry and, to a lesser extent, the telemedicine and digital self-care industries in which we operate are highly competitive. We currently face competition from a range of companies, and view as competitors those companies whose primary business is developing and marketing telemedicine platforms and services. Competition focuses on, among other factors, technology, breadth and depth of functionality, range of associated services, pricing and other terms and conditions, operational experience, customer support, extent of customer base, reputation, relationships with public and private health insurance providers, size and financial strength ratings. The market for our offerings is underpenetrated, competitive, and characterized by rapidly evolving technology standards, customer and member needs, and the frequent introduction of new products and services. While our market is in an early stage of development, it is evolving rapidly and becoming increasingly competitive, and we expect it to attract increased competition.
Our competitors include companies whose primary business is developing and marketing remote healthcare platforms and services and also those engaged in value-based care, such as agilon health, Amwell, Oak Street Health, One Medical and Teladoc. We also compete with health insurers and large corporations that are making inroads into the digital healthcare industry and that are increasingly focused on the development of digital health technology, often through initiatives and partnerships. These technology companies, which may offer their solutions at lower prices, are continuing to develop additional products and are becoming more sophisticated and effective. Competition may also increase from large technology companies, such as Apple, Amazon, Facebook, Verizon, or Microsoft, who may wish to develop their own telehealth solutions or partner with our other competitors, as well as from large retailers like Kroger, CVS Health Corporation, Walgreens or Walmart. With the emergence of COVID-19, we have also seen increased competition from consumer-grade video solutions, such as Zoom Video and Twilio.
In addition, large, well-financed healthcare providers and insurance carriers have, in some cases, developed their own platform or tools and may provide these solutions to their customers at discounted prices. Moreover, as we expand into new lines of business and offer additional products beyond clinical care and self-care, we could face intense competition from traditional healthcare systems and health insurance companies that are already established, some of whom also utilize AI, telehealth, ePharma, virtual care delivery and next generation payer and provider models.
Our ability to compete effectively depends on our ability to distinguish our company and our solution from our competitors and their products, and includes factors such as:
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long-term outcomes;

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ease of use and convenience;

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price;

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greater name and brand recognition;

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longer operating histories;

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greater market penetration;

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larger and more established customer and channel partner relationships;

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larger sales forces and more established products and networks;

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larger marketing budgets;

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access to significantly greater financial, human, technical and other resources;

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breadth, depth, and efficacy of offerings;

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quality and reliability of solutions; and

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employer, healthcare provider, government agency and insurance carrier acceptance.

Some of our competitors may have greater name and brand recognition, longer operating histories, and significantly greater resources than we do and may be able to offer solutions similar to ours at more attractive prices than we can. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, our competitors have established, and may in the future establish, cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.
Our partners include healthcare payers, healthcare providers, governments and health systems, pharmaceutical companies and retailers, and technology and content providers, and our business customers include healthcare providers, insurers, governments, and employers that sponsor employee memberships as part of their benefits packages. Our partners and customers could become our competitors by offering similar services. Some of our partners may begin to offer services in the same or similar manner as we do. Although there are many potential opportunities for, and applications of, these services, our partners may seek opportunities or target new customers in areas that may overlap with those that we have chosen to pursue. In such cases, we may potentially compete against our partners. Competition from our partners may adversely affect our relationships with our partners and our business. In addition, some of the terms of our partner relationships include exclusivity or other restrictive clauses that limit our ability to partner with or provide services to potential other customers or third parties, which could harm our business. We may in the future enter into agreements with customers that restrict our ability to accept assignments from, or render similar services to, those customers’ customers, require us to obtain our customers’ prior written consent to provide services to their customers or restrict our ability to compete with our customers, or bid for or accept any assignment for which those customers are bidding or negotiating. These restrictions may hamper our ability to compete for and provide services to other customers in a specific industry in which we have expertise and could materially adversely affect our business, financial condition and results of operations.
New competitors or alliances may emerge that have greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, greater financial resources and larger sales forces than we have, which could put us at a competitive disadvantage. Our competitors could also be better positioned to serve certain segments of our market, which could create additional price pressure. In light of these factors, current or potential customers may accept competitive solutions in lieu of purchasing our solution. If we are unable to successfully compete, our business, financial condition and results of operations could be adversely affected.
If our existing customers do not continue or renew their contracts with us, renew at lower fee levels or decline to license additional applications and services from us, or if significant reductions in members, PMPM fees, pricing or premiums under these contracts occur due to factors outside our control, it could have a material adverse effect on our business, financial condition and results of operations.
We expect to derive a significant portion of our revenue from renewal of existing customer contracts and sales of additional applications and services to existing customers.
Customer renewals may decline or fluctuate as a result of a number of factors, including the breadth of early deployment of our solution, changes in customers’ business models and use cases, our customers’ satisfaction or dissatisfaction with our solution, our pricing or pricing structure, the pricing or capabilities of products or services offered by our competitors, or the effects of economic conditions. If our customers do not renew their agreements with us, or renew on terms less favorable to us, our revenue may decline. If our customers are dissatisfied with our products, including, for example, because members do not engage with our solutions, our customers may terminate or decline renewal of their contracts. In particular, our customers are often motivated to partner with us because they believe that members’ use of our solutions will decrease our customers’ spending levels. If we are not successful in engaging members through our platform and services, we may not meet our customers’ expectations. If we fail to satisfy our existing customers, they may not renew their contracts, which could adversely affect our business and operating results.
As part of our growth strategy, we have recently focused on expanding our services amongst current customers. As a result, selling additional applications and services is critical to our future business, revenue growth and results of operations. Factors that may affect our ability to sell additional applications and services include, but are not limited to, the following:
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the price, performance and functionality of our solutions;

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the availability, price, performance and functionality of competing solutions;

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our ability to develop and sell complementary applications and services;

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the stability, performance and security of our hosting infrastructure and hosting services;

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changes in healthcare and telemedicine laws, regulations or trends; and

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the business environment of our customers and, in particular, headcount reductions by our customers.

We mainly enter into three types of contracts with our customers: value-based care, fee-for-service (“FFS”), and licensing.
Under our value-based care agreements with health plans, we manage the healthcare needs of our members in a centralized manner, where we negotiate a fixed per member per month (“PMPM”) allocation, also referred to as a capitation allocation, often based on a percentage of the payer’s premium or medical loss ratio (“MLR”) with the payer. We assume financial responsibility for member healthcare services, which means that, throughout the measurement period, the total actual medical costs are compared to the capitation allocation. At the end of the measurement period, we will either be responsible for all or part of excess costs above the capitation allocation, or will receive all or part of any savings, as compared to the capitation allocation. In some of our newer value-based care agreements, our financial responsibility for these surpluses or deficits relative to the capitation allocation is deferred until an initial agreed upon period has elapsed.
Under our fee-for-service agreements, we get paid by our customers based on the number of services members use through our platform and/or based on the number of members who can use our platform (i.e., eligible populations). Under our licensing agreements, we license our technology to third parties for them to make our technology available in certain territories and/or on their platforms. Our fee-for-service contracts generally have initial terms of one to two years and our licensing and risk-based contracts generally have initial terms of two to ten years. Most of our customers have no obligation to renew their contracts after the initial term expires. In addition, our customers may negotiate terms less advantageous to us upon renewal, which may reduce our revenue from these customers. Our future results of operations also depend, in part, on our ability to expand our service and product offering. If our customers fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels, or fail to license new products and services from us, our revenue may decline, or our future revenue growth may be constrained.
In addition, after the initial contract term, some of our customer contracts allow customers to terminate such agreements for convenience at certain times, typically with one to three months advance notice. We typically incur the expenses associated with integrating a customer’s data into our healthcare database and related training and support prior to recognizing meaningful revenue from such a customer. Software licensing revenue is not recognized until our products are implemented for launch, which is generally a few months after contract signing. If a customer terminates its contract early and revenue and cash flows expected from a customer are not realized in the time period expected or not realized at all, our business, financial condition and results of operations could be adversely affected.
Under value-based care and fee-for service agreements that compensate us on a per member basis, a significant reduction in members, PMPM fees, pricing or premiums could adversely affect our business, financial condition and results of operations. Many factors that could cause such reductions are outside of our control; for example, members may cease to be eligible for or disenroll from the health plan offered by a customer that is healthcare provider, insurer, government, or employer that sponsors employee memberships as part of its benefits package due to relocation, death, loss of a network provider, or redeterminations under a government program. In addition, if member eligibility changes within a short period of time, we may be unable to increase engagement of the affected members, or manage their medical conditions and related healthcare costs more effectively.
In the United States and for elements of our business in the U.K., we are dependent on our relationships with physician-owned entities to hold contracts and provide healthcare services. We do not own such professional entities, and our business could be harmed if those relationships were disrupted or if our arrangements with our providers or our customers are found to violate state laws prohibiting the corporate practice of medicine or fee-splitting.
There is a risk that authorities in some jurisdictions may find that our contractual relationships with the physician-owned professional entities violate the corporate practice of medicine or fee-splitting laws or similar or equivalent rules in the relevant jurisdiction. These laws generally prohibit the practice of medicine by, or sharing of professional fees with, lay persons or entities and are intended to prevent unlicensed persons or entities from interfering with or inappropriately influencing a clinician’s professional judgment. The extent to which each state considers particular actions or contractual relationships to constitute improper influence of professional judgment or fee-splitting varies across the states and is subject to change and to evolving interpretations by state boards of medicine, state courts and state attorneys general, among others. As such, we must monitor our compliance with laws in every jurisdiction in which we operate on an ongoing basis and we cannot guarantee that subsequent interpretation of the corporate practice of medicine or fee-splitting laws will not circumscribe our business operations. The enforcement of state corporate practice of medicine doctrines or fee-splitting laws may result in the imposition of penalties, including but not limited to, penalties on the physicians themselves for aiding the corporate practice of medicine, which could discourage physicians from participating in our network of providers.
The corporate practice of medicine prohibition exists in some form, by statute, regulation, board of medicine or attorney general guidance, or case law, in 31 states in the U.S. The broad variation between state application and enforcement of the corporate practice of medicine doctrine makes an exact count of states that follow this doctrine difficult. We plan to conduct business in all of these states. Due to the prevalence of the corporate practice of medicine doctrine, including in the states where we predominantly conduct our business, we provide administrative and management services to certain physician-owned professional entities pursuant to agreements under which those entities reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services. We contract with the vast majority of such physician-owned entities through business support agreements and direct transfer agreements for the provision of health care services, the receipt of fees, and physician-owner succession planning purposes. For professional entities with which we contract but with respect to which we have not implemented a direct share transfer agreement, we implement other measures (e.g., option agreements) for similar succession planning purposes. For further discussion of this structure, see “Business — Overview — Sales and Marketing — Affiliated Physicians and Healthcare Professionals.” While we expect that these relationships will continue, we cannot guarantee that they will. A material change in our relationship with these physician-owned entities, whether resulting from a dispute among the entities, a change in government regulation, or the loss of these affiliations, could impair our ability to provide services to our customers and consumers and could have a material adverse effect on our business, financial condition and results of operations.
In addition, the arrangements in which we have entered to comply with state corporate practice of medicine doctrines could subject us to additional scrutiny by federal and state regulatory bodies, including with respect to federal and state fraud and abuse laws and by other regulatory authorities in the relevant jurisdictions. We believe that our operations comply with applicable state statutes and regulations regarding corporate practice of medicine, fee-splitting, and anti-kickback prohibitions. However, any scrutiny, investigation, or litigation with regard to our arrangement with physician-owned entities could have a material adverse effect on our business, financial condition and results of operations, particularly if we are unable to restructure our operations and arrangements to comply with applicable laws or we are required to restructure at a significant cost, or if we were subject to penalties or other adverse action.
Our telemedicine business and growth strategy depend on our ability to maintain and expand a network of qualified providers. If we are unable to do so, our future growth would be limited and our business, financial condition and results of operations would be harmed.
Our success is dependent upon our continued ability to maintain an adequate network of qualified telemedicine providers. Our inability to recruit and retain board-certified physicians and other healthcare professionals would have a material adverse effect on our business and ability to grow and would adversely affect our results of operations. In any particular market, providers could demand higher payments or take other actions that could result in higher medical costs, less attractive service for our customers or difficulty meeting applicable regulatory or accreditation requirements. Our ability to develop and maintain satisfactory relationships with providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels and consolidation activity among hospitals, physician groups and healthcare providers, the continued private equity investment in physician practice management platforms and other market and operating pressures on healthcare providers. In the United Kingdom, reports of pressures in primary medical services began to emerge during the COVID-19 pandemic. Following a period of cessation of some services in the National Health Service (the “NHS”), as services resume, there is likely to be additional demand for services caused by delayed appointments, presentations and investigations. The demand for appropriately qualified individuals to enable us to deliver services is also likely to increase, and similar trends in the demand for, and constrained supply of, appropriately qualified medical professionals may also be experienced in the United States.

The failure to maintain or to secure new cost-effective provider contracts in the United States and to recruit qualified individuals in the United Kingdom may result in a loss of or inability to grow our membership base, higher costs, healthcare provider network disruptions, less attractive service for our customers and/or difficulty in meeting applicable regulatory requirements, any of which could have a material adverse effect on our business, financial condition and results of operations.
If we are unable to increase engagement of the individual members that interact with our platform, or, even if we are successful in increasing member engagement, are unable to realize the member healthcare cost savings that we expect, our future profitability could be adversely affected.
Our digital-first approach requires that our individual members interact with our platform at meaningful levels of engagement. Our ability to increase engagement of the individual members that interact with our platform will affect our future revenue growth; however, the effect that member engagement has on profitability depends on the type of agreement pursuant to which members engage with our platform and the nature and cost of the healthcare services that a member requires. For example, under our fee-for-service agreements, we get paid by our customers based on the number of services members use through our platform and/or based on the number of members who can use our platform (i.e. eligible populations). Therefore, the profitability of our fee-for-service agreements depends in part on our ability to increase engagement with members so that they will use additional services.
Under our value-based care agreements with health plans, we manage the healthcare needs of our members in a centralized manner, where we negotiate a PMPM or capitation allocation and assume financial responsibility for member healthcare services. This means that, throughout the measurement period, the total actual medical costs are compared to the capitation allocation and at the end of the measurement period, we will either be responsible for all or part of excess costs above the capitation allocation, or will receive all or part of any savings, as compared to the capitation allocation. In some of our newer value-based care agreements, which we also refer to as VBC contracts, our financial responsibility for these surpluses or deficits relative to the capitation allocation is deferred until an initial agreed upon period has elapsed. The financial responsibility of caring for members that we assume under the terms of the contract applies whether those members use our services or not.
The amounts paid under VBC contracts per at-risk patient can be significantly higher than the fees for services provided under FFS arrangements. Consequently, when costs for providing service are effectively managed, the revenue and profit generation opportunities under VBC contracts are significantly more attractive than under FFS arrangements. We expect increased engagement of our value-based care members to enhance contract profitability by reducing total actual medical costs through, among other factors, lower cost Babylon healthcare services replacing higher cost non-Babylon healthcare services. However, increasing engagement with members under our VBC contracts requires a substantial investment of time, and we cannot assure that members will sign up to use our digital tools or services instead of those of other providers. Accordingly, we may not be successful in establishing ongoing care and high value interactions with our full range of digital care tools or through virtual or in-person consultations with licensed medical professionals.
Although we actively encourage member engagement, we cannot directly control whether and to what extent certain patient populations will use our technology or clinical services. Therefore, if members do not use our solutions and seek medical care from alternate sources, we may be unable to control all of the costs and we may be contractually obligated to pay at least a portion of these unknown expenses, which could adversely affect our business and operating results. Additionally, even if we are successful in engaging members and those members use our services, we may not be able to reduce the costs of healthcare in the ways that we are expecting and healthcare costs may be higher than we are anticipating. If healthcare costs are higher than we are anticipating, this could adversely affect our business and operating results.
A significant portion of our revenue comes from a limited number of customers, and the loss of a material contract could have a material adverse effect on our business, financial condition and results of operations.
Historically, we have relied on a limited number of customers for a substantial portion of our total revenue. For the years ended December 31, 2021, 2020, and 2019, three, four, and three customers, respectively, represented 10% or more of our total revenue. For the years ended December 31, 2021, 2020, and 2019, our top ten customers accounted for 92%, 90% and 99% of our revenue, respectively. See Note 9, “Segment Information — Major Customers” to our Consolidated Financial Statements included in this prospectus for additional discussion of our major customers.
We also rely on our reputation and recommendations from key customers in order to promote our solution to potential new customers. The loss of any of our key customers, or a failure of some of them to renew or expand their agreements, could have a significant impact on our revenue, our reputation and our ability to obtain new customers. In addition, mergers and acquisitions involving our customers could lead to cancellation or non-renewal of our contracts with those customers or by the acquiring or combining companies, thereby reducing the number of our existing and potential customers, and their member populations.
The recognition of a portion of our revenue is subject to realizing healthcare cost savings and achieving quality performance metrics, and may not be representative of revenue for future periods.
Under our value-based care agreements, we assume partial or full risk for the costs of members’ healthcare. This follows significant diligence and reviewing actuary and financial projections based on the information that health plans (and, in England, the NHS) provide us that we ultimately do not have control over. While there are variations specific to each agreement, we generally negotiate a PMPM allocation, often based on a percentage of the payer’s premium or MLR. The majority of the PMPM allocation is typically held by the customer in order to pay claims expenses. The PMPM allocation is periodically reconciled against claims to calculate either surpluses or deficits, and we take financial responsibility for all or some of those surpluses or deficits.
This means that there is a variable element to our revenues, dependent on factors such as the health of our members and our ability to realize savings in healthcare spend for those members. Under some agreements, some of our revenues are contingent on factors such as the achievement of certain quality performance metrics. Our revenue and financial results with respect to our value-based arrangements depend on whether we achieve applicable quality metrics and savings in healthcare spend. In addition, since our customers typically pay us a portion of the PMPM allocation in cash in advance on a periodic basis in order to fund our operating expenses, there is a risk that we may have to refund part or all of those payments if we do not achieve these quality and cost targets, which could have a negative impact on our cash flows.
Under these arrangements, if members require more care than is anticipated and/or the cost of care increases, then the PMPM allocations may be insufficient to cover the costs associated with treatment. If medical costs and expenses exceed the PMPM allocations, except in very limited circumstances, we could suffer losses with respect to such agreements.
Our claims liability estimates for medical costs and expenses are subject to uncertainty and may not be adequate, and any adjustments to our estimates may unfavorably impact, potentially in a material way, our reported results of operations and financial condition.
Inaccurate calculation of our anticipated ratio of medical expense to revenue can significantly impact our financial results. Accordingly, the failure to adequately predict and control medical costs and expenses and to make reasonable estimates and maintain adequate accruals for incurred but not reported claims, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Additionally, some of the expenses of our members may be unanticipated and outside of our control in the event that members take certain actions that increase such expenses, such as unnecessary hospital visits. We rely on accurate information from third parties, such as other network providers, and health plans relating to historic and current data. Inaccuracies in such reporting could have a negative impact on our ability to adequately predict and control medical costs and, hence, our financial position.
Due to the time lag between when services are actually rendered by providers and when claims for those services are received, processed and paid, our medical expenses include a provision for claims incurred but not paid. We are continuously enhancing our process for estimating claims liability, which we monitor and refine on a periodic basis as claims receipts, payment information, and inpatient acuity information become available. As more complete information becomes available, we adjust the amount of the estimate, and include the changes in estimates in expenses in the period in which the changes are identified. Given the uncertainties inherent in such estimates, there can be no assurance that our claims liability estimates are adequate, and any adjustments to the estimates may unfavorably impact, potentially in a material way, our reported results of operations and financial condition. Further, our inability to estimate our claims liability with absolute certainty or to appropriately utilize the claims data to control the cost of future healthcare services may also affect our ability to take timely corrective actions, further exacerbating the extent of any adverse effect on our results.
Historically, our medical costs and expenses as a percentage of revenue have fluctuated. Factors that may cause medical expenses to exceed estimates include:
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the health status of members and higher levels of hospitalization;

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higher than expected utilization of new or existing healthcare services or technologies, including the level of engagement with our digital healthcare platform and tools;

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an increase in the cost of healthcare services and supplies, whether as a result of inflation or otherwise;

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changes to mandated benefits or other changes in healthcare laws, regulations and practices;

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increased costs attributable to specialist physicians, hospitals and ancillary providers;

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changes in the demographics of our members;

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changes in medical trends;

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contractual or claims disputes with providers, hospitals or other service providers within and outside a health plan’s network;

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the occurrence of catastrophes, major epidemics or acts of terrorism;

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the reduction of health plan premiums;

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the effects of the COVID-19 pandemic;

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macroeconomic inflationary pressures; and

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supply chain disruptions.

Renegotiation, non-renewal or termination of value-based care agreements with health plans could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Under most of our value-based care agreements with health plans, the health plans are generally permitted to modify the respective benefits available to members from time to time during the respective terms of the agreements and health plans may make other changes, such as to their utilization review and coverage policies, that affect the cost of care to the members assigned to us under the contract. In addition, changes in government program funding, such as with respect to Medicaid managed care and Medicare Advantage programs, can affect the revenue we receive from health plans under our value-based care agreements. If there is an unanticipated change to a health plan’s benefits or coverage policies or to the government program funding, we could suffer losses with respect to such contract. We include in many of our value-based care agreements mechanisms to protect against losses by allowing early termination or amendment of the value-based care terms, but these may not protect against all adverse changes that are outside of our control or they may not prevent us from suffering losses with respect to such contract.
There are significant risks associated with estimating the amount and timing of revenue that we recognize under our licensing agreements and value-based care agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, financial condition, results of operations and cash flows.
Our revenue projections are based on management’s expectation of executed contracts delivering revenue in line with contractual terms and estimates relating to amounts received under our value-based care agreements. There are significant risks associated with estimating the amount and timing of revenue that we recognize under our licensing agreements and value-based care agreements with health plans in a reporting period.

Certain of our value-based care agreements relate to medical care programs that employ risk adjustment programs that impact the revenue we recognize for the members assigned to us under the contract. As a result of the variability of certain factors that go into the development of the risk adjustment revenue we recognize, such as risk scores and other market-level factors where applicable, the actual amount of revenue could be materially less than our estimates. In the United States, the data provided to the Centers for Medicare & Medicaid Services (“CMS”) to determine the risk score are subject to audit by CMS even several years after the annual settlements occur. If the risk adjustment data we submit are found to overstate the health status of our members, we may be required to refund payments previously received by us and/or be subject to penalties or sanctions, including potential liability under the federal False Claims Act (“FCA”), which can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. In addition to paybacks and civil penalties reducing our revenue in the year that repayment or settlement is required, Medicare and Medicaid programs represent a large portion of our revenue in the United States and exclusion from future participation in these programs would significantly reduce our revenue for years to come. Further, if the data we provide to CMS understates the health risk of our members, we might be underpaid for the care that we must provide to our members. Consequently, our estimate of our health plans’ risk scores for any period, and any resulting change in our accrual of revenues related thereto, could have a material adverse effect on our business, results of operations, financial condition and cash flows. Some revenue risk is transferred via stop-loss policies insuring against catastrophic claims that cover most of our value-based care arrangements. Similar risks apply in the U.K. Gain/loss sharing with the NHS is predicated on data which is extracted and controlled by the NHS. While provisions are made to access and review this data, it may not be possible to effectively challenge it.
The billing and collection process in the United States can be complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage and other payer issues, such as ensuring appropriate documentation. Determining applicable primary and secondary coverage for our members, together with the changes in member coverage that occur each month, requires complex, resource-intensive processes. While we manage the overall processing of some claims, we rely on third-party billing provider software to transmit the actual claims to payers based on the specific payer billing format. The potential therefore exists for us to experience delays or errors in claims processing when third-party providers make changes to their configurations and/or invoicing systems. If claims are not submitted to payers on a timely basis or are erroneously submitted, or if we are required to switch to a different software provider to handle claim submissions, we may experience delays in our ability to process these claims and receipt of payments from payers, or possibly denial of claims for lack of timely submission, which would have an adverse effect on our revenue and our business. Errors in determining the correct coordination of benefits may result in refunds to payers. Revenues associated with these medical care programs are also subject to estimating risk related to the amounts not paid by the primary payer that will ultimately be collectible from other payers paying secondary coverage, the member’s commercial health plan secondary coverage or the member. Collections, refunds and payer retractions typically continue to occur for up to three years and longer after services are provided. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenue recognition and have a material adverse impact on our business, financial condition, results of operations and cash flows.
We may be required to delay recognition of some of our revenue, which may harm our financial results in any given period.
We may be required to delay recognition of revenue for a significant period of time if, in relation to any agreement we enter into:
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the transaction involves both current products and products that are under development;

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the customer requires significant modifications, configurations, or complex interfaces that could delay delivery or acceptance of our solution;

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we are unable to demonstrate adequate control of the care management services being provided to our customers due to regulatory requirements or other contractual provisions;

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the transaction involves acceptance criteria or other terms that may delay revenue recognition; or

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the transaction involves payment terms that depend upon contingencies.

Because of these factors and other specific revenue recognition requirements under International Financial Reporting Standards (“IFRS”), we must have very precise terms in our contracts to begin recognizing revenue at the time when we initially provide access to our platform or provide care management services to our customers. Our agreements are often subject to negotiation and revisions based on the demands of our customers. The final terms of our agreements sometimes result in deferred revenue recognition or an inability to recognize revenue on a gross basis, which may adversely affect our financial results in any given period.
We depend on physician partners to accurately, timely and sufficiently document their services, and their failure to do so could result in nonpayment for services rendered or allegations of fraud. Our records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members, which could cause us to overstate or understate our revenue and subject us to various penalties or repayment obligations.
The claims and encounter records that we submit to health plans may impact data that support the Medicare Risk Adjustment Factor (“RAF”), scores attributable to members. These RAF scores determine, in part, the revenue to which the health plans and, in turn, we are entitled to receive for the provision of medical care to such members. The data submitted to CMS by each health plan is based, in part, on medical charts and diagnosis codes that we prepare and submit to the health plans. Each health plan generally relies on us and our affiliated physicians to appropriately document and support such RAF data in our medical records. Each health plan also relies on us and our affiliated physicians to appropriately code claims for medical services provided to members. Erroneous claims and erroneous encounter records and submissions could result in inaccurate revenue and risk adjustment payments, which may be subject to correction or retroactive adjustment in later periods. This corrected or adjusted information may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. We might also need to refund a portion of the revenue that we received, which refund, depending on its magnitude, could damage our relationship with the applicable health plan and could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Additionally, CMS and the Office of Inspector General (“OIG”) for the U.S. Department of Health and Human Service (“HHS”) each audit Medicare Advantage (“MA”) plans for documentation to support RAF-related payments for members chosen at random. The MA plans ask providers to submit the underlying documentation for members that they serve. It is possible that claims associated with members with higher RAF scores could be subject to more scrutiny in a CMS, OIG, or plan audit. There is a possibility that a MA plan may seek repayment from us should CMS make any payment adjustments to the MA plan as a result of its or OIG’s audits. The plans also may hold us liable for any penalties owed to CMS for inaccurate or unsupportable RAF scores provided by us or our affiliated physicians. In addition, we could be liable for penalties to the government under the FCA that currently range from $11,803 to $23,607 (but which may be adjusted in the future for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim. In December 2021, the U.S. Department of Justice issued a final rule announcing adjustments to FCA penalties (statutorily limited to between $5,000 and $10,000, as adjusted for inflation), under which the per claim range increases to a range from $11,803 to $23,607 per claim, so long as the underlying conduct occurred after November 2, 2015.
CMS has indicated that payment adjustments from its Risk Adjustment Data Validation audits will not be limited to RAF scores for the specific MA enrollees for which errors are found but may also be extrapolated to the entire MA plan subject to a particular CMS contract. CMS has described its audit process as plan-year specific and stated that it will not extrapolate audit results for plan years prior to 2011. Because CMS has not stated otherwise, there is a risk that payment adjustments made as a result of one plan year’s audit would be extrapolated to prior plan years after 2011.
There can be no assurance that a health plan will not be randomly selected or targeted for review by CMS or OIG or that the outcome of such a review will not result in a material adjustment in our revenue and profitability, even if the information we submitted to the plan is accurate and supportable.

If reimbursement rates paid by third-party payers or federal, state or foreign healthcare programs are reduced or if third-party payers or government payers otherwise restrain our ability to obtain or provide services to our members, our business could be harmed.
Private third-party payers and government healthcare programs pay for the services that we provide to many of our members. If any commercial third-party payers elect not to cover some or all of our services, our business may be harmed. Third-party payers also are entering into sole source contracts with some healthcare providers, which could effectively limit our pool of potential members.
Private third-party payers often use plan structures, such as narrow networks or tiered networks, to encourage or require their members to lower their costs. Private third-party payers generally attempt to limit their members’ use of out-of-network providers by imposing higher copayment and/or deductible amounts for out-of-network care than for in-network care. Additionally, private third-party payers have become increasingly aggressive in attempting to minimize the use of out-of-network providers by disregarding the assignment of payment from members to out-of-network providers (i.e., sending payments directly to members instead of to out-of-network providers), capping out-of-network benefits payable to members, waiving out-of-pocket payment amounts and initiating litigation against out-of-network providers for interference with contractual relationships, insurance fraud and violation of state licensing and consumer protection laws. If we become out of network for private third-party payers, our business could be harmed, and our member service revenue could be reduced because members could stop using our services.
In addition, a portion of our revenue comes from services provided to beneficiaries of federal, state and local government healthcare programs, principally Medicare and Medicaid beneficiaries. We are participating in the Direct Contracting Model with CMS by working with one of the Direct Contracting Entities (“DCE”). The financial aspects of the Direct Contracting Model are set forth in an agreement between the DCE and CMS which commenced on January 1, 2022. Under our management services agreement with the DCE, we will provide crucial care management services to Medicare beneficiaries in California in a value-based care arrangement. CMS has the right to amend its agreement with the DCE without the consent of the DCE for good cause or as necessary to comply with applicable federal or state law, regulatory requirements, accreditation standards or licensing guidelines or rules. After January 1, 2023, CMS has indicated that it will be transitioning to the Accountable Care Organization (“ACO”) Realizing Equity, Access, and Community Health (REACH) Model, as further discussed in the next risk factor below.
Payments from federal and state government programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review and federal and state funding restrictions, each of which could increase or decrease program payments, as well as affect the cost of providing service to members and the timing of payments to our physician-owned networks. We are unable to predict the effect of recent and future policy changes on our operations. In addition, the uncertainty and fiscal pressures placed upon federal and state governments as a result of, among other things, deterioration in general economic conditions and the funding COVID-19 relief legislation, may affect the availability of taxpayer funds for Medicare and Medicaid programs. Changes in government healthcare programs may reduce the reimbursement we receive and could adversely impact our business and results of operations.
As federal healthcare expenditures continue to increase, and state governments continue to face budgetary shortfalls, federal and state governments have made, and continue to make, significant changes in the Medicare and Medicaid programs. These changes include reductions in reimbursement levels and new or modified demonstration projects authorized pursuant to Medicaid waivers. Some of these changes have decreased, or could decrease, the amount of money we receive for our services relating to these programs. In some cases, private third-party payers rely on all or portions of Medicare payment systems to determine payment rates. Changes to government healthcare programs that reduce payments under these programs may negatively impact payments from private third-party payers.
In addition, in the U.K., primary medical services delivered under general medical services contracts are paid for in accordance with the General Medical Services Statement of Financial Entitlements, which set out the legal framework under which general practitioners operate and are paid, and which is subject to change over time. While we consider it unlikely that the amount paid will decrease overall, as it is subject to negotiation with general practitioner representative bodies, there is nonetheless a risk that reimbursement of property costs for primary care service delivery may decrease or cease over time. We currently do not receive reimbursement of property costs related to Babylon GP at Hand services, our primary medical services platform in the United Kingdom; however, work is ongoing to establish whether this is possible.
Regulatory proposals directed at containing or lowering the cost of healthcare, including the ACO REACH model, and our participation, voluntary or otherwise, in such proposed models, could impact our business, financial condition, cash flows and operations.
The CMS Innovation Center continues to test an array of alternative payment models that could impact our business, financial condition, cash flows and operations. For example, the CMS Innovation Center announced on February 24, 2022 that it would be discontinuing the Direct Contracting Model (in which we participate) and would be replacing it with the ACO REACH Model. Because ACO REACH is a new and evolving program, we are unable to determine how the ACO REACH program, or other alternative payment models promulgated by the CMS Innovation Center, will affect Medicare reimbursement and capitation benchmarks. For example, if the CMS Innovation Center fails to ensure the long-term predictability of revenue under the ACO REACH program, such reimbursement instability could adversely impact our business, financial condition, cash flows and operations. Additionally, if the CMS Innovation Center fails to streamline incentive program requirements for physicians across payment models, such conflicting requirements may impose additional compliance burdens on our affiliated physician partners’ practices, which may have a material adverse effect on process, quality and efficiency. The CMS Innovation Center is continuing to develop the ACO REACH model and significant changes from the previous Direct Contracting model may result in adverse financial results for us.
Additionally, we are unable to predict how states will regulate our participation in the ACO REACH program. For example, certain states in which we operate may require participants to obtain specific licensure to participate in the ACO REACH program and assume risk directly from CMS, which may require us to maintain certain levels of tangible net equity, meet working capital requirements, or expend significant resources on operational development. There likely will continue to be regulatory proposals directed at containing or lowering the cost of healthcare that, if adopted, could have a material adverse effect on our business, financial condition, cash flows and results of operations, including with respect to our contractual relationships with providers and payers.
The market for telemedicine is immature and volatile and our digital-first approach is relatively new and unproven. If the telemedicine market does not develop, develops more slowly than we expect, or encounters negative publicity, or if our digital-first approach does not achieve a high level of customer acceptance, the growth of our business will be harmed.
The telemedicine market is, in general, immature and volatile, and our digital-first approach, in particular, is relatively new and unproven. It is uncertain whether the telemedicine market and our digital-first approach will achieve and sustain high levels of demand, consumer acceptance and market adoption. The COVID-19 pandemic increased acceptance and utilization of telemedicine services, but it is uncertain whether such increase in demand will continue.
Demand for telemedicine services in general, and our solution in particular, is affected by a number of factors, many of which are beyond our control. Some of these potential factors include:
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market adoption and ongoing usage of telemedicine solutions, in particular following the removal of various “stay at home” restrictions due to the COVID-19 pandemic;

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awareness and adoption of technology in healthcare generally;

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availability of products and services that compete with ours;

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ease of adoption and use;

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features and platform experience;

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performance;

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brand;

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security and privacy; and

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pricing.

Our success will depend to a substantial extent on the willingness of our members to use, and to increase the frequency and extent of their utilization of, our solution, as well as on our ability to demonstrate the value of telemedicine to employers, health plans, government agencies and other purchasers of healthcare for beneficiaries. Negative publicity concerning our solution, other participants in the telemedicine market, or the telemedicine market as a whole could limit market acceptance of our solution. If our customers and members do not perceive the benefits of our telemedicine solution and our digital-first approach, then our market may not develop at all, or it may develop more slowly than we expect. Similarly, individual and healthcare industry concerns or negative publicity regarding patient confidentiality and privacy in the context of telemedicine could limit market acceptance of our healthcare services. If any of these events occurs, it could have a material adverse effect on our business, financial condition and results of operations.
We generate, and expect to continue to generate, revenue from market adoption of our digital health products. As a result, widespread acceptance and use of digital health solutions in general, and our solutions in particular, is critical to our future growth and success. If the market fails to grow or grows more slowly than we currently anticipate, or if we fail to attract new customers for our digital health solutions and fail to maintain and expand new customer relationships, our revenue may grow more slowly than we expect, and our business may be adversely affected.
If we are not able to develop and release new solutions and services, or successful enhancements, new features and modifications to our existing solutions and services, our business could be adversely affected.
Our products are based on novel technologies that are rapidly evolving. Our algorithms and other technologies depend on our ability to continue to build a substantial repository of health-related data and validate additional product designs. Given the rapidly evolving changing nature of our products, there is no guarantee that we have fully understood all the implications of using such technologies alongside the traditional delivery of healthcare. In addition, we must execute on our strategy to build a significant repository of health-related data to support the robustness and accuracy of our technologies and allow us to develop additional artificial intelligence-enabled applications. We believe that access to contemporary and historical member data, combined with the ability to analytically and clinically validate study results in a quality-controlled framework, provides us with a robust, reproducible method for product development. Moreover, the depth, specificity and quality of data are of paramount importance to further developing novel solutions that can demonstrate clinical utility across a range of practice specialties and member demographics. These features are also central to our product strategy of demonstrating both short- and long-term impact on member outcomes and health economics. If we are unable to continue to build our data repository, we may not be able to keep pace with rapidly evolving technology and improve the capabilities and utility of our products, and our business could be harmed.
The markets in which we operate are characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. The introduction of products and services embodying new technologies can quickly make existing products and services obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of our solution and could necessitate changes or modifications to our solution to accommodate such changes. For example, the European Commission’s proposal (issued in April 2021 and amended by a European Council compromise text in November 2021) for a European Union (“EU”) Regulation on Artificial Intelligence (which would have extraterritorial effect outside of the EU), could lead to enhanced requirements as to the accuracy, robustness and security of so-called “high risk” AI systems used in healthcare settings. We invest substantial resources in researching and developing new solutions and enhancing our solutions by incorporating additional features, improving functionality, and adding other improvements to meet our customers’ and members’ evolving demands. The success of any enhancements or improvements to our solutions or any new solutions depends on several factors, including timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies in our solutions and third-party partners’ technologies, effective and compliant localization for jurisdictions in which we operate and overall market acceptance. We may not succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to our solutions or any new solutions that respond to continued changes in market demands or new customer requirements. Further, any enhancements or improvements to our solutions or any new solutions may not achieve market acceptance. Since developing our solutions is complex, the timetable for the release of new solutions and enhancements to existing solutions is difficult to predict, and we may not offer new solutions and updates as rapidly as our customers require or expect. Any new solutions that we develop may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate sufficient revenue. Moreover, even if we introduce new solutions, we may experience a decline in revenue of our existing solutions that is not offset by revenue from the new solutions. For example, customers may delay making purchases of new solutions to permit them to make a more thorough evaluation of these solutions or until industry and marketplace reviews become widely available. Some customers may hesitate to migrate to a new solution due to concerns regarding the performance of the new solution. In addition, we may lose existing customers who choose a competitor’s products and services. This could result in a temporary or permanent revenue shortfall and adversely affect our business.
The introduction of new products and solutions by competitors or the development of entirely new technologies within the digital health market which could serve to replace existing offerings could make our solutions obsolete or adversely affect our business, financial condition and results of operations. We may experience difficulties with software development, design or marketing that could delay or prevent our development, introduction or implementation of additional features or capabilities. In addition, there may be other delays or barriers to introducing new products or features relating to regulation. If customers and members do not widely purchase and adopt our solutions, we may not be able to realize a return on our investment. If we do not accurately anticipate customer and member demand, if we are unable to develop, license or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, we may encounter adverse publicity, loss of revenue or market acceptance or claims by customers or members brought against us. Each of these possible effects could have a material and adverse effect on our reputation, business, financial condition and results of operations.
We expect to continue to dedicate significant financial and other resources to our research and development efforts in order to continuously evolve the development of our products and maintain our competitive position.
As a result, our business is significantly dependent on our ability to successfully complete the development of our next generation products. Investing in research and development personnel, developing new products and enhancing existing products is expensive and time consuming, and there is no assurance that such activities will result in successful development of our products, significant new marketable products or enhancements to our products, design improvements, cost savings, revenues or other expected benefits. If we spend significant time and effort on research and development and are unable to generate an adequate return on our investment, our business and results of operations may be materially and adversely affected.
Our proprietary solutions may not operate properly, which could damage our reputation, give rise to claims against us, or divert application of our resources from other purposes, any of which could harm our business, financial condition and results of operations.
The development of proprietary technology is time-consuming, expensive and complex, and may involve unforeseen difficulties. We may encounter technical obstacles, and it is possible that we will discover additional problems or design defects that prevent our proprietary solutions from operating properly. If our solutions do not function reliably, malfunction, or fail to achieve customer expectations in terms of performance, customers could assert liability claims against us or attempt to terminate their contracts with us. This could damage our reputation and impair our ability to attract or maintain customers.
The software underlying our platform is highly complex and may contain undetected errors or vulnerabilities, some of which may only be discovered after the solution has been used by our members. Any real or perceived errors, failures, bugs or other vulnerabilities discovered in our solution could result in negative publicity and damage to our reputation. It could also result in loss of customers, loss of members, loss of or delay in market acceptance of our platform, loss of competitive position, loss of revenue or liability for damages, overpayments and/or underpayments, any of which could harm our enrollment rates. In such an event, we may be required or may choose to expend additional resources in order to help correct the problem. Such efforts could be costly, or ultimately unsuccessful. We may experience irreversible damage to our reputation and brand. There can be no assurance that provisions typically included in our agreements with customers that attempt to limit our exposure to claims would be enforceable or adequate or would otherwise protect us from liabilities or damages with respect to any particular claim. A claim brought against us by any customer would likely be time-consuming and costly to defend and could seriously damage our reputation and brand.
If our products do not effectively interoperate with our customers’ existing and future infrastructures, installations could be delayed or canceled, which would harm our business.
Our products must effectively interoperate with our customers’ existing or future IT or application infrastructures, which often have different specifications, utilize multiple protocol standards, deploy products from multiple vendors and contain multiple generations of products that have been added over time. If we find errors in the existing software or defects in the hardware used in our customers’ infrastructure or problematic network configurations or settings, we may have to modify our software so that our products can interoperate with our customers’ infrastructure and business processes. In addition, to stay competitive within certain markets, we may be required to make software modifications in future releases to comply with new statutory or regulatory requirements. Further, in order to move into new markets and serve new customers globally, we may be required to modify our existing software in order to comply with existing statutory or regulatory regimes that exist in those markets. These issues could result in additional time and expenditure to modify our offering, longer sales cycles for our products and order cancellations, all of which would adversely affect our business, financial condition and results of operations.
Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.
Our relatively limited operating history makes it difficult to evaluate our current business and prospects and plan for our future growth. All of our growth has occurred in recent years. We were founded in 2013, and in 2014 we were incorporated and became the first large-scale provider to be registered with the Care Quality Commission (“CQC”), the independent regulator of health and social care in England. In 2015, we began providing clinical services through our virtual care platform offering diagnosis, advice and treatments via medical professionals to members on a remote basis. We first provided NHS services using the Babylon GP at Hand risk-based model in the United Kingdom in 2017, and we entered into our first value-based care agreements with health plans in the United States in 2020. As such, we have limited experience providing services and managing contracts centered around a value-based care model, especially in the United States.
We have encountered, and will continue to encounter, significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries. These include determining appropriate investments of our limited resources, market adoption of our existing and future solutions, competition from other companies, acquiring and retaining customers, managing customer deployments, overseeing member enrollment, hiring, integrating, training and retaining skilled personnel, developing new solutions, determining prices for our solutions, unforeseen expenses, and challenges in forecasting accuracy. If we have difficulty launching new solutions or increasing member enrollment, our revenue and our ability to achieve and sustain profitability would be impaired. Additional risks include our ability to effectively manage growth and process, store, protect and use personal data in compliance with governmental regulation, contractual obligations and other legal obligations related to privacy and security globally. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.
We depend on our talent to grow and operate our business, and if we are unable to hire, integrate, develop, motivate and retain our personnel, we may not be able to grow effectively.
Our success depends in large part on our ability to attract and retain high-quality management in sales, services, engineering, marketing, operations, finance and support functions, especially in the London metropolitan area and in the United States. We recently expanded our operations in the United States in the Bay Area and Austin, Texas, and in Chicago and Boston as a result of our acquisitions of higi SH Holdings Inc. (“Higi”) and Health Innovators Inc. (“DayToDay”). For the year ended December 31, 2021, we increased our global average headcount to 2,573 employees. For the years ended December 31, 2020 and 2019, our global average headcount was 2,108 and 1,556 employees, respectively. Competition for qualified employees is intense in our industry, and the loss of even a few qualified employees, or an inability to attract, retain and motivate additional highly skilled employees required for the planned expansion of our business could harm our operating results and impair our ability to grow. To attract and retain key personnel, we use various measures, including an equity incentive program for key executive officers and other employees. These measures may not be enough to attract and retain the personnel we require to operate our business effectively.
The technology industry generally experiences a significant rate of turnover of its workforce. There is a limited pool of individuals who have the skills and training needed to help us grow our company. As we continue to grow, we may be unable to continue to attract or retain the personnel we need to maintain our competitive position. In addition to hiring new employees, we must continue to focus on retaining our best talent. Competition for these resources, particularly for engineers, is intense. We may need to invest significant amounts of cash and equity to attract and retain new and existing employees and we may never realize returns on these investments. If we are not able to effectively increase and retain our talent, our ability to achieve our strategic objectives will be adversely impacted, and our business will be harmed. The loss of one or more of our key employees, and any failure to have in place and execute an effective succession plan for those key employees, could seriously harm our business. Employees may be more likely to leave us if the shares of our capital stock they own or the shares of our capital stock underlying their equity incentive awards have significantly reduced in value.
In addition, our future depends on the continued contributions of our senior management team and other key personnel, each of whom would be difficult to replace. In particular, Dr. Ali Parsadoust, our founder (“Founder”) and Chief Executive Officer, is critical to our future vision and strategic direction. We rely on our leadership team in the areas of operations, research and development, marketing, sales, and general and administrative functions. Although we have entered into employment agreements or offer letters with our key employees, these agreements have no specific duration and key employees are able to leave on little or no notice. We do not maintain key person life insurance for some of our key employees. In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fail to work together effectively and to execute our plans and strategies on a timely basis, our business, financial condition and results of operations could be harmed. Further, if our Founder were to terminate his employment or be terminated for cause, he would retain voting control of our company following his separation.
While we do include post-termination restrictions in our standard employment contracts and cross-train employees where possible to maintain operational knowledge and experience, if any of our senior management team or key employees joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and staff members to them. In addition, if any of our sales executives or other sales personnel, who generally maintain close relationships with our customers, joins a competitor or forms a competing company, we may lose customers to that company, and our revenue may be materially adversely affected. Additionally, there could be unauthorized disclosure or use of our technical knowledge, business practices or procedures by such personnel. Any non-competition, non-solicitation or non-disclosure agreements we have with our senior executives or key employees might not provide effective protection to us in light of legal uncertainties associated with the enforceability of such agreements.
Our profitability and the cost of providing our services are affected by our utilization rates of our employees in our various locations. If we are not able to maintain appropriate utilization rates for our employees involved in the delivery of our services, our profit margin and our profitability may suffer. Our utilization rates are affected by a number of factors, including:
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our ability to promptly transition our employees from completed projects to new assignments and to hire and integrate new employees;

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our ability to forecast demand for our services and thereby maintain an appropriate number of employees in each of our delivery locations;

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our ability to deploy employees with appropriate skills and seniority to projects;

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our ability to manage the attrition of our employees; and

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our need to devote time and resources to training, professional development and other activities that cannot be billed to our customers.

Our revenue could also suffer if we misjudge demand patterns and do not recruit sufficient employees to satisfy demand. Employee shortages could prevent us from completing our contractual commitments in a timely manner and cause us to lose contracts or customers. Further, to the extent that we lack sufficient employees with lower levels of seniority and daily or hourly rates, we may be required to deploy more senior employees with higher rates on projects without the ability to pass such higher rates along to our customers, which could adversely affect our profitability and results of operations.
Our growth depends in part on the success of our relationships with third parties.
In order to grow our business, we anticipate that we will continue to depend on our relationships with third parties, including our partners. Our partners include healthcare payers, healthcare providers, governments and health systems, pharmaceutical companies and retailers, and technology and content providers. Identifying partners, and negotiating and documenting relationships with them, requires significant time and resources. Our competitors may be effective in providing incentives to third parties to favor their products or services or to prevent or reduce subscriptions to, or utilization of, our products and solutions. In addition, acquisitions of our partners by our competitors could result in a decrease in the number of our current and potential customers, as our partners may no longer facilitate the adoption of our products and solutions by potential customers. If we are unsuccessful in establishing or maintaining our relationships with third parties, our ability to compete in the marketplace or to grow our revenue could be impaired and our results of operations may suffer. Even if we are successful, we cannot assure you that these relationships will result in increased client use of our products and solutions or increased revenue.
Our quarterly results may fluctuate significantly, which could adversely impact the value of our Class A Ordinary Shares.
Our quarterly results of operations, including our revenue, net loss and cash flows, have varied and may vary significantly in the future, and period-to-period comparisons of our results of operations may not be meaningful. Accordingly, our quarterly results may not fully reflect the underlying performance of our business and should not be relied upon as an indication of future performance.
Most of our revenue in any given quarter is derived from contracts entered into with our customers during previous quarters. Consequently, a decline in new or renewed contracts in any one quarter may not be fully reflected in our revenue for that quarter. Such declines, however, would negatively affect our revenue in future periods and the effect of significant downturns in sales of and market demand for our solution, and potential changes in our rate of renewals or renewal terms, may not be fully reflected in our results of operations until future periods. Our licensing model also makes it difficult for us to rapidly increase our total revenue through additional sales in any period, as revenue from new customers must be recognized over the applicable term of the contract. Accordingly, the effect of changes in the industry impacting our business or changes we experience in our new sales may not be reflected in our short-term results of operations. Any fluctuation in our quarterly results may not accurately reflect the underlying performance of our business and could cause a decline in the trading price of our Class A Ordinary Shares.
Our business, financial condition and results of operations may be materially adversely affected by risks associated with our international operations.
We have employees located in the United States, United Kingdom, Singapore, Rwanda and India. We have commercial partnerships with clients in the United States, United Kingdom, Rwanda, 11 territories in Southeast Asia and Canada. We may further expand our international operations in the future. We have invested significant resources in our international operations and expect to continue to do so in the future. An important part of targeting international markets is increasing our brand awareness and establishing relationships with customers internationally. However, there are certain risks inherent in doing business in international markets, particularly in the healthcare industry, which is heavily regulated in many jurisdictions. These risks include:
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local economic, political and social conditions, including the possibility of economic slowdowns, hyperinflationary conditions, political instability, social unrest, including the current conflict in Ukraine and the surrounding region, which could lead to further disruption, instability, and volatility in global markets, and exacerbate inflation and supply chain disruptions;

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outbreaks of pandemic or contagious diseases, such as Ebola, Zika, avian flu, severe acute respiratory syndrome (SARS), H1N1 (swine flu), the disease caused by the SARS-CoV-2 novel coronavirus (COVID-19), and Middle East Respiratory Syndrome (MERS);

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multiple, conflicting and changing laws and regulations such as tax laws, privacy, data protection and telemedicine laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;

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obtaining regulatory approvals or clearances where required for the sale of our solution and services in various countries;

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requirements to maintain data and the processing of that data on servers located within the United States or in other such countries we may operate in;

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protecting and enforcing our intellectual property rights;

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complexities associated with managing multiple payer reimbursement regimes and government payers;

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competition from companies with significant market share in our market, with greater resources than we have and with a better understanding of user preferences;

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financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the effect of local and regional financial pressures on demand and payment for our products and services and exposure to foreign currency exchange rate fluctuations;

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the inability to manage and coordinate the various legal and regulatory requirements of multiple jurisdictions that are constantly evolving and subject to change;

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actual or threatened trade war or sanctions, including between the United States and China and Russia, or other governmental action related to tariffs, international trade agreements or trade policies;

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currency exchange rate fluctuations, changes in currency policies or practices and restrictions on currency conversion;

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limitations or restrictions on the repatriation or other transfer of funds;

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the inability to enforce agreements, collect payments or seek recourse under or comply with differing commercial laws;

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natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease, boycotts, curtailment of trade, and other market restrictions; and

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managing the potential conflicts between locally accepted business practices and our obligations to comply with laws and regulations, including anti-corruption and anti-money laundering laws and regulations.

Entry into certain transactions with foreign entities may be subject to government regulations, including review related to foreign direct investment by U.S. or foreign government entities. If a transaction with a foreign entity is subject to regulatory review, such regulatory review might limit our ability to enter into the desired strategic alliance and thus our ability to carry out our long-term business strategy.
Our overall success and ability to continue to expand our business depends, in part, on our ability to anticipate and effectively manage these risks and there can be no assurance that we will be able to do so without incurring unexpected or increased costs. If we are not able to manage the risks related to our international operations, our business, financial condition and results of operations may be materially adversely affected. In certain regions, the degree of these risks may be higher due to more volatile economic, political or social conditions, less developed and predictable legal and regulatory regimes and increased potential for various types of adverse governmental action. Our ability to continue to expand our business and to attract talented employees, customers and members in various international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business. Entering new international markets is expensive, our ability to successfully gain market acceptance or establish a robust customer base in any particular market is uncertain. Further, the potential distraction this could cause our senior management team could lead to other areas of our operations being neglected and harm our business, financial condition and results of operations.
Economic uncertainty or downturns, particularly as it impacts particular industries, could adversely affect our business, financial conditions and results of operations.
In recent years, the United States, the United Kingdom and other significant markets have experienced cyclical downturns and worldwide economic conditions remain uncertain, including as a result of the COVID-19 pandemic. Economic uncertainty, political uncertainty, including as a result of the United Kingdom’s departure from the EU (“Brexit”), and the associated macroeconomic and employment conditions and national and local government responses thereto make it extremely difficult for our customers and us to accurately forecast and plan future business activities, and could cause our customers to slow spending on our solution, which could delay and lengthen sales cycles. In connection with Brexit, changes to health legislation have been proposed. While we believe that many of the proposed changes are likely to have taken place regardless of Brexit, some changes, including to procurement law, may be impacted more widely than otherwise. Furthermore, during uncertain economic times our customers may face issues gaining timely access to sufficient credit, which could result in an impairment of their ability to make timely payments to us. If that were to occur, we may be required to increase our allowance for doubtful accounts or bad debts and our results of operations could be negatively impacted. In particular, legal, political and economic uncertainty surrounding Brexit may be a source of instability in international markets, create significant currency fluctuations, adversely affect our operations in the United Kingdom and pose additional risks to our business, revenue, financial conditions, and results of operations. Additionally, changes to health legislation are proposed and, while much of this is likely to have taken place regardless of Brexit, some changes, including to procurement law, may be impacted more widely than otherwise.
Furthermore, we have customers in a variety of different industries. A significant downturn in the economic activity attributable to any particular industry may cause organizations to react by reducing their capital and operating expenditures in general or by specifically reducing their spending on healthcare matters. In addition, our customers may delay or cancel healthcare projects or seek to lower their costs by renegotiating vendor contracts. To the extent purchases of our solution are perceived by customers and potential customers to be discretionary, our revenue may be disproportionately affected by delays or reductions in general healthcare spending. Also, competitors, especially those who have more significant resources or additional sector offerings than we do, may respond to challenging market conditions by lowering prices and attempting to lure away our customers.
In response to the COVID-19 pandemic, the United States Congress, CMS and other federal agencies with oversight of care delivery requirements made several changes in the manner in which Medicare will pay for telemedicine visits, many of which relax previous requirements, including site requirements for both the providers and members, telemedicine modality requirements and others. State laws and regulations applicable to telemedicine, particularly licensure requirements, also were relaxed in many jurisdictions as a result of the COVID-19 pandemic. These relaxed regulations have allowed us to continue operating our business and delivering care to our members predominantly through telemedicine modalities. Nearly all of the Federal measures will expire at the end of the public health emergency declaration, which is currently effective through April 16, 2022, but has been renewed several times since it went into effect on January 27, 2020. Many state law and regulatory changes have already expired while others have continued. It is unclear which, if any, of these changes will remain in place permanently and which will be rolled-back following the COVID-19 pandemic, although there have been a number of state law and regulatory changes over the past year that clarify requirements or remove impediments. If regulations change to restrict our ability to or prohibit us from delivering care or receiving reimbursement for care delivered through telemedicine modalities, our financial condition and results of operations may be adversely affected. In England, reports of pressures in primary services began to emerge during the COVID-19 pandemic. Following a period of cessation of some services in the NHS and a restart, there is likely to be additional demand for NHS services caused by delayed appointments, delayed presentations, and investigations. This could result in an increased demand for U.K. non-NHS services, which could result in Babylon GP at Hand experiencing cost pressures.
We cannot predict the timing, strength, or duration of any economic slowdown or any subsequent recovery generally, or any industry in particular. If the conditions in the general economy and the markets in which we operate worsen from present levels, our business, financial condition and results of operations could be materially adversely affected.
Failure to adequately expand our direct sales force will impede our growth.
We believe that our future growth will depend on the continued development of our direct sales force and its ability to obtain new customers and to manage our existing customer base. Identifying and recruiting qualified personnel and training them requires significant time, expense and attention. It can take some time from the initial date of hire before a new sales representative is fully trained and productive. Additionally, if we cannot retain members of our direct sales force then this will impact our business adversely, given we will lose trained members and have to spend a corresponding amount of time on hiring and training replacements. Our business may be adversely affected if our efforts to expand and train our direct sales force do not generate a corresponding increase in revenue. In particular, if we are unable to hire, develop and retain sufficient numbers of productive direct sales personnel or if new direct sales personnel are unable to achieve desired productivity levels in a reasonable period of time, sales of our services will suffer and our growth will be impeded.
We may make investments into or acquire other companies or technologies, which could divert our management’s attention, result in dilution to our shareholders, and otherwise disrupt our operations, and we may have difficulty integrating any such acquisitions successfully or realizing the anticipated benefits therefrom, any of which could have an adverse effect on our business, financial condition and results of operations.
We made investments in DayToDay in 2019 and Higi in 2020, acquired the remaining equity interests in DayToDay and Higi in late 2021, and our affiliates acquired the assets of First Choice Medical Group in 2020 and the entire issued share capital of the Meritage Medical Network in 2021. In the future, we may seek to acquire or invest in businesses, applications, services, or technologies that we believe could complement or expand our existing and future offerings, enhance our technical capabilities, or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are consummated. In addition, we have limited experience in acquiring other businesses and may have difficulty integrating acquired businesses or assets, retaining key employees of acquired businesses or otherwise realizing any of the anticipated benefits of acquisitions. If we acquire additional businesses, we may not be able to integrate the acquired operations and technologies successfully, or effectively manage the combined business following the acquisition. Integration may prove to be difficult due to the necessity of integrating personnel with disparate business backgrounds, different geographical locations and who may be accustomed to different corporate cultures.
We also may not achieve the anticipated benefits from any acquired business due to a number of factors, including:
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inability to integrate or benefit from acquired technologies or services in a profitable manner;

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unanticipated costs or liabilities, including legal liabilities, associated with the acquisition;

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difficulties and additional expenses associated with supporting legacy products and hosting infrastructure of the acquired business;

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difficulty converting the customers of the acquired business into our current and future offerings and contract terms, including disparities in the revenue model of the acquired company;

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diversion of management’s attention or resources from other business concerns;

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adverse effects on our existing business relationships with customers, members, or strategic partners as a result of the acquisition;

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complexities associated with managing the geographic separation of the combined businesses and consolidating multiple physical locations;

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the potential loss of key employees;

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difficulty integrating employees from the acquired business into our employee framework;

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acquisition targets not having as robust internal controls over financial reporting as would be expected of a public company;

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us becoming subject to new regulations as a result of an acquisition, including if we acquire a business serving customers in a regulated industry or acquire a business with customers or operations in a country in which we do not already operate;

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possible cash flow interruption or loss of revenue as a result of transitional matters; and

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use of substantial portions of our available cash to consummate the acquisition.

We may issue equity securities or incur indebtedness to pay for any such acquisition or investment, and make equity awards under our stock incentive plans to attract, retain, compensate and incentivize employees of businesses that we acquire, which could adversely affect our business, financial condition or results of operations. Any such issuances of additional capital stock may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Class A Ordinary Shares to decline.
In addition, a significant portion of the purchase price of any companies we acquire may be allocated to acquired goodwill and other intangible assets, which must be assessed for impairment at least annually. In the future, if our acquisitions do not yield expected returns, we may be required to take charges to our results of operations based on this impairment assessment process, which could adversely affect our results of operations.
We may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships with third-parties that may not result in the development of commercially viable solutions or the generation of significant future revenues.
In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, strategic alliances, partnerships or other arrangements to provide our services, develop products and pursue new markets. Proposing, negotiating and implementing collaborations, in-licensing arrangements, joint ventures, strategic alliances or partnerships may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure, or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products or services that achieve commercial success or result in significant revenues and could be terminated prior to developing any products. Additionally, contractual negotiations may result in us not owning, or jointly owning with a third party, the intellectual property rights in products and other works developed under our collaborations, joint ventures, strategic alliances or partnerships.
Additionally, we may not be in a position to exercise sole decision making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our future collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with any future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we may have limited control over the amount and timing of resources that any future collaborators devote to our or their future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements will be contractual in nature and will generally be terminable under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products or services resulting from such transaction or arrangement or may need to purchase such rights at a premium. Additionally, as would be standard for collaborations of such nature, we may have indemnity obligations in respect of, amongst other things, intellectual property and data privacy obligations, which, if triggered, could adversely affect our business, financial condition or results of operations.
We are currently party to, and may enter into future, in-bound intellectual property license agreements. We may not be able to fully protect the intellectual property licensed to us or maintain those licenses. Our licensors may retain the right to prosecute, enforce and defend the intellectual property rights licensed to us, in which case we would depend on the ability of our licensors to obtain, maintain and enforce intellectual property protection for the licensed intellectual property. These licensors may determine not to enforce the licensed intellectual property against other companies or may pursue such litigation less aggressively than we would. In addition, such licenses may only provide us with non-exclusive rights, which could allow other third parties, including our competitors, to utilize the licensed intellectual property rights. Further, our in-bound license agreements may impose various diligence, commercialization, payment or other obligations on us. Our licensors may allege that we have breached our license agreement with them, and accordingly seek to terminate our license, which could adversely affect our freedom to operate or our competitive business position and harm our business prospects.
Our use of open source software could adversely affect our ability to offer our solutions and subject us to possible litigation.
We use open source software in connection with our existing and future offerings. Some of these licenses may contain requirements that we make available source code for modifications or derivative works we create based upon the open source software, and that we license such modifications or derivative works under the terms of a particular open source license or other license granting third-parties certain rights of further use. By the terms of certain open source licenses, we could be required to release the source code of our proprietary software and to make our proprietary software available under open source licenses, if we combine and/or distribute our proprietary software with open source software in certain manners. Although we have a policy on how open source software may be used in our offerings and we monitor our use of open source software, we cannot be sure that all open source software is reviewed prior to use in our proprietary software, that our programmers have not incorporated into our proprietary software open source software subject to such unfavorable license terms, or that they will not do so in the future. Additionally, the terms of many open source licenses to which we are subject have not been interpreted by U.S. or foreign courts. There is a risk that open source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our ability to provide our existing and future offerings to our customers and members. In addition, the terms of open source software licenses may require us to provide software that we develop using such open source software, to others, including our competitors, on unfavorable license terms. As a result of our current or future use of open source software, we may face claims or litigation, be required to release our proprietary source code, pay damages for breach of contract, re-engineer our technology, discontinue sales in the event that re-engineering cannot be accomplished on a timely basis, or take other remedial action that may divert resources away from our development efforts, any of which could harm our business.
Our business could be disrupted by catastrophic events and man-made problems, such as power disruptions, cyberattacks, data security breaches and incidents, and terrorism.
Our systems are vulnerable to damage or interruption from the occurrence of any catastrophic event, including earthquake, fire, flood, tsunami, or other weather event, power loss, telecommunications failure, software or hardware malfunction, cyber-attack, ransomware, war, terrorist attack or incident of mass violence, which could result in lengthy interruptions in access to our platform or data. Acts of terrorism, including malicious internet-based activity, could cause disruptions to the internet or the economy as a whole. Even with our disaster recovery arrangements, access to our platform or data could be interrupted. If our systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver our platform and solution to our customers and members would be impaired or we could lose critical data or our data could be corrupted. If we are unable to successfully execute on our disaster recovery and business continuity plans in the event of a disaster or emergency, our business, financial condition, and results of operations would be harmed.
We have implemented a business continuity and disaster recovery program designed to manage business interruption, which is continually evolving. Specifically, our architecture is designed in availability zones to enable continuity when one or more zones is disrupted by moving traffic in the event of a problem, and the ability to recover in a short period of time. However, should our disaster recovery program fail to effectively support the movement of traffic in a timely or complete manner in the event of a catastrophe such as a natural disaster or sophisticated cyberattack, our business and results of operations may be harmed.
We do not carry business interruption insurance sufficient to compensate us for the potentially significant losses, including the potential harm to our business, financial condition and results of operations that may result from interruptions in access to our platform as a result of system failures.
A pandemic, epidemic or outbreak of an infectious disease in the United States, the United Kingdom or worldwide, including the outbreak of new variants or waves of COVID-19, could adversely affect our business.
If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States, the United Kingdom or worldwide, our business may be adversely affected. The severity, magnitude and duration of the current COVID-19 pandemic is uncertain and rapidly changing. As of the date of this prospectus, the extent to which the COVID-19 pandemic may impact our business, results of operations and financial condition remains uncertain. Furthermore, because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.
Adverse market conditions resulting from the spread of COVID-19, including new variants or waves, could materially adversely affect our business and the value of our Class A Ordinary Shares. Numerous state and local jurisdictions, including all markets where we operate, have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in largely remote operations at our headquarters and centers, work stoppages among some vendors and suppliers, slowdowns and delays, travel restrictions and cancellation of events and have restricted the ability of our front-line outreach teams to host and attend community events, among other effects, thereby significantly and negatively impacting our operations. Other disruptions or potential disruptions include restrictions on the ability of our personnel to travel; inability of our suppliers to manufacture goods and to deliver these to us on a timely basis, or at all; inventory shortages or obsolescence; delays in actions of regulatory bodies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; business adjustments or disruptions of certain third parties; and additional government requirements or other incremental mitigation efforts. The extent to which the COVID-19 pandemic impacts our business will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity and spread of COVID-19 and the actions to contain COVID-19 or treat its impact, including availability, acceptance and efficacy of vaccines and boosters among others. In addition, the COVID-19 virus disproportionately impacts older adults, which describes many of our members.
It is not currently possible to reliably project the direct impact of COVID-19 on our operating revenues and expenses. Key factors include the duration and extent of the outbreak in our service areas as well as societal and governmental responses. Members may continue to be reluctant to seek necessary care given the risks of the COVID-19 pandemic. This could have the effect of deferring healthcare costs that we will need to incur to later periods and may also affect the health of members who defer treatment, which may cause our costs to increase in the future. Further, as a result of the COVID-19 pandemic, we may experience slowed growth or a decline in new member demand. We also may experience increased internal and third-party medical costs as we provide care for members suffering from COVID-19. This increase in costs may be significant given the number of our members who are under capitation or value-based care agreements. There is also a risk that, as restrictions stemming from the COVID-19 pandemic are rolled back, our medical expenses may increase in the near-to-medium term as individuals who may have delayed getting routine medical treatment during the COVID-19 pandemic begin making appointments to do so. Further, we may face increased competition due to changes to our competitors’ products and services, including modifications to their terms, conditions, and pricing that could materially adversely impact our business, results of operations, and overall financial condition in future periods.
During 2020 and 2021, we temporarily closed all of our corporate offices, and enabled our entire corporate work force to work remotely, the majority of which still does. We also made operational changes to the staffing and operations of our centers to minimize potential exposure to COVID-19. We have also implemented travel restrictions for non-essential business. If the COVID-19 pandemic worsens, especially in regions where we have offices or centers, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ and service providers’ ability to travel, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We may take further actions that alter our business operations as may be required by any global authorities where we operate or that we determine are in the best interests of our employees. Such measures could negatively affect our sales and marketing efforts, sales cycles, employee productivity, or customer retention, any of which could harm our financial condition and business operations.
Due to the COVID-19 pandemic, we may not be able to document the health conditions of our members as completely as we have in the past. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual member. Payers with higher acuity members receive more, and those with lower acuity members receive less. Medicare requires that a member’s health issues be documented annually regardless of the permanence of the underlying causes. Historically, this documentation was required to be completed during an in-person visit with a member. As part of the Coronavirus Aid, Relief and Economic Security Act, or CARES Act, Medicare is allowing documentation for conditions identified during video visits with members. However, given the disruption caused by COVID-19, it is unclear whether we will be able to document the health conditions of our members as comprehensively as we did in prior years, which may adversely impact our revenue in future periods.
Also, under the CARES Act, the U.S. Department of Health and Human Services distributed Medicare Grants to healthcare providers to offset the impacts of the COVID-19 pandemic related expenses and lost revenues, also known as the Provider Relief Funds. Grants received are subject to the terms and conditions of the program, including that such funds may only be used to prevent, prepare for, and respond to the COVID-19 pandemic and will reimburse only for health care related expenses or lost revenues that are attributable to the COVID-19 pandemic. Recipients are not required to repay these funds, provided that they attest to and comply with certain terms and conditions, including not using the funds to reimburse expenses or losses that other sources are obligated to reimburse. We will continue to monitor our compliance with the terms and conditions of the Provider Relief Funds, including demonstrating that the distributions received have been used for healthcare-related expenses or lost revenue attributable to the COVID-19 pandemic. If we are unable to attest to or comply with current or future terms and conditions our ability to retain some or all of the distributions received may be impacted.
The COVID-19 pandemic could also cause our third-party data center hosting facilities and cloud computing platform providers, which are critical to our infrastructure, to shut down their business, experience security incidents that impact our business, delay or disrupt performance or delivery of services, or experience interference with the supply chain of hardware required by their systems and services, any of which could materially adversely affect our business. Further, the COVID-19 pandemic has resulted in our employees and those of many of our vendors working from home and conducting work via the internet, and if the network and infrastructure of internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our employees’, and our customers’ and vendors’ employees’, access to the internet to conduct business could be negatively impacted. Limitations on access or disruptions to services or goods provided by or to some of our suppliers and vendors upon which our platform and business operations relies, could interrupt our ability to provide our platform, decrease the productivity of our workforce, and significantly harm our business operations, financial condition, and results of operations.
Our platform and the other systems or networks used in our business may experience an increase in attempted cyber-attacks, targeted intrusion, ransomware, and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the COVID-19 pandemic. The success of any of these unauthorized attempts could substantially impact our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities.
The extent and continued impact of the COVID-19 pandemic on our business will depend on certain developments, including: the duration and spread of the outbreak; government responses to the pandemic; the impact on our customers and our sales cycles; the impact on customer, industry, or employee events; and the effect on our partners and supply chains, all of which are uncertain and cannot be predicted. Because of our business model, the full impact of the COVID-19 pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.
To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section, including but not limited to those relating to cyber-attacks and security vulnerabilities, interruptions or delays due to third-parties, or our ability to raise additional capital or generate sufficient cash flows necessary to expand our operations.
Any failure to offer high-quality implementation, member enrollment and ongoing support may adversely affect our relationships with our customers, and in turn our business, results of operations and financial condition.
Though we assist with targeted marketing campaigns, we do not control our customers’ enrollment schedules. As a result, if our customers do not allocate the internal resources necessary for a successful enrollment for their population, or enrollment launch date is delayed, we could incur significant costs, our enrollment rate may decline, customers could become dissatisfied and decide not to increase utilization of our solution or not to implement our solution beyond an initial period prior to their term commitment. In addition, competitors with more efficient operating models and/or lower implementation costs could jeopardize our customer relationships.
In implementing and using our solutions, our members depend on our member support to resolve issues in a timely manner. We may be unable to respond quickly enough to accommodate short-term increases in demand for member support. We also may be unable to modify the nature, scope and delivery of our services or member support to compete with changes in solutions provided by our competitors. Increased member demand for support could increase costs and adversely affect our financial condition and results of operations. Our sales are highly dependent on our reputation and on positive recommendations from our existing members, and customers. Any failure to maintain high-quality member support, or a market perception that we do not maintain high-quality member support, could adversely affect our reputation, our ability to sell our solutions, and in turn our business, financial condition and results of operations.
Our sales and implementation cycle can be long and unpredictable and requires considerable time and expense. As a result, our sales and revenue are difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.
The timing of our sales and related revenue recognition is difficult to predict because of the length and unpredictability of our sales cycle. The sales cycle for our solution from initial contact with a potential customer to enrollment launch varies widely by customer, ranging from less than one month to over a year. Some of our customers, especially in the case of our large customers and government entities, undertake a significant and prolonged evaluation process, including to determine whether our solutions meet their unique healthcare needs, which frequently involves evaluation of not only our solution but also of other available solutions, which has in the past resulted in extended sales cycles. Our sales efforts involve educating our customers about the ease of use, technical capabilities and potential benefits of our solution. Once a customer enters into an agreement with us, we then explain the benefits of our solutions again to eligible employees to encourage them to sign up as a member. During the sales cycle, we invest significant human resources and we expend significant time and money on sales and marketing activities, which lowers our operating margins, particularly if no sale occurs. For example, there may be unexpected delays in a customer’s internal procurement processes, particularly for some of our larger customers and government entities for which our products represent a very small percentage of their total procurement activity. There are many other factors specific to customers that contribute to the timing of their purchases and the variability of our revenue recognition, including the strategic importance of a particular project to a customer, budgetary constraints, funding authorization, and changes in their personnel. In addition, the significance and timing of our product enhancements, and the introduction of new products by our competitors, may also affect our customers’ purchases. Even if a customer decides to purchase our solutions, there are many factors affecting the timing of our recognition of revenue, which makes our revenue difficult to forecast. For example, once a customer enters into an agreement with us, we work with them to identify the eligible population and then launch an enrollment process. Time from signing to launch typically takes an average of at least three to six months. We do not receive any payment from our customers until members enroll and begin using our solution, which could be months following signing a subscription agreement for our solution. For all of these reasons, it is difficult to predict whether a sale will be completed, the particular period in which a sale will be completed or the period in which revenue from a sale will be recognized.
It is possible that in the future we may experience even longer sales cycles, more complex customer needs, higher upfront sales costs and less predictability in completing some of our sales as we continue to expand our direct sales force, expand into new territories and market additional solutions and services. If our sales cycle lengthens or our substantial upfront sales and implementation investments do not result in sufficient sales to justify our investments, our revenue could be lower than expected and it could have a material adverse effect on our business, financial condition and results of operations.
Failure to obtain or maintain an insurance license, a certificate of authority or an equivalent authorization allowing our participation in downstream risk-sharing arrangements with payers could subject us to significant penalties and adversely impact our operations.
Regulation of downstream risk-sharing arrangements, including, but not limited to, global risk and other value-based arrangements, varies significantly from state to state. We therefore expect significant uncertainty regarding whether our operations fall within the scope of certain laws or regulations.
If a state in which we currently operate, or a new geography, views our participation in risk-sharing arrangements as the assumption of insurance risk, the arrangement may fall within the purview of state insurance or managed care laws. If so, in connection with our continued operations or our expansion into new geographies, we may be required to obtain a state insurance or managed care license (or some other type of registration) and comply with the state’s insurance or managed care laws and regulations. Such laws and regulations may subject us to significant oversight by state regulators in the form of periodic reporting and audits, required financial reserves and refraining from taking certain actions without prior regulatory approval. The majority of states do not explicitly address whether and in what manner the state regulates the transfer of risk by a payer to a downstream entity, and in such states, regulators may nonetheless interpret statutes and regulations to regulate such activity. If downstream risk-sharing arrangements are not regulated directly in a particular state, the state regulatory agency may nonetheless require oversight by the licensed payer as the party to such a downstream risk-sharing arrangement. Such oversight is accomplished via contract and may include the imposition of reserve requirements and reporting obligations. Failure to comply with these direct and indirect oversight laws can result in significant monetary penalties, administrative fines, fraud or misrepresentation charges, denial of future insurer applications or loss of membership or suspension of membership growth.
Foreign currency exchange rate fluctuations and restrictions on the repatriation of cash could adversely affect our results of operations, financial position and cash flows.
Our business is exposed to fluctuations in exchange rates. Although our reporting currency is the U.S. dollar, we operate in different geographical areas and transact in a range of currencies in addition to the U.S. dollar, such as pound sterling. As a result, movements in exchange rates may cause our revenue and expenses to fluctuate, impacting our profitability, financial position and cash flows. Future business operations and opportunities, including any continued expansion of our business outside the United States, may further increase the risk that cash flows resulting from these activities may be adversely affected by changes in currency exchange rates. In the event we are unable to offset these risks, there may be a material adverse impact on our business and operations. In appropriate circumstances where we are unable to naturally offset our exposure to these currency risks, we may enter into derivative transactions to reduce such exposures.

Even where we implement hedging strategies to mitigate foreign currency risk, these strategies might not eliminate our exposure to foreign exchange rate fluctuations and involve costs and risks of their own, such as ongoing management time and expertise, external costs to implement the strategies and potential accounting implications. Nevertheless, exchange rate fluctuations may either increase or decrease our revenues and expenses as reported in U.S. dollars. Moreover, foreign governments may restrict transfers of cash out of the country and control exchange rates. There can be no assurance that we will be able to repatriate earnings generated, or cash held, by us and our subsidiaries due to exchange control restrictions or the requirements to hold cash locally to meet regulatory solvency requirements. This could have a material adverse effect on our business, financial condition and results of operations.
Risks Related to Government Regulation
In the United States, we conduct business in a heavily regulated industry, and if we fail to comply with these laws and government regulations, or if the rules and regulations change or the approach that regulators take in classifying our products and services under such regulations change, we could incur penalties or be required to make significant changes to our operations or experience adverse publicity, which could have a material adverse effect on our business, financial condition, and results of operations.
The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payers, our contractual relationships with our providers, vendors and customers, our marketing activities and other aspects of our operations. Of particular importance are:
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the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services;

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the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration (i) in return for referring or to induce the referral of an individual for the furnishing, or arranging for the furnishing, of items or services paid for in whole or in part by any federal health care program, such as Medicare and Medicaid, and (ii) ordering, leasing, purchasing or recommending or arranging for the ordering, purchasing or leasing of items, services, good, or facility paid for in whole or in part by any federal health care program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;

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the criminal healthcare fraud provisions of the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal False Claims Act that imposes civil liability on individuals or entities that, among other things, knowingly submit false or fraudulent claims for payment to the government, or knowingly make, or cause to be made, a false statement in order to have a false claim paid, or retain identified Medicare or Medicaid overpayments and allows for qui tam or whistleblower suits by private individuals on behalf of the government;

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various federal healthcare-focused criminal laws that impose criminal liability for intentionally submitting false or fraudulent claims, or making false statements, to the government;

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reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

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similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any payer, including patients and commercial insurers;

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state laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

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state laws, regulations, interpretative guidance, and policies requiring certain modality and other actions to establish a provider-patient relationship, deliver care, or prescribe medications as part of a telehealth service;

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state laws, regulations and policies relating to licensure and the practice of telehealth services across state lines;

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state laws, regulations, interpretative guidance, and policies regarding the dispensing or delivery of medications and devices;

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state laws, regulations, interpretative guidance, and policies regarding reporting requirements and patient consent, education, and follow-up related to treatment, including treatment and education for certain specific topics, such as, contraception, HIV and other STIs and state reporting for HIV, STIs, and infectious diseases;

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laws that regulate debt collection practices as applied to our debt collection practices;

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a provision of the Social Security Act that imposes penalties on healthcare providers who fail to disclose, or refund known overpayments;

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federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered;

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federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs; and

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with respect to medical devices such as our Higi Smart Health Stations, FDA authority over medical device marketing, including assessment and oversight of safety and effectiveness and over “promotional labeling,” and Federal Trade Commission (“FTC”) authority over “advertising.”

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. We have implemented a compliance program to maintain compliance with these laws, however instances of non-compliance may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. Medicare and Medicaid programs represent a large portion of our revenue in the United States and exclusion from future participation in these programs would significantly reduce our revenue for years to come. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.
To enforce compliance with the federal laws, the U.S. Department of Justice (the “DOJ”) and the OIG have recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time- and resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and penalties of $11,803 to $23,607 per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.
The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.
Additionally, the healthcare industry is subject to antitrust scrutiny. The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-competitive. The FTC, the Antitrust Division of the DOJ and state Attorneys General actively review and, in some cases, take enforcement action against business conduct and acquisitions in the healthcare industry. Private parties harmed by alleged anti-competitive conduct can also bring antitrust suits. Violations of antitrust laws may be punishable by substantial penalties, including significant monetary fines and treble damages, civil penalties, criminal sanctions and consent decrees and injunctions prohibiting certain activities or requiring divestiture or discontinuance of business operations. If antitrust enforcement authorities conclude that we violate any antitrust laws, we could be subject to enforcement actions that could have a material adverse effect on our business, financial condition, cash flows and results of operations.
The impact of healthcare reform legislation and other changes in the healthcare industry and in healthcare spending on us is currently unknown, but may adversely affect our business, financial condition and results of operations.
Our revenue is dependent on the healthcare industry and could be affected by changes in healthcare spending and policy. The healthcare industry is subject to changing political, regulatory and other influences.
In the United States, the Affordable Care Act (“ACA”) made major changes in how healthcare is delivered and reimbursed, and increased access to health insurance benefits to the uninsured and underinsured population of the United States. Since the adoption of ACA, there have been an increased number of individuals with Medicaid and private insurance coverage, increasingly, reimbursement policies tie payment to quality, alternative payment methodologies, including the Medicare Shared Savings Program, have been adopted or piloted, enforcement of fraud and abuse laws have increased and utilized expanded powers adopted as a part of ACA and the use of information technology has been encouraged.
Although ACA has remained largely intact in the face of multiple challenges, Federal agencies, Congress, states and other regulatory bodies have the ability to impact the extent of the changes implemented by ACA. Accordingly, the full impact of ACA remains unknown, and we cannot predict future actions by Federal agencies, Congress, the states and other regulatory bodies may impact the changes implemented by ACA. We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and other third-party payers will pay for healthcare products and services, which could adversely affect our business, financial condition and results of operations.
If we fail to comply with applicable data interoperability and information blocking rules, our business, financial condition and results of operations could be adversely affected.
The 21st Century Cures Act, or the Cures Act, which was passed and signed into law in December 2016, includes provisions related to data interoperability, information blocking and patient access. In March 2020, the HHS Office of the National Coordinator for Health Information Technology, or ONC, and CMS finalized and issued complementary rules that are intended to clarify provisions of the Cures Act regarding interoperability and information blocking, and include, among other things, requirements surrounding information blocking. The companion rules will transform the way in which healthcare providers, health IT developers, health information exchanges/health information networks, or HIEs/HINs, and health plans share patient information, and create significant new requirements for healthcare industry participants. For example, the ONC rule, which went into effect on April 5, 2021, prohibits healthcare providers, health IT developers of certified health IT, and HIEs/HINs from engaging in practices that are likely to interfere with, prevent, materially discourage, or otherwise inhibit the access, exchange or use of electronic health information, or EHI, also known as “information blocking.” To further support access and exchange of EHI, the ONC rule identifies eight “reasonable and necessary activities” as exceptions to information blocking activities, as long as specific conditions are met. Any failure to comply with these rules could have a material adverse effect on our business, results of operations and financial condition.
We expect to be treated as resident in the United Kingdom for tax purposes, but may be treated as a dual resident company for United Kingdom tax purposes.
Our board of directors conducts our affairs so that the central management and control of the company is exercised in the United Kingdom. As a result, we expect to be treated as resident in the United Kingdom for U.K. tax purposes. Accordingly, we expect to be subject to U.K. taxation on our income and gains, except where an exemption applies.
However, we may be treated as a dual resident company for U.K. tax purposes. As a result, our right to claim certain reliefs from U.K. tax may be restricted, and changes in law or practice in the United Kingdom could result in the imposition of further restrictions on our right to claim U.K. tax reliefs.
Evolving government regulations may result in increased costs or adversely affect our results of operations.
In a regulatory climate that is uncertain, our operations may be subject to direct and indirect adoption, expansion or reinterpretation of various laws and regulations. Compliance with these future laws and regulations may require us to change our practices at an indeterminable and possibly significant initial monetary and recurring expense. These additional monetary expenditures may increase future overhead, which could have a material adverse effect on our results of operations.
We have identified what we believe are the areas of government regulation that, if changed, would be costly to us. These include:
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rules governing the practice of medicine by physicians;

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laws relating to licensure requirements for physicians and other licensed health professionals;

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laws limiting the corporate practice of medicine and professional fee-splitting;

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laws governing the issuances of prescriptions in an online setting;

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cybersecurity and privacy laws;

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laws and licensure requirements relating to telemedicine;

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laws and regulatory requirements relating to artificial intelligence (which are likely to become more prominent across multiple jurisdictions in the coming years, following the European Commission’s proposal for an EU Regulation on Artificial Intelligence and other recent developments referred to under the subheading “— European Union” below);

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laws and regulatory requirements relating to medical devices including software as a medical device, under U.K. law, EU law and the Federal Food, Drug, and Cosmetic Act (the “FDCA”) and the FDA’s enforcement discretion relating to “device” regulatory requirements;

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laws and regulations relating to the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payers (e.g., the physician self-referral law or Anti-Kickback Statute);

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laws and regulations related to the acceptance of risk for medical expenses; and

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laws and rules relating to the distinction between independent contractors and employees. There could be laws and regulations applicable to our business that we have not identified or that, if changed, may be costly to us, and we cannot predict all the ways in which implementation of such laws and regulations may affect us.

Changes in law or regulation in any jurisdiction in which we operate may lead to increased costs and/or resourcing requirements, delays, or may require product features to be modified or discontinued. As an example, the current up-classification of many software as medical devices in the EU as a result of the recently enforced Medical Regulation (EU) No 2017/745 (“EU Medical Devices Regulation”) places a burden on manufacturers, including us, to comply with additional requirements (see “Business — Overview — Regulatory Environment — Medical Device Regulation — Regulation of Medical Devices in the European Union”). Some devices will now require to be certified by a notified body while they were only subject to self-assessment conformity under the former EU Medical Devices Directive. As a result of the transition, notified body review times have lengthened, and product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.
Moreover, there is an increasing trend in the EU, United Kingdom and United States towards regulation of AI and the protection of citizens from harm caused by AI, although no specific substantive legislation has been enacted in these jurisdictions to date.
European Union
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On April 21, 2021, the European Commission published its proposal for an EU Regulation on AI (the “Draft Regulation”). The proposal was supplemented by a compromise text issued on November 29, 2021 by the Presidency of the European Council. The Draft Regulation is not current EU law. It will proceed through a detailed legislative process (which is expected to take several years) and, if enacted, will also provide for a transition period to enable affected parties to comply. As with previous EU legislation relating to technology (such as the EU General Data Protection Regulation (“GDPR”)), it is likely that the final text will be significantly different from the Draft Regulation.

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The Draft Regulation applies to providers, users, importers and distributors of AI systems. It establishes a risk-based framework of requirements and enforcement mechanisms for various AI use-cases. This includes “high-risk” AI systems, which (among other criteria) encompass products or components that are subject to Regulation (EU) 2017/745 on medical devices.

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The Draft Regulation, if enacted, would have extra-territorial effect and would apply to:

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providers (established within or outside the EU) that supply or put an AI system into service in the EU;

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users of AI systems located within the EU; and

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providers and users located outside the EU, if the output produced by the AI system is used in the EU.

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Our mobile app (including our AI-driven digital health tools, Triage and Healthcheck) is currently available for download within the EU. We could be determined to be a provider, given that we develop the app and put it onto the market.

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If we were determined to be a provider of high-risk AI systems, our substantive obligations would include (among other measures) implementation of compliant risk-management and data governance systems, creation and maintenance of technical documentation, record-keeping requirements, detailed transparency obligations and post-market monitoring. Although we have many of these in place already, the specific requirements may vary. The Draft Regulation also requires high-risk AI systems to be CE- marked following a conformity assessment procedure. These measures could create additional costs (e.g. additional hires for product and compliance teams) and potential delays in the development and deployment of our AI-based products and services within the EU. If we fail to comply, we may be subject to fines or other penalties.

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Certain obligations in the Draft Regulation apply to users of high-risk AI systems, which could include our commercial partners and licensees. A user is any entity or person under whose authority a provider’s AI system is operated (rather than a human end-user). These obligations include ensuring input data is relevant for the intended purpose, monitoring the operation of the AI system and keeping logs generated by the system. As a result, we may be required to implement additional operational procedures and contractual protections (with potentially negative impacts on commercial partnership and licensing revenues) to enable our partners and licensees to comply with their own obligations when using our AI.
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If we were not determined to be a provider of high-risk AI systems, we could still be required to adhere to certain transparency standards under the Draft Regulation.

United Kingdom
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The Draft Regulation would not be part of U.K. law in light of Brexit. However, it would apply indirectly to parties in the U.K. through the extra-territorial effect detailed above (i.e., U.K.-based providers/users would need to comply if supplying or using AI systems, or their output, within the EU). Our mobile app is currently available for download in the EU. On September 22, 2021, the U.K. government published a national AI strategy (the “AI Strategy”), setting out a ten-year plan to invest in the U.K.’s AI ecosystem, transition the U.K. to an AI-enabled economy, and focus on national and international governance of AI technologies. The AI Strategy includes plans to create a “trusted and pro-innovation” AI governance regime. We continue to monitor the output of the AI Strategy to assess its potential impact on the regulation of our business. Recent developments and outputs include the publication of the Algorithmic Transparency Standard by the U.K. Central Digital and Data Office in November 2021 (which is currently being piloted among public sector organizations in the U.K. but could, if it becomes more broadly applicable to those providing public sector services, create new transparency reporting obligations for our NHS offering through Babylon GP at Hand). The U.K. Medicines and Healthcare Products Regulatory Agency (“MHRA”) also collaborated with the FDA to issue joint Guiding Principles on Good Machine Learning Practice for Medical Device Development in October 2021, as described further under the subheading “— United States” below.

United States
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Policy and legislative developments in the United States over the past two years suggest a greater focus on the regulation of AI, with a particular emphasis on algorithmic accountability and mitigation of algorithmic bias/discrimination.

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The Executive Order on Maintaining American Leadership in Artificial Intelligence (No. 13,859) (issued on February 11, 2019), included a guiding principle of “fostering public trust and confidence in AI technologies.” House Resolution 153 on Supporting the Development of Guidelines for Ethical Development of Artificial Intelligence (issued by the U.S. House of Representatives on February 27, 2019 but not yet adopted) sets out aims for the “safe, responsible and democratic development” of AI, through principles such as transparency, privacy, accountability, access, fairness and safety.

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The most significant legislative development was the introduction in Congress of the bill for the federal Algorithmic Accountability Act on April 10, 2019 (the “Bill”), which would require independent impact assessments to be conducted on certain “critical” automated decision systems (i.e. those having any legal, material or similarly significant effect on a consumer’s life) to assess their accuracy, fairness, bias, discrimination, privacy and security, where the relevant organization meets certain threshold criteria (based primarily on revenue and volume of data held). The Bill would also impose additional requirements around reporting, transparency and the taking of measures to mitigate any material negative impact of an automated decision system. The Bill did not advance in 2019, but was introduced in the U.S. Senate and in the U.S. House of Representatives on February 3, 2022.

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If enacted and if applicable to us, the Bill’s requirement to carry out detailed impact assessments and comply with reporting, transparency and impact mitigation requirements could create additional costs (including additional hires for compliance teams) and delays in our engineering and product development processes. The Bill would also not prevent the introduction of further legislation at the state level which might, if applicable, impose additional (potentially separate or overlapping)

requirements on us. An early example is the bill for the New Jersey Algorithmic Accountability Act (introduced on May 20, 2019), which is similar in scope and effect to the Bill and is still moving through the New Jersey legislative process.
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In October 2021, the MHRA collaborated with the FDA to issue joint Guiding Principles on Good Machine Learning Practice for Medical Device Development. The Guiding Principles are intended to inform the development of Good Machine Learning Practice in relation to the development of AI- and machine learning-based medical devices. Although our Triage/Symptom Checker product is not currently regulated as a medical device in the United States, the guidelines include a number of good-practice measures that already form part of our product development and operational processes.

In the jurisdictions in which we operate, even where we believe we are in compliance with all applicable laws, due to the uncertain regulatory environment, certain jurisdictions may determine that we are in violation of their laws. In the event that we must remedy such violations, we may be required to modify our services and products in a manner that undermines our solution’s attractiveness to our customers, consumers or providers or experts, we may become subject to fines or other penalties or, if we determine that the requirements to operate in compliance in such jurisdictions are overly burdensome, we may elect to terminate our operations in such places. In each case, our revenue may decline and our business, financial condition and results of operations could be materially adversely affected.
Additionally, the introduction of new services may require us to comply with additional, yet undetermined, laws and regulations. Compliance may require obtaining appropriate licenses or certificates, increasing our security measures and expending additional resources to monitor developments in applicable rules and ensure compliance. The failure to adequately comply with these future laws and regulations may delay or possibly prevent some of our products or services from being offered to customers, or their members and patients, which could have a material adverse effect on our business, financial condition and results of operations.
Changes to the regulatory environment and market for health insurance in the United States could affect the adoption of our products and services and our future revenue.
Our business interacts closely with the U.S. health insurance system, which is evolving and subject to a changing regulatory environment. Our future financial performance will depend in part on growth in the market for private health insurance, as well as our ability to adapt to regulatory developments.
Changes and developments in the health insurance system in the United States could reduce demand for our services and harm our business. For example, there has been an ongoing national debate relating to the health insurance system in the United States. Certain elected officials have introduced proposals to expand the Medicare program, ranging from proposals that would create a new single-payer national health insurance program for all United States residents, replacing virtually all other sources of public and private insurance, to more incremental approaches, such as lowering the age of eligibility for the Medicare program, expanding Medicare to a larger population, or creating a new public health insurance option that would compete with private insurers. Additionally, proposals to establish a single-payer or government-run health care system at the state level have been introduced in some of our key states, such as New York and California.
At the federal level, President Biden and Congress may consider other legislation and/or executive orders to change elements of the ACA. In December 2019, a federal appeals court held that the individual mandate portion of the ACA was unconstitutional and left open the question whether the remaining provisions of the ACA would be valid without the individual mandate. On November 10, 2020, the U.S. Supreme Court heard oral arguments in this matter, and in June 2021, the Supreme Court held that Texas and other challengers had no legal standing to challenge the ACA, upholding the ACA. On January 28, 2021, President Biden issued an Executive Order that states it is the policy of his administration to protect and strengthen Medicaid and the ACA, and to make high-quality healthcare accessible and affordable to all Americans, and directs the Secretary of HHS to consider opening a special enrollment period for uninsured and under-insured Americans to seek individual market coverage through the federal health insurance marketplace. On the same day, in response to the President’s Executive Order, CMS announced a special enrollment period from February 15, 2021 through May 15, 2021, which was extended to August 15, 2021 due to the coronavirus public health emergency, for uninsured and under-insured individuals and families to seek coverage through the federal health insurance marketplace. The Executive Order also directs federal agencies to examine agency actions to determine whether they are consistent with the Administration’s commitment regarding the ACA, and begin rulemaking to suspend, revise, or rescind any inconsistent actions. Areas of focus include policies or practices that may reduce affordability of coverage, present unnecessary barriers to individuals and families attempting to access Medicare or ACA coverage, or undermine protections for people with preexisting conditions. We continue to evaluate the effect that the ACA and its possible modifications, repeal and replacement may have on our business.
There may also be changes on the state level that could adversely impact our business. For example, the California Department of Health Care Services (“DHCS”), is currently in the process of recontracting with Medi-Cal managed care plans. If the Medi-Cal managed care plans that we currently contract with change as a result of this DHCS request for proposal and procurement process, and we are unable to secure new contracts with the new Medi-Cal managed care plans, the demand in our services may decrease and harm our business.
Opposition in the United Kingdom to the involvement of private sector providers in the delivery of healthcare services could adversely affect our business.
Our business in England interacts closely with the NHS, including through our delivery of our Babylon GP at Hand offering. The involvement of independent sector providers in the NHS is a regularly discussed topic. Independent providers have long played a role in the delivery of services in the NHS. Whilst we are unaware that a central record of independent sector spend by the NHS is retained, critics claim that spend in this area has increased over time and undermines the NHS core values. In the recent past, both Labour and Conservative governments have used independent providers to increase patient choice and competition, as well as increasing capacity to provide services. In recent years, there have been large-scale attempts to procure services from providers, including independent sector providers, which have received criticism and created delays. Tenders and contracts have been abandoned, and the topic of the “privatization of the NHS” continues to be debated by stakeholders, including patients, the general public, physicians, the media and politicians. It is unlikely that the debate around the “privatization of the NHS” will entirely subside, and it will remain a risk to our business.
The U.K. Department of Health and Social Care (“DHSC”) has published the “Provider Selection Regime: supplementary consultation on the detail of proposals for regulations” (“PSR”) for the procurement of healthcare services which closes on March 28, 2022. Subject to U.K. Parliamentary approval of the U.K. Health and Care Bill, DHSC is working towards implementing integrated care boards (“ICBs”) in July 2022 and intends to implement the PSR as soon as possible after this.
In addition, there is a risk that the ICBs could challenge how the Babylon GP at Hand contractual structure operates, or that the legislation regarding the persons eligible to enter into a general medical services contract could change such that the contractual structure no longer complies with the legislation. The Babylon GP at Hand contractual structure relies on four individuals holding the general medical services contract in their individual capacity. While we have broad control regarding two of these individuals due to their employment arrangements with us, we largely rely on our working relationship with the other two. Any scrutiny, investigation, or litigation with regard to our arrangement could have a material adverse effect on our business, financial condition and results of operations, particularly if we are unable to restructure our operations and arrangements to comply with applicable laws or we are required to restructure at a significant cost, or if we were subject to penalties or other adverse action.
We are subject to export and import control laws and regulations that could impair our ability to compete in international markets or subject us to liability if we violate such laws and regulations.
We and our products in many cases are subject to U.S. import and export controls and trade and economic sanctions regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. These laws prohibit the shipment or provision of certain products and solutions to certain countries, governments and persons targeted by U.S. sanctions. Exports of our products and services must be made in compliance with these laws and regulations when applicable. If in the future we are found to be in violation of U.S. sanctions or export control laws, it could result in civil and criminal penalties, including loss of export privileges and substantial fines for us and for the individuals working for us.
In addition, various countries regulate the import and export of certain encryption and other technology, including import and export permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our solution or permit the use of our platform in those countries.
Changes in our solution, or future changes in export and import regulations, may prevent our customers with international operations from deploying our platform globally or, in some cases, prevent the export or import of our solution to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell subscriptions to our platform to, existing or potential customers with international operations. Any decreased use of our platform or limitation on our ability to export or sell our solution would likely adversely affect our business, financial condition and results of operations.
We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the EU, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations. While we have mechanisms to identify high-risk individuals and entities before contracting with them, an instance of non-compliance with all such applicable laws could result in our being subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses. Likewise, any investigation of any potential violations of such laws by U.K., U.S. or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.
We are subject to the U.K. Bribery Act, the U.S. Foreign Corrupt Practices Act and other anti-corruption laws and anti-money laundering laws. Failure to comply with these laws could subject us to penalties and other adverse consequences.
Our operations are subject to anti-corruption laws, including the U.K. Bribery Act 2010 (the “Bribery Act”), the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), the U.S. domestic bribery statute at 18 U.S.C. §201, the U.S. Travel Act, and other anti-corruption laws and anti-money laundering laws that apply in countries where we do business. The Bribery Act, the FCPA and these other anti-corruption laws generally prohibit us and our employees, agents, representatives, business partners, and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to recipients in the public or private sector in order to obtain or retain business or gain some other business advantage.
We sometimes leverage third parties to sell our products and conduct our business abroad. Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. We, our employees, agents, representatives, business partners and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize those activities. While we have mechanisms to identify high-risk individuals and entities before contracting with them, we operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations. We cannot assure you that all of our employees, agents, representatives, business partners or third-party intermediaries will not take actions that violate applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.
These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions. While we have policies and procedures to address compliance with those laws, we cannot assure you that none of our employees, agents, representatives, business partners or third-party intermediaries will take actions that violate our policies and applicable law, for which we may be ultimately held responsible. In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.
Any allegations or violation of the FCPA, the Bribery Act or other applicable anti-bribery and anti-corruption laws and anti-money laundering laws could result in whistleblower complaints, sanctions, settlements, prosecution, enforcement actions, fines, damages, adverse media coverage, investigations, loss of export privileges, severe criminal or civil sanctions, or suspension or debarment from government contracts, all of which may have an adverse effect on our reputation, business, results of operations, and prospects. Responding to any investigation or action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
Certain of our software products could become subject to extensive regulatory oversight by the FDA, which may increase the cost of conducting, or otherwise harm, our business.
The FDA has authority to regulate medical devices, which are subject to extensive and rigorous regulation including with respect to their design, development, manufacturing, testing, labeling, packaging, safety, efficacy, premarket review, marketing, sales, distribution, import and export. A “device” is broadly defined under the FDCA to mean an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part or accessory which is, among other things, intended for use in the diagnosis of diseases or other conditions or in the cure, mitigation, treatment or prevention of disease, or which is intended to affect the structure or function of the body and does not achieve its primary intended purpose through chemical action and is not dependent upon being metabolized for the achievement of such purpose. The FDA considers certain software functions with these intended uses to constitute devices. However, the 21st Century Cures Act amended the FDCA to exclude from the definition of a “device” certain types of software, including software used for administrative support of a healthcare facility; software intended for maintaining or encouraging a healthy lifestyle and unrelated to the diagnosis, cure, mitigation, prevention, or treatment of a disease or condition; certain software intended to transfer, store, convert formats, or display the equivalent of paper medical charts; and software designed for transferring, storing, or displaying medical device data or in vitro diagnostic data; and certain clinical decision support software.
In addition, the FDA has issued guidance establishing certain policies pursuant to which it has indicated it will exercise enforcement discretion and will not apply its regulatory authorities with respect to certain kinds of software that may otherwise fall within the definition of a device. For example, the FDA has established a compliance policy for certain products that may fall within the definition of a device, but that are intended for only “general wellness use” and present a low risk to the safety of users and other persons. The FDA defines a “general wellness use” to be (i) an intended use that relates to maintaining or encouraging a general state of health or a healthy activity, or (ii) an intended use that relates the role of healthy lifestyle with helping to reduce the risk or impact of certain chronic diseases or conditions and where it is well understood and accepted that healthy lifestyle choices may play an important role in health outcomes for the disease or condition. For such low-risk products, FDA does not intend to examine whether the product constitutes a medical device, and if the product is a medical device, whether the product complies with the premarket review and post-market regulatory requirements of the FDCA. As such, if a medical device falls within the definition of a “low risk general wellness product,” the product may be subject to enforcement discretion under the FDA’s compliance policy for such products, meaning that the FDA will not enforce its medical device authorities with respect to that product. In addition, the FDA has established an enforcement discretion policy for certain mobile medical apps that otherwise fall within the definition of a medical device but do not pose a risk to patient safety in the event of a failure to function as intended.
We believe certain of our currently marketed applications are not regulated by the FDA as medical devices, or alternatively, that even if our products are medical devices, they are subject to FDA’s current enforcement discretion policies applicable to software products. However, the FDA may disagree with our determination and may conclude that such applications are medical devices requiring premarket authorization, which we have not obtained, and post-market regulatory requirements, with which we have not complied. If the FDA makes this determination with respect to any software that we either believe is not a device or is a device but qualifies for enforcement discretion, we could be required to cease commercial distribution of the software or recall the offering pending receipt of any required marketing authorization, and we could be subject to untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties, operating restrictions, partial suspension or total shutdown of production, delays in or refusal to grant clearances or approvals, prohibitions on sales of our products, criminal prosecution, other enforcement action, litigation, and negative publicity, any of which could materially, adversely affect our business. In addition, there is a risk that the FDA could alter its enforcement discretion policies, which could subject our software to more stringent medical device regulations even if the FDA were to agree with our assertion that our software is not subject to regulation by the FDA currently.
In addition, if the FDA determines that any of our current or future software products are regulated as medical devices and not otherwise subject to enforcement discretion, we would become subject to various requirements under the FDCA and the FDA’s implementing regulations, which could result in higher than anticipated costs and have a material adverse effect on our reputation, business, financial condition and results of operations.
Certain of our products and operations are subject to extensive regulation as medical devices in the United States and other jurisdictions.
We market certain products, including the Higi Smart Health Stations, which are regulated as medical devices by the FDA in the United States and by comparable foreign regulatory authorities in other jurisdictions. The FDA and foreign regulatory agencies regulate, among other things, with respect to medical devices their design, development, manufacturing, testing, labeling, packaging, safety, efficacy, premarket review or certification, marketing, sales, distribution, import and export.
In the United States, before we can market a new medical device, or a new use of, new claim for or significant modification to an existing medical device, we must first receive clearance from the FDA under Section 510(k) of the FDCA, grant of a de novo classification request, or approval of pre-market approval, or PMA, application from the FDA, unless an exemption from pre-market review applies. In the 510(k) clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. However, some devices are automatically subject to the PMA pathway regardless of the level of risk they pose because they have not previously been classified into a lower risk class by the FDA. Manufacturers of these devices may request that FDA review such devices in accordance with the de novo classification procedure, which allows a manufacturer whose novel device would otherwise require the submission and approval of a PMA prior to marketing to request down-classification of the device on the basis that the device presents low or moderate risk. If the FDA agrees with the down-classification, the applicant will then receive authorization to market the device. This device type can then be used as a predicate device for future 510(k) submissions. The process of obtaining regulatory clearances or approvals, or completing the de novo classification process, to market a medical device can be costly and time consuming, and we may not be able to successfully obtain pre-market reviews on a timely basis, if at all. Any delay in, or failure to receive or maintain, clearance or approval for our product candidates could prevent us from generating revenue from these product candidates and adversely affect our business operations and financial results.
Even if granted, a 510(k) clearance, de novo classification, PMA approval, or similar authorization or certification from other regulators for any future product may substantial restrictions on how such device is marketed or sold, and the FDA and other regulatory authorities or bodies will continue to place considerable restrictions on our products and operations. For example, with respect to 510(k)-cleared medical devices, certain modifications to such devices that have not been previously cleared may require us to submit a new 510(k) premarket notification and obtain clearance, or to submit a PMA and obtain FDA approval prior to implementing the change. The FDA requires every manufacturer to make this determination in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new marketing authorizations are necessary. We have made modifications to 510(k)-cleared products in the past and have determined based on our review of the applicable FDA regulations and guidance that, in certain instances, new marketing authorizations were not required. We may make modifications or add additional features in the future that we believe do not require FDA premarket review. If the FDA disagrees with these determinations and requires us to submit new marketing applications for modifications to our products, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties. If the FDA requires us to go through a lengthier, more rigorous examination for future products or modifications to existing products than we had expected, product introductions or modifications could be delayed or canceled, which could adversely affect our ability to grow our business.
Subject to transitional provisions, to sell medical devices in EU member states, our products must comply with the general safety and performance requirements of the EU Medical Devices Regulation (Regulation (EU) No 2017/745). Compliance with these requirements is a prerequisite to be able to affix the European Conformity (“CE”) mark to our products, without which they cannot be sold or marketed in the EU. To demonstrate compliance with the general safety and performance requirements, we must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. Except for low-risk medical devices (Class I), where the manufacturer can self-assess the conformity of its products with the general safety and performance requirements (except for any parts which relate to sterility, metrology or reuse aspects), a conformity assessment procedure requires the intervention of a notified body (see “— Regulation of Medical Devices in the European Union”).
The aforementioned EU rules are generally applicable in the European Economic Area (“EEA”) (which consists of the 27 EU member states plus Norway, Liechtenstein and Iceland). Non-compliance with the above requirements would also prevent us from selling our products in these three countries.
From January 1, 2021 onwards, the MHRA became the sovereign regulatory authority responsible for Great Britain (i.e. England, Wales and Scotland) medical device market according to the requirements provided in the Medical Devices Regulations 2002 (SI 2002 No 618, as amended) that sought to give effect to the three pre-existing EU directives governing active implantable medical devices, general medical devices and in vitro diagnostic medical devices whereas Northern Ireland continues to be governed by EU rules according to the Northern Ireland Protocol. Following the end of the Brexit transitional period on January 1, 2021, new regulations require medical devices to be registered with the MHRA (but manufacturers were given a grace period of four to 12 months to comply with the new registration process) before being placed on Great Britain market. The MHRA will only register devices where the manufacturer or their United Kingdom Responsible Person has a registered place of business in the United Kingdom. Manufacturers based outside the United Kingdom will need to appoint a U.K. Responsible Person that has a registered place of business in the United Kingdom to register devices with the MHRA. By July 1, 2023, in Great Britain, all medical devices will require a UKCA (“UK Conformity Assessed”) mark but CE marks issued by EU notified bodies will remain valid until this time. Manufacturers may choose to use the UKCA mark on a voluntary basis until June 30, 2023. However, UKCA marking will not be recognized in the EU. Compliance with this legislation is a prerequisite to be able to affix the UKCA mark to our products, without which they cannot be sold or marketed in Great Britain. The rules for placing medical devices on the market in Northern Ireland, which is part of the United Kingdom, differ from those in the rest of the United Kingdom. Under the terms of the Northern Ireland Protocol, Northern Ireland will follow EU rules on medical devices and devices marketed in Northern Ireland will require assessment according to the EU regulatory regime. Such assessment may be conducted by an EU notified body, in which case a CE mark will be required before placing the device on the market in the EU or Northern Ireland. Alternatively, if a UK notified body conducts such assessment, a ‘UKNI’ mark will be applied and the device may only be placed on the market in Northern Ireland and not the EU.
The FDA and similar foreign governmental authorities also have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall of our products could occur as a result of an unacceptable risk to health, component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Under the FDA’s medical device reporting regulations, we are required to report to the FDA any incident in which our product may have caused or contributed to a death or serious injury or in which our product malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. Similar requirements exist in foreign jurisdictions. If we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action. We may also be required to bear other costs or take other actions that may have a negative impact on our sales as well as face significant adverse publicity or regulatory consequences, which could harm our business, including our ability to market our products in the future.
In addition, the manufacture of medical devices in the United States must comply with the FDA’s Quality System Regulation, or QSR. Manufacturers must register their manufacturing facilities, list the products with the FDA, and comply with requirements relating to labeling, marketing, complaint handling, adverse event and medical device reporting, reporting of corrections and removals, and import and export. The FDA monitors compliance with the QSR and these other requirements through periodic inspections. Similar requirements exist in foreign jurisdictions. If our facilities or those of our manufacturers or suppliers are found to be in violation of applicable laws and regulations, or if we or our manufacturers or suppliers fail to take satisfactory corrective action in response to an adverse inspection, the FDA and other regulatory authorities could take enforcement action, including any of the following sanctions:
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adverse publicity, untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

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customer notifications or repair, replacement, refunds, detention or seizure of our products;

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operating restrictions or partial suspension or total shutdown of production;

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refusing or delaying requests for 510(k) clearance or PMA approvals or foreign regulatory authorizations or certifications of new products or modified products;

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withdrawing 510(k) clearances, PMA approvals or foreign regulatory authorizations or certifications that have already been granted;

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refusing to issue certificates to foreign governments needed to export products for sale in other countries;

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refusing to grant export approval for our products; or

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pursuing criminal prosecution.

Any of these sanctions could impair our ability to produce our products and product candidates in a cost-effective and timely manner in order to meet our customers’ demands and could have a material adverse effect on our reputation, business, results of operations and financial condition. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.
Failure to comply with applicable transfer pricing and similar regulations could harm our business and financial results.
In many countries, including the United States and the United Kingdom, we are subject to transfer pricing and other tax regulations designed to ensure that appropriate levels of income are reported as earned in each jurisdiction and are taxed accordingly. We are subject to the risk that governmental authorities could audit our transfer pricing and related practices and assert that additional taxes are owed. In the event that the audits or assessments are concluded adversely to us, we may or may not be able to offset or mitigate the consolidated effect.
The enactment of legislation implementing changes in tax legislation or policies in different geographic jurisdictions including the United Kingdom and the United States could materially impact our business, financial condition and results of operations.
We conduct business globally and file income tax returns in multiple jurisdictions. Our consolidated effective income tax rate could be materially adversely affected by several factors, including: changing tax laws, regulations and treaties, or the interpretation thereof; tax policy initiatives and reforms under consideration (such as those related to the Organization for Economic Co-Operation and Development’s

(“OECD”) Base Erosion and Profit Shifting, or BEPS, project, the European Commission’s state aid investigations and other initiatives); the practices of tax authorities in jurisdictions in which we operate; the resolution of issues arising from tax audits or examinations and any related interest or penalties. Such changes may include (but are not limited to) the taxation of operating income, investment income, dividends received or (in the specific context of withholding tax) dividends, royalties and interest paid.
We are unable to predict what tax reforms may be proposed or enacted in the future or what effect such changes would have on our business, but such changes, to the extent they are brought into tax legislation, regulations, policies or practices in jurisdictions in which we operate, could increase the estimated tax liability that we have expensed to date and paid or accrued on our Consolidated Statement of Financial Position, and otherwise affect our future results of operations, cash flows in a particular period and overall or effective tax rates in the future in countries where we have operations, reduce post-tax returns to our shareholders and increase the complexity, burden and cost of tax compliance.
The applicability of value-added, sales, use, withholding and other tax laws or regulations on our business is uncertain. Adverse tax laws or regulations could be enacted or existing laws could be applied to us or our customers, which could subject us to additional tax liability and related interest and penalties, increase the costs of our solution and adversely impact our business.
The application of tax laws and regulations to services provided electronically is evolving. New income, sales, use, value-added or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time (possibly with retroactive effect), and could be applied solely or disproportionately to services provided over the internet or could otherwise materially affect our financial position and results of operations.
In addition, different tax jurisdictions have differing rules and regulations governing sales, use, value-added and other taxes, and these rules and regulations can be complex and are subject to varying interpretations that may change over time. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us (possibly with retroactive effect). Although our customer contracts typically provide that our customers must pay all applicable sales and similar taxes, our customers may be reluctant to pay back taxes and associated interest or penalties, or we may determine that it would not be commercially feasible to seek reimbursement. In addition, we or our customers could be required to pay additional tax amounts on both future as well as prior sales, and possibly fines or penalties and interest for past due taxes. If we are required to collect and pay back taxes and associated interest and penalties, and if the amount we are required to collect and pay exceeds our estimates and reserves, or if we are unsuccessful in collecting such amounts from our customers, we could incur potentially substantial unplanned expenses, thereby adversely impacting our operating results and cash flows. Imposition of such taxes on our services going forward or collection of sales tax from our customers in respect of prior sales could also adversely affect our sales activity and have a negative impact on our operating results and cash flows.
Furthermore, a tax authority may disagree with tax positions that we have taken, which could result in increased tax liabilities. For example, Her Majesty’s Revenue & Customs, or HMRC, or another tax authority could challenge our allocation of income by tax jurisdiction and the amounts paid between our affiliated companies pursuant to our intercompany arrangements and transfer pricing policies, including methodologies for valuing developed technology and amounts paid with respect to our intellectual property development. Similarly, a tax authority could assert that we are subject to tax in a jurisdiction where we believe we have not established a taxable connection, often referred to as a “permanent establishment” under international tax treaties, and such an assertion, if successful, could increase our expected tax liability in one or more jurisdictions. In addition, a tax authority may take the position that material income tax liabilities, interest and penalties are payable by us, where there has been a technical violation of contradictory laws and regulations that are relatively new and have not been subject to extensive review or interpretation, in which case we expect that we might contest such assessment. High-profile companies can be particularly vulnerable to aggressive application of unclear requirements. Many companies must negotiate their tax bills with tax inspectors who may demand higher taxes than applicable law appears to provide. Contesting such an assessment may be lengthy and costly and if we were unsuccessful in disputing the assessment, the implications could increase our anticipated effective tax rate, where applicable.

Risks Related to Intellectual Property and Legal Proceedings
If we are unable to obtain, maintain and enforce intellectual property protection for our technology or if the scope of our intellectual property protection is not sufficiently broad, others may be able to develop and commercialize technology substantially similar to ours, and our ability to successfully commercialize our technology may be adversely affected.
Our business depends on internally developed technology and content, including software, databases, confidential information and know-how, the protection of which is crucial to the success of our business. We rely on a combination of registered and unregistered rights, including patents and registered trademarks, as well as trade-secret and copyright laws and confidentiality procedures and contractual provisions to protect our intellectual property rights in our internally developed technology and content, as well as our brand. We may, over time, increase our investment in protecting our intellectual property through additional patent, trademark and other intellectual property filings. Effective patent, trade-secret, copyright and trademark protection is expensive and time-consuming to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. These measures, however, may not be sufficient to offer us meaningful protection.
Much of our technology and software is maintained as trade secrets and not protected by patents. Our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our trade secret information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information, technology or content is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets, know-how and other proprietary information. We rely, in part, on non-disclosure, confidentiality and assignment-of-invention agreements (or equivalent contractual provisions) with our employees, independent contractors, consultants and companies with which we conduct business to protect our trade secrets, know-how and other intellectual property and internally developed information. These agreements may not be self-executing (i.e., they may require further legislative or judicial action before they can take effect or become enforceable), or they may be breached and we may not have adequate remedies for such breach. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access, whether authorized or unauthorized, to our trade secrets, know-how and other internally developed information.
If we are unable to protect our intellectual property and other IP and other proprietary rights, our competitive position and our business could be harmed, as third parties may be able to commercialize and use technologies and software products that are substantially the same as ours without incurring the development and/or licensing costs that we have incurred. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed or misappropriated. Any of our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties or otherwise misappropriated. In addition, our intellectual property rights may not be sufficient to provide us with freedom to operate or technology that will permit us to take advantage of current market trends or otherwise sufficient to provide us with competitive advantages, which could result in costly redesign efforts, discontinuance of certain offerings or other competitive harm.
Monitoring unauthorized use of our intellectual property is difficult and costly. From time to time, we may seek to analyze our competitors’ services, and may in the future seek to enforce our intellectual property against potential infringement. However, the steps we have taken to protect our intellectual property may not be adequate to prevent infringement or misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property. Any inability to meaningfully protect or assert our intellectual property rights could result in harm to our ability to compete and reduce demand for our technology. Moreover, our failure to develop and properly manage new intellectual property could adversely affect our market positions and business opportunities.
Uncertainty may result from changes to intellectual property legislation and from interpretations of intellectual property laws by applicable courts and agencies in any of the jurisdictions in which we operate. Accordingly, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage. Our failure to obtain, maintain and enforce our intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.
Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and results of operations.
Our commercial success depends on our ability to develop and commercialize our services and use our internally developed technology without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results and financial condition to suffer. As the market for digital healthcare, both in the United States and globally, expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our technology of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our customers or other parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage. Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. We may not be able to successfully settle or otherwise resolve such adversarial proceedings or litigation.
If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or to continue claims, regardless of whether such claims have merit. This can be time-consuming, divert management’s attention and financial resources and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our technology, obtain licenses, modify our services and technology while we develop non-infringing substitutes or incur substantial damages, settlement costs or face a temporary or permanent injunction prohibiting us from marketing or providing the affected services (which may cause us to breach contractual obligations). If we require a third-party license, it may not be available, either on reasonable terms or at all, and we may have to pay substantial royalties, upfront fees or grant cross-licenses to intellectual property rights relating to our products, services or solutions. We may also have to redesign our products, services or solutions so they do not infringe third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology may not be available for commercialization or use. Even if we have an agreement with a third party to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license on reasonable terms or at all, or obtain similar technology from another source, our revenue and earnings could be adversely impacted.
From time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. We are not currently subject to any claims from third parties asserting infringement of their intellectual property rights. Some third parties may be able to sustain the costs of complex litigation more effectively than us because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Class A Ordinary Shares. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we infringe or otherwise violate their intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.

We may become subject to medical liability claims, which could cause us to incur significant expenses and may require us to pay significant damages if not covered by insurance.
Our business entails the risk of medical liability claims against both our providers and us. We carry insurance (and in relation to clinical negligence claims in the United Kingdom arising from care delivered within Babylon GP at Hand NHS primary medical services, we are indemnified by a national state-backed indemnity scheme under NHS Resolution) covering medical malpractice claims in amounts that we believe are appropriate in light of the risks attendant to our business and/or as required under applicable law, and the physician-owned entities with which we partner carry insurance for themselves and each of their healthcare professionals (our providers). However, successful medical liability claims could result in substantial damage awards that exceed the limits of our and our providers’ insurance coverage. In addition, professional liability insurance is expensive and insurance premiums may increase significantly in the future, particularly as we expand our services. As a result, adequate professional liability insurance may not be available to our providers or to us in the future at acceptable costs or at all.
Any claims made against us that are not fully covered by insurance could be costly to defend against, result in substantial damage awards against us and divert the attention of our management and our providers from our operations, which could have a material adverse effect on our business, financial condition and results of operations. In addition, any claims may adversely affect our business or reputation.
We have been, and may in the future become, subject to litigation or regulatory investigations, which could cause us to incur significant expenses, pay significant damages or harm our business.
Our business entails the risk of legal claims against us, and we have been and may in the future become subject to litigation. Claims against us may be asserted by or on behalf of a variety of parties, including our customers, our members, users of our products, vendors, government agencies, our current or former employees, our shareholders, or entities in which we invest and/or their shareholders. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, covered by adequate insurance. Although we carry public liability and product liability insurance, as well as medical malpractice insurance in amounts that we believe are appropriate considering the risks attendant to our business, successful claims could result in substantial damage awards that exceed the limits of our insurance coverage.
In addition, any determination that we are acting in the capacity of a healthcare provider, or exercising undue influence or control over a healthcare provider, or any adverse determination by a data protection authority or other applicable regulatory body in respect of our users’ data, may subject us to claims not covered by our insurance coverage, or could result in significant sanctions against us and our clinicians, additional compliance requirements, expense, and liability to us. In addition, insurance coverage is expensive and insurance premiums may increase significantly in the future, particularly as we expand our solutions. As a result, adequate coverage may not be available to us or to our providers in the future at acceptable costs or at all. We generally intend to defend ourselves vigorously; however, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of some of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments, and settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby harming our business and the trading price of our Class A Ordinary Shares. For example, fines or assessments could be levied against us under domestic or foreign data privacy laws (such as HIPAA, the GDPR, or the California Consumer Privacy Act of 2018 (“CCPA”)) or under authority of privacy enforcing governmental entities (such as the FTC or the HHS) or as a result of private actions, such as class actions based on data breaches or based on private rights of action (such as private actions permitted under the CCPA). Additionally, a successful product liability, warranty, or other similar claim against us could have an adverse effect on our business, operating results, and financial condition.
Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could adversely impact our results of operations and cash flows, expose us to increased risks that would be uninsured and adversely impact our ability to attract directors and officers. In addition, such litigation could result in increased scrutiny by government authorities having authority over our business, such as the FTC, the HHS, Office for Civil Rights, and state attorneys general.

In England, Babylon and Babylon GP at Hand are both registered providers with the CQC. In the event of an enforcement action arising from a clinical incident by either provider, there is a risk of fines. These can be modest Fixed Penalty Fines (for example for noncompliance with notification deadlines, or an administrative step in relation to duty of candor); however, if the enforcement action relates to matters of safe care, fines can be more significant and relate to the provider’s turnover. This type of enforcement action is ring-fenced to the legal entity that is registered, but remains a risk for any healthcare provider registered with the CQC. Other regulators in the sector can also impose fines, for example the Health and Safety executive, for non-clinical care incidents, and the U.K. Information Commissioner’s Office for data protection breaches, security incidents or non-compliance with data protection legislation.
We are also subject to various regulations as to the use of certain medical technology. In certain jurisdictions, the rules governing the application of our technology may not readily align with the nature of our products and services, in which case we may incur costs and delays in communicating with authorities, obtaining clearances in those markets or penalties for failure to conform to certain registration requirements. For example, we have in the past and expect to continue to have interactions with the MHRA and regulatory authorities in certain other jurisdictions about the proper classification of certain products and services, which may result in requiring us to re-register different products and services or changing, reducing functionality of or access to certain of our products and services.
Our Higi Smart Health Station business exposes us to the risk of product liability claims that is inherent in the testing, manufacturing and marketing of medical devices, including those which may arise from the misuse (including system hacking or other unauthorized access by third parties to our systems) or malfunction of, or design flaws in, our Higi station products. Notably, the classification of the Higi station as a Class II medical device in the U.S. is likely to weaken our ability to rely on federal preemption of state law claims that assert liability against us for harms arising from use of the Higi station. We may be subject to product liability claims if our products cause, or merely appear to have caused, an injury. Claims may be made by end users, customers, healthcare providers or others selling our products. We may be subject to claims against us even if the apparent injury is due to the actions of others or misuse of our Higi station or a partner device. Our customers, either on their own or following the advice of their physicians, may use our Higi station products in a manner not described in the products’ labeling and that differs from the manner in which it was used in clinical studies and cleared by the FDA. Defending a suit, regardless of merit, could be costly, could divert management attention and might result in adverse publicity, which could result in the withdrawal of, or inability to recruit, clinical trial volunteers or result in reduced acceptance of our Higi station products in the market.
In addition, in the United States and other jurisdictions, medical device manufacturers have been the target of numerous government prosecutions and investigations alleging violations of law, including claims asserting impermissible off-label promotion of medical devices, payments intended to influence the referral of federal or state healthcare business, and submission of false claims for government reimbursement. We cannot rule out the possibility that the government or other third parties could interpret these laws differently and challenge our practices under one or more of these laws. This likelihood of allegations of non-compliance is increased by the fact that under certain federal and state laws applicable to our Higi station business, individuals, known as relators, may bring an action on behalf of the government alleging violations of such laws, and potentially be awarded a share of any damages or penalties ultimately awarded to the applicable government body. Any action against us alleging a violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s time and attention from the operation of our business, and have a material effect on our business.
Risks Related to Information Technology and Data
Cyberattacks, security breaches and incidents, and other disruptions have compromised and could in the future compromise sensitive information related to our business or members, or prevent us from accessing critical information or from serving customers and expose us to liability, which could adversely affect our business and our reputation.
In the ordinary course of our business, we collect, store, use and disclose sensitive data, including protected health information (“PHI”), and other types of personal data (as defined in the GDPR and the

United Kingdom’s implementation of the GDPR (“UK GDPR”) or personally identifiable information (“PII”). We also process and store, and use additional third party service providers to process and store sensitive information including intellectual property and other proprietary business information, including that of our members and customers (collectively, together with PHI and PII, “Confidential Data”). We manage and maintain our platform and Confidential Data utilizing a combination of on-site systems, managed data center systems and cloud-based computing center systems.
We are highly dependent on information technology infrastructure, networks and systems, including the internet and various hardware and software systems such as cloud technologies (collectively, “IT Systems”), to securely process, transmit and store Confidential Data and to conduct many other critical internal and external operations. Cyberattacks and security breaches involving our IT Systems, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, employee or contractor error, negligence or malfeasance, and bugs, misconfigurations or other vulnerabilities can create system disruptions, shutdowns or unauthorized disclosure or modifications of Confidential Data, causing for example, member health information to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, transmission and security of Confidential Data, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of Confidential Data that we and our service providers collect, store, transmit, and otherwise process, the security of our IT Systems and other aspects of our services, including those provided or facilitated by our third-party service providers, is critically important to our operations and business strategy. We take certain administrative, physical and technological measures in response to these risks, such as by conducting privacy and security impact assessments, and seeking contractual security commitments from service providers who handle Confidential Data.
We have experienced cyber and other security incidents in the past and continue to experience them from time to time. Despite protective measures taken by us and by third-party service providers, our IT Systems and Confidential Data are and remain vulnerable to cyberattacks and cybersecurity risks posed by hackers or viruses, failures or breaches due to third-party action, employee negligence or error, malfeasance or other disruptions (for example, due to ransomware), bugs, misconfigurations, or other hardware or software vulnerabilities, including supply chain related vulnerabilities and failures during the process of upgrading or replacing software, databases or components thereof, and a host of other cybersecurity threats. We expect the frequency and impact of cyberattacks to accelerate as threat actors are becoming increasingly sophisticated, for example, in using tactics and techniques designed to circumvent security controls, avoid detection, and obfuscate forensic evidence, such that we may be unable to timely or effectively detect, identify, investigate or remediate attacks in the future.
A cyberattack, security breach or incident, or other privacy or data protection violation, that leads to disclosure or unauthorized use, modification of, or other processing, or that prevents access to or otherwise impacts the confidentiality, security, availability or integrity of Confidential Data that we or our subcontractors maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require us to verify the accuracy of database contents or be subject to audits from regulators or customers, resulting in increased costs and loss of revenue. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our platform, and we could suffer a loss of customers or users or a decrease in the use of our platform, and we may suffer loss of reputation, harm to our market position, adverse impacts on customer, user and investor confidence, financial loss, governmental investigations, litigation or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and incidents and other unauthorized access to, or acquisition or processing of, Confidential Data can be difficult to detect, and any delay in identifying such incident, mitigating and otherwise responding to any incidents, or in providing any notification of such incidents may lead to increased liability and impact to operations.
Any such breach or incident, or disruption to or interruption of our systems or any of our third-party information technology partners, could compromise our networks or data security processes, disrupt our operations, and sensitive information could be destroyed, corrupted, or inaccessible or could be accessed, obtained, or disclosed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as HIPAA, the GDPR, the UK GDPR and the Data Protection Act 2018 (“DPA 2018”), and regulatory fines or penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform our services, provide member assistance services, conduct research and development activities, collect, process, and prepare company financial information, provide information about our current and future solutions and engage in other user and clinician education and outreach efforts. Any such breach or incident could also result in the loss or compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all loss and liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.
Our audit committee, which reports to our full board of directors, has historically been responsible for overseeing our cybersecurity risk management processes.
Our use, disclosure, and other processing of information relating to individuals, including health information, is subject to HIPAA, the GDPR, the DPA 2018, the UK GDPR, and other privacy, data protection, and data security laws and regulations, and our failure to comply with those laws and regulations or to adequately secure the information we hold and that is processed in our business could result in significant liability or reputational harm and, in turn, a material adverse effect on our client base, member base and revenue.
Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of PHI and PII. These laws and regulations include HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, as well as their covered subcontractors. Our U.S. entities that directly provide healthcare services are covered entities under HIPAA. Our U.S. entities are both covered entities under HIPAA and business associates under HIPAA. We execute business associate agreements with our customers that process PHI.
HIPAA requires covered entities and business associates to develop and maintain policies and procedures with respect to the use, disclosure and protection of PHI, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.
HIPAA imposes mandatory penalties for certain violations. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured PHI, a complaint about privacy practices or an audit by HHS may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file lawsuits on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and business associates for compliance with HIPAA. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty fine paid by the violator.
HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public website. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.
In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. These laws and regulations in many cases are more restrictive than, and may not be preempted by HIPAA. These laws and regulations can be uncertain, contradictory, and subject to change or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future.
For example, the recently enacted CCPA provides new privacy rights for California residents. The enforcement of the CCPA by the California Attorney General commenced July 1, 2020. We were required to modify our data processing practices and policies and to incur costs and expenses in connection with our compliance with the CCPA. The CCPA also provides for civil penalties and a private right of action for violations, which may increase our compliance costs and potential liability. Additionally, the California Privacy Rights Act (“CPRA”) recently passed in California. The CPRA significantly amends the CCPA and will generally go into effect on January 1, 2023, but creates certain obligations relating to consumer data collected as of January 1, 2022. We continue to monitor developments related to the CPRA, and anticipate needing to incur additional costs and expenses associated with compliance with CPRA compliance. Similar laws have passed in Virginia and Colorado, and have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. Many obligations under legislative proposals remain uncertain, and we cannot fully predict their impact on our business. If we fail to comply with any of these laws or standards, we may be subject to investigations, enforcement actions, civil litigation, fines and other penalties, all of which may generate negative publicity and have a negative impact on our business.
Further, the FTC and many state Attorneys General continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination and security practices that appear to be unfair or deceptive. For example, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure can constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.
Outside of the United States, we, along with a significant number of our customers, are subject to laws, rules, regulations, guidance and industry standards related to data privacy and cyber security, and restrictions or technological requirements regarding the collection, use, storage, protection, retention or transfer of data. For example, the GDPR and, now that the U.K. has exited the EU, the DPA 2018 and the UK GDPR, contain numerous requirements and changes from previous EU law, including more robust obligations on data processors and data controllers and heavier documentation requirements for data protection compliance programs. Specifically, the numerous privacy-related changes for companies operating in the EU and the U.K. were introduced, including greater control over personal data by data subjects (e.g., the “right to be forgotten”), increased data portability for EU and UK consumers, data breach notification requirements (which differ to those listed under HIPAA above and increased fines. In particular, under the GDPR, the Data Protection Act 2018 and the UK GDPR, fines of up to €20 million (£17.5 million in the U.K.) or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for certain violations. The EU and UK fining regimes run in parallel and we may be exposed to fines in both jurisdictions arising from the same infringement.
The GDPR and the UK GDPR requirements apply not only to third-party transactions and European consumers, but also to transfers of information between us and our subsidiaries, including employee information. The European Commission has adopted an adequacy decision in favor of the UK, enabling data transfers from EU member states to the UK without additional safeguards. However, the UK adequacy decision will automatically expire in June 2025 unless the European Commission re-assesses and renews/ extends that decision, and remains under review by the Commission during this period. In September 2021, the UK government launched a consultation on its proposals for wide-ranging reform of UK data protection laws following Brexit. There is a risk that any material changes which are made to the UK data protection regime could result in the Commission reviewing the UK adequacy decision, and the UK losing its adequacy decision if the Commission deems the UK to no longer provide adequate protection for personal data. These changes will lead to additional costs and increase our overall risk exposure. Depending on the contractual relationship with our relevant counterparty, we are required to comply with the GDPR, the UK GDPR and the DPA 2018 as a “Data Controller” and a “Data Processor” as appropriate. In 2018, we appointed a Data Protection Officer to oversee and supervise our compliance with GDPR and the DPA 2018 data protection regulations. As a result of case law and regulatory changes in relation to transfers of personal data outside of the United Kingdom and Europe (particularly those transfers to the United States), we have made considerable changes to our contractual data transfer template agreements and data transfer risk assessments.
Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA and the United Kingdom to the United States. Most recently, on July 16, 2020, the Court of Justice of the European Union (“CJEU”) invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to US entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place. The European Commission has published revised standard contractual clauses for data transfers from the EEA: the revised clauses have been mandatory for relevant transfers since September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. We will be required to implement the revised standard contractual clauses, in relation to relevant existing contracts and certain additional contracts and arrangements, within the relevant time frames. The United Kingdom’s Information Commissioner’s Office has published new data transfer standard contracts for transfers from the UK under the UK GDPR. This new documentation will be mandatory for relevant data transfers from September 21, 2022; existing standard contractual clauses arrangements must be migrated to the new documentation by March 21, 2024. We will be required to implement the latest UK data transfer documentation for data transfers subject to the UK GDPR, in relation to relevant existing contracts and certain additional contracts and arrangements, within the relevant time frames.
These recent developments may require us to review and amend the legal mechanisms by which we make and/ or receive personal data transfers to/ in the U.S. The developments also create uncertainty and increase the risk around our international operations. European court and regulatory decisions subsequent to the CJEU decision of July 16, 2020 have taken a restrictive approach to international data transfers. For example, the Austrian and the French data protection supervisory authorities, as well as the European Data Protection Supervisor, have recently ruled that use of Google Analytics by European website operators involves the unlawful transfer of personal data to the United States; a number of other EU supervisory authorities are expected to take a similar approach which may impact other business tools that we use. As the enforcement landscape further develops, and supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, we could suffer additional costs, complaints and/or regulatory investigations or fines, have to stop using certain tools and vendors and make other operational changes, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.
Globally, governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, regulations, and standards covering user privacy, data security, technologies such as cookies that are used to collect, store and/or process data, online, the use of data to inform marketing, the taxation of products and services, unfair and deceptive practices, and the collection (including the collection of information), use, processing, transfer, storage and/or disclosure of data associated with unique individual internet users. For example, in addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life. The proposed legislation, known as the Regulation of Privacy and Electronic Communications (the “ePrivacy Regulation”) would replace the current ePrivacy Directive. Originally planned to be adopted and implemented at the same time as the GDPR, the ePrivacy Regulation is still being negotiated. Most recently, on February 10, 2021, the Council of the EU agreed on its version of the draft ePrivacy Regulation. If adopted, the earliest date for entry into force is in 2023, with broad potential impacts on the use of internet-based services and tracking technologies, such as cookies. Aspects of the ePrivacy Regulation remain for negotiation between the European Commission, the European Parliament and the Council. We expect to incur additional costs to comply with the requirements of the ePrivacy Regulation as it is finalized for implementation. In the U.K., a well-known privacy campaigning organization is driving a cookie compliance campaign. They also submitted complaints against hundreds of companies and their website ePrivacy (namely cookie) practices, challenging whether or not they give users the option to consent to the placement of certain cookies. This campaign could lead to higher risk of individual claims, regulatory authority scrutiny, and ultimately enforcement action. More generally, new laws, regulations, or legislative actions regarding data privacy and security (together with applicable industry standards) may increase the costs of doing business and could have a material adverse impact on our operations and cash flows.
While we have taken steps to mitigate the impact of the GDPR, the DPA 2018, and the UK GDPR on us and despite our ongoing efforts to bring practices into compliance, we may not be successful either due to various factors within our control, such as limited financial or human resources, or other factors outside our control. It is also possible that local data protection authorities may have different interpretations of the GDPR or other data protection laws, leading to potential inconsistencies amongst various EU member states or between the UK and one or more countries in the EEA. Any failure or perceived failure (including as a result of deficiencies in our policies, procedures, or measures relating to privacy, data protection, data security, marketing, or customer communications) by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy, data protection, or data security, have in the past and may in the future result in regulatory investigations and other proceedings, and enforcement actions, litigation, fines and penalties or adverse publicity, as well as claims, complaints, and litigation and other proceedings from private actors, and resulting damages and other liabilities, and could cause our customers lose trust in us, which could have an adverse effect on our reputation and business.
This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our customers and potentially exposes us to additional expense, adverse publicity and liability. While we have implemented measures in an effort to comply with applicable laws and regulations relating to privacy, data protection, and data security, some PHI and other PII or confidential information is transmitted to us or processed by third parties and service providers, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties. If we or these third parties are accused of having violated such laws, rules or regulations, it could result in claims, proceedings, regulatory investigations and other proceedings, damages, liabilities, and government-imposed fines, penalties (including audits and enforcement actions to stop data processing activities), orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.
We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and data security in the United States, the EU and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new services and maintain and grow our customer base and increase revenue.

Any disruption of service at our third-party data and call centers or Amazon Web Services could interrupt or delay our ability to deliver our services to our customers.
We currently host our platform and serve our customers primarily using Amazon Web Services (“AWS”), a provider of cloud infrastructure services. We do not have control over the operations of the facilities of our data and call center providers or AWS. Also, there are limited auditing rights for us to exercise against such data processors under Article 28 of the GDPR. As such, there is a greater risk of not being able to confirm compliance and meet other contractual obligations, such as obligations to customers that we have sufficient controls in place with third party suppliers. These facilities are vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, cyber security attacks, terrorist attacks, power losses, telecommunications failures and similar events. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our solution. The facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. Our solutions’ continuing and uninterrupted performance is critical to our success. Because our solutions and services are used by our members for health purposes, it is critical that our solutions be accessible without interruption or degradation of performance. Members may become dissatisfied by any system failure that interrupts our ability to provide our solutions to them. Outages could lead to the triggering of our service level agreements and the issuance of credits to our customers, in which case, we may not be fully indemnified for such losses pursuant to our agreement with AWS. We may not be able to easily switch our AWS operations to another cloud provider if there are disruptions or interference with our use of AWS. Sustained or repeated system failures would reduce the attractiveness of our solution to customers and members and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our solution. We may not carry sufficient business interruption insurance to compensate us for losses that may occur as a result of any events that cause interruptions in our service.
Neither our third-party data and call center providers nor AWS have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with these providers on commercially reasonable terms, if our agreements with our providers are prematurely terminated, or if in the future we add additional data or call center providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new providers. If these providers were to increase the cost of their services, we may have to increase the price of our solutions, and our operating results may be adversely impacted.
We rely on internet infrastructure, bandwidth providers, third-party computer hardware and software and other third parties for providing services to our customers and members, and any failure or interruption in the services provided by these third parties could expose us to litigation and negatively impact our relationships with customers and members, adversely affecting our operating results.
Our ability to deliver our digital services depends on the development and maintenance of the infrastructure of the internet by third parties. This includes maintenance of a reliable network backbone with the necessary speed, data capacity, bandwidth capacity and security. Our services are designed to operate without interruption. However, we may experience future interruptions and delays in services and availability from time to time. In the event of a catastrophic event with respect to one or more of our systems, we may experience an extended period of system unavailability, which could negatively impact our relationship with customers and members. Outages could lead to the triggering of our service level agreements and the issuance of credits to our customers, in which case, we may not be fully indemnified for such losses pursuant to our agreement with our service providers. In addition, sustained or repeated system failures would reduce the attractiveness of our solution to customers and members and result in contract terminations, thereby reducing revenue. Moreover, negative publicity arising from these types of disruptions could damage our reputation and may adversely impact use of our solution. To operate without interruption, both we and our service providers must guard against:
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damage from fire, power loss, natural disasters and other force majeure events outside our control;

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communications failures;

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software and hardware errors, failures, and crashes;

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security breaches and incidents, computer viruses, hacking, denial-of-service and ransomware attacks, and similar disruptive problems; and

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other potential interruptions.

We also rely on software licensed from third parties in order to offer our services. These licenses are generally commercially available on varying terms. However, it is possible that this software may not continue to be available on commercially reasonable terms, or at all. Any loss of the right to use any of this software could result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained and integrated. Furthermore, our use of additional or alternative third-party software would require us to enter into license agreements with third parties, and integration of our software with new third-party software may require significant work and require substantial investment of our time and resources.
Also, any interruption in the services provided by our third-party service providers, undetected errors or defects in third-party software could prevent the deployment or impair the functionality of our software, delay new updates or enhancements to our solution, result in a failure of our solution, and injure our reputation. For example, we rely on third-party billing provider software to transmit the actual claims to payers based on the specific payer billing format. If this provider experiences an interruption in service or makes changes to its invoicing system, we may experience delays in claims processing. If we are required to switch to a different software provider to handle claim submissions, we may experience delays in our ability to process these claims and receipt of payments from payers, or possibly denial of claims for lack of timely submission, which would have an adverse effect on our revenue and our business.
There can be no assurance that any security measures that we or our third-party service providers, including third party providers of data services or cloud infrastructure services, have implemented will be effective against current or future security threats, and we cannot guarantee that our systems and networks or those of our third-party service providers have not been breached or that they do not contain exploitable defects or bugs that could result in a breach of or disruption to our systems and networks or the systems and networks of third parties that support us and our services. While we maintain measures designed to protect the integrity, confidentiality and security of our data and other data we maintain or otherwise process, our security measures or those of our third-party service providers could fail and result in unauthorized access to or disclosure, modification, misuse, loss or destruction of such data.
Neither our service providers nor our licensors have an obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with such parties on commercially reasonable terms or if our agreements with our providers are prematurely terminated, or if in the future we add additional service providers, we may experience costs or downtime in connection with the transfer to, or the addition of, new providers. If these providers were to increase the cost of their services, we may have to increase the price of our solutions, and our operating results may be adversely impacted.
Risks Related to Ownership of our Class A Ordinary Shares and Operating as a Public Company
The trading price of our Class A Ordinary Shares has been and may continue to be volatile, and the value of our Class A Ordinary Shares may decline.
We cannot predict the prices at which our Class A Ordinary Shares will trade. The market price of our Class A Ordinary Shares may fluctuate substantially. In addition, the trading price of our Class A Ordinary Shares has been and may continue to be volatile and subject to fluctuations in response to various factors, some of which are beyond our control. These fluctuations could cause you to lose all or part of your investment in our Class A Ordinary Shares.
In addition, if the market for technology or healthcare stocks or the stock market in general experiences a loss of investor confidence, the trading price of our Class A Ordinary Shares could decline for reasons unrelated to our business, financial condition or results of operations. The trading price of our Class A Ordinary Shares might also decline in reaction to events that affect other companies in our industry even if these events do not directly affect us. In the past, following periods of volatility in the trading price of a company’s securities, securities class action litigation has often been brought against that company. If our share price is volatile, we may become the target of securities litigation. Securities litigation could result in substantial costs and divert our management’s attention and resources from our business. This could have an adverse effect on our business, financial condition and results of operations.
An active trading market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of our Class A Ordinary Shares.
An active trading market for our securities may not develop or, if developed, it may not be sustained. The lack of an active market may impair your ability to sell our securities at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling Class A Ordinary Shares and may impair our ability to acquire other businesses or technologies using our Class A Ordinary Shares as consideration, which, in turn, could materially adversely affect our business.
Additionally, if our securities are delisted from the NYSE and are quoted on the OTC Bulletin Board (an inter-dealer automated quotation system for equity securities that is not a national securities exchange), the liquidity and price of our securities may be more limited than if we were quoted or listed on the NYSE, the Nasdaq Stock Market LLC, or another national securities exchange.
The dual class structure of our ordinary shares has the effect of concentrating voting power with our Founder, which limits your ability to influence the outcome of important transactions, including a change in control.
Our Class B ordinary shares, $0.0000422573245084686 par value per share (the “Class B Ordinary Shares”) have fifteen (15) votes per share, and our Class A Ordinary Shares have one (1) vote per share. Our Founder holds all of the issued and outstanding Class B Ordinary Shares, including the Stockholder Earnout Shares (described in our Note 5 to our Consolidated Financial Statements included in this prospectus). Accordingly, Dr. Parsadoust held 83.1% of the voting power (taking account of the Stockholder Earnout Shares) of our ordinary shares as of December 31, 2021. Therefore, our Founder is able to significantly influence and pass, without other shareholder support, matters submitted to our shareholders for approval, including the election and removal of directors, amendments of our organizational documents, issuance of new shares, and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. Our Founder may in certain circumstances have sufficient voting control over us to amend our governance documents and the powers, preferences or other rights attached to Class A Ordinary Shares. Further, even if the Founder terminates his employment or is terminated for cause, he will retain voting control of us following his separation and continue to have the rights described in this paragraph based on his ownership of our ordinary shares. Our Founder may have interests that differ from yours and may vote or take corporate action in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our shareholders of an opportunity to receive a premium for their Class A Ordinary Shares as part of a sale of our company and might ultimately affect the market price of our Class A Ordinary Shares.
Future transfers by our Founder of Class B Ordinary Shares will generally result in those shares converting into Class A Ordinary Shares, subject to limited exceptions, such as certain transfers effected for estate planning or charitable purposes. For more information about our dual class structure, see “Description of Share Capital and Articles of Association.”
We cannot predict the impact our dual class structure may have on the trading market for our Class A Ordinary Shares.
We cannot predict whether our dual class structure will result in a lower or more volatile market price of our Class A Ordinary Shares or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with dual or multi-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Beginning in 2017, MSCI, a leading stock index provider, opened public consultations on their treatment of no-vote and multi-class structures and temporarily barred new multi-class listings from certain of its indices; however, in October 2018, MSCI announced its decision to include equity securities “with unequal voting structures” in its indices and to launch a new index that specifically includes voting rights in its eligibility criteria.
Under the announced policies, our dual class capital structure would make us ineligible for inclusion in certain indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our Class A Ordinary Shares. These policies are still fairly new and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual class structure, we will likely be excluded from certain of these indexes and we cannot assure you that other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A Ordinary Shares less attractive to other investors. As a result, the market price of our Class A Ordinary Shares could be adversely affected.
As a result of the Business Combination, the Internal Revenue Service may not agree that we should be treated as a non-U.S. corporation for U.S. federal income tax purposes.
For U.S. federal income tax purposes, a corporation is generally considered a U.S. “domestic” corporation (or U.S. tax resident) if it is organized in the United States, and a corporation is generally considered a “foreign” corporation (or non-U.S. tax resident) if it is not a U.S. corporation. Because Babylon is an entity incorporated in the Bailiwick of Jersey, it would generally be classified as a foreign corporation (or non-U.S. tax resident) under these rules. Section 7874 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations promulgated thereunder, however, contain specific rules that may cause a non-U.S. corporation to be treated as a U.S. corporation for U.S. federal income tax purposes. If it were determined that Babylon is treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code and the Treasury regulations promulgated thereunder, Babylon would be liable for U.S. federal income tax on its income in the same manner as any other U.S. corporation and certain distributions made by Babylon to non-U.S. holders of Babylon may be subject to U.S. withholding tax.
Based on the terms of our merger (the “Business Combination”) with Alkuri Global Acquisition Corp., a special purpose acquisition company (“Alkuri”), and certain factual assumptions, Babylon is not expected to be treated, as a result of the Business Combination, as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code. However, the application of Section 7874 of the Code is complex and is subject to detailed regulations (the application of which is uncertain in various respects and would be impacted by changes in such U.S. Treasury regulations with possible retroactive effect) and is subject to certain factual uncertainties. Accordingly, there can be no assurance that the IRS will not challenge our status as a foreign corporation under Section 7874 of the Code or that such challenge would not be sustained by a court or that Babylon will not determine that changes in facts result in a conclusion that Babylon will be treated as a U.S. corporation for U.S. federal income tax purposes under Section 7874 of the Code.
If the IRS were to successfully challenge under Section 7874 of the Code Babylon’s status as a foreign corporation for U.S. federal income tax purposes, Babylon and certain Babylon shareholders would be subject to significant adverse tax consequences, including a higher effective corporate income tax rate on Babylon and future withholding taxes on certain Babylon shareholders, depending on the application of any income tax treaty that might apply to reduce such withholding taxes.
Investors in Babylon should consult their own advisors regarding the tax consequences if the classification of Babylon as a non-U.S. corporation is not respected.
We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make our Class A Ordinary Shares less attractive to investors.
We are an “emerging growth company” as that term is used in the JOBS Act, and we may remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the first sale of the units of Alkuri pursuant to an effective registration statement on Form S-1 under the Securities Act, (B) in which we have total annual gross revenue of at least $1.07 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.
For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may choose to take advantage of some, but not all, of these reduced reporting burdens. Accordingly, the information we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock.
We are a “foreign private issuer” and, as a result, we are permitted to rely on exemptions from certain Exchange Act reporting requirements applicable to U.S. domestic issuers. This may afford less protection to holders of our Class A Ordinary Shares.
As a foreign private issuer whose Class A Ordinary Shares are listed on the NYSE, we are permitted to rely on exemptions from certain reporting and other disclosure requirements under the Exchange Act, in lieu of complying with requirements under U.S. securities laws that apply to U.S. domestic public companies, including:
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the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

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the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

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the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the NYSE rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC is less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.
In addition, as a foreign private issuer we are exempt from the provisions of Regulation Fair Disclosure (“Regulation FD”), which prohibits issuers from making selective disclosure of material nonpublic information. Even though we intend to comply voluntarily with Regulation FD, these exemptions and leniencies reduce the frequency and scope of information and protections to which our shareholders are entitled as investors.
Furthermore, our Class A Ordinary Shares are not listed and we do not currently intend to list our Class A Ordinary Shares in any market in the Bailiwick of Jersey, our country of incorporation. As a result, we are not subject to the reporting and other requirements of companies listed in the Bailiwick of Jersey.
We are permitted to rely on foreign private issuer exemptions from certain stock exchange corporate governance standards. As a result, our shareholders may be afforded less protection than shareholders of companies that are subject to all of the NYSE corporate governance requirements.
As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of the NYSE, provided that we disclose the requirements we are not following and describe the home country practices we are following. Currently, we intend to follow certain home country corporate governance practices instead of those otherwise required under the NYSE rules for U.S. issuers.

Any foreign private issuer exemptions we avail ourselves of in the future may reduce the scope of information and protection to which you are otherwise entitled as an investor. As result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE corporate governance requirements.
We expect to lose our foreign private issuer status for the year ended December 31, 2022, which could result in significant additional costs and expenses to us.
In order to maintain our current status as a foreign private issuer, either (a) more than 50% of our outstanding voting securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of our executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of our assets cannot be located in the United States and (iii) our business must be administered principally outside the United States.
We expect to lose our foreign private issuer status for the year ended December 31, 2022, as a result of our Founder, who held 83.1% of the voting power (taking account of the Stockholder Earnout Shares) of our ordinary shares as of December 31, 2021, having established residency in the United States, and increased contacts with the United States. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also be required to comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we may be required to make changes in our corporate governance practices in accordance with various SEC and NYSE rules. The additional requirements that we will become subject to if we lose our foreign private issuer status could lead us to incur significant additional legal, accounting and other expenses.
Although we do not expect to rely on the “controlled company” exemption, as a “controlled company” within the meaning of the NYSE rules, we qualify for exemptions from certain corporate governance requirements.
Because our Founder owns at least a majority of our voting rights in the aggregate, we are considered a “controlled company” within the meaning of the NYSE rules. Under these rules, a NYSE-listed company of which more than 50% of the voting power is held by a person or group of persons acting together is a “controlled company” and may elect not to comply with certain stock exchange rules regarding corporate governance, including:
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the requirement that a majority of its board of directors consist of independent directors;

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the requirement that its nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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the requirement that its compensation committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These requirements do not apply to us as long as we remain a “controlled company.” Although we qualify as a “controlled company,” we do not expect to rely on this exemption and intend to comply with relevant corporate governance requirements under the NYSE rules. However, if we were to utilize some or all of these exemptions, you may not have the same protections afforded to shareholders of companies that are subject to all of the NYSE rules regarding corporate governance.
Our issuance of additional Class A Ordinary Shares in connection with financings, acquisitions, investments, under our stock incentive plans, or otherwise will dilute all other shareholders.
We expect to issue additional Class A Ordinary Shares in the future that will result in dilution to all other shareholders. We expect to grant equity awards to employees, directors, and consultants under our stock incentive plans. We may also raise capital through equity financings in the future. As part of our business strategy, we may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment, and make equity awards under our stock incentive plans to attract, retain, compensate and incentivize employees of businesses that we acquire. Any such issuances of additional capital stock may cause shareholders to experience significant dilution of their ownership interests and the per share value of our Class A Ordinary Shares to decline.
Pursuant to our 2021 Equity Incentive Plan (the “2021 Plan”), our board of directors, or our remuneration committee or an officer to the extent authority has been delegated by the board of directors, is authorized to grant stock options and other equity-based awards to our employees, directors and consultants. The 2021 Plan provides for an automatic share reserve increase, or “evergreen” feature, whereby the share reserve will automatically be increased on January 1st of each year commencing on January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the least of: (i) 45,335,210 Class A Ordinary Shares; (ii) 5% of the total number of all classes of our shares that have been issued as at December 31st of the preceding calendar year, in each case, subject to applicable law and our having sufficient authorized but unissued shares; and (iii) such number of Class A Ordinary Shares as our board of directors may designate prior to the applicable January 1. In addition, the 2021 Plan provides for recycling of a maximum of 23,902,282 Class A Ordinary Shares underlying 2021 Plan awards and options granted under our legacy Long-Term Incentive Plan and Company Share Option Plan, in each case which have expired, lapsed, terminated or meet other recycling criteria set forth in the 2021 Plan. If the number of shares available for future grant under the 2021 Plan increases by the maximum amount each year under the evergreen feature and the recycled share provisions, or if the 2021 Plan is otherwise amended to increase the maximum aggregate number of Class A Ordinary Shares that may be issued pursuant to awards under the 2021 Plan, our shareholders may experience additional dilution, which could cause our stock price to fall.
Future resales of our ordinary shares could cause the market price of our Class A Ordinary Shares to drop significantly, even if our business is doing well.
Sales of a substantial number of our Class A Ordinary Shares could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of our Class A Ordinary Shares.
At the closing of the Business Combination (the “Business Combination Closing”), we entered into a Lock-up Agreement with certain shareholders, including the Founder and Alkuri Sponsors, LLC. Pursuant to the Lock-Up Agreement, each holder agreed, subject to certain exceptions, and unless waived by us, during the applicable lock-up period, not to (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, some or all of the shares received as consideration in the Business Combination (the “Restricted Securities”), (ii) enter into any swap, short sale, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to effect any transaction specified in clause (i) or (ii), or (iv) make any demand for or exercise any right with respect to the registration of any shares received pursuant to the Business Combination. In addition, pursuant to our Amended and Restated Memorandum and Articles of Association (the “Babylon Articles”), subject to certain exceptions and unless waived by us, at our sole discretion, holders of ordinary shares in the capital of the Company immediately prior to the Business Combination Closing, excluding the Class A Ordinary Shares issued to certain private placement investors on the date of the Business Combination Closing, were subject to similar restrictions during the applicable lock-up period. The lock-up restrictions under the Lock-Up Agreement and the Babylon Articles expired on April 21, 2022, except with respect to our Founder, as to whom applicable lock-up restrictions under the Lock-Up Agreement and Babylon Articles, subject to certain exceptions and unless waived, remain in force until July 21, 2022.
We have filed this registration statement on Form F-1, to be further amended as necessary, with respect to resales from time to time of an aggregate of 370,530,280 Class A Ordinary Shares held (or that may be held upon exercise of warrants or conversion of Class B Ordinary Shares) by the shareholders identified herein, of which only certain shares owned by the Founder remain subject to the lock-up restrictions described above. In addition, we have filed registration statements on Form S-8 in respect of certain Class A Ordinary Shares that we may issue from time to time pursuant to existing or future awards under our equity compensation plans, some of which were subject to the lock-up restrictions. As the lock-up restrictions described above expired on April 21, 2022 (except for restrictions that expire on July 21, 2022 with respect to the Founder) and the applicable shares can be freely sold in the public market, the market price of our

Class A Ordinary Shares could decline if the shareholders previously subject to the lock-up restrictions sell their shares or are perceived by the market as intending to sell them. In addition to the foregoing, we issued restricted Class A Ordinary Shares as consideration for the acquisitions of DayToDay and Higi, as further described under “Summary — Overview.” The Class A Ordinary Shares issued in connection with the acquisition of Higi are subject to a one-year lock-up restriction, and will be registered for resale in a separate registration statement on Form F-1. The Class A Ordinary Shares issued as consideration for the DayToDay and Higi acquisitions may be sold in the public market after the expiration of the applicable Securities Act and lock-up restrictions.
We do not currently intend to pay dividends on our Class A Ordinary Shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our Class A Ordinary Shares.
We have never declared or paid any cash dividends on our shares and we do not anticipate paying any cash dividends on our shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Pursuant to the Companies (Jersey) Law 1991, we may only pay a dividend if the directors who authorize the dividend make a prior solvency statement in the required statutory form. In addition, the terms of our Unsecured Notes issued to the AlbaCore Note Subscribers include, and any future indebtedness would likely contain, limitations on our ability to pay or declare dividends or distributions on our share capital. Therefore, you are not likely to receive any dividends on your Class A Ordinary Shares for the foreseeable future and the success of an investment in our Class A Ordinary Shares will depend upon any future appreciation in the price of our Class A Ordinary Shares. There can be no assurance that the price of our Class A Ordinary Shares will appreciate above the price that a shareholder purchased its Class A Ordinary Shares.
Some of our management team has limited experience managing a public company, and our management is required to devote substantial time to compliance with our public company responsibilities and corporate governance practices.
Members of our management team and other personnel have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage us as a public company that is subject to significant regulatory oversight, reporting obligations under the federal securities laws, public company corporate governance practices and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
We have identified material weaknesses in our internal control over financial reporting and if our remediation of such material weaknesses is not effective, or if we fail to develop and maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable laws and regulations could be impaired.
We may be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting as of the end of 2022. In addition, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in our first annual report required to be filed with the SEC following the date we are no longer an “emerging growth company.” Both of these assessments, due to the breadth and depth of control operating effectiveness testing to be performed, may identify deficiencies in internal controls over financial reporting that have not previously been identified.
In connection with the audits of our financial statements for the years ended December 31, 2021, 2020, and 2019, we identified certain control deficiencies in the design and operation of our internal control over financial reporting that constituted material weaknesses. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. Specifically, we have identified (i) that we lack timely, documented evidence of management review controls related to areas of significant judgment and estimation uncertainty and non-routine transactions and

(ii) that we have insufficient segregation of duties and evidence of management oversight to support the implementation and execution of some of our controls.
At the time of this prospectus, these material weaknesses have not been remediated. However, we are in the process of designing and implementing measures to improve our internal control over financial reporting to remediate the material weaknesses related to its financial reporting as of the years ended December 31, 2021, 2020, and 2019. Significant enhancements in our internal controls over financial reporting implemented in 2021 include:
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More timely and precise documentation and review procedures relating to areas of significant judgment and estimation uncertainty and non-routine transactions;

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Hiring additional accounting resources, including those with expertise in SEC reporting and technical accounting; and

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Implementing more formal segregation of duties control within our internal financial reporting system and in the design of our manual financial reporting controls.

While we are designing and implementing measures to remediate the material weaknesses, we cannot predict the success of such measures or the outcome of our assessment of these measures at this time. We can give no assurance that these measures will remediate either of the deficiencies in internal control or that additional material weaknesses in our internal control over financial reporting will not be identified in the future. Our failure to implement and maintain effective internal control over financial reporting could result in errors in our financial statements that may lead to a restatement of our financial statements or cause us to fail to meet our reporting obligations. If a material weakness was identified and we are unable to assert that its internal control over financial reporting is effective, or when required in the future, if our independent registered public accounting firm is unable to express an unqualified opinion as to the effectiveness of the internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our Class A Ordinary Shares could be adversely affected and we could become subject to litigation or investigations by the NYSE, the SEC, or other regulatory authorities, which could require additional financial and management resources.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect, our results of operations could be adversely affected.
The preparation of financial statements in conformity with IFRS and our key metrics require management to make estimates and assumptions that affect the amounts reported in the Consolidated Financial Statements and accompanying notes and amounts reported in our key metrics. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing our Consolidated Financial Statements include those related to variable consideration in our capitation revenue contracts, capitalization of development costs, assessment of the recoverability of long-lived assets, claims payable estimates of obligations for medical care services, and the classification of warrants. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A Ordinary Shares.
U.S. holders that directly or indirectly own 10% or more of our equity interests may be subject to adverse U.S. federal income tax consequences under rules applicable to U.S. shareholders of controlled foreign corporations.
A non-U.S. corporation generally is classified as a controlled foreign corporation for U.S. federal income tax purposes (a “CFC”), if “10% U.S. equityholders” (as defined below) own, directly, indirectly or constructively, more than 50% of either (i) the total combined voting power of all classes of stock of such corporation entitled to vote or (ii) the total value of the stock of such corporation. Babylon currently expects to be a CFC this year and may continue to be treated as a CFC in the future. In addition, Babylon’s

non-U.S. subsidiaries that are classified as corporations for U.S. federal income tax purposes (if any) are expected to be CFCs as well.
A U.S. holder that owns (or is treated as owning directly or indirectly, including by applying certain attribution rules) 10% or more of the combined voting power of all classes of our stock entitled to vote of a CFC or the total value of the CFC’s equity interests (including equity interests attributable to a deemed exercise of options and convertible debt instruments), or a “10% U.S. equityholder,” is generally required to report annually and include in their U.S. federal taxable income their pro rata share of the CFC’s “Subpart F income” and, in computing their “global intangible low-taxed income,” their pro rata share of the CFC’s “tested income” and the amount of certain U.S. property (including certain stock in U.S. corporations and certain tangible assets located in the United States) held by the CFC regardless of whether such CFC makes any distributions. In addition, a portion of any gains realized on the sale of stock of a CFC by a 10% U.S. equityholder may be treated as ordinary income. A 10% U.S. equityholder is also subject to additional U.S. federal income tax information reporting requirements with respect to any CFC and substantial penalties may be imposed for noncompliance. We cannot provide any assurances that Babylon will assist U.S. Holders in determining whether Babylon or any of its subsidiaries are treated as a CFC for U.S. federal income tax purposes or whether any U.S. Holder is treated as a 10% U.S. equityholder with respect to any of such CFC or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if Babylon, or any of its subsidiaries, is treated as a CFC for U.S. federal income tax purposes. Each U.S. holder should consult its own tax advisor regarding the CFC rules and whether such U.S. holder may be a 10% U.S. equityholder for purposes of these rules.
Our U.S. shareholders may suffer adverse tax consequences if we are classified as a “passive foreign investment company.”
A non-U.S. corporation generally will be a passive foreign investment company (“PFIC”) for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of its assets (determined based on a quarterly average) are held for the production of, or produce, passive income (such test described in clause (ii), the “Asset Test”). Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it holds, directly or indirectly, a 25% or greater interest by value of the stock. While the Asset Test is generally performed based on the fair market value of the assets, special rules apply with respect to the Asset Test in the case of the assets held by CFCs. Based on the current and anticipated composition of our and our subsidiaries’ income, assets, structure and operations and certain factual assumptions, although not free from doubt, we currently do not expect to be a PFIC for the taxable year ending December 31, 2022. However, there can be no assurances in this regard, because PFIC status is determined annually and requires a factual determination that depends on, among other things, the composition of a company’s income, assets and activities in each taxable year, and can only be made annually after the close of each taxable year, and is thus subject to significant uncertainty. Furthermore, the value of our gross assets is likely to be determined in part by reference to our market capitalization, which may fluctuate significantly. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year.
If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) holds our ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. Prospective U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to them. See “Material U.S. Federal Income Tax Considerations — Passive Foreign Investment Company Rules.”
Risks Related to Our Incorporation in Jersey
Your rights and responsibilities as a shareholder are governed by Jersey law, which differs in some material respects from the rights and responsibilities of shareholders of U.S. companies.
We are organized under the laws of the Bailiwick of Jersey, Channel Islands, a British crown dependency that is an island located off the coast of Normandy, France. Jersey is not a member of the EU. Jersey legislation regarding companies is largely based on English corporate law principles. The rights and responsibilities of the holders of our ordinary shares are governed by the Babylon Articles and by Jersey law, including the provisions of the Jersey Companies Law. These rights and responsibilities differ in some material respects from the rights and responsibilities of shareholders in U.S. corporations.
In particular, Jersey law significantly limits the circumstances under which shareholders of companies may bring derivative actions and, in most cases, only the corporation may be the proper claimant or plaintiff for the purposes of maintaining proceedings in respect of any wrongful act committed against it. Neither an individual nor any group of shareholders has any right of action in such circumstances. Jersey law also does not afford appraisal rights to dissenting shareholders in the form typically available to shareholders of a U.S. corporation.
It may be difficult to enforce a U.S. judgment against us or our directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.
A number of our directors and executive officers are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon us within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States.
Investors may also have difficulties pursuing an original action brought in a court in a jurisdiction outside the United States, including Jersey, for liabilities under the securities laws of the United States. The Babylon Articles provide that, unless we consent in writing to the selection of an alternative forum, the Courts of Jersey shall (to the fullest extent permitted by law) be the sole and exclusive forum for derivative shareholder actions, actions for breach of fiduciary duty by our directors and officers, actions arising out of the Jersey Companies Law or actions arising out of or in connection with the Babylon Articles (pursuant to any provisions of Jersey law) or otherwise relating to the constitution or conduct of the company itself (other than any such action of the company that may arise out of a breach of any federal law of the United States or the laws of any U.S. state). The exclusive forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. In addition, unless the company consents in writing to the selection of an alternative forum, U.S federal district courts shall be the sole and exclusive form for any resolution of any complaint asserting a cause of action arising under the Securities Act or the Exchange Act.
Although we believe these exclusive forum provisions will benefit us by providing increased consistency in the application of U.S. federal securities laws and the laws of Jersey in the types of lawsuits to which they apply, these provisions may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or any of our directors, shareholders, officers, or others, or may increase the cost of doing so, both of which may discourage lawsuits with respect to such claims. Our shareholders have not been deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder as a result of our exclusive forum provision. Further, in the event a court finds the exclusive forum provisions contained in the Babylon Articles to be unenforceable or inapplicable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.
In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance, as well as any information concerning our possible or assumed future results of operations.
Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:
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our inability to generate profit in the future or obtain additional financing on favorable terms;

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uncertainties related to our ability to continue as a going concern;

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our inability to manage growth and execute business plans, address competitive challenges,maintain corporate culture or grow at our historical rates;

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competition;

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our inability to renew contracts with existing customers, contract renewals at lower fee levels, or significant reductions in members, pricing or premiums under our contracts due to factors outside our control;

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our dependence on our relationships with physician-owned entities;

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our inability to maintain and expand a network of qualified providers;

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our inability to increase engagement of individual members or realize the member healthcare cost savings that we expect;

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the concentration of our revenue on a limited number of customers;

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the uncertainty and potential inadequacy of our claims liability estimates for medical costs and expenses;

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risks associated with estimating the amount and timing of revenue recognized under our licensing agreements and value-based care agreements with health plans;

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risks associated with our physician partners’ failure to accurately, timely and sufficiently document their services;

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risks associated with inaccurate or unsupportable information regarding risk adjustment scores of members in records and submissions to health plans;

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risks associated with reduction of reimbursement rates paid by third-party payers or federal or state healthcare programs;

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risks associated with regulatory proposals directed at containing or lowering the cost of healthcare, including the ACO REACH model; immaturity and volatility of the market for telemedicine and our unproven digital-first approach;

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our inability to develop and release new solutions and services;

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our relatively limited operating history;

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difficulty in hiring and retaining talent to operate our business;

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dependence on relationships with third parties for growth;

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our fluctuating quarterly results;

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risks associated with our international operations, economic uncertainty or downturns;

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risks associated with expanding our direct sales force and acquiring other businesses;

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risks associated with our use of open source software;

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risks associated with catastrophic events and pandemics, including the COVID-19 pandemic;

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risks associated with our long and unpredictable sales and implementation cycle;

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our inability to obtain or maintain insurance licenses or authorizations allowing our participation in risk-sharing arrangements with payers;

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risks associated with foreign currency exchange rate fluctuations and restrictions;

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risks associated with evolving laws and government regulations, including tax laws;

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risks that certain of our software products could become subject to FDA oversight;

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risks associated with medical device regulations applicable to certain of our products and operations;

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risks associated with our intellectual property and potential claims and legal proceedings;

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risks associated with information technology, cybersecurity and data privacy;

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risks associated with ownership of our Class A Ordinary Shares and operating as a public company;

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risks associated with our incorporation in Jersey; and

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other risks and uncertainties described in the section titled “Risk Factors” in this prospectus.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. In evaluating our forward-looking statements, you should specifically consider the risks and uncertainties described in the section titled “Risk Factors” in this prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax considerations for U.S. Holders (as defined below) of the ownership and disposition of our Class A Ordinary Shares. This section applies only to U.S. Holders that hold their Class A Ordinary Shares as “capital assets” for U.S. federal income tax purposes (generally, property held for investment).
This discussion is included for general informational purposes only, does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a Holder, and does not constitute, and is not, a tax opinion for or tax advice to any particular U.S. Holder. This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply to U.S. Holders that are subject to special rules under U.S. federal income tax law that apply to certain types of investors, such as:
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financial institutions or financial services entities;

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broker-dealers;

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taxpayers that are subject to the mark-to-market accounting rules with respect to our Class A Ordinary Shares;

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persons required to accelerate the recognition of any item of gross income with respect to our Class A Ordinary Shares as a result of such income being recognized on an applicable financial statement;

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tax-exempt entities;

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governments or agencies or instrumentalities thereof;

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insurance companies;

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mutual funds;

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pension plans;

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regulated investment companies or real estate investment trusts;

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partnerships (including entities or arrangements treated as partnerships for U.S. federal income tax purposes);

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U.S. expatriates or former long-term residents of the United States;

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persons that directly, indirectly or constructively own ten percent or more (by vote or value) of our capital stock;

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S corporations;

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trusts and estates;

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persons that acquired their Class A Ordinary Shares pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

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persons that hold Class A Ordinary Shares as part of a straddle, constructive sale, constructive ownership transaction, hedging, wash sale, synthetic security, conversion or other integrated or similar transaction;

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U.S. Holders (as defined below) whose functional currency is not the U.S. dollar; or

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“controlled foreign corporations,” “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If a partnership (or any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our Class A Ordinary Shares, the tax treatment of such partnership and a person treated as a partner of such partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and persons that are treated as partners of such partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences to them.
This discussion is based on the Code, proposed, temporary and final Treasury Regulations promulgated thereunder, and judicial and administrative interpretations thereof, all as of the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax considerations described herein.
We have not sought, and do not intend to seek, any rulings from the IRS as to any U.S. federal income tax considerations described herein. There can be no assurance that the IRS will not take positions inconsistent with the considerations discussed below or that any such positions would not be sustained by a court.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO HOLDERS OF OUR CLASS A ORDINARY SHARES. EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE FOREGOING, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL NON-INCOME, STATE AND LOCAL AND NON-U.S. TAX LAWS.
As used herein, a “U.S. Holder” is a beneficial owner of a Class A Ordinary Share who or that is, for
U.S. federal income tax purposes:
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an individual who is a citizen or resident of the United States;

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a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

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an estate whose income is subject to U.S. federal income tax regardless of its source; or

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a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a United States person.

Dividends and Other Distributions on our Class A Ordinary Shares
As described under the heading “Dividend Policy,” we do not anticipate making distributions to holders of Class A Ordinary Shares at this time. Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions on our Class A Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Class A Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Ordinary Shares.” Because we do not calculate our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that we pay to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if our Class A Ordinary Shares are readily tradable on an established securities market in the United States or we are eligible for benefits under an applicable tax treaty with the United States, and, in each case, we are not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding year and provided certain holding period requirements are met. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares.
The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
Amounts taxable as dividends generally will be treated as income from sources outside the U.S. and will, depending on the circumstances of the U.S. Holder, be “passive” or “general” category income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit allowable to such U.S. Holder. However, if we are a “United States-owned foreign corporation” (generally, a non-U.S. corporation 50% or more of the stock of which, by vote and value, is held directly, indirectly, or constructively under applicable attribution rules, by United States persons), then a portion of the dividends paid on the Class A Ordinary Shares will be treated as U.S. source income (rather than foreign source income) for foreign tax credit purposes if more than 10% of the earnings and profits out of which the dividends are paid is attributable to sources within the United States. This rule, to the extent applicable, could result in a lower amount of foreign taxes being potentially creditable by a U.S. Holder than would be the case if such dividends were treated as foreign source income. If we do pay dividends in the future, we anticipate that a substantial portion of such dividends will be paid out of earnings and profits from sources within the United States. U.S. Holders are urged to consult their tax advisors regarding the possible impact of this rule in their particular circumstances. The rules governing the treatment of foreign taxes imposed on a U.S. Holder and foreign tax credits are complex, and U.S. Holders should consult their tax advisors about the impact of these rules in their particular situations.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of our Class A Ordinary Shares
Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of our Class A Ordinary Shares, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such Class A Ordinary Share, in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Class A Ordinary Shares exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations. The gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of our Class A Ordinary Shares could be materially different from that described above if we are treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.
A non-U.S. corporation generally will be a PFIC for any taxable year if either (i) at least 75% of its gross income is passive income or (ii) at least 50% of its assets (determined based on a quarterly average) are held for the production of, or produce, passive income (such test described in clause (ii), the “Asset Test”). Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. In making this determination, the non-U.S. corporation is treated as earning its proportionate share of any income and owning its proportionate share of any assets of any corporation in which it holds, directly or indirectly, a 25% or greater interest by value of the stock. While the Asset Test is generally performed based on the fair market value of the assets, special rules apply with respect to the Asset Test in the case of the assets held by CFCs. Based on the current and anticipated composition of our and our subsidiaries’ income, assets, structure and operations and certain factual assumptions, although not free from doubt, we currently do not expect to be a PFIC for the taxable year ending December 31, 2022. However, there can be no assurances in this regard, because PFIC status is determined annually and requires a factual determination that depends on, among other things, the composition of a company’s income, assets and activities in each taxable year, and can only be made annually after the close of each taxable year, and is thus subject to significant uncertainty. Furthermore, the value of our gross assets is likely to be determined in part by reference to our market capitalization, which may fluctuate significantly. Accordingly, there can be no assurance that we will not be a PFIC for any taxable year.
Although our PFIC status is determined annually, we will generally continue to be treated as a PFIC in subsequent years in the case of a U.S. Holder who held our Class A Ordinary Shares while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Class A Ordinary Shares and, in the case of our Class A Ordinary Shares, the U.S. Holder did not make either an applicable PFIC election (or elections), as further described below, for our first taxable year in which we were treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) such Class A Ordinary Shares or otherwise, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its Class A Ordinary Shares (which may include gain realized by reason of transfers of our Class A Ordinary Shares that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the Class A Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the Class A Ordinary Shares).
Under these rules:
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the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our Class A Ordinary Shares;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

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the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

If Babylon is a PFIC and, at any time, owns equity in a non-U.S. corporation that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower- tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There can be no assurance that we will have timely knowledge of the status of any such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
If we are a PFIC and our Class A Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) our Class A Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of its Class A Ordinary Shares at the end of such year over its adjusted basis in its Class A Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its Class A Ordinary Shares over the fair market value of its Class A Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its Class A Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its Class A Ordinary Shares will be treated as ordinary income.

The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. For this purpose, Class A Ordinary Shares generally will be considered regularly traded (i) during the calendar year of initial public offering if they are traded, other than in de minimis quantities, on 1/6 of the days remaining in the quarter in which the initial public offering occurs and on at least 15 days during each remaining quarter of that calendar year (or, if the initial public offering occurs in the fourth quarter, on the greater of 1/6 of the days remaining in such quarter or 5 days) and (ii) during any other calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless our Class A Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. Because a mark- to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder will generally continue to be subject to the PFIC rules discussed above with respect to such holder’s indirect interest in any investments Babylon holds that are treated as an equity interest in a PFIC for U.S. federal income tax purposes. As a result, it is possible that any mark-to-market election will be of limited benefit. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to our Class A Ordinary Shares under their particular circumstances.
Alternatively, a U.S. Holder of a PFIC may avoid the adverse PFIC tax consequences described above in respect of stock of the PFIC by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of the PFIC’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which the PFIC’s taxable year ends and each subsequent taxable year. The U.S. Holder’s adjusted basis in Class A Ordinary Shares will be increased by the amounts so included in gross income. Any subsequent distribution by Babylon that is paid out of the earnings and profits that were previously so included in gross income of the U.S. Holder generally will not be taxable as a dividend to the U.S. Holder, and the U.S. Holder’s adjusted basis in the Class A Ordinary Shares will decrease by the amount of the distribution not treated as a taxable dividend. If a U.S. Holder has timely made a QEF election with respect to the Class A ordinary shares, any gain such U.S. Holder recognizes upon the sale or other disposition of the Class A Ordinary Shares generally will be treated as capital gain, and no interest charge will be imposed. In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from the PFIC. We do not presently intend to provide a PFIC Annual Information Statement in order for U.S. Holders to make or maintain a QEF election.
PFIC Reporting Requirements
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether mark-to-market or any other election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until after such required information is furnished to the IRS.
The rules governing PFICs and mark-to-market and other elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Class A Ordinary Shares are urged to consult their own tax advisors concerning the application of the PFIC rules to our securities under their particular circumstances.
Additional Reporting Requirements
Certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our Class A Ordinary Shares, subject to certain exceptions (including an exception for our Class A Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our Class A Ordinary Shares.

Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our Class A Ordinary Shares.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.- related financial intermediaries are subject to information reporting and may be subject to backup withholding.
Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation (other than an S corporation) or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF CLASS A ORDINARY SHARES INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, NON-U.S. AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

MATERIAL JERSEY TAX CONSIDERATIONS
The following summary of the anticipated treatment of Babylon and holders of Class A Ordinary Shares, Class B Ordinary Shares or deferred shares in Babylon (together, “Babylon Shares”) (other than residents of Jersey) is based on Jersey taxation law and practice as they are understood to apply at the date of this document and is subject to changes in such taxation law and practice. It does not constitute legal or tax advice and does not address all aspects of Jersey tax law and practice (including such tax law and practice as they apply to any land or building situate in Jersey). Prospective investors in Babylon Shares should consult their professional advisers on the implications of acquiring, buying, selling or otherwise disposing of Babylon Shares under the laws of any jurisdiction in which they may be liable to taxation.
Taxation of Babylon
Babylon is not regarded as resident for tax purposes in Jersey. Therefore, Babylon is not liable to Jersey income tax other than on Jersey source income (except where such income is exempted from income tax pursuant to the Income Tax (Jersey) Law 1961, as amended) and dividends on Babylon ordinary shares may be paid by Babylon without withholding or deduction for or on account of Jersey income tax. The holders of Babylon ordinary shares (other than residents of Jersey) is not subject to any tax in Jersey in respect of the holding, sale or other disposition of such Babylon ordinary shares.
Stamp duty / transfer taxes
In Jersey, no stamp duty or other transfer tax is levied on the issue or transfer of Babylon Shares except that stamp duty is payable on Jersey grants of probate and letters of administration, which is not generally be required to transfer Babylon Shares on the death of a holder of such Babylon ordinary shares In the case of a grant of probate or letters of administration, stamp duty is levied according to the size of the estate (wherever situated in respect of a holder of Babylon Shares domiciled in Jersey, or situated in Jersey in respect of a holder of Babylon Shares domiciled outside Jersey) and is payable on a sliding scale at a rate of up to 0.75% of such estate and such duty is capped at £100,000.
Jersey does not otherwise levy taxes upon capital, inheritances, capital gains or gifts nor are there other estate duties.

MATERIAL UNITED KINGDOM TAX CONSIDERATIONS
The following statements are of a general nature and do not purport to be a complete analysis of all potential U.K. tax consequences of acquiring, holding and disposing of our Class A Ordinary Shares. They are based on current U.K. tax law and on the current published practice of Her Majesty’s Revenue and Customs (“HMRC”) (which may not be binding on HMRC), as of the date hereof, all of which are subject to change, possibly with retrospective effect. They are intended to address only certain United Kingdom tax consequences for holders of our Class A Ordinary Shares who are tax resident in (and only in) the United Kingdom, and in the case of individuals, domiciled in (and only in) the United Kingdom (except where expressly stated otherwise) who are the absolute beneficial owners of our Class A Ordinary Shares and any dividends paid on them and who hold our Class A Ordinary Shares as investments (other than in an individual savings account or a self-invested personal pension). They do not address the U.K. tax consequences which may be relevant to certain classes of holders of our Class A Ordinary Shares such as traders, brokers, dealers, banks, financial institutions, insurance companies, investment companies, collective investment schemes, tax-exempt organizations, trustees, persons connected with us or a member of our group, persons holding our Class A Ordinary Shares as part of hedging or conversion transactions, holders of our Class A Ordinary Shares who have (or are deemed to have) acquired our ordinary shares by virtue of an office or employment, and holders of our Class A Ordinary Shares who are or have been officers or employees of us or a company forming part of our group. The statements do not apply to any holder of our Class A Ordinary Shares who either directly or indirectly holds or controls 10% or more of our share capital (or class thereof), voting power or profits.
The following is intended only as a general guide and is not intended to be, nor should it be considered to be, legal or tax advice to any particular prospective subscriber for, or purchaser of, our Class A Ordinary Shares. Accordingly, prospective subscribers for, or purchasers of, our Class A Ordinary Shares who are in any doubt as to their tax position regarding the acquisition, ownership and disposition of our Class A Ordinary Shares or who are subject to tax in a jurisdiction other than the United Kingdom should consult their own tax advisers.
The Company
It is the intention of the directors to conduct the affairs of the Company so that the central management and control of the Company is exercised in the U.K. As a result, the Company is expected to be treated as resident in the U.K. for U.K. tax purposes. Accordingly we expect to be subject to U.K. taxation on our income and gains, except where an exemption applies.
We may be treated as a dual resident company for U.K. tax purposes. As a result, our right to claim certain reliefs from U.K. tax may be restricted, and changes in law or practice in the United Kingdom could result in the imposition of further restrictions on our right to claim U.K. tax reliefs.
Taxation of dividends
Withholding tax
We will not be required to withhold U.K. tax at source when paying dividends on our Class A Ordinary Shares.
Income tax
An individual holder of our Class A Ordinary Shares who is resident for tax purposes in the U.K. may, depending on his or her particular circumstances, be subject to U.K. tax on dividends received from us. Dividend income is treated as the top slice of the total income chargeable to U.K. income tax. An individual holder of our Class A Ordinary Shares who is not resident for tax purposes in the U.K. should not be chargeable to U.K. income tax on dividends received from us unless he or she carries on (whether solely or in partnership) any trade, profession or vocation in the U.K. through a branch or agency to which our Class A Ordinary Shares are attributable. There are certain exceptions for trading in the U.K. through independent agents, such as some brokers and investment managers.

All dividends received by a U.K. resident individual holder of our Class A Ordinary Shares from us or from other sources will form part of that holder’s total income for income tax purposes and will constitute the top slice of that income. A nil rate of income tax will apply to the first £2,000 of taxable dividend income received by the holder of our ordinary shares in a tax year. Income within the nil rate band will be taken into account in determining whether income in excess of the nil rate band falls within the basic rate, higher rate or additional rate tax bands. Where the dividend income is above the £2,000 dividend allowance, the first £2,000 of the dividend income will be charged at the nil rate and any excess amount will be taxed at 7.5% to the extent that the excess amount falls within the basic rate tax band, 32.5% to the extent that the excess amount falls within the higher rate tax band and 38.1% to the extent that the excess amount falls within the additional rate tax band. From April 6, 2022, these rates are expected to increase to 8.75%, 33.75% and 39.35% respectively.
Corporation tax
Corporate holders of our Class A Ordinary Shares which are resident for tax purposes in the U.K. should not be subject to U.K. corporation tax on any dividend received from us so long as the dividends qualify for exemption (as is likely) and certain conditions are met (including anti-avoidance conditions). Corporate holders of our Class A Ordinary Shares which are not resident in the United Kingdom will not generally be subject to U.K. corporation tax on dividends unless they are carrying on a trade, profession or vocation in the United Kingdom through a permanent establishment in connection with which such shares are attributable.
A holder of our Class A Ordinary Shares who is resident outside the United Kingdom may be subject to non-U.K. taxation on dividend income under local law.
Taxation of capital gains
U.K. resident holders of our ordinary shares
A disposal or deemed disposal of our Class A Ordinary Shares by an individual or corporate holder of such shares who is tax resident in the United Kingdom may, depending on that holder’s circumstances and subject to any available exemptions or reliefs, give rise to a chargeable gain or allowable loss for the purposes of U.K. taxation of chargeable gains.
Any chargeable gain (or allowable loss) will generally be calculated by reference to the consideration received for the disposal of our Class A Ordinary Shares less the allowable cost to the holder of acquiring such shares.
The applicable tax rates for individual holders of our Class A Ordinary Shares realizing a gain on the disposal of such shares is, broadly, 10% for basic rate taxpayers and 20% for higher and additional rate taxpayers. The applicable tax rates for corporate holders of our Class A Ordinary Shares realizing a gain on the disposal of such shares is currently 19% (which rate is expected to increase to 25% with effect from April 1, 2023 for corporate holders with profits over £250,000).
Non-U.K. holders of our Class A Ordinary Shares
Holders of our Class A Ordinary Shares who are not resident in the United Kingdom and, in the case of an individual holder of our Class A Ordinary Shares, not temporarily non-resident, should not be liable for U.K. tax on capital gains realized on a sale or other disposal of our Class A Ordinary Shares unless (i) such shares are attributable to a trade, profession or vocation carried on in the United Kingdom through a branch or agency or, in the case of a corporate holder of our Class A Ordinary Shares, through a permanent establishment or (ii) where certain conditions are met, the Company derives 75% or more of its gross asset value from U.K. land. Holders of our Class A Ordinary Shares who are not resident in the United Kingdom may be subject to non-U.K. taxation on any gain under local law.
Generally, an individual holder of our Class A Ordinary Shares who has ceased to be resident in the United Kingdom for tax purposes for a period of five years or less and who disposes of our Class A Ordinary

Shares during that period may be liable on their return to the United Kingdom to U.K. taxation on any capital gain realized (subject to any available exemption or relief).
U.K. stamp duty (“Stamp Duty”) and U.K. stamp duty reserve tax (“SDRT”)
The statements below are intended as a general guide to the current position relating to Stamp Duty and SDRT and apply to any holders of our Class A Ordinary Shares irrespective of their place of tax residence.
No U.K. Stamp Duty or SDRT, will be payable on the issue of Class A Ordinary Shares, subject to the comments below.
Stamp Duty will in principle be payable on any instrument of transfer of Class A Ordinary Shares that is executed in the United Kingdom or that relates to any property situated, or to any matter or thing done or to be done, in the United Kingdom. An exemption from Stamp Duty is available on an instrument transferring Class A Ordinary Shares where the amount or value of the consideration is £1,000 or less and it is certified on the instrument that the transaction effected by the instrument does not form part of a larger transaction or series of transactions in respect of which the aggregate amount or value of the consideration exceeds £1,000. Holders of Class A Ordinary Shares should be aware that, even where an instrument of transfer is in principle subject to Stamp Duty, Stamp Duty is not required to be paid unless it is necessary to rely on the instrument for legal purposes, for example to register a change of ownership or in litigation in a U.K. court.
Provided that Class A Ordinary Shares are not registered in any register maintained in the United Kingdom by or on behalf of us and are not paired with any shares issued by a U.K. incorporated company, any agreement to transfer Class A Ordinary Shares will not be subject to SDRT. The Class A Ordinary Shares are not paired with any shares issued by a U.K. incorporated company and we currently do not intend that any register of ordinary shares will be maintained in the United Kingdom.
IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION YOU SHOULD CONSULT YOUR PROFESSIONAL TAX ADVISER.

BUSINESS
Overview
We are a leading digital-first, value-based care company. Founded in 2013, our mission is to make high-quality healthcare accessible and affordable for everyone on Earth. We believe we are poised to reengineer the global healthcare market to better align system-wide incentives and to shift the focus from reactive sick care to preventative healthcare, resulting in better member health, improved member experience and reduced costs. To achieve this goal, we are leveraging our highly scalable, digital-first platform combined with high quality clinical operations and affiliated provider networks to provide an integrated, end-to-end healthcare solution. We combine artificial intelligence and broader technologies with human expertise to deliver modern healthcare. Through the devices people already own, we offer millions of people globally ongoing, always-on care.
We monetize our products and services in three primary ways:
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Value-Based Care, or VBC, in which we manage a defined subset or the entire medical costs of a member population and capture the cost savings. During the years ended December 31, 2021, 2020, and 2019, 68.4%, 32.9%, and 0.0%, respectively, of our revenue was derived from VBC arrangements.

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Software Licensing, in which we predominantly sell our digital suite of products to partners who may provide care through their own medical networks. During the years ended December 31, 2021, 2020, and 2019, 18.6%, 31.0%, and 12.5%, respectively, of our revenue was derived from software licensing.

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Clinical Services, in which our affiliated providers deliver medical consultations, typically on a FFS, or a combination of capitation fee and FFS basis under a risk-based agreement. During the years ended December 31, 2021, 2020, and 2019, 13.0%, 36.1%, and 87.5%, respectively, of our revenue was derived from clinical services.

We believe the growing global healthcare market, which has been estimated at $10 trillion and is expected to continue to grow in the coming decades, has been unable to balance the need for accessibility, quality and affordability. These challenges, facing healthcare systems in both developed and developing markets, have not been properly addressed by the current, largely reactive care delivery model, which is often country or even region specific. While this is generally referred to as “health care,” we consider it “sick care,” as we believe the traditional FFS model is designed to focus on treating patients when they are sick rather than helping them stay healthy. In an effort to address resource scarcity, new healthcare technologies have begun to emerge; however, we believe that existing digital tools, including telemedicine, simply shift the site of care but do not address the fundamental issues of when and how care is provided. The frustrations and limitations of “sick care” are spurring a movement towards VBC models, which offer a financial incentive to providers to lower the cost and improve the quality of healthcare. However, the traditional, non-digital-first, VBC model has yet to be implemented at scale, given the upfront human capital and physical infrastructure investment required with traditional care protocols.
We believe our solution reengineers the healthcare value chain by delivering a digital-first, integrated, end-to-end healthcare solution. Babylon 360 couples our digital platform with a VBC contract or other risk-based agreement with a health plan, healthcare provider or a government body and can provide managed care for our members across the care continuum. Under these agreements, we take financial responsibility for all or some of the surpluses or deficits in total actual costs under the agreement compared to our negotiated fixed per member per month, or capitation, allocation, cost estimate or similar compensation arrangement, and in some cases our financial responsibility for surpluses and deficits relative to the capitation allocation is deferred until an initial agreed upon period has elapsed. This approach aligns incentives to encourage better healthcare decision making while maintaining high clinical quality and highly-rated member experience. With Babylon 360, we make our digital-first holistic care solution available for a population of identified members. We seek to engage with our members to encourage sign-ups for and increase utilization of our platform, and when we achieve a suitable level of engagement, our digital-first approach enables our members to access the full spectrum of care services, from preventative care to consultation, treatment, rehabilitation and post-care, through our end-to-end digital platform. We believe that our integrated digital platform allows us to gather data and insights to continually improve our members’ experience and their care management.
We take a proactive approach to our Global Managed Care Members’ (as defined below) health by actively engaging with such members through our digital platform, clinical operations and provider networks to:
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provide actionable insights and information about their well-being so that they can set their health goals;

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help such members to monitor their health on an ongoing basis;

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intervene early to provide the right care, medication and treatment, including by connecting patients with effective medical advice, including affiliated licensed physicians;

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design a clear clinical care plan as needed for recovery and rehabilitation; and

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transition rehabilitated patients from sick care to well care.

We believe that a majority of our Global Managed Care Members’ needs can be addressed through our digital platform and, based on our experience in the U.K. with GP at Hand, approximately 1.5 in 10 members do need in-person care. When Global Managed Care Members require in-person care, we leverage our partner networks of medical professionals, existing health plan providers, and contracted physicians to provide in-person care, reducing our need to invest in resource- and capital-intensive infrastructure. In practice, this approach allows us to reduce costly Global Managed Care Members interactions with medical professionals and unnecessary acute or urgent care visits through early intervention, and proactively manage chronic conditions.
Leveraging the power of our digital-first approach, Global Managed Care Members have access to our solution to help keep them healthy and avoid emergent visits to lower the overall cost of their care. In addition, we also offer access to standalone services, including (i) software licensing through our Babylon Cloud Services offering, where we provide our digital solutions to customers that may provide care through their own medical networks and (ii) clinical services, where our affiliated providers deliver contracted medical consultations. See “— Our Go-to-Market Model — Software Licensing” and “— Our Go-to-Market Model — Clinical Services”.
As of December 31, 2021, our VBC, software licensing and/or clinical service offerings supported patients in 15 countries. We have scaled our VBC offering rapidly over the last year to become one of the largest VBC networks in the United States, with 166,518 U.S. VBC members as of December 31, 2021, and we expect to remain focused on U.S. growth. Across all of our geographies, results have been similar: our users gave us over 90% four- and five-star ratings in countries including the United Kingdom (95%), the United States (97%) and Rwanda (97%). Once a user has had a digital consultation with one of our clinicians, they have the ability to rate their experience between one and five stars, with five stars being the best and one star being the worst experience. The ratings in all regions are measured from the full year of 2021. The rating in the United States includes ratings from our FFS virtual care and Babylon VBC services.
We also have received a 96% quality score from the NHS on NHS Quality Outcome Framework (“QOF”) in 2019 and 2020. QOF is the main set of quantitative measures used by NHS and the independent quality regulator for England to assess and reward high quality. We achieved 369.1 points out of 379 points, or 97%, for the clinical domain, 93.5 points out of 106 points, or 88%, for the public health domain and 74 points out of 74 points, or 100%, for the Quality Indicator domain, receiving in total 536.6 points out of 559 points, or 96%.
Additionally, according to a peer reviewed study commissioned by us and published in the Journal of Medical Internet Research, we delivered up to 35% acute care cost savings for our GP at Hand members during the relevant period. The study compared spending per patient for Babylon GP at Hand to regional average spending over a period from April 1, 2018 to March 31, 2019 in North West London, where Babylon GP at Hand is based. Moreover, according to an NHS-commissioned report published by Ipsos MORI, which looked at the use of emergency room visits by patients during each of the 12-month periods before and after joining Babylon GP at Hand, we achieved 25% fewer emergency room visits among our GP at Hand members during the relevant period. While we have demonstrated cost savings and reduction of emergency visits in these sample studies, there is no guarantee we will be able to replicate this in the future.
When we enter into new VBC contracts, under our business model, we seek to shift VBC member interactions into our digital-first framework. As described further under “— Our Go-to-Market Model — Value Based Care Agreements” below, this process extends over a period of months during which we incur substantial costs. Before we can interact with the VBC members, we need to ensure that sufficient capacity is established in our virtual network to support new member interactions, and must undertake initial outreach, including marketing (after any required review and approval of materials), community events, and outreach ambassadors to encourage sign-ups to the Babylon platform by our members. The ultimate goal of this initial engagement push is to schedule and complete a virtual consultation, at which point the Babylon team can continue to engage with the member regularly over time whether through interactions with our full range of digital care tools and or through additional virtual or in-person consultations with licensed medical professionals.
We believe that our member management capabilities and our members’ health outcomes will improve and our cost of care delivery expenses will decrease when our members actively engage with our digital platform. Additionally, we expect to be able to rapidly scale and responsibly care for our growing member base with minimal incremental physical infrastructure. We are driving growth by expanding our existing service with our current customers into their wider operations and markets, converting more of our customers to the holistic Babylon 360 solution, and attracting new customers to the Babylon platform.
The Market: Key Challenges and Developments
In 2019, the global healthcare market was estimated to be a $10 trillion industry, and it is expected to grow over the coming decades with the aging of the global population and the expansion of care around the world. However, we believe the global healthcare market remains beset by the following key issues that limit capacity and effectiveness of care in both developed and developing markets.
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Accessibility.   Access to healthcare services is still restricted for many individuals globally. According to the WHO, more than half of the world’s population is unable to obtain access to essential health services even in countries with well-established healthcare systems. Accessibility is also an issue in developed markets — for example, many Americans have limited access to primary care, so they rely on emergency departments for acute care. In 2018, there were an estimated 130 million emergency department visits in the United States, representing an overall average of 40 visits per 100 persons, and 87 visits per 100 persons in African American populations. We believe inequities in access to health services exist not just between, but also within, countries, as national averages can mask low levels of health service coverage in disadvantaged population groups.

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Affordability.   Affordability of healthcare is a problem in developed and developing markets at both a system-wide and individual level. At a macro level, expenditures on healthcare in G7 countries have increased by 44% on average in the last decade, without accompanying improvement in health outcomes, according to OECD data. Individuals also struggle with high healthcare costs: according to the U.S. Centers for Disease Control and Prevention, approximately 14% of Americans report problems paying medical bills. Further, unaffordable healthcare begets inaccessibility — in a 2016 OECD study, over 22% of people in the United States reported skipping medical consultations due to cost, and 43% of low-income adults reported having unmet care needs due to cost.

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Quality.   Consistent delivery of quality healthcare remains a challenge across geographies, and healthcare spend does not equate to improved health outcomes. According to a 2019 OECD study, while the United States spends more on healthcare as a share of its economy than any other country (16.9% of its GDP), it has lower life expectancy than the OECD country average. Further, in low- and middle-income countries, between 5.7 and 8.4 million deaths each year (representing up to 15% of overall deaths in such countries) are attributed to poor quality care. The inadequacy of traditional healthcare has not gone unnoticed by individuals. According to a 2021 Accenture report, only one out of three people said they did not have a negative experience with a medical provider, pharmacy or hospital, with people reporting a variety of negative healthcare experiences such as their visit was not efficient (22%) or the medical advice was not helpful (19%). Among those that had a negative experience, more than one-third reported switched providers or treatments or were less likely to seek medical care the next time they needed it. According to a 2019 Accenture report, the United States ranks low for patient satisfaction compared to other G-7 countries, with only a 30% satisfaction rating among healthcare participants. Efforts to address the challenges have led to important innovations in the healthcare industry; however, we believe they continue to have inherent limitations.
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Digital Transformation of Healthcare.   We believe that patients, payers and governments are aligning on the need for cost containment through the adoption of digital solutions in the healthcare sector. Demand for and adoption of telemedicine solutions has generally been accelerated by the COVID-19 pandemic as it has demonstrated its benefit and importance in reaching patients. According to McKinsey, COVID-19 has caused a massive acceleration in use of telehealth. Consumer adoption has skyrocketed, from 11% of U.S. consumers using telehealth in 2019 to 76% of survey respondents in May 2020 interested in using telehealth going forward. In the post-COVID-19 world, we believe this trend will continue due to the inherent structural benefits of virtual delivery of healthcare, including convenience and efficiency. However, we believe that in an effort to address resource scarcity, existing digital tools, including telemedicine consultations, are simply shifting the site of care, without addressing the fundamental issues of when and how care is provided.

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Emergence of New Payment Models.   The challenges of accessibility, affordability and quality facing healthcare systems have not been effectively addressed by the current, largely reactive care delivery model, which we refer to as “sick care.” Healthcare providers, paid on a FFS basis, are rewarded for a higher volume of care rather than successful patient outcomes. This compensation model promotes expensive and more frequent interventions and treatments, leading to higher costs for those responsible for healthcare spend, such as governments, employers, and individuals. This has resulted in a movement towards VBC, which realigns incentives for healthcare providers, rewarding them for improving patient outcomes rather than increasing the volume of the services they provide; however, the VBC model has yet to be implemented at scale.

The Babylon Solution
We believe our solution reengineers the healthcare value chain to simultaneously balance accessibility, affordability and quality by implementing the key attributes of digital health and value-based care.
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Accessibility.   Our digital-first clinical platform makes information available to members so that they can monitor their health information on mobile devices, delivering digital-first care in countries as varied as the United States and Rwanda. We provide 24/7 digital-first access to medical professionals in the U.S. and the U.K., reducing barriers to care and improving timeliness of medical interventions. In 2021, we helped a patient every six seconds, with 5.2 million consultations and AI interactions.

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Affordability.   Our technology platform improves productivity and reduces administrative burdens on medical professionals through the reallocation of tasks from clinicians to lower cost personnel, and the automation of a significant portion of back-office tasks, including post-appointment tasks, proactive care outreach activities (for GP at Hand), and onboarding and offboarding tasks. Simultaneously, our holistic care provision model allows us to actively monitor the health of our members and to provide them with targeted preventative and primary care when needed, reducing the need for expensive secondary and tertiary care. We believe that the combination of our technology platform and care provision model can dramatically reduce systemic costs. For example, in the United Kingdom in our partnership with the NHS, a peer reviewed study commissioned by us and published in the Journal of Medical Internet Research demonstrated that we delivered up to 35% acute care cost savings for our GP at Hand members during the relevant period from April 1, 2018 to March 31, 2019. In 2021, looking at the healthcare market generally, the healthcare expenditure per capita was $4,429 in the United Kingdom and $12,530 in the United States.

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Quality.   Our platform delivers standardized treatment protocols, administrative practices, technology, and automation, such as care for acute and chronic conditions, including chronic pain, pregnancy, cardiovascular disease, diabetes, and numerous other health concerns in a longitudinal manner. This allows us and our affiliated healthcare providers to work from a standardized model of medical intervention, reduce variations in care, and deliver the same quality standards to all members. We believe this allows us to provide a better member experience and a higher standard of care. The quality delivered by our system has been confirmed by our members and customers; for example, in the United Kingdom, we received a 96% quality score from the NHS.
Babylon 360, our flagship holistic solution, combines our cutting-edge technologies with human clinical expertise and can provide managed care for our members across the care continuum. Our end-to-end care solution is facilitated through our Digital Health Suite, virtual care, in-person medical care, and post-care offerings. We believe that our platform empowers users, providers, payers and health systems to generate better health outcomes by addressing the entire care continuum model to better understand and serve their healthcare needs. By providing more care to members when they are healthy and creating clear and accessible solutions when they are sick, we believe we can avoid the significant expenses associated with late or avoidable hospital-based care. We believe our platform disrupts the current state of care delivery and aligns the interests of our members and customers and simultaneously lowers costs.
When delivering Babylon 360, we and our affiliated providers are able to provide or assist in connecting a member with end-to-end care through the creation of a comprehensive, digital-first “care pyramid” tailored to the member’s specific needs and circumstances.
This pyramid is built on a mobile-native, digital self-care foundation that leverages a comprehensive, longitudinal view of a member’s specific circumstances to provide a range of AI-driven tools to help members create a set of health goals and to track their progress and achievement. This is complemented by our personal health assistant, which is available to help members with their care needs and for non-clinical support via chat or direct human interaction. When direct care is needed, it is first provided through virtual clinical consultations, accessible in the U.S. and the U.K. on a 24/7 basis, linking members with a clinical professional to address their urgent or chronic needs. While most member needs can be addressed with our digital platform and virtual care capabilities, when a member does require in-person care, we assist in connecting them with the appropriate caregiver for an in-person consultation. If a member’s care needs are more specialized or complex, we offer connections to secondary and tertiary care partners who work with us to provide the full spectrum of sick care. As members increase their digital engagement, they should be increasingly able to undertake self-care and self-monitoring and reduce the need for in-person care.
We believe our holistic care model, Babylon 360, is presented to the member in an intuitive and consumer-friendly way. When we deliver holistic care via Babylon 360, we aim to engage actively and frequently with members and provide the care they need at the point they need it, leveraging existing digital devices as the first point of call and utilizing in-person providers where needed.

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When in good health, the tools provided through our Digital Health Suite can provide members with insights and information about their well-being. For example, through Healthcheck, we offer an assessment to help our members understand their current health metrics and how they may change in the future. We can use some of the information from this tool to help risk stratify our member population. By understanding their specific information with Health Assessment, members are better able to set personalized health goals. Our Healthcheck tool then provides a report, including actionable items to help members achieve those health goals and to help track their progress and health information.

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If members get sick, the Digital Health Suite offers 24/7 access to Digital Triage tools including a Symptom Checker as well as access to clinical care, so members get the right information and care. Through our Symptom Checker, members answer questions about their symptoms and are directed to possibly matching conditions responsive to the information entered and potential next steps. A care team gives members a clear clinical care plan for treatment and recovery. Then, once the members are back on their feet, the care team goes back to helping members to monitor their health information.

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Follow-up care is delivered by affiliated providers, including medication management, transitions to the appropriate type of care, and rehabilitation. We provide recommendations for follow-up self-care to improve overall member outcomes and ensure that members maintain their health.

Our Product
Babylon can effectively engage, assess, plan, monitor, treat and support our members in the regions in which we operate around the world with our AI-supported platform, delivering meaningful benefits to our stakeholders. Our key product is Babylon 360, which combines our cutting-edge technologies with human clinical expertise and can provide managed care for our members across the care continuum.
The Babylon 360 journey starts with engagement and understanding a total picture of a member’s health needs. We use multiple channels to reach out to our members, from emails to phone calls to in-person visits with community health workers, to encourage members to install the Babylon app on their smartphone (or USSD app on their feature phone for regions where smartphone penetration is weak) or to sign up via the web. Once members have installed the Babylon app, they may be (subject to compliance with applicable rules) engaged on an ongoing basis through multiple push-type notifications, emails and SMS which may prompt them to complete a health assessment and create a personalized care treatment plan unique to their needs. The in-app health assessment, coupled with existing patient electronic health record data, patient provided data, wearable data and clinical data, allows for a convenient way to have a holistic profile of our members and to measure aspects of risk to our members.
When feeling unwell or concerned about unusual symptoms, our members can instantly access our AI-supported Symptom Checker, which provides responsive and convenient information. Through our Symptom

Checker, members answer questions about their symptoms and are directed to possible matching conditions responsive to the information entered and potential next steps associated with such conditions, including easily booking a telehealth appointment right from your phone. Information outcomes range on a continuum from hydrating with water to seeking follow-up care with a clinician or, in infrequent cases, an ER visit.
In the U.S. or the UK, if a member would like to see a clinician, our app can facilitate a prompt booking for a primary care, behavioral health or specialist’s synchronous appointment, on a 24/7/365 basis. In the United States, approximately 85% of virtual provider appointments happen within 45 minutes of booking. However, many clinical needs do not require a synchronous appointment.
For clinicians, our platform enables more efficient workflows, thus saving valuable time and allowing clinicians to focus on what’s really important – the members. Our custom-built, web-based Clinician Portal provides longitudinal data around members and allows clinicians to save time on arranging lab tests, issuing prescriptions, scheduling follow-up consultations and other frequent tasks through workflow automation. The workflow task-list helps the back-office team manage the transitions of care between providers. Steps are automated using robotic process automation and our proprietary workflows platform deeply integrated into all facets of our back office platform to reduce the operational overhead. For example, within our GP at Hand service, we use automation to assist a variety of our proactive care workflows. Our RPA solution fetches and prioritizes the eligible patients for proactive outreach, and then triggers the workflow platform which automatically manages and sends a set of communications, reminders and invites to the patient, reducing back-office administrative tasks and involving our clinicians only at the end of the workflow when providing care to the patient.
Future product development
We believe that continuous data assessment, risk calculation, and early intervention are key to crafting patient care plans and driving down costs of care. We have under development proprietary AI which enables ongoing monitoring of member data which automatically suggests to clinicians and members relevant goals and actions, while keeping the clinician in the loop to lead to better health outcomes. Once developed, our system detects abnormalities during the course of this continuous data assessment, and our team would be proactively alerted to intervene to evaluate and understand the root cause and respond via email, phone, or notifications.
We are aiming to further reduce the administrative burden for clinicians through the ongoing development of automated note taking and coding. A leading natural language processing engine is in beta test to auto-transcribe clinician interactions in real time and generate meaningful notes and summaries about interactions. In addition, we are deeply focused on automatically coding our patients’ conditions to get the most accurate record of their care and conditions. We expect this to provide improved accountability and transparency with the goal of reducing costly errors and augmenting our data set to enable future AI solutions. Furthermore, we are very focused on coaching and enabling habit changes that lead to better health outcomes.
The features listed in this section are under active development and have not been commercialized as of the date of this prospectus. We cannot guarantee if or when the features will be available for use.
Our Strengths and Key Differentiators
Our goal is to provide a full spectrum of care services through a comprehensive digital-first platform powered by an AI-supported, cloud-based, integrated technology stack. Our key strengths and differentiators are:
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Purpose-Built, Tech-Enabled & AI-Supported.   Our end-to-end healthcare platform is supported by AI, which we believe optimizes efficiency and improves outcomes across the entire care management value chain, from risk stratification to triage to care management. This digital-first, technology-forward approach has been our strategy from the outset and is intrinsically built into our care delivery solutions, in contrast to other care providers that have bolted technology capabilities onto a traditional care delivery model. We have heavily invested in our technology as well as in our team of highly experienced researchers, scientists and engineers since our founding in 2013, which we believe gives us a significant advantage over other care providers and will continue to progress our capabilities. We are also able to license our technology to third parties. Our AI and automation reduce the human capital intensity of providing healthcare, while seeking to improve the quality of decision making and health outcomes, offering:
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Evidence-based insights, whole person care, and lifestyle and behavioral risk benchmarking for over 30 common diseases;

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A cloud-based, integrated self-care and clinical services platform, which allows us to deliver convenient, continuous and scalable care globally; and

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Integrated technology and virtual clinical operations, which automate low value tasks, allowing the focus to be on high value interactions and drive more efficiency than a normal physical primary care operation.

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Proven & Highly-Scalable Care Delivery Model.   Our digital-first model is highly scalable, which differentiates us from competitors. We believe traditional integrated care competitors who rely on a capital-intensive bricks-and-mortar-first model may have a reduced ability to expand to new markets and capture segment share beyond their near-term physical footprint. We are able to deliver fully-integrated, personalized healthcare and access across the entire care spectrum through mobile devices many individuals already own or access. This technology allows us to offer access to on-demand care, on a 24/7 basis, through our digital platform while leveraging existing, local healthcare infrastructure in markets where our affiliated providers deliver care. This is evidenced by the rapid go-to-market in Missouri through our partnership with Home State Health, a wholly-owned subsidiary of Centene Corporation, where, within three months of reaching substantially final agreed terms, we made our Babylon 360 solution accessible to approximately 17,000 members with limited incremental investment so that both Centene’s existing local healthcare network and our technology platform were at their disposal. Additionally, because a population of members is assigned to us under our VBC contracts, we are able to focus our outreach efforts on engagement with our assigned members.

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Proactively Delivering Mobile-Native Care to Members.   Our digital-first platform allows us to deliver access to integrated, personalized healthcare at scale through our app on the devices most individuals already own. This enables us to quickly, efficiently and effectively interact with members to provide support and care, ideally preventing a member from becoming sick. Upon commencing service under a new Babylon 360 contract, we quickly seek to make direct contact with each member covered under that contract to offer a digital assessment. If required, we also offer to connect members to an introductory video consultation with a clinician. Following member onboarding, we continue to provide proactive monitoring and communicate electronically through email and the Babylon app to drive member engagement. Our care teams proactively offer personalized healthcare plans for high risk members involving higher levels of interaction with their care team. Medium risk members also get personalized care plans with a lower number of interactions with the care team and a focus on healthy living coaching and education. Low-risk members are provided with resources for self-help and education about general wellness.

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Deep Experience in Value-Based and Other Managed Care.   We aim to improve the member experience and reduce the cost of care by prioritizing member centric care and incentivizing healthcare providers to keep their members healthy, which can lower healthcare costs over the member’s lifetime. From our earliest work with customer groups including the NHS, which provides primary care at a fraction of the cost of what is typical in the United States, we have developed deep experience in the delivery of care within capitated systems. Through the creation of a proactive, digital-first care network, which can provide our members with a well-structured “Care Pyramid”, we shift member interactions to virtual care and provide timely and targeted in-person care when needed. The goal of our Babylon 360 solution is to manage the totality of a member’s healthcare. Babylon 360 couples our digital platform with a VBC contract or other risk-based agreement with a health plan, healthcare provider or a government body. Under these agreements, we take financial responsibility for all or some of the surpluses or deficits in total actual costs under the agreement compared to our negotiated fixed per member per month, or capitation allocation, cost estimate or similar compensation arrangement, and in some cases our financial responsibility for surpluses and deficits relative to the capitation allocation is deferred until an initial agreed upon period has elapsed. By significantly improving accessibility and availability of primary and urgent care, we believe it is possible to create significant downstream savings. For example, in the United Kingdom in our partnership with the NHS, a peer reviewed study commissioned by us and published in the Journal of Medical Internet Research demonstrated that we delivered up to 35% acute care cost savings for our GP at Hand members during the relevant period from April 1, 2018 to March 31, 2019.
Our Growth Strategy
We are pursuing the following strategies in order to expand access to high-quality, affordable healthcare:
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Expand covered population and scope of services in existing markets.   We have a significant opportunity to cover additional members in the markets we currently serve by both (i) signing contracts with new payers and enterprise customers and (ii) expanding the scope of services provided to our existing customer base. If we expand the scope of services we provide, for example, by upselling a clinical services contract to a VBC contract, we have the ability to significantly increase our revenue per member. We continue to demonstrate that our offerings are attractive and cost-saving for payers. In our partnership with the NHS, we have saved up to 35% of acute care hospital costs, while delivering high-quality healthcare to our GP at Hand members. For a description of the study done on our solution, see “— Overview.” We believe that these demonstrated savings will both attract new customers and convince existing licensing and FFS customers to upgrade to our VBC offering, Babylon 360, and we have already been successful in doing so — since the start of our expansion into the U.S. market, several customers have upgraded their contracts from initially planned clinical services provision to Babylon 360 contracts.

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Expand to new markets with new and existing customers.   Due to the scalability of our digital-first platform we are able to efficiently expand into new geographical markets, both within and outside the United States. We believe that our existing customer relationships present a particularly attractive growth opportunity. Currently, our focus is on the expansion within the U.S. market. In 2022, we are accelerating our growth in the U.S. by continuing to sell our Babylon Cloud Services and our Babylon 360 offerings. We are acquiring multiple new customers, diversifying our customer base, and targeting an increase in Medicare Advantage and commercial populations. We are also addressing new segments such as self-insured employers by establishing our own enterprise sales force, utilizing third party sales consultants, and leveraging Higi’s retail footprint. As a global operator, we continue to evaluate opportunities outside the United States. We deploy our technology in 15 countries and actively provide clinical services in three. We continue to capitalize on the deployable nature of our model and technology to pursue business opportunities, both in licensing and clinical care, in new markets with attractive economic opportunities.

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Pursue strategic partnerships and acquisitions.   While we expect organic growth to be our primary driver, there may be complementary targets with the potential to make valuable additions to our existing platform, either through partnership or acquisition. Recent examples of this approach include our strategic partnership with Palantir, designed to utilize Palantir’s platform to accelerate delivery of digital-first, personalized care to Babylon’s members, and our acquisition of Higi, which augments our digital infrastructure through a bricks and mortar presence of FDA-cleared Smart Health Stations in retail chains such as Sam’s Club, Kroger, Rite Aid, and Publix, among others.

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Continuing to invest our technology to improve our care capabilities.   We have invested heavily in our technology platform since our founding and believe that it is both world-leading and vital to our continued success in the provision of digital-first care solutions. With this view, we continue to invest in our technology platform and seek to enhance our leadership position in clinically focused healthcare AI and other applications that can improve our members’ health and experience.

Our Technology
To date, Babylon has heavily invested in a proprietary healthcare delivery platform that we believe is member-friendly, reduces the administrative burden for our clinicians, and enables us to scale across geographies. Our solutions are powered by a cloud-enabled platform that is built to maximize interoperability, be accessible to individuals through all kinds of mobile devices, and leverage custom workflow platforms to optimize efficiency in clinicians’ back offices. We believe the key features of our technology platform are the following:
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Proprietary.   Over the last decade, we have designed a proprietary platform on which we can drive the creation of cohesive, custom solutions supported by AI. In contrast, our competitors rely on many third-party solutions that are decoupled and disjointed, reducing the ability to leverage AI and data to drive overall efficiency and value for their members and providers. Our software is built in line with strong security and privacy controls, and our processes are externally audited for compliance with required standards. We use highly agile software development methodologies to promote effective, metric-driven development while complying with our secure software development lifecycle.

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Cloud Architecture.   Our globally accessible services are cloud enabled by design for maximum efficiency and scale. Our approach to delivery allows us to operate in multiple cloud regions around the world with a federated approach that enables unique data residency and data sovereignty requirements per country. Built from inception to be powered from the cloud, we aim to be cloud service provider-agnostic, enabling us to deploy our solutions more broadly and globally where there may be a gap in cloud provider coverage through various strategic partnerships.

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Integration.   Using a standards-based, interoperable interface allows us to integrate seamlessly and efficiently with third party electronic medical records systems and other healthcare data providers. Leveraging a standards-based HL7-FHIR (Fast Healthcare Interoperability Resources) approach, we are able to ingest, process and store data from a wide variety of sources, creating a unified view of our members (while ensuring this is in compliance with privacy laws).

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Widely Accessible.   We deliver our digital solutions to our members and providers via cutting-edge front-end technology through both web and smartphone applications. At the same time, we serve individuals with basic flip phones through a proprietary application in developing countries such as Rwanda, facilitating our mission of delivering affordable and accessible healthcare to all.

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Optimizes Back Office Efficiency.   Leveraging open source and third-party technology, we have built a highly configurable platform that automates non-clinical tasks such as processing referrals and prescription management, reducing providers’ administrative burden and increasing their operational efficiency. This platform approach allows us to leverage our data and AI strategy to deliver these “back office” workflow services, driving additional value for our members by mitigating friction and delays, which individuals typically face in traditional healthcare delivery models.

How We Leverage Artificial Intelligence
Underpinning our healthcare delivery platform is our bespoke AI solution that has been designed to help our members navigate their personal healthcare journeys and is currently deployed in our Symptom Checker and Healthcheck products, as well as our clinical portals to assist clinicians with some administrative functions. We believe that our member-centric approach, which considers our members’ healthcare and sick-care, differentiates us from our competitors, whose solutions adopt a narrow, often impersonal approach that fails to consider the full spectrum of healthcare. Leveraging our team’s deep experience in building intelligent healthcare systems, our AI architecture has been designed from the ground up over the last decade to deliver actionable insights and recommendations.
A core feature of this architecture is the inclusion, by design, of core principles such as interpretability and explainability. These features are critical when delivering insights through member-facing products since they provide transparency to our clinicians (via our “clinician-in-the-loop” platform) for them to understand the provenance of the data and parameters in our AI and to have the ability to independently assess the basis of our AI’s conclusions. These principles, which are inherent features of causal approaches to AI, help overcome the “black-box” problem – the notion that an AI system can deliver insights, but is incapable of explaining how it has arrived at its conclusions. This capability provides our customers and clinicians with a critical layer of transparency on the insights provided to our members via products such as the Symptom Checker and Health Assessment.
Another key feature of our AI technology is its ability to quantify the uncertainty of its predictions. In contrast to the majority of “black-box” AI systems which tend towards making overly-confident predictions, uncertainty-aware AI systems are better equipped to quantify and assess how much additional information is required to make predictions with a specified level of confidence.
Additionally, our AI has been designed to be data-efficient and flexible with respect to the information it consumes, enabling us to rapidly adapt our models to new populations. Our AI systems leverage health records from multiple sources where available and in compliance with applicable privacy rules, but also permit other sources of evidence such as data, for example, clinician input and published studies, and medical knowledge, including from clinical guidelines and pathways, to be incorporated where data quality or abundance is a concern. For example, our systems benefit from feedback from our teams of local clinicians who review our AI systems’ use of data in light of local beliefs, language and healthcare concerns. This approach has allowed us to adapt and rapidly localize our AI models to account for differences in language, culture and disease burden across geographies, enabling us to serve populations globally.
Our Go-to-Market Model
Working with governments, payers and providers to deliver quality healthcare services globally, we monetize our platform in three primary ways – value-based care, software licensing, and clinical services.
Value-Based Care Agreements
Under VBC contracts, we manage the healthcare needs of our members in a centralized manner, where we negotiate a fixed per member per month (PMPM) or capitation allocation, often based on a percentage of the payer’s premium or MLR with the payer. We assume financial responsibility for member healthcare services, which means that, throughout the measurement period, the total actual medical costs are compared to the capitation allocation. At the end of the measurement period, Babylon will either be responsible for all or part of excess costs above the capitation allocation, or will receive all or part of any savings, as compared to the capitation allocation. We take financial responsibility for costs incurred for physician-based care, referred to as professional risk, and secondary and tertiary facility care, referred to as institutional risk (and together with professional risk, referred to as global risk). In some of our newer VBC contracts, our financial responsibility for surpluses or deficits relative to the capitation allocation is deferred until an initial agreed upon period has elapsed.
Through member engagement with our services, and while maintaining high clinical quality and excellent member experience, we seek to improve member healthcare while keeping the costs incurred for member healthcare below the capitation amount. Our cost savings are typically driven by improved management of chronic conditions and proactive, preventative care to keep members healthier thereby avoiding unnecessary emergency room visits and hospitalizations. Patients, payers and providers are encouraged to adopt our care pathways. We have acquired independent physician associations comprised of medical group members that have already entered into VBC contracts that utilize their physical networks, and we are transitioning the VBC members to our digital-first framework. As we shift VBC member interactions into our digital-first framework, we believe that our member management capabilities and our members’ health outcomes will improve and our cost of care delivery will decrease.
Each VBC contract is different in terms of structure and pricing due to state regulations, national health systems and payer negotiations. Before entering into a new contract, we analyze internal and external data on a given patient population, including, but not limited to, historical claims, population demographics, utilization and other key performance data. We perform an actuarial analysis and combine this information with inflation and local market adjustments. Because our business is to manage healthcare rather than act as a reinsurer, we also have “stop loss” insurance on all of our VBC contracts that generally is invoked when expenditures on any individual patient exceeds a predefined threshold in any given year. The amounts paid under VBC contracts per at-risk patient can be significantly higher than the fees for services provided under FFS arrangements. Consequently, when costs for providing service are effectively managed, the revenue and profit generation opportunities under VBC contracts are significantly more attractive than under FFS arrangements.
When we enter a contract with a new cohort, there are several substantial pillars to stand up before we can optimize our engagement with members. Commensurate with the number of new members in a specific cohort, we need to ensure that sufficient capacity is established in the virtual network to support new member interactions. There is also a staffing component to this initial infrastructure build-out, where medical professionals, support staff, and local outreach ambassadors need to be vetted, hired, and trained to the elevated standards we hold ourselves to. This process, necessary in any new state we enter, and required to be in place before we can interact with a single member, can take up to several months.
Once this infrastructure is established, we aim to encourage new members to sign-up for the platform, and, if they sign up, we can increase and optimize our engagement with them. The process begins with initial outreach, including marketing (after any required review and approval of materials), community events, and outreach ambassadors, all designed to drive sign-ups to and engagement with our digital platform, which can take up to three months. Following these initial stages, member sign-ups to our platform take place gradually over time. The ultimate goal of this initial engagement push is to schedule and complete a virtual consultation, at which point our team can continue to engage with the member regularly over time and establish ongoing care and high value interactions with our full range of digital care tools or through additional virtual or in-person consultations with licensed medical professionals.
When we convert someone to being a repeat user of our service, it has a meaningful impact on how that person chooses to navigate the healthcare system. For repeat users of our service, evidence indicates that Babylon is quickly becoming their gateway into the healthcare system, which enables us to improve their experience and better control cost of care. In Missouri, for example, we have seen encouraging results where more than half of patients that have completed their first appointment go on to have future appointments.
Understanding this process, and the time and costs associated with setting up new cohorts, is crucial to contextualize our cost of care and margins as we enter new states and sign on new cohorts. Nearly 40% of our U.S. VBC Members (as defined in “— Classification of Our Members — U.S. VBC Members” below) were new in the fourth quarter of 2021, and as of March 10, 2022, the weighted-average tenure of our U.S. VBC Members was less than 8 months, with our value-based care agreements in Missouri and California having the longest tenure at less than 18 months.
During the years ended December 31, 2021, 2020, and 2019, 68.4%, 32.9% and 0.0%, respectively, of our revenue was derived from value-based care arrangements. VBC is a more recent revenue stream for us, although we expect it to be an increasing proportion of our total revenue in future periods.
Software Licensing
Through our Babylon Cloud Services offering, we can license our digital platform to a broad spectrum of customers, including healthcare providers, payers, self-insured employers, retailers, pharmaceutical manufacturers, and telecommunications companies. Through our licensing activity, we can offer access to a range of digital platform options such as (i) the Symptom Checker and Health Graph tools, for use cases in which care can be de-escalated or referred, as necessary, to in person services; (ii) the entire Digital Health Suite of tools, which focuses on digitizing the front door of providers and payers; and (iii) delivering a bundle which incorporates a combination of the Digital Health Suite with chronic condition management and virtual care services to targeted populations. We believe that software licensing represents an effective way of leveraging our technology platform into customer segments or geographies where we do not currently have commercial operations or a near-term plan to market clinical services or VBC contracts. During the years ended December 31, 2021, 2020, and 2019, 18.6%, 31.0% and 12.5%, respectively, of our revenue was derived from software licensing.
Clinical Services
We provide access to our digital platform to customers including health plans, enterprises that offer our platform to their employees, and directly to private users. Our clinical services offering is tailored to our customers’ needs, but can include access to our full range of digital care tools, including our app-based Digital Health Suite (which may be accessed as a per member per month fee and classified as licensing fee revenue), as well as access to consultations with licensed medical professionals. Our revenue model for clinical services is based on FFS fees or a combination of FFS and capitated fees under a risk-based agreement. Under our FFS arrangements, payers pay a specified amount for each virtual consultation or patient visit.

As a result, FFS-based revenue is demand-driven and dependent on volume of virtual consultations or, in some cases, patient visits completed.
During the years ended December 31, 2021, 2020, and 2019, 13.0%, 36.1% and 87.5%, respectively, of our revenue was derived from clinical services. While clinical services are expected to continue to increase, we expect that growth in our other revenue streams will likely outpace it in future periods.
Classification of Our Members
Members
“members” refers to individuals globally who are covered by one of our value-based care agreements described under “— Our Go-to-Market Model — Value-Based Care Agreements” above or other risk-based agreements with a health plan, healthcare provider or a government body (including NHS bodies in England), or who have access to our digital platform through our software license agreements described under “— Our Go-to-Market Model — Software Licensing” or one of our clinical services offerings described under “— Our Go-to-Market Model — Clinical Services” above. In some instances, “member” is used only to refer to those registered to use the Babylon app, and in others, it refers to those that are eligible under contract to use the Babylon app, whether or not they have registered to use the Babylon app.
U.S. VBC Members
“U.S. VBC Members” refers to individuals who are covered by one of our VBC contracts with a U.S. health plan or healthcare provider. Under these agreements, we take financial responsibility for all or some of the surpluses or deficits in total actual costs under the agreement compared to our negotiated fixed per member per month, or capitation, allocation. In some of our VBC contracts, our financial responsibility for these surpluses or deficits is deferred until an initial agreed upon period has elapsed.
Global Managed Care Members
“Global Managed Care Members” refers to individuals globally who are covered by one of our value-based care agreements or other risk-based agreements with a health plan, healthcare provider or a government body (including NHS bodies in England), under which we assume partial or full risk for the specified costs of members’ healthcare (which may be all-inclusive healthcare costs or more limited professional costs). Under these agreements, we take financial responsibility for all or some of the surpluses or deficits in total actual costs under the agreement compared to our negotiated PMPM or capitation allocation, cost estimate or similar compensation arrangement. Our U.S. VBC Members, Babylon GP at Hand members, and members covered by our agreement with RWT are all Global Managed Care Members.
Our Global Reach
As of December 31, 2021, our VBC, software licensing and/or clinical service offerings supported patients in 15 countries, as further described below.
United States
Since January 2020, we have grown to provide access to our VBC and clinical services offerings to 4.6 million members in eight states as of December 31, 2021, of which 166,518 were U.S. VBC Members. Our acquisitions of Higi and DayToDay have enabled us to expand the scope of our services and products.
We offer our members access to affiliated healthcare providers licensed in all 50 states, on a 24/7 basis.
During the years ended December 31, 2021, 2020 and 2019, 71.9%, 40.7%, and 0.0%, respectively, of our revenue was derived from our business in the United States.
Value-Based Care, Including Babylon 360
The expansion of our VBC offerings in the United States, including our digital-first Babylon 360 solution, is our primary focus for growth on a go-forward basis. We are driving such growth by expanding our existing service with our current health care plan customers into their wider operations and markets, converting more of our U.S. customers to the holistic Babylon 360 solution, and attracting new customers to the Babylon platform.
We offer our Babylon 360 solution to approximately 19,000 Home State Health Medicaid members through a VBC contract. This arrangement is a primary example of our core strategy in the United States – providing digital-first, value-based care at a pre-agreed capitation rate. After signing the VBC contract in the summer of 2020, we commenced offering service access in October 2020, with 36% of households registered with a goal towards improving healthcare accessibility for these members.
We entered into an agreement to make our Babylon 360 solution available to 15,000 Medicaid members in the state of New York and began deploying this solution in the third quarter of 2021. We entered into an additional agreement to support approximately 63,000 Medicaid members in Georgia and Mississippi and began executing on the agreement in the fourth quarter of 2021. At the end of 2021, we expanded our presence by an additional 14,000 Medicaid members in Georgia and 72,000 Medicaid members in Iowa, commencing services in January 2022.
We are also participating in the Direct Contracting Model with CMS by working with one of the Direct Contracting Entities, or DCE. The financial aspects of the Direct Contracting Model are set forth in an agreement between the DCE and CMS which commenced on January 1, 2022. Under our management services agreement with the DCE, we will provide crucial care management services to Medicare beneficiaries in California in a value-based care arrangement. CMS has the right to amend its agreement with the DCE without the consent of the DCE for good cause or as necessary to comply with applicable federal or state law, regulatory requirements, accreditation standards or licensing guidelines or rules. After January 1, 2023, CMS has indicated that it will be transitioning to the ACO REACH Model.
In addition, we have acquired VBC contracts. We are working on an ongoing transition plan to provide U.S. VBC Members covered by these VBC contracts with access to our digital-first Babylon 360 framework. Through two California-based independent physician associations, or IPAs – FCMG and Meritage Medical Network – that were acquired by an affiliated professional entity, we offer access to VBC services on a capitation basis by carrying global risk for Medicare Advantage members, and professional risk for Medi-Cal and commercial VBC members. As we shift interactions with these approximately 73,000 U.S. VBC Members into our digital-first Babylon 360 framework, we believe that our member management capabilities and our members’ health outcomes will improve, and our cost of care delivery will decrease.
Clinical Services
We began delivering our solutions through our digital platform in the United States in January 2020 by providing access to our digital platform, including virtual clinical services, on a licensing and FFS basis to health plans across the United States. This business model is consistent with that of our agreement with Bupa in the United Kingdom, as described below. This model has been, and we believe will continue to be, a valuable entry point into delivering our holistic Babylon 360 solution to member populations we serve on a clinical FFS and licensing basis.
Higi
On May 15, 2020, we acquired 10.2% of the fully diluted capital stock of Higi. Through a series of investments, we then increased our shareholdings in Higi to 25.3% on a fully diluted basis. On December 7, 2021, we exercised our option to acquire the remaining equity interest in Higi pursuant to the Higi Acquisition Agreement. The closing of this acquisition occurred on December 31, 2021.
Higi provides digital healthcare services via a network of Smart Health Stations located in the United States, and makes health kiosks found in retail pharmacies and groceries that provide free screenings of blood pressure, weight, pulse and body mass index. Higi has manufactured various models of the Higi station after obtaining marketing authorization from the FDA. It is not a diagnostic device and only furnishes data so that users can consult their personal physician or other healthcare professional. The user can also choose to store or send the data to a personal physician or healthcare professional. The Higi station has received 501(k) clearance from the FDA.

The Higi acquisition is intended to increase our reach to users and our ability to provide clinical service offerings to our customers.
DayToDay
In October 2019, we purchased a majority stake in DayToDay. On November 16, 2021, we acquired the remaining equity stake in DayToDay.
DayToDay provides patients targeted education, communication and clinical support from a personal care team before or after clinical visits, hospitalizations, or surgeries through its mobile application and platform. The DayToDay acquisition is intended to bolster our product offering by providing patient management for acute care episodes.
United Kingdom
In the United Kingdom, we deliver our Babylon GP at Hand in England offering, providing primary medical services under a contract with the NHS, and provide clinical services through our agreement with Bupa, a private insurer, as well as through agreements with employers for whom we provide employees access to our clinical services. We provide these services through a mix of FFS and capitation fees.
During the years ended December 31, 2021, 2020 and 2019, 27.6%, 55.6%, and 91.2%, respectively, of our revenue was derived from our business in the United Kingdom.
Babylon GP at Hand
Through our Babylon GP at Hand offering, which we started in 2017, we provide primary medical services for patients registered with Babylon GP at Hand or temporarily resident in the area and seeking primary medical care. Our reimbursement model is the same as other GPs in England that hold general medical services contracts and is based on the Carr-Hill formula – a capitation model primarily based on age and gender of the patient. Since 2017, we have grown our Babylon GP at Hand offering over fifty times, from 2,000 to 115,000 members, and from one location in London to seven physical locations in London and Birmingham. Today, anyone who lives or works within 30 minutes of one of our physical premises, irrespective of age and health, can register with Babylon GP at Hand. We have further improved accessibility of healthcare for our Babylon GP at Hand patients by providing digital consultation within two hours of a registered patient seeking an appointment compared to over a week, the average for an NHS GP appointment. At the same time, Babylon GP at Hand has received an overall “Good” rating from the CQC, the independent regulator of health and social care in England. CQC is responsible for inspecting health and social care providers in England and, based on its inspection, assigns one of four ratings, which are “Inadequate”, “Requires improvement”, “Good” and “Outstanding”, to five domains, including “Safe”, “Well-led”, “Responsive”, “Effective” and “Caring”, and an overall assessment covering all five domains. CQC also assigned an overall “Good” rating to Babylon Healthcare Services Limited, which is sub-contracted to deliver services to Babylon GP at Hand.
Additionally, CQC assigned Babylon Healthcare Services Limited an “Outstanding” rating in the “Well-led” domain. Babylon GP at Hand has over 94% four and five-star ratings from its members, with a 93% retention rate.
We employ doctors, nurses, prescribing pharmacists and other specialists in order to deliver this care to our membership. Our work with the NHS has demonstrated conclusive cost savings. The NHS’s own studies have shown that our GP at Hand member base has experienced reduced acute care costs by over 35% compared to a similar population.
Babylon GP at Hand is part of our clinical services offering.
Bupa
Bupa is the United Kingdom’s largest private health insurer, used by over two million people alongside the NHS. Bupa’s covered population has access to Babylon’s digital platform, for which we are paid a capitation fee per member. In addition, Bupa members can undertake virtual consultations with our doctors or healthcare professionals, for which we receive a FFS. Following a virtual consultation, if appropriate, we then refer these members into the secondary care system – either with the NHS or through Bupa’s private network. We do not operate any physical premises in order to deliver healthcare to these members.
Bupa is part of our clinical services offering.
RWT
The Royal Wolverhampton NHS Trust, or RWT, is a large acute and community care provider in the West Midlands, UK, with three hospitals and over twenty community healthcare sites. As of April 1, 2022, RWT will have eight GP practices in their own Primary Care Network (“PCN”). We have partnered with RWT to introduce Babylon 360 to the population covered by their PCN, providing technology and clinical services that we expect to expand over time. For this population, we and RWT share financial responsibility for some of the surpluses or deficits in total actual costs relative to a benchmark.
RWT is part of our clinical services offering.
Canada
In Canada, we deliver our Babylon Cloud Services offering via a software licensing agreement. We have entered into a seven-year agreement to license our white-labeled digital platform to TELUS Health, allowing TELUS to provide integrated clinical services to members through a TELUS-branded version of the Babylon digital platform.
Rest of the World
In furtherance of our global mission to provide accessible and affordable quality healthcare to everyone on Earth, we are continuing to expand our global reach, beginning in Southeast Asia and Rwanda.
Southeast Asia
In June 2018, we signed an agreement with Prudential, a leading provider of health insurance in Asia, to license our white-labeled digital platform to Prudential members through the Prudential-branded “Pulse” app. Since then, we have configured our digital platform, which is capable of operating in 12 languages in the region, to offer services across 11 countries in Southeast Asia, using 14 epidemiological models.
Rwanda
In Rwanda, we deliver clinical services on a FFS basis. Since commencing operations in Rwanda in 2019, we have scaled rapidly to cover 2.7 million users in Rwanda as of March 18, 2022, providing both physical and telemedicine consultations through our network of local doctors, clinical field workers and other healthcare professionals. Initial funding for this operation was provided in conjunction with the Bill & Melinda Gates Foundation and, following the initial period, the government of Rwanda signed a 10-year agreement with us for the provision of clinical services. While its revenue contribution is relatively small, we see Rwanda as a core part of our mission in order to deliver affordable and accessible healthcare to all, and in due course we expect to seek to expand our delivery further in Africa.
Sales and Marketing
We generally build our pipeline through a combination of responding to inbound inquiries, outbound sales and marketing efforts, including by email and through our website and social media, and existing customer relationships. While we do not generally participate in request-for-proposal (RFP) processes in our go-to-market activities due to our unique offering and competitive position, it is possible that these processes will become more prevalent in the future.
Our marketing strategy is focused on building brand awareness by highlighting our digital-first solution and demonstrating the return on investment we provide for our existing customers. Our business customers include healthcare providers, insurers, governments, and employers that sponsor employee memberships as part of their benefits packages.

Historically, we have relied on a limited number of customers for a substantial portion of our total revenue. For the years ended December 31, 2021, 2020, and 2019, three, four, and three customers, respectively, represented 10% or more of our total revenue. For the years ended December 31, 2021, 2020, and 2019, our top ten customers accounted for 92%, 90% and 99% of our revenue, respectively.
We also rely on our reputation and recommendations from key customers in order to promote our solution to potential new customers. The loss of any of our key customers, or a failure of some of them to renew or expand their agreements, could have a significant impact on our revenue, our reputation and our ability to obtain new customers.
Affiliated Physicians and Healthcare Professionals
The corporate practice of medicine prohibition exists in some form, by statute, regulation, board of medicine or attorney general guidance, or case law, in more than 30 U.S. states, all of which we operate in, though the broad variation between state application and enforcement of the doctrine makes an exact count difficult. Due to the prevalence of the corporate practice of medicine doctrine, including in the states where we predominantly conduct our business, we provide administrative and management services to affiliated professional entities pursuant to which those entities reserve exclusive control and responsibility for all aspects of the practice of medicine and the delivery of medical services. We contract with such physician-owned entities through business support agreements for the provision of back office and administrative support services in exchange for a management fee. We have entered into option agreements or direct share transfer agreements with the owners of such affiliated entities to allow for timely succession planning. We expect that the relationships with these affiliated practices and their owner-physicians will continue, and currently have no reason to believe that they will not, although we cannot guarantee that they will. A material change in our relationship with these physician-owned entities, whether resulting from a dispute among the entities, a change in government regulation, or the loss of these affiliations, could impair our ability to provide services to our consumers and could have a material adverse effect on our business, financial condition and results of operations.
Competition
The healthcare industry and, to a lesser extent, the telemedicine and digital self-care industries in which we operate are highly competitive. We operate in multiple international markets and have demonstrated the ability to provide comprehensive, digital-first, technology-enabled care across the full healthcare value chain. We are not aware of any public company which compares precisely in terms of breadth and scope. Competitors in the market are generally focused on one specific slice of the healthcare spectrum, single chronic condition or a single mode of service (e.g., telemedicine) rather than delivering the entire healthcare needs of a member. These platforms may be technology-enabled, but typically have highly specific physical infrastructure, or are broad-based integrated care solutions that are difficult to scale.
We view as competitors those companies whose primary business is developing and marketing telemedicine platforms and services. Competition focuses on, among other factors, technology, breadth and depth of functionality, range of associated services, operational experience, customer support, extent of customer base, and reputation. The lack of AI and broader member-centric healthcare technology in the more traditional telehealth companies significantly reduces the actionability of the data collected by the provider and increases the difficulty of robotic process automation. We believe our digital-first approach is unique, enabling our members to easily access the advice, support and treatment they need using digital and online tools, and is fully integrated with our clinical operations and provider networks to provide an end-to-end healthcare solution. Furthermore, in our view, their limited ability to expand the value capture per customer in turn limits their total addressable market and future growth and valuation prospects.
In the health system market, healthcare systems could be considered competitors, but many have chosen to partner with us to integrate our capabilities into their own offerings.
While we do not believe there are currently any direct competitors with global reach that offer the full suite of solutions as we do, and we believe we are well positioned to execute our business model and reinvent healthcare with our digital-first approach, we could face significant competition from traditional health insurance companies in the future. The incumbent healthcare system and health insurance companies are larger than us and have significant competitive advantages over us, including increased name recognition, greater resources, additional access to capital (including utilizing such capital to acquire or partner with other companies or technologies) and a broader array of healthcare offerings than we currently offer. Moreover, as we expand into new lines of business and offer additional products beyond clinical care and self-care, we could face intense competition from traditional healthcare systems and health insurance companies that are already established, some of whom also utilize AI, telehealth, ePharma, virtual care delivery and next generation payer and provider models.
We also compete with new market entrants as well as large communications software players who offer an entry-level priced and simplified offering for telehealth. Competition may also increase from large technology companies, such as Apple, Amazon, Facebook, Verizon, or Microsoft, who may wish to develop their own telehealth solutions, as well as from large retailers like Kroger, CVS Health Corporation, Walgreens or Walmart. With the emergence of COVID-19, we have also seen increased competition from consumer-grade video solutions, such as Zoom Video and Twilio. We believe that the breadth of our existing client ecosystem, the depth of our technology platform, and our business-to-business focus on promoting existing healthcare brands and integrating freely with multiple platforms increases the likelihood that stakeholders seeking to develop telehealth solutions, both within and outside of healthcare, will choose to collaborate with us.
Competition is based on many factors, including reputation and experience, types of health services offered, pricing and other terms and conditions, customer service, relationships with public and private health insurance providers (including ease of doing business, service provided, and commission rates paid), size and financial strength ratings, among other considerations. We believe we compete favorably across many of these factors and have developed a digital platform and business model that we believe will be difficult for companies in the healthcare and traditional FFS health insurance space to emulate.
Intellectual Property
The protection of our technology and intellectual property is an important aspect of our business. We intend to rely upon a combination of trademarks, trade secrets, copyrights, confidentiality procedures, contractual commitments, patents and other legal rights to establish and protect our intellectual property. We generally enter into confidentiality agreements and invention of work product assignment agreements with our employees and consultants to control access to, and clarify ownership of, our proprietary information.
Our material intellectual property includes (without limitation) core items of our software, such as our Digital Health Suite mobile app and its features, including our AI-enabled products such as the Symptom Checker and Health Assessment (which are also licensed to certain customers to integrate into their own products). Our material intellectual property also includes certain AI technologies underlying the Symptom Checker and Health Assessment products. We rely upon a combination of trade secrets, copyrights, patents and other legal rights to protect these software products and related technologies.
The use of patent protection, with a focus on the United States, is part of our intellectual property strategy. As of March 15, 2022, we own 17 granted U.S. utility patents, excluding the patents granted to Higi (as described in the next paragraph), and one granted European patent (validated in the United Kingdom), and have 22 U.S. utility patent applications pending, excluding the DayToDay patent application pending (as described in the next paragraph), five of which have been accepted for grant by the U.S. Patent and Trademark Office but are currently proceeding through grant formalities. These granted patents and applications primarily relate to our AI technologies in the fields of probabilistic reasoning and decision-making and natural language processing for healthcare. Some of these technologies are used in our AI-enabled products such as the Symptom Checker, including its medical reasoning and decision-making and conversational features, to facilitate an improved understanding of our members.
In addition, as of March 15, 2022, Higi owns five granted U.S. utility patents, primarily relating to systems for measuring blood pressure, and six granted U.S. design patents relating to the designs of several components of Higi’s health assessment kiosks, and DayToDay has one U.S. utility patent application pending relating to systems and methods for dynamic and tailored care management.

We rely on trademarks to protect the Babylon brand. As of March 15, 2022, we hold 79 foreign registered trademarks and two registered U.S. trademarks (excluding the Higi and DayToDay U.S. trademarks described below), and we have 14 trademark applications pending, three of which are U.S. trademark applications. Our registered trademark portfolio primarily seeks to protect the name BABYLON and our heart logo for relevant goods and services. In addition, as of March 15, 2022, Higi holds four registered U.S. trademarks (including in respect of the name HIGI) and DayToDay holds one registered U.S. trademark (in respect of the name DAYTODAY).
We continually review our development efforts to assess the existence and patentability of new intellectual property. Intellectual property laws, procedures, and restrictions provide only limited protection and any of our intellectual property rights may be challenged, invalidated, circumvented, infringed, or misappropriated. Further, the laws of certain countries do not protect proprietary rights to the same extent as the laws of the United States, and, therefore, in certain jurisdictions, we may be unable to protect our proprietary technology.
Commitment to Environmental, Social and Governance Leadership
We believe that leadership in environment, social and governance (“ESG”) issues is central to our mission of putting accessible, affordable, and quality health services in the hands of everyone on Earth. Having a positive impact on our employees, customers, partners and the environment, with leadership that is accountable to our stakeholders, is critically important to our business.
We have examined and taken steps to address the ESG risks and opportunities of our operations, products and services. As our ESG efforts progress, we plan to report how we oversee and manage ESG issues and evaluate our ESG objectives by using industry-specific frameworks such as the Sustainability Accounting Standards Board standards (promulgated by the Value Reporting Foundation) and elements of the United Nations Sustainable Development Goals.
We organize our ESG initiatives into three pillars — the Environmental Pillar, Social Pillar and Governance Pillar — each of which contains focus areas for our attention and action.
Our Environmental Pillar is focused on our commitment to being net zero by 2030, doing our part in reversing the deleterious impacts of climate change on the health of our planet and people. Our first step has been to measure our global Scope 1, 2 and 3 greenhouse gas emissions to set a benchmark and we have published our greenhouse emissions data and interim reduction targets, which have been approved by the Carbon Trust. We are now aiming for accreditation under ISO14001 Environmental Management Systems and for our Energy Savings Opportunity Scheme (ESOS) to reduce emissions through practical actions. We solidified our net zero commitment by becoming a member of Tech Zero, a climate action group that is a partner to the United Nations’ Race to Zero campaign, established to promote a healthy, resilient, zero carbon recovery.
Our business mission is intrinsically tied to our Social Pillar: making high-quality healthcare accessible and affordable for everyone.
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Addressing Healthcare Inequalities.   Underpinning our mission is a commitment to addressing inequalities in healthcare faced by those with low incomes and who live in low resource settings. Whether it is partnering with the Rwandan government to help fulfill its pledge to provide universal healthcare access, or expanding to offer value-based care to Medicaid recipients, we remove barriers to healthcare by customizing our model and services to meet the unique needs of our members.

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Talent Attraction, Engagement and Retention.   Our ability to attract a skilled workforce of engineers, mathematicians, scientists and healthcare practitioners, and a diverse workforce reflective of our members, is critical to meeting our mission and achieving results for our members, healthcare partners, shareholders and other stakeholders. Reward at Babylon ensures that we all share in our collective success and align long-term incentives through bonus and stock awards or options. We extend our mission to our employees, encouraging healthy lifestyles, emotional and physical well-being and a work-life balance through flexible work arrangements, healthy lifestyle perks, such as free yoga classes and healthy snacks, and health and well-being support from health advocates, mental health first aiders and well-being circles. Our Be Brilliant performance management framework ensures at least bi-annual performance reviews and career pathway mapping.
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Diversity, Equity and Inclusion.   With employees hailing from some 60 countries, Babylon’s diversity is a cornerstone of our culture. Our Diversity, Equity, and Inclusion (“DEI”) program is incorporated across organizational departments, levels, and activities. Our Power of Diversity Resource Groups, which include Black Alliance Network, Women in Tech Health, LGBT Allies, and Interfaith, provide support to members and an avenue for groups to advise senior stakeholders on DEI and business direction goals. Each group is provided an executive sponsor and budget to deliver events and educational programs throughout the year. Our corporate holiday calendar and events are inclusive of a range of identities and backgrounds, such as the inclusion of a variety of religious holidays such as Eid al-Fitr, Diwali, Christmas and others. Our DEI engagement scores have demonstrated our efforts are working, with our most recent score being 8.1 out of 10.

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Data Privacy and Cybersecurity.   We know that our success is predicated on members trusting us to responsibly manage their most sensitive data and keep it safe and secure. Our data privacy and information security organizations work with business units from design to delivery, keeping our members in mind at every step. Our information security team and is led by our Vice President of Information Security, who reports directly to our CTO. Our Information Security Management System has achieved ISO 27001 and SOC 2 Type II certification, and we achieved HiTrust certification at the end of 2021. The team’s primary focus is securing our platforms through which most of our services are delivered, alongside strengthening our data-centric security approach. Our mindset of “security by design” means that security is considered a quality aspect of our product, embedded in product design from the outset, rather than added as an overlay post-design. Our aim is to create products that are resilient in the face of escalating global cybersecurity threats. Our Data Privacy team is led by our Data Protection Officer, who ultimately reports to the CFO. The team helps us to uphold members’ right to privacy and control of their data. We seek to provide transparency and visibility into our data collection and use activities, such as product improvement and marketing. We are also mindful of our key stakeholders, who reside around the world, and therefore, we strive to identify and comply with applicable cross-border regulations, such as HIPAA, the DPA 2018 and GDPR, keeping current through horizon scanning and risk register maintenance.

Our Governance Pillar is focused on our commitments to ethics and enterprise risk management.
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Ethical Conduct.   We uphold the highest standards of ethical business conduct, integrity and responsibility by ensuring employees strictly adhere to our policies that include our Code of Ethics and Conduct, Global Anti-Bribery and Anti-Corruption Policy, and Corporate Whistleblower Policy.

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Board Oversight of ESG.   Oversight provided by the board of directors and committees is focused on cybersecurity, clinical governance, and other key risk and compliance issues. Our Global Risk and Compliance (“GRC”) Framework, overseen by a GRC team, is integral to our enterprise risk management efforts. A GRC team committee meets quarterly and reports to our audit committee.

All of our actions and each of our ESG pillars are underpinned by our vision to be a leading digital-first, value-based care company where healthcare revolves around the patient.
Employees
For the year ended December 31, 2021, our global average headcount was 2,573. For the years ended December 31, 2020 and 2019, our global average headcount was 2,108 and 1,556, respectively. None of our employees in the United States are represented by unions or party to collective bargaining agreements. We consider our relationship with our employees to be good and have not experienced interruptions to operations due to labor disagreements.
Properties
Our corporate headquarters are currently located at 1 Knightsbridge Green, London SW1X 7QA, United Kingdom, for which the term of our lease expires in September 2024. This consists of over

63,000 square feet of office space and approximately 5,000 square foot roof terrace. Babylon GP at Hand also provides clinical services from six leased premises in the U.K.
In the United States, Babylon has a number of premises agreements with flexible workspace providers, including in Palo Alto, California, Brooklyn, New York and Austin, Texas. The Austin workspace will be closing by March 31, 2022, as we have signed a sublease for a new permanent Austin office, which consists of over 35,000 square feet of office space, with an expiration date of March 31, 2029. We are in the process of building out the office space.
In addition, as a result of the acquisitions of DayToDay, Meritage and FCMG and Higi, we now lease smaller premises in Boston, Massachusetts, Chicago, Illinois and Fresno and Novato, California.
We also lease smaller premises in Rwanda and Singapore, and due to the acquisition of DayToDay, have flexible workspace arrangements in three cities in India.
We believe that our leased properties and flexible workspace arrangements are generally suitable to meet our needs for the foreseeable future. In addition, to the extent we require additional space in the future, we believe that it would be readily available on commercially reasonable terms. At present there are no plans to significantly upgrade any existing premises, other than the build out of our Austin office.
The majority of property, plant and equipment is made up of healthcare stations found in retail pharmacies and groceries that provide free screenings of blood pressure, weight, pulse and body mass index. These devices were acquired in the acquisition of Higi. The remaining property, plant and equipment is related to computer equipment, fixtures and fittings, and leasehold improvements.
Regulatory Environment
The healthcare industry and the practice of medicine are governed by an extensive and complex framework of federal and state laws, which continue to evolve and change over time. The costs and resources necessary to comply with these laws are significant. Our profitability depends in part upon our ability, and that of our affiliated providers and independent contractors, to operate in compliance with applicable laws and to maintain all applicable licenses. A review of our operations by regulatory authorities could result in determinations that could adversely affect our operations, or the healthcare legal or regulatory environment could change in ways that restrict or otherwise impact our operations. To the extent that any of our employees or third-party contractors engages in any misconduct or activity in violation of an applicable law, we may be subject to increased liability under the law or increased government scrutiny. If any action is instituted against us, and we are not successful in defending ourselves or asserting our rights, such action could have a significant impact on our business, including the imposition of significant fines or other sanctions. Our operations may be adversely affected or disrupted due to restrictions imposed on third parties. Complying with any new legislation and regulations could be time-intensive and expensive, resulting in a material adverse effect on our business.
As a digital health or a telehealth platform company, our operations are subject to United States federal, state and local and international regulation in the jurisdictions in which we do business. Those laws and rules continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare and medical practice regulation. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In some jurisdictions where we operate, neither our current nor our anticipated business model has been the subject of formal judicial or administrative interpretation. We cannot be certain that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that impacts our operations.
In response to the COVID-19 pandemic, in the United States, state and federal regulatory authorities temporarily loosened or waived certain regulatory requirements in order to increase the availability of telehealth services for the COVID-19 public health emergency. For example, many state governors issued executive orders permitting physicians and other healthcare professionals licensed in other states to practice in their state without any additional licensure or by using a temporary, expedited or abbreviated licensure or registration process. In addition, changes were made to the Medicare and Medicaid programs (through legislative changes, and the exercise of regulatory discretion and authority) to increase access to telehealth services by, among other things, increasing reimbursement, permitting the enrollment of out of state providers and eliminating prior authorization requirements. It is uncertain how long these COVID-19 related regulatory changes will remain in effect and whether they will continue beyond this public health emergency period.
We believe that a return to the status quo would not have a materially negative impact on any commercial agreements we entered into during the years ended December 31, 2021, 2020, and 2019. Each of these agreements has a defined term and virtually none allow for immediate termination for convenience by the customer in question. For many healthcare companies engaging in telehealth, the most significant potential concern about returning to the status quo is that restrictions on the reimbursement of telehealth visits to Medicare beneficiaries could be re-imposed.
We do not believe that the visit volume on our platform or visit revenue will materially decrease following a return to the status quo from a regulatory perspective.
Medical Provider Licensing, Practice of Medicine and Related Laws
The delivery of health care services is subject to state, federal, and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the standard or adequacy of medical care, the practice of medicine (including the provision of remote care), equipment, personnel, operating policies and procedures, and the prerequisites for the prescription of medication and ordering of tests. The application of some of these laws to telehealth is unclear and subject to differing interpretations.
Physicians who provide professional medical services to a patient via telehealth must, in most instances, hold a valid license to practice medicine in the state or local jurisdiction in which the patient is located. We have established systems to confirm our affiliated physicians are appropriately licensed under applicable state or local law and that their provision of telehealth to members is delivered in compliance with applicable rules governing telehealth, although these subjects necessarily depend in some instances on collection of accurate information from patients. Depending on the jurisdiction, failure to comply with these laws and regulations could result in licensure actions against the physicians, our services being found to be non-reimbursable, or prior payments being subject to recoupment, an interruption of the services we deliver, and/or civil, criminal or administrative penalties.
Corporate Practice of Medicine Laws in the United States; Fee Splitting
State corporate practice laws prohibit lay entities (i.e., entities that are not owned by a licensed healthcare professional, like us), from practicing medicine. To comply with the requirements of these prohibitions, we contract with affiliated physician organizations to provide health care services to customers and members. Under these arrangements, our platform is used by the affiliated physician organizations to facilitate the delivery of telehealth services by the affiliated physician organizations and their patients in accordance with the customer and member contracts. Under these arrangements we also provide our affiliated physician organizations with billing, scheduling and a wide range of other administrative and management services, and they pay us for those services via management and other service fees. These arrangements are also subject to state fee splitting and state and federal anti-kickback and similar laws that restrict or define the kinds of financial relationships we can have with our affiliated physician organizations.
State corporate practice of medicine and fee splitting laws and rules vary from state to state, and from federal anti-kickback prohibitions. In addition, these requirements are subject to interpretation and enforcement by state regulators. Some of these requirements may apply to us even if we do not have a physical presence in the state, based solely on our engagement of a provider licensed in the state or the provision of telehealth to a resident of the state. Thus, regulatory authorities or other parties, including our providers, may assert that, despite these arrangements, we are engaged in the prohibited corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee splitting. In such event, failure to comply could lead to significant adverse judicial or administrative action against us and/or our affiliated providers, civil, criminal or administrative penalties, receipt of cease and desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our providers that interfere with our business, and other materially adverse consequences.

HIPAA, GDPR and Other Privacy and Security Laws and Regulations
In the U.S., numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of protected health information, or PHI, and personally identifiable information, or PII. In the U.K., this is known as “personal data” and “special category data” (the latter includes health data which attracts stronger protections under the U.K. privacy laws). These laws and regulations include HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services, as well as their covered subcontractors. Our U.S. entities that directly provide healthcare services are covered entities under HIPAA. Our U.S. entities are both covered entities under HIPAA and business associates under HIPAA. We execute business associate agreements with our customers that process PHI.
HIPAA requires covered entities and business associates to develop and maintain policies and procedures with respect to the use, disclosure and protection of PHI, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.
HIPAA imposes mandatory penalties for certain violations. Entities that are found to be in violation of HIPAA as the result of a breach of unsecured PHI, a complaint about privacy practices or an audit by HHS may be subject to significant civil, criminal and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file lawsuits on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and business associates for compliance with HIPAA. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the civil monetary penalty fine paid by the violator.
HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public website. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.
In addition to HIPAA, numerous other federal, state, and foreign laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. These laws and regulations in many cases are more restrictive than, and may not be preempted by HIPAA. These laws and regulations can be uncertain, contradictory, and subject to change or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future.
For example, the recently enacted CCPA provides new privacy rights for California residents. The enforcement of the CCPA by the California Attorney General commenced July 1, 2020. We were required to modify our data processing practices and policies and to incur costs and expenses in connection with our compliance with the CCPA. The CCPA also provides for civil penalties and a private right of action for violations, which may increase our compliance costs and potential liability. Additionally, the California Privacy Rights Act (“CPRA”) recently passed in California. The CPRA significantly amends the CCPA and will generally go into effect on January 1, 2023, but creates certain obligations relating to consumer data collected as of January 1, 2022. We continue to monitor developments related to the CPRA, and anticipate needing to incur additional costs and expenses associated with compliance with CPRA compliance. Similar laws have passed in Virginia and Colorado, and have been proposed in other states and at the federal level, reflecting a trend toward more stringent privacy legislation in the United States. Many obligations under legislative proposals remain uncertain, and we cannot fully predict their impact on our business. If we fail to comply with any of these laws or standards, we may be subject to investigations, enforcement actions, civil litigation, fines and other penalties, all of which may generate negative publicity and have a negative impact on our business.
Further, the FTC and many state Attorneys General continue to enforce federal and state consumer protection laws against companies for online collection, use, dissemination and security practices that appear to be unfair or deceptive. For example, according to the FTC, failing to take appropriate steps to keep consumers’ personal information secure can constitute unfair acts or practices in or affecting commerce in violation of Section 5(a) of the Federal Trade Commission Act. The FTC expects a company’s data security measures to be reasonable and appropriate in light of the sensitivity and volume of consumer information it holds, the size and complexity of its business, and the cost of available tools to improve security and reduce vulnerabilities.
Outside of the United States, we, along with a significant number of our customers, are subject to laws, rules, regulations, guidance and industry standards related to data privacy and cyber security, and restrictions or technological requirements regarding the collection, use, storage, protection, retention or transfer of data. For example, the GDPR and, now that the U.K. has exited the EU, the DPA 2018 and the UK GDPR, contain numerous requirements and changes from previous EU law, including more robust obligations on data processors and data controllers and heavier documentation requirements for data protection compliance programs. Specifically, the numerous privacy-related changes for companies operating in the EU and the U.K. were introduced, including greater control over personal data by data subjects (e.g., the “right to be forgotten”), increased data portability for EU and UK consumers, data breach notification requirements (which differ to those listed under HIPAA above and increased fines. In particular, under the GDPR, the Data Protection Act 2018 and the UK GDPR, fines of up to €20 million (£17.5 million in the U.K.) or up to 4% of the annual global revenue of the noncompliant company, whichever is greater, could be imposed for certain violations. The EU and UK fining regimes run in parallel and we may be exposed to fines in both jurisdictions arising from the same infringement.
The GDPR and the UK GDPR requirements apply not only to third-party transactions and European consumers, but also to transfers of information between us and our subsidiaries, including employee information. The European Commission has adopted an adequacy decision in favor of the UK, enabling data transfers from EU member states to the UK without additional safeguards. However, the UK adequacy decision will automatically expire in June 2025 unless the European Commission re-assesses and renews/ extends that decision, and remains under review by the Commission during this period. In September 2021, the UK government launched a consultation on its proposals for wide-ranging reform of UK data protection laws following Brexit. There is a risk that any material changes which are made to the UK data protection regime could result in the Commission reviewing the UK adequacy decision, and the UK losing its adequacy decision if the Commission deems the UK to no longer provide adequate protection for personal data. These changes will lead to additional costs and increase our overall risk exposure. Depending on the contractual relationship with our relevant counterparty, we are required to comply with the GDPR, the UK GDPR and the DPA 2018 as a “Data Controller” and a “Data Processor” as appropriate. In 2018, we appointed a Data Protection Officer to oversee and supervise our compliance with GDPR and the DPA 2018 data protection regulations. As a result of case law and regulatory changes in relation to transfers of personal data outside of the United Kingdom and Europe (particularly those transfers to the United States), we have made considerable changes to our contractual data transfer template agreements and data transfer risk assessments.
Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA and the United Kingdom to the United States. Most recently, on July 16, 2020, the Court of Justice of the European Union (“CJEU”) invalidated the EU-US Privacy Shield Framework (“Privacy Shield”) under which personal data could be transferred from the EEA to US entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. Use of the standard contractual clauses must now be assessed on a case-by-case basis taking into account the legal regime applicable in the destination country, in particular applicable surveillance laws and rights of individuals and additional measures and/or contractual provisions may need to be put in place. The European Commission has published revised standard contractual clauses for data transfers from the EEA: the revised clauses have been mandatory for relevant transfers since September 27, 2021; existing standard contractual clauses arrangements must be migrated to the revised clauses by December 27, 2022. We will be required to implement the revised standard contractual clauses, in relation to relevant existing contracts and certain additional contracts and arrangements, within the relevant time frames. The United Kingdom’s Information Commissioner’s Office has published new data transfer standard contracts for transfers from the UK under the UK GDPR. This new documentation will be mandatory for relevant data transfers from September 21, 2022; existing standard contractual clauses arrangements must be migrated to the new documentation by March 21, 2024. We will be required to implement the latest UK data transfer documentation for data transfers subject to the UK GDPR, in relation to relevant existing contracts and certain additional contracts and arrangements, within the relevant time frames.
These recent developments may require us to review and amend the legal mechanisms by which we make and/ or receive personal data transfers to/ in the U.S. The developments also create uncertainty and increase the risk around our international operations. European court and regulatory decisions subsequent to the CJEU decision of July 16, 2020 have taken a restrictive approach to international data transfers. For example, the Austrian and the French data protection supervisory authorities, as well as the European Data Protection Supervisor, have recently ruled that use of Google Analytics by European website operators involves the unlawful transfer of personal data to the United States; a number of other EU supervisory authorities are expected to take a similar approach which may impact other business tools that we use. As the enforcement landscape further develops, and supervisory authorities issue further guidance on personal data export mechanisms, including circumstances where the standard contractual clauses cannot be used, we could suffer additional costs, complaints and/or regulatory investigations or fines, have to stop using certain tools and vendors and make other operational changes, and/or if we are otherwise unable to transfer personal data between and among countries and regions in which we operate, it could affect the manner in which we provide our services, the geographical location or segregation of our relevant systems and operations, and could adversely affect our financial results.
Globally, governments and agencies have adopted and could in the future adopt, modify, apply or enforce laws, policies, regulations, and standards covering user privacy, data security, technologies such as cookies that are used to collect, store and/or process data, online, the use of data to inform marketing, the taxation of products and services, unfair and deceptive practices, and the collection (including the collection of information), use, processing, transfer, storage and/or disclosure of data associated with unique individual internet users. For example, in addition to the GDPR, the European Commission has another draft regulation in the approval process that focuses on a person’s right to conduct a private life. The proposed legislation, known as the Regulation of Privacy and Electronic Communications (the “ePrivacy Regulation”) would replace the current ePrivacy Directive. Originally planned to be adopted and implemented at the same time as the GDPR, the ePrivacy Regulation is still being negotiated. Most recently, on February 10, 2021, the Council of the EU agreed on its version of the draft ePrivacy Regulation. If adopted, the earliest date for entry into force is in 2023, with broad potential impacts on the use of internet-based services and tracking technologies, such as cookies. Aspects of the ePrivacy Regulation remain for negotiation between the European Commission, the European Parliament and the Council. We expect to incur additional costs to comply with the requirements of the ePrivacy Regulation as it is finalized for implementation. In the U.K., a well-known privacy campaigning organization is driving a cookie compliance campaign. They also submitted complaints against hundreds of companies and their website ePrivacy (namely cookie) practices, challenging whether or not they give users the option to consent to the placement of certain cookies. This campaign could lead to higher risk of individual claims, regulatory authority scrutiny, and ultimately enforcement action. More generally, new laws, regulations, or legislative actions regarding data privacy and security

(together with applicable industry standards) may increase the costs of doing business and could have a material adverse impact on our operations and cash flows.
While we have taken steps to mitigate the impact of the GDPR, the DPA 2018, and the UK GDPR on us and despite our ongoing efforts to bring practices into compliance, we may not be successful either due to various factors within our control, such as limited financial or human resources, or other factors outside our control. It is also possible that local data protection authorities may have different interpretations of the GDPR or other data protection laws, leading to potential inconsistencies amongst various EU member states or between the UK and one or more countries in the EEA. Any failure or perceived failure (including as a result of deficiencies in our policies, procedures, or measures relating to privacy, data protection, data security, marketing, or customer communications) by us to comply with laws, regulations, policies, legal or contractual obligations, industry standards, or regulatory guidance relating to privacy, data protection, or data security, may result in regulatory investigations and other proceedings, and enforcement actions, litigation, fines and penalties or adverse publicity, as well as claims, complaints, and litigation and other proceedings from private actors, and resulting damages and other liabilities, and could cause our customers lose trust in us, which could have an adverse effect on our reputation and business.
This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and our customers and potentially exposes us to additional expense, adverse publicity and liability. While we have implemented measures in an effort to comply with applicable laws and regulations relating to privacy, data protection, and data security, some PHI and other PII or confidential information is transmitted to us or processed by third parties and service providers, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties. If we or these third parties are accused of having violated such laws, rules or regulations, it could result in claims, proceedings, regulatory investigations and other proceedings, damages, liabilities, and government-imposed fines, penalties (including audits and enforcement actions to stop data processing activities), orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.
We expect that there will continue to be new proposed laws, regulations and industry standards relating to privacy, data protection, marketing, consumer communications and data security in the United States, the EU and other jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future laws, regulations, standards and other obligations or any changed interpretation of existing laws or regulations could impair our ability to develop and market new services and maintain and grow our customer base and increase revenue.
Other U.S. Healthcare Laws
The U.S. healthcare industry is heavily regulated and closely scrutinized by federal, state and local governments. Comprehensive statutes and regulations govern the manner in which we provide and bill for services and collect reimbursement from governmental programs and private payers, our contractual relationships with our providers, vendors and customers, our marketing activities and other aspects of our operations. Of particular importance are:
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the federal physician self-referral law, commonly referred to as the Stark Law, that, subject to limited exceptions, prohibits physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with the entity, and prohibit the entity from billing Medicare or Medicaid for such designated health services;

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the federal Anti-Kickback Statute that prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration (i) in return for referring or to induce the referral of an individual for the furnishing, or arranging for the furnishing, of items or services paid for in whole or in part by any federal health care program, such as Medicare and

Medicaid, and (ii) ordering, leasing, purchasing or recommending or arranging for the ordering, purchasing or leasing of items, services, good, or facility paid for in whole or in part by any federal health care program, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act;
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the criminal healthcare fraud provisions of HIPAA and related rules that prohibit knowingly and willfully executing a scheme or artifice to defraud any healthcare benefit program or falsifying, concealing or covering up a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal False Claims Act that imposes civil liability on individuals or entities that, among other things, knowingly submit false or fraudulent claims for payment to the government, or knowingly make, or cause to be made, a false statement in order to have a false claim paid, or retain identified Medicare or Medicaid overpayments and allows for qui tam or whistleblower suits by private individuals on behalf of the government;

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various federal healthcare-focused criminal laws that impose criminal liability for intentionally submitting false or fraudulent claims, or making false statements, to the government;

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reassignment of payment rules that prohibit certain types of billing and collection practices in connection with claims payable by the Medicare or Medicaid programs;

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similar state law provisions pertaining to anti-kickback, self-referral and false claims issues, some of which may apply to items or services reimbursed by any payer, including patients and commercial insurers;

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state laws that prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting fees with physicians;

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state laws, regulations, interpretative guidance, and policies requiring certain modality and other actions to establish a provider-patient relationship, deliver care, or prescribe medications as part of a telehealth service;

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state laws, regulations and policies relating to licensure and the practice of telehealth services across state lines;

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state laws, regulations, interpretative guidance, and policies regarding the dispensing or delivery of medications and devices;

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state laws, regulations, interpretative guidance, and policies regarding reporting requirements and patient consent, education, and follow-up related to treatment, including treatment and education for certain specific topics, such as, contraception, HIV and other STIs and state reporting for HIV, STIs, and infectious diseases;

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laws that regulate debt collection practices as applied to our debt collection practices;

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a provision of the Social Security Act that imposes penalties on healthcare providers who fail to disclose, or refund known overpayments;

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federal and state laws that prohibit providers from billing and receiving payment from Medicare and Medicaid for services unless the services are medically necessary, adequately and accurately documented, and billed using codes that accurately reflect the type and level of services rendered;

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federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs; and

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with respect to medical devices such as our Higi Smart Health Stations, FDA authority over medical device marketing, including assessment and oversight of safety and effectiveness and over “promotional labeling,” and FTC authority over “advertising.”

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available, it is possible that some of our business activities could be subject to challenge under one or more of such laws. We have implemented a compliance program to maintain compliance with these laws, however instances of non-compliance may prove costly. Failure to comply with these laws and other laws can result in civil and criminal penalties such as fines, damages, overpayment, recoupment, imprisonment, loss of enrollment status and exclusion from the Medicare and Medicaid programs. Medicare and Medicaid programs represent a large portion of our revenue in the United States and exclusion from future participation in these programs would significantly reduce our revenue for years to come. The risk of our being found in violation of these laws and regulations is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are sometimes open to a variety of interpretations. Our failure to accurately anticipate the application of these laws and regulations to our business or any other failure to comply with regulatory requirements could create liability for us and negatively affect our business. Any action against us for violation of these laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management’s attention from the operation of our business and result in adverse publicity.
To enforce compliance with the federal laws, the DOJ and the OIG have recently increased their scrutiny of healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Dealing with investigations can be time- and resource-consuming and can divert management’s attention from the business. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. In addition, because of the potential for large monetary exposure under the federal False Claims Act, which provides for treble damages and penalties of $11,803 to $23,607 per false claim or statement, healthcare providers often resolve allegations without admissions of liability for significant and material amounts to avoid the uncertainty of treble damages that may be awarded in litigation proceedings. Such settlements often contain additional compliance and reporting requirements as part of a consent decree, settlement agreement or corporate integrity agreement. Given the significant size of actual and potential settlements, it is expected that the government will continue to devote substantial resources to investigating healthcare providers’ compliance with the healthcare reimbursement rules and fraud and abuse laws.
The laws, regulations and standards governing the provision of healthcare services may change significantly in the future. We cannot assure you that any new or changed healthcare laws, regulations or standards will not materially adversely affect our business. We cannot assure you that a review of our business by judicial, law enforcement, regulatory or accreditation authorities will not result in a determination that could adversely affect our operations.
Additionally, the healthcare industry is subject to antitrust scrutiny. The federal government and most states have enacted antitrust laws that prohibit certain types of conduct deemed to be anti-competitive. The FTC, the Antitrust Division of the DOJ and state Attorneys General actively review and, in some cases, take enforcement action against business conduct and acquisitions in the healthcare industry. Private parties harmed by alleged anti-competitive conduct can also bring antitrust suits. Violations of antitrust laws may be punishable by substantial penalties, including significant monetary fines and treble damages, civil penalties, criminal sanctions and consent decrees and injunctions prohibiting certain activities or requiring divestiture or discontinuance of business operations. If antitrust enforcement authorities conclude that we violate any antitrust laws, we could be subject to enforcement actions that could have a material adverse effect on our business, financial condition, cash flows and results of operations.
Healthcare Regulation Worldwide
United Kingdom
The regulator of health services at a system level in England is the CQC which is an executive non-departmental public body of the Department of Health and Social Care of the U.K. Any provider of certain regulated healthcare activities in England must be registered with the CQC, and it is an offense for an unregistered person to provide such services. The CQC monitors, inspects and regulates such providers to make sure they meet fundamental standards of quality and safety and it publishes what it finds, including performance ratings to help people choose care including the standards set out in the Health and Social Care Act 2008 (Regulated Activities) Regulations 2014 and Quality Commission (Registration) Regulations 2009, each as amended from time to time.
Where a CQC inspection finds deficiencies in the service provision, it will make recommendations for improvement and the CQC generally aims to work in cooperation with healthcare providers to ensure voluntary compliance. However, where this is not possible, the CQC has powers to take enforcement action, including:
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issuing requirement notices or warning notices to set out what improvements a provider must make;

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making changes to a provider’s registration to limit what they may do;

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issuing cautions or fines; and/or

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prosecuting cases where people are harmed or placed in danger of harm.

On July 6, 2021, a new Health and Care Bill was published setting out key legislative proposals to reform the delivery and organization of health services in England, promote integrated services, and ensure a focus on improving health rather than simply providing health care services. Several of this Health and Care Bill’s proposals have been informed by NHS’s recommendations and its purpose is to enable increased sharing and more effective use of data across the health and adult social care system. The proposed legislation contains new powers for the U.K. Secretary of State over the health and care system, and targeted changes to public health, social care, and quality and safety matters. The provisions contained in the Health and Care Bill allow NHS Digital to require information from private health care providers and enable a consistent approach to the use of data supporting improved safety and quality across private and NHS health services. The Health and Care Bill is currently being debated in the U.K. Parliament and if passed in 2022, service providers will need to comply with relevant requirements.
The MHRA regulates the elements of our products which are categorized as medical devices. See “— Medical Device Regulation — U.K. Medical Device Regulation” below.
Canada
The healthcare regulatory requirements in Canada apply primarily to individual practitioners rather than at a system level to service providers. Within primary care, the main requirement is that the individual practitioner is in good standing with the relevant provincial professional regulatory body (generally the provincial College of Physicians). As a healthcare services and technology provider, we are not subject to such regulatory oversight.
Rwanda
Our services in Rwanda are regulated by the Rwandan Ministry of Health, both through its overall responsibility for healthcare provision within Rwanda and through contractual mechanisms contained within its contract with us.
Medical Device Regulation
Some of our digital software products are considered medical devices in the United Kingdom and the European Union. Specifically, our Symptom Checker (“Triage”) and our Health Assessment tool (“Healthcheck”) are registered as medical devices with the MHRA and the Irish Health Products Regulatory Authority. Both products are placed on the U.K. market bearing the European Conformity Marking (“CE mark”), indicating conformity to EU medical device legislation; both current products are placed on the market under Council Directive 93/42/EEC (the “EU Medical Devices Directive”). However, neither Triage nor Healthcheck has been independently assessed and certified by a notified body. Triage and Healthcheck are considered Class I medical devices falling under Rule 12 of Annex IX of the EU Medical

Devices Directive. We are seeking EU certification from a notified body for Triage under the EU Medical Devices Regulation (Regulation No. 2017/745).
Our current digital software products are not considered medical devices in other jurisdictions where the products are marketed, including Malaysia, Hong Kong, Singapore, Indonesia, Vietnam, Thailand, Philippines, Taiwan, Cambodia, Laos, Myanmar, Canada and Rwanda. Babylon has confirmed the regulatory position in these jurisdictions with local regulatory experts or regulators.
United States Medical Device Regulation
The FDA has authority to regulate medical devices, which are subject to extensive and rigorous regulation including with respect to their design, development, manufacturing, testing, labeling, packaging, safety, efficacy, premarket review, marketing, sales, distribution, import and export. A “device” is broadly defined under the FDCA to mean an instrument, apparatus, implement, machine, contrivance, implant, in vitro reagent, or other similar or related article, including a component part or accessory which is, among other things, intended for use in the diagnosis of diseases or other conditions or in the cure, mitigation, treatment or prevention of disease, or which is intended to affect the structure or function of the body and does not achieve its primary intended purpose through chemical action and is not dependent upon being metabolized for the achievement of such purpose. The FDA considers certain software functions with these intended uses to constitute devices. However, the 21st Century Cures Act amended the FDCA to exclude from the definition of a “device” certain types of software, including software used for administrative support of a healthcare facility; software intended for maintaining or encouraging a healthy lifestyle and unrelated to the diagnosis, cure, mitigation, prevention, or treatment of a disease or condition; certain software intended to transfer, store, convert formats, or display the equivalent of paper medical charts; and software designed for transferring, storing, or displaying medical device data or in vitro diagnostic data; and certain clinical decision support software.
In addition, the FDA has issued guidance establishing certain policies pursuant to which it has indicated it will exercise enforcement discretion and will not apply its regulatory authorities with respect to certain kinds of software that may otherwise fall within the definition of a device. For example, the FDA has established a compliance policy for certain products that may fall within the definition of a device, but that are intended for only “general wellness use” and present a low risk to the safety of users and other persons. The FDA defines a “general wellness use” to be (i) an intended use that relates to maintaining or encouraging a general state of health or a healthy activity, or (ii) an intended use that relates the role of healthy lifestyle with helping to reduce the risk or impact of certain chronic diseases or conditions and where it is well understood and accepted that healthy lifestyle choices may play an important role in health outcomes for the disease or condition. For such low-risk products, the FDA does not intend to examine whether the product constitutes a medical device, and if the product is a medical device, whether the product complies with the premarket review and post-market regulatory requirements of the FDCA. As such, if a medical device falls within the definition of a “low risk general wellness product,” the product may be subject to enforcement discretion under the FDA’s compliance policy for such products, meaning that the FDA will not enforce its medical device authorities with respect to that product. In addition, the FDA has established an enforcement discretion policy for certain mobile medical apps that otherwise fall within the definition of a medical device but do not pose a risk to patient safety in the event of a failure to function as intended.
Medical devices that do not fall within enforcement discretion policies may be subject to the requirement for premarket review by the FDA through either FDA clearance of a 510(k) premarket notification, de novo classification, or approval of a premarket approval application (“PMA”). Under the FDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the FDA’s Quality System Regulation (“QSR”), facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s general controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries, and FDA guidance documents. While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life-sustaining, life-supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Manufacturers of medical devices placed into Class III can also request a risk-based classification determination for the device in accordance with the de novo process, which is a route to market for novel medical devices that are low-to-moderate risk and do not have an appropriate predicate device.
After a device is authorized for marketing, numerous and pervasive regulatory requirements continue to apply. These include:
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establishment registration and device listing with the FDA;

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QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

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labeling and marketing regulations, which require that promotion is truthful, not misleading, fairly balanced and provide adequate directions for use and that all claims are substantiated, and also prohibit the promotion of products for unapproved or “off-label” uses and impose other restrictions on labeling;

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FDA guidance on off-label dissemination of information and responding to unsolicited requests for information;

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clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices;

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medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

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correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

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complying with requirements governing Unique Device Identifiers on devices and also requiring the submission of certain information about each device to the FDA’s Global Unique Device Identification Database;

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the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

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post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

Manufacturers of medical device products marketed in the United States are required to comply with the applicable portions of the QSR, which cover the methods and the facilities and controls for the design, manufacture, testing, production, processes, controls, quality assurance, labeling, packaging, distribution, installation and servicing of finished devices intended for human use. The QSR also requires, among other things, maintenance of a device master file, device history file, and complaint files. Device manufacturers are also subject to periodic scheduled or unscheduled inspections by the FDA. The FDA has broad regulatory compliance and enforcement powers.

If the FDA determines that we have failed to comply with applicable regulatory requirements, including a determination that our software products require prior FDA clearance or approval to be legally marketed in the United States, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions: warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties; recalls, withdrawals, or administrative detention or seizure of our products; operating restrictions or partial suspension or total shutdown of production; refusing or delaying requests for marketing authorization of new products or modified products; withdrawing marketing authorizations that have already been granted; refusal to grant export or import approvals for our products; or criminal prosecution.
Regulation of Medical Devices in the European Union
The EU has adopted specific directives and regulations regulating the design, manufacture, clinical investigation, conformity assessment, labeling and adverse event reporting for medical devices. Until May 25, 2021, medical devices were regulated by the EU Medical Devices Directive which has been repealed and replaced by the EU Medical Devices Regulation. Our products have been certified under the EU Medical Devices Directive whose regime is described below. However, as of May 26, 2021, some of the EU Medical Devices Regulation requirements apply in place of the corresponding requirements of the EU Medical Devices Directive with regard to registration of economic operators and of devices, post-market surveillance and vigilance requirements. Pursuing marketing of medical devices in the EU will notably require that our devices be certified under the new regime set forth in the EU Medical Devices Regulation when our current certificates expire.
Medical Devices Directive
Under the EU Medical Devices Directive, all medical devices placed on the market in the EU must meet the relevant essential requirements laid down in Annex I to the EU Medical Devices Directive, including the requirement that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performance intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. The European Commission has adopted various standards applicable to medical devices. These include standards governing common requirements, such as sterilization and safety of medical electrical equipment and product standards for certain types of medical devices. There are also harmonized standards relating to design and manufacture. While not mandatory, compliance with these standards is viewed as the easiest way to satisfy the essential requirements as a practical matter as it creates a rebuttable presumption that the device satisfies that essential requirement.
To demonstrate compliance with the essential requirements laid down in Annex I to the EU Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its (risk) classification. As a general rule, demonstration of conformity of medical devices and their manufacturers with the essential requirements must be based, among other things, on the evaluation of clinical data supporting the safety and performance of the products during normal conditions of use. Specifically, a manufacturer must demonstrate that the device achieves its intended performance during normal conditions of use, that the known and foreseeable risks, and any adverse events, are minimized and acceptable when weighed against the benefits of its intended performance, and that any claims made about the performance and safety of the device are supported by suitable evidence. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-assess the conformity of its products with the essential requirements (except for any parts which relate to sterility or metrology), a conformity assessment procedure requires the intervention of a notified body. Notified bodies are independent organizations designated by EU member states to assess the conformity of devices before being placed on the market. A notified body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system (the notified body must presume that quality systems which implement the relevant harmonized standards — which is ISO 13485:2016 for Medical Devices Quality Management Systems — conform to these requirements). If satisfied that the relevant product conforms to the relevant essential requirements, the notified body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE mark to the device, which allows the device to be placed on the market throughout the EU.

Throughout the term of the certificate of conformity, the manufacturer will be subject to periodic surveillance audits to verify continued compliance with the applicable requirements. In particular, there will be a new audit by the notified body before it will renew the relevant certificate(s).
Medical Devices Regulation
The regulatory landscape related to medical devices in the EU recently evolved. On April 5, 2017, the EU Medical Devices Regulation was adopted with the aim of ensuring better protection of public health and patient safety. The EU Medical Devices Regulation establishes a uniform, transparent, predictable and sustainable regulatory framework across the EU for medical devices and ensure a high level of safety and health while supporting innovation. Unlike the EU Medical Devices Directive, the EU Medical Devices Regulation is directly applicable in EU member states without the need for member states to implement into national law. This aims at increasing harmonization across the EU.
The EU Medical Devices Regulation became effective on May 26, 2021. The new Regulation among other things:
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strengthens the rules on placing devices on the market (e.g. reclassification of certain devices and wider scope than the EU Medical Devices Directive) and reinforces surveillance once they are available;

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establishes explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

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establishes explicit provisions on importers’ and distributors’ obligations and responsibilities;

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imposes an obligation to identify a responsible person who is ultimately responsible for all aspects of compliance with the requirements of the new regulation;

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improves the traceability of medical devices throughout the supply chain to the end-user or patient through the introduction of a unique identification number, to increase the ability of manufacturers and regulatory authorities to trace specific devices through the supply chain and to facilitate the prompt and efficient recall of medical devices that have been found to present a safety risk;

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sets up a central database (Eudamed) to provide patients, healthcare professionals and the public with comprehensive information on products available in the EU; and

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strengthens rules for the assessment of certain high-risk devices, such as implants, which may have to undergo a clinical evaluation consultation procedure by experts before they are placed on the market.

Devices lawfully placed on the market pursuant to the EU Medical Devices Directive prior to May 26, 2021 may generally continue to be made available on the market or put into service until May 26, 2025, provided that the requirements of the transitional provisions are fulfilled. In particular, the certificate in question must still be valid. However, even in this case, manufacturers must comply with a number of new or reinforced requirements set forth in the EU Medical Devices Regulation, in particular the obligations described below.
The EU Medical Devices Regulation requires that before placing a device, other than a custom-made device, on the market, manufacturers (as well as other economic operators such as authorized representatives and importers) must register by submitting identification information to the electronic system (Eudamed), unless they have already registered. The information to be submitted by manufacturers (and authorized representatives) also includes the name, address and contact details of the person or persons responsible for regulatory compliance. The new Regulation also requires that before placing a device, other than a custom-made device, on the market, manufacturers must assign a unique identifier to the device and provide it along with other core data to the unique device identifier (“UDI”) database. These new requirements aim at ensuring better identification and traceability of the devices. Each device — and as applicable, each package — will have a UDI composed of two parts: a device identifier (“UDI-DI”) specific to a device, and a production identifier (“UDI-PI”) to identify the unit producing the device. Manufacturers are also notably responsible for entering the necessary data on Eudamed, which includes the UDI database, and for keeping it up to date. The obligations for registration in Eudamed will become applicable at a later date (as Eudamed is not yet fully functional). Until Eudamed is fully functional, the corresponding provisions of the EU Medical Devices Directive continue to apply for the purpose of meeting the obligations laid down in the provisions regarding exchange of information, including, and in particular, information regarding registration of devices and economic operators.
All manufacturers placing medical devices on the market in the EU must comply with the EU medical device vigilance system which has been reinforced by the EU Medical Devices Regulation. Under this system, serious incidents and Field Safety Corrective Actions (“FSCAs”) must be reported to the relevant authorities of the EU member states. These reports will have to be submitted through Eudamed — once functional — and aim to ensure that, in addition to reporting to the relevant authorities of the EU member states, other actors such as the economic operators in the supply chain will also be informed. Until Eudamed is fully functional, the corresponding provisions of the EU Medical Devices Directive continue to apply. A serious incident is defined as any malfunction or deterioration in the characteristics or performance of a device made available on the market, including use-error due to ergonomic features, as well as any inadequacy in the information supplied by the manufacturer and any undesirable side-effect, which, directly or indirectly, might have led or might lead to the death of a patient or user or of other persons or to a temporary or permanent serious deterioration of a patient’s, user’s or other person’s state of health or a serious public health threat. Manufacturers are required to take FSCAs defined as any corrective action for technical or medical reasons to prevent or reduce a risk of a serious incident associated with the use of a medical device that is made available on the market. An FSCA may include the recall, modification, exchange, destruction or retrofitting of the device. FSCAs must be communicated by the manufacturer or its legal representative to its customers and/or to the end users of the device through Field Safety Notices. For similar serious incidents that occur with the same device or device type and for which the root cause has been identified or a FSCA implemented or where the incidents are common and well documented, manufacturers may provide periodic summary reports instead of individual serious incident reports.
The advertising and promotion of medical devices is subject to some general principles set forth in EU legislation. According to the EU Medical Devices Regulation, only devices that are CE-marked may be marketed and advertised in the EU in accordance with their intended purpose. Directive 2006/114/EC concerning misleading and comparative advertising and Directive 2005/29/EC on unfair commercial practices, while not specific to the advertising of medical devices, also apply to the advertising thereof and contain general rules, for example, requiring that advertisements are evidenced, balanced and not misleading. Specific requirements are defined at a national level. EU member states’ laws related to the advertising and promotion of medical devices, which vary between jurisdictions, may limit or restrict the advertising and promotion of products to the general public and may impose limitations on promotional activities with healthcare professionals.
Many EU member states have adopted specific anti-gift statutes that further limit commercial practices for medical devices, in particular vis-à-vis healthcare professionals and organizations. Additionally, there has been a recent trend of increased regulation of payments and transfers of value provided to healthcare professionals or entities and many EU member states have adopted national “Sunshine Acts” which impose reporting and transparency requirements (often on an annual basis), similar to the requirements in the United States, on medical device manufacturers. Certain countries also mandate implementation of commercial compliance programs.
The aforementioned EU rules are generally applicable in the EEA, which consists of the 27 EU Member States plus Norway, Liechtenstein and Iceland.
U.K. Medical Device Regulation
Since January 1, 2021, the MHRA has become the sovereign regulatory authority responsible for Great Britain (i.e. England, Wales and Scotland) medical device market according to the requirements provided in the Medical Devices Regulations 2002 (SI 2002 No 618, as amended) that sought to give effect to the three pre-existing EU directives governing active implantable medical devices, general medical devices and in vitro diagnostic medical devices whereas Northern Ireland continues to be governed by EU rules according to the Northern Ireland Protocol. Following the end of the Brexit transitional period on January 1, 2021, new regulations require medical devices to be registered with the MHRA (but manufacturers were given a grace period of four to 12 months to comply with the new registration process) before being placed on Great Britain market. The MHRA only registers devices where the manufacturer or their U.K. Responsible Person has a registered place of business in the U.K. Manufacturers based outside the U.K. need to appoint a U.K. Responsible Person that has a registered place of business in the U.K. to register devices with the MHRA in line with the grace periods. Additionally, U.K.-based notified bodies, which were designated to independently assess the conformity of certain products requiring CE marking before being placed on the EU market, are now no longer established in the EU, and accordingly, the conformity assessments carried out by such U.K. bodies, including those assessments carried out prior to January 1, 2021, are no longer valid for the EU compliance regime. Manufacturers whose products currently rely on third-party conformity assessments carried out by U.K. notified bodies now require new conformity assessments to be carried out by EU-based notified bodies in order to ensure continuing compliance with the EU regime and to continue to place those products on the EU market. By July 1, 2023, in Great Britain, all medical devices will require a UKCA (“UK Conformity Assessed”) mark but CE marks issued by EU notified bodies will remain valid until this time. Manufacturers may choose to use the UKCA mark on a voluntary basis until June 30, 2023. However, UKCA marking will not be recognized in the EU. The rules for placing medical devices on the market in Northern Ireland, which is part of the U.K., differ from those in the rest of the UK. Compliance with this legislation is a prerequisite to be able to affix the UKCA mark to our products, without which they cannot be sold or marketed in Great Britain.
An MHRA public consultation was opened until the end of November 2021 on the post-Brexit regulatory framework for medical devices and diagnostics. MHRA seeks to amend the U.K. Medical Devices Regulations 2002 (which are based on EU legislation, primarily the EU Medical Devices Directive, the EU Active Implantable Medical Devices Directive and the EU In Vitro Diagnostic Medical Devices Directive), in particular to create a new access pathways to support innovation, create an innovative framework for regulating software and artificial intelligence as medical devices, reform in vitro diagnostic medical devices regulation, and foster sustainability through the reuse and remanufacture of medical devices. The regime is expected to come into force in July 2023, coinciding with the end of the acceptance period for EU CE marks in Great Britain, subject to appropriate transitional arrangements. The consultation indicated that the MHRA will publish guidance in relation to the changes to the regulatory framework and may rely more heavily on guidance to add flexibility to the regime.
In addition, the trade deal between the U.K. and the EU generally provides for cooperation and exchange of information between the parties in the areas of product safety and compliance, including market surveillance, enforcement activities and measures, standardization-related activities, exchanges of officials, and coordinated product recalls. As such, processes for compliance and reporting should reflect requirements from regulatory authorities.
Under the terms of the Northern Ireland Protocol, Northern Ireland follows EU rules on medical devices and devices marketed in Northern Ireland require assessment according to the EU regulatory regime. Such assessment may be conducted by an EU notified body, in which case a CE mark is required before placing the device on the market in the EU or Northern Ireland. Alternatively, if a U.K. notified body conducts such assessment, a ‘UKNI’ mark applied and the device may only be placed on the market in Northern Ireland and not the EU.
ISO 13485
Regulatory requirements are increasingly stringent throughout every step of a product’s life cycle, including service and delivery. Increasingly, organizations in the industry are expected to demonstrate their quality management processes and ensure best practice in everything they do. ISO 13485, issued by the International Organization for Standardization, or ISO, is the medical device industry’s internationally agreed standard, setting out the requirements for a quality management system specific to the medical devices industry.
Our quality management system, in which our medical devices have been developed, has been independently assessed and certified by a notified body to EN ISO 13485:2016 standard.
DCB 0129/0160 (National Health Service U.K. standards for design and implementation of digital health technologies)
DCB 0129 is the clinical risk management standard with which manufacturers of health IT systems and apps need to comply. The standard is governed by NHS Digital and compliance is mandatory under the U.K. Health and Social Care Act 2012. Digital health technology can introduce as well as mitigate clinical risk. NHS Digital requires that organizations who manufacture health IT systems and apps undertake a formal risk assessment and evidence the measures which have been put in place to mitigate risk. Proactively demonstrating that a product is safe helps to protect from litigation and visibly demonstrates best-practice to customers. To comply with the standard, we undertake a formal risk assessment on the product and produce three documents summarizing the outcome: the Clinical Risk Management Plan, Hazard Log and Clinical Safety Case Report.
International Regulation
We expect over time to continue to expand our operations in foreign countries through growth and acquisitions. In such a case, our international operations will be subject to different, and sometimes more stringent, legal and regulatory requirements, which vary widely by jurisdiction, including anti-corruption laws; economic sanctions laws; various privacy, insurance, tax, tariff and trade laws and regulations; corporate governance, privacy, data protection, data mining, data transfer, labor and employment, intellectual property, consumer protection and investment laws and regulations; discriminatory licensing procedures; required localization of records and funds; and limitations on dividends and repatriation of capital.
Our operations are subject to anti-corruption laws, including the U.K. Bribery Act 2010, or the Bribery Act, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or FCPA, the U.S. domestic bribery statute at 18 U.S.C. §201, the U.S. Travel Act, and other anti-corruption laws and anti-money laundering laws that apply in countries where we do business. The Bribery Act, the FCPA and these other anti-corruption laws generally prohibit us and our employees, agents, representatives, business partners, and third-party intermediaries from authorizing, promising, offering, or providing, directly or indirectly, improper or prohibited payments, or anything else of value, to recipients in the public or private sector in order to obtain or retain business or gain some other business advantage. The expansion of our operations into foreign countries increases our exposure to these anti-corruption, anti-bribery and anti-money laundering laws.
We sometimes leverage third parties to sell our products and conduct our business abroad. Under the Bribery Act, we may also be liable for failing to prevent a person associated with us from committing a bribery offense. We, our employees, agents, representatives, business partners and our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities and may be held liable for the corrupt or other illegal activities of these employees, agents, representatives, business partners or third-party intermediaries even if we do not explicitly authorize those activities. While we have mechanisms to identify high-risk individuals and entities before contracting with them, we operate in a number of jurisdictions that pose a high risk of potential Bribery Act or FCPA violations. We cannot assure you that all of our employees, agents, representatives, business partners or third-party intermediaries will not take actions that violate applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.
We are also subject to other laws and regulations governing our international operations, including regulations administered by the governments of the United Kingdom and the United States, and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations. We may not be completely effective in ensuring our compliance with all such applicable laws, which could result in our being subject to criminal and civil penalties, disgorgement and other sanctions and remedial measures, and legal expenses. Likewise, any investigation of any potential violations of such laws by United Kingdom, United States or other authorities could also have an adverse impact on our reputation, our business, results of operations and financial condition.
We and our products in many cases are subject to U.S. import and export controls and trade and economic sanctions regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations, and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. These laws prohibit the shipment or provision of certain products and solutions to certain countries, governments and persons targeted by U.S. sanctions. Exports of our products and services must be made in compliance with these laws and regulations when applicable. If in the future we are found to be in violation of U.S. sanctions or export control laws, it could result in civil and criminal penalties, including loss of export privileges and substantial fines for us and for the individuals working for us.
In addition, various countries regulate the import and export of certain encryption and other technology, including import and export permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our solution or permit the use of our platform in those countries.
Changes in our solution, or future changes in export and import regulations, may prevent our customers with international operations from deploying our platform globally or, in some cases, prevent the export or import of our solution to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our platform by, or in our decreased ability to export or sell subscriptions to our platform to, existing or potential customers with international operations. Any decreased use of our platform or limitation on our ability to export or sell our solution would likely adversely affect our business, financial condition and results of operations.
In addition, we cannot predict the nature, scope or effect of future regulatory requirements to which our international operations might be subject or the manner in which existing laws might be administered or interpreted.

USE OF PROCEEDS
We are not offering any Class A Ordinary Shares for sale under this prospectus. All Registered Shares offered pursuant to this prospectus will be offered and sold by the Registered Holders for their respective accounts. We will not receive any of the proceeds from any sale of Registered Shares by Registered Holders under this prospectus.
With respect to the registration of the Registered Shares, the Registered Holders will pay any underwriting discounts and commissions incurred by them in disposing of the Registered Shares. We have borne all other costs, fees and expenses incurred in effecting the registration of the Registered Shares covered by this prospectus, including all registration and filing fees, NYSE additional listing fees, and fees of our counsel and our independent registered public accountants.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our shares and we do not anticipate paying any cash dividends on our shares in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Pursuant to the Companies (Jersey) Law 1991, we may only pay a dividend if the directors who authorize the dividend make a prior solvency statement in the required statutory form.

CAPITALIZATION
The following table sets forth our cash and cash equivalents and consolidated capitalization as of December 31, 2021 on:
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a historical basis for Babylon;

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an as adjusted basis to give effect to cash proceeds, net of debt issuance costs, from $100 million in unsecured notes issued to AlbaCore Capital LLP and affiliates on March 31, 2022.

This table should be read in conjunction with our financial statements and the related notes thereto, included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere in this prospectus.
	As of December 31, 2021
(in thousands)	Actual	As Adjusted
Cash	$262,581	358,325
Indebtedness(1)	188,914	284,658
Equity
Share Capital	16	16
Share Premium	922,897	922,897
Share based payment reserve	80,371	80,371
Retained earnings	(837,986)	(837,986)
Foreign currency translation and non-controlling interests	(27)	(27)
Total Equity	165,271	165,271
Total Capitalization	$354,185	$449,929

(1)
Includes loans and borrowings and warrant liabilities, actual and as adjusted, as of December 31, 2021.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion should be read in conjunction with “Summary — Summary Consolidated Financial Data” and our audited consolidated financial statements, including the notes thereto, included elsewhere in this prospectus. Discussion is based on our financial information prepared in accordance with IFRS as issued by the IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. GAAP. Certain statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties, such as statements regarding our plans, objectives, expectations, and intentions. Our future results and financial condition may differ materially from those we currently anticipate as a result of the factors we describe under sections titled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors.”
Overview
We are a leading digital-first, value-based care company. Founded in 2013, our mission is to make high-quality healthcare accessible and affordable for everyone on Earth. We believe we are poised to reengineer the global healthcare market to better align system-wide incentives and to shift the focus from reactive sick care to preventative healthcare, resulting in better member health, improved member experience and reduced costs. To achieve this goal, we are leveraging our highly scalable, digital-first platform combined with high quality clinical operations and affiliated provider networks to provide an integrated, end-to-end healthcare solution. We combine artificial intelligence and broader technologies with human expertise to deliver modern healthcare.
We monetize our products and services in three primary ways:
•
Value-Based Care, or VBC, in which we manage a defined subset or the entire medical costs of a member population and capture the cost savings. During the years ended December 31, 2021, 2020, and 2019, 68.4%, 32.9%, and 0.0%, respectively, of our revenue was derived from VBC arrangements.

•
Software Licensing, in which we predominantly sell our digital suite of products to partners who may provide care through their own medical networks. During the years ended December 31, 2021, 2020, and 2019, 18.6%, 31.0%, and 12.5%, respectively, of our revenue was derived from software licensing.

•
Clinical Services, in which our affiliated providers deliver medical consultations, typically on a FFS, or a combination of capitation fee and FFS basis under a risk-based agreement. During the years ended December 31, 2021, 2020, and 2019, 13.0%, 36.1%, and 87.5%, respectively, of our revenue was derived from clinical services.

As of December 31, 2021, our VBC, software licensing and/or clinical service offerings supported patients in 15 countries. We have scaled our VBC offering rapidly over the last year to become one of the largest VBC networks in the United States, with 166,518 U.S. VBC members as of December 31, 2021, and we expect to remain focused on U.S. growth. Our company has developed as follows:
•
2013: Founded by our Chief Executive Officer, Dr. Ali Parsadoust.

•
2014: Became the first digital-first health service provider to be registered with the CQC, the healthcare services regulator and inspector in England.

•
2015: Began providing clinical services through our virtual care platform, offering diagnoses, advice and treatments via medical professionals to patients on a remote basis.

•
2016: First expanded outside the United Kingdom, launching in Rwanda.

•
2017: Made our technology available for licensing to corporate and institutional clients.

•
2018: Launched our agreement with Prudential in Asia, and since then have been rolling out our Symptom Checker and Health Assessment solutions across 11 countries in Asia.

•
2018: Launched our partnership with TELUS Health in Canada. TELUS agreed to use our platform to deliver digital health services across Canada.

•
2020: Entered the U.S. market with a clinical services network and formed our first end-to-end digital, integrated VBC service, Babylon 360. Babylon 360 has since expanded in the U.S. and is being introduced in the U.K. through our agreement with RWT.

•
2021: Became a public company in the United States, with our Class A Ordinary Shares and warrants listed on the NYSE, upon completing the Business Combination on October 21, 2021. In addition, we completed the PIPE Investment.

We have also completed certain investments and acquisitions in recent years that have helped improve our ability to deliver our products in services:
•
DayToDay.   In October 2019, we purchased a majority stake in DayToDay. On December 20, 2021, we issued 247,112 Class A Ordinary Shares to the owners of DayToDay, pursuant to a Stock Purchase Agreement, dated as of September 27, 2021, as consideration for our purchase, on November 16, 2021, of the remaining equity stake in DayToDay. The DayToDay acquisition is intended to bolster our product offering by providing patient management for acute care episodes.

•
Higi.   On May 15, 2020, we acquired 10.2% of the fully diluted capital stock of Higi. Through a series of investments, we then increased our shareholdings in Higi to 25.3% on a fully diluted basis. On December 7, 2021, we exercised our option to acquire the remaining equity interest in Higi pursuant to the Higi Acquisition Agreement. The closing of this acquisition occurred on December 31, 2021. The exercise price of the option to acquire the remaining Higi equity stake included the payment of $4.6 million in cash and the issuance of 3,412,107 Class A Ordinary Shares at the closing, the payment of $5.4 million at the closing to satisfy the principal and interest payable by a subsidiary of Higi pursuant to a promissory note in favor of ALP Partners Limited, an entity owned by our founder and Chief Executive Officer, the future payment of up to $0.3 million and issuance of up to 490,782 additional Class A Ordinary Shares after the expiration of a 15-month indemnification holdback period, and the issuance of 1,980,000 restricted stock units for Higi continuing employees and consultants in respect of Class A Ordinary Shares, of which 1,167,669 were vested at closing. The Higi shareholders who received our shares are subject to a lockup and were granted certain registration rights. Higi provides digital healthcare services via a network of Smart Health Stations located in the United States, and makes health kiosks found in retail pharmacies and grocery stores that provide free screenings of blood pressure, weight, pulse and body mass index. The Higi acquisition is intended to increase our reach to users and our ability to provide clinical service offerings to our customers.

•
Fresno Health Care.   In October 2020, we acquired certain portions of the Fresno Health Care business of FCMG for $25.7 million. This acquisition was intended to advance the growth of our value-based care services, by transitioning members to digital-first tools that will enable members to access our virtual care network in conjunction with the existing physical access to services.

•
Babylon Health Canada Limited.   On January 14, 2021 we entered into a SPA with TELUS for the sale of the Babylon Health Canada Limited business. The entire issued share capital of Babylon Health Canada Limited was transferred to TELUS for a base price of CAD$1.8 million, which has been adjusted for working capital and net indebtedness. A further CAD$3.5 million payment was made by TELUS that was attributable to a partial repayment of an intercompany loan due from Babylon Canada to Babylon Partners Limited. The remaining amount of the intercompany loan was forgiven immediately prior to the execution of the SPA.

•
Meritage Medical Network.   In April 2021, we acquired Meritage for $31.0 million. This acquisition was intended to expand the growth of our value-based care services, by transitioning over 20,000 Medicare Advantage and Commercial HMO patients within the Meritage network to digital-first tools that will enable members to access our virtual care network in conjunction with the existing physical access to services.

We have experienced rapid revenue growth in the past two years in particular as we have recently expanded our VBC offerings. Our Revenue was $322.9 million, $79.3 million, and $16.0 million, our Cost of care delivery was $289.7 million, $67.3 million, and $19.8 million, our Platform & application expenses were $42.8 million, $38.1 million, and $23.6 million, our Research & development expenses were $47.5 million,

$54.7 million, and $51.2 million, and our Operating loss was $402.5 million, $175.5 million, and $162.8 million for the years ended December 31, 2021, 2020, and 2019, respectively. Our loss was $374.5 million, $188.0 million, and $140.3 million, our EBITDA was $(327.0) million, $(165.0) million, and $(143.2) million, and our Adjusted EBITDA was $(174.1) million, $(146.2) million, and $(152.4) million for the years ended December 31, 2021, 2020, and 2019, respectively. EBITDA and Adjusted EBITDA are non-IFRS measures. For a description of how we calculate EBITDA and Adjusted EBITDA, a reconciliation to the most directly comparable IFRS measure, and the limitations of these non-IFRS financial measures, see “— Key Business and Financial Metrics — EBITDA and Adjusted EBITDA.”
Impact of the COVID-19 Pandemic
The rapid spread of COVID-19 around the world (the “Pandemic”) has altered the behavior of businesses and people, with significant negative effects on national, state and local economies, the duration of which remains unknown at this time. Many state governors issued executive orders permitting physicians and other healthcare professionals licensed in other states to practice in their state without any additional licensure or by using a temporary, expedited or abbreviated licensure or registration process. In addition, changes were made to the Medicare and Medicaid programs (through legislative changes, and the exercise of regulatory discretion and authority) to increase access to telehealth services by, among other things, increasing reimbursement, permitting the enrollment of out of state providers and eliminating prior authorization requirements. It is uncertain how long these COVID-19 related regulatory changes will remain in effect and whether they will continue beyond this public health emergency period.
It is not currently possible to predict the ultimate financial impact of COVID-19 on our business, results of operations and financial condition. Key factors will include the extent to which changes in the behavior of people during the Pandemic result in a permanent change in their behavior, a longer-term reversion back to pre-Pandemic behaviors or a significant immediate reversion in behaviors as the impacts of the Pandemic become more manageable because of global vaccination programs.
Merger Agreement
In June 2021, we entered into a Merger Agreement, by and among Alkuri, Babylon and other certain other parties which, among other things, provides for the Business Combination, in which our merger subsidiary merged with and into Alkuri, with Alkuri surviving as a wholly-owned subsidiary of Babylon. Following the consummation of the Business Combination, our Class A Ordinary Shares have been traded on the NYSE, and we are required to develop the functions and resources necessary to operate as a public company, including employee-related costs and equity compensation, which may result in increased operating expenses.
Key Business and Financial Metrics
We review a number of operating and financial metrics, including the following key metrics and non-IFRS measures, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions. Governmental and other economic factors affecting our operations are discussed in “Business.”
	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Revenue:
Value-based care	220,852	26,038	—
Software licensing	60,052	24,603	2,002
Clinical services	42,017	28,631	14,032
Total revenue	322,921	79,272	16,034
Cost of care delivery	(289,672)	(67,254)	(19,810)
Platform & application expenses	(42,829)	(38,137)	(23,569)

	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Research & development expenses	(47,534)	(54,711)	(51,205)
Sales, general & administrative expenses	(196,673)	(94,681)	(84,270)
Loss for the financial year	(374,511)	(188,030)	(140,287)
EBITDA	(327,016)	(164,984)	(143,249)
Adjusted EBITDA	(174,137)	(146,155)	(152,358)
The breakout of U.S. VBC Members by health insurance program type, and information about the number of Global managed care members, is shown below:
	For the Year Ended December 31,
	2021	2020	2019
Medicaid	84%	88%	—
Medicare	7%	12%	—
Commercial	9%	—	—
Total U.S. VBC Members	166,518	66,481	—
Global Managed Care Members	335,738	155,253	70,326
Our key business and financial metrics are explained in detail below.
Revenues
Revenue is derived from capitation revenue under our VBC contracts with U.S. health plans and healthcare providers, Software licensing revenue from technology licensing agreements for the use of our digital healthcare platform, and clinical service revenue from the provision of clinical services.
Value-Based Care Revenue.   Value-based care revenue consists primarily of capitation revenue for the delivery of VBC services under VBC contracts with U.S. health plans and healthcare providers. Under VBC contracts, we manage the healthcare needs of our members in a centralized manner, where we negotiate a PMPM or capitation allocation, often based on a percentage of the payer’s premium or MLR with the payer. We assume financial responsibility for member healthcare services, which means that, throughout the measurement period, the total actual medical costs are compared to the capitation allocation. At the end of the measurement period, we will either be responsible for all or part of excess costs above the capitation allocation, or will receive all or part of any savings, as compared to the capitation allocation. In some of our newer VBC contracts, our financial responsibility for these surpluses or deficits relative to the capitation allocation is deferred until an initial agreed upon period has elapsed. Capitation revenue under VBC contracts is not dependent upon the volume of specific care services provided, nor the utilization of our digital healthcare platform.
A small portion of the capitation revenue received under VBC contracts is variable, as the contracts contain provisions for performance-based incentives, performance guarantees and risk shares where amounts received are dependent upon factors such as quality metrics, member-specific attributes, and healthcare service costs. Capitation revenue is estimated using the most likely amount methodology and amounts are only included in revenue to the extent that it is highly probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. Such uncertainties may only be resolved several months after the end of the reporting period because of the availability of sufficient reliable data relating to factors such as quality metrics, member specific attributes and healthcare service costs. Subsequent changes in capitation fees and the amount of capitation revenue to be recognized by us are reflected in subsequent periods. The amount of variable capitation revenue recognized is expected to increase as the number of members we provide VBC services to increases.
Software Licensing Revenue.   Software licensing revenue relates to a business customer obtaining a right to use and/or access our digital services. Where we have determined that the customer obtains a right to access our AI services, we recognize revenue on a straight-line basis over the contractual term beginning when the customer has access to the service. Where we identify that the customer obtains a right to use license, we recognize revenue from the license upfront at the point in time at which the license is granted and the software is made available to the customer. In these licensing arrangements, we primarily provide digital services to corporate entities, and these corporate entities are considered our customers since the contract is for services that represent our ordinary business.
Clinical Services Revenue.   Clinical services revenue is represented by our provision of clinical services to business and private users. Clinical service fees are FFS fees or a combination of FFS and capitation fees, including PMPM subscription fees for the provision of virtual consultations. PMPM subscription fees give members access to our clinical services over the contractual period as set forth in the arrangement and may be allocated to Software licensing revenue for Clinical services revenues recognized for virtual consultations through software licensing arrangements. FFS revenue is based on contracted rates determined in agreed-upon compensation schedules.
Cost of Care Delivery
Our cost of care delivery includes two core components. Firstly, it consists of fees paid to the physicians and other health professionals in our provider network and costs incurred in connection with our provider network operations, including rent and other direct costs incurred in the delivery of patient care. These costs are mainly driven by patient activity and required medical services and are relatively variable. Secondly it includes costs incurred relating to the delivery of VBC services. These costs include all medical claims costs relating to VBC services controlled by us, which may include costs incurred outside of our provider network. These costs are recognized as an expense within cost of care delivery over time as the expense is incurred.
Platform & Application Expenses
Platform & application expenses are costs of revenue related to our digital healthcare platform. These costs primarily include employee-related salaries, benefits, stock-based compensation, as well as contractor and consultant expenses, for individuals that are engaged in providing professional services related to support and maintenance of the digital healthcare platform, as well as third-party application costs, hosting services and other direct costs. It also includes amortization of capitalized development costs, including related amortization of tax credits. We expect our Platform & application expenses to increase commensurate with increased maintenance attributable to new contracts and continuing development of our technology platform.
Research & Development Expenses
Research & development expenses primarily include employee-related salaries, benefits, stock-based compensation, as well as contractor and consultant expenses for individuals that are engaged in performing activities to develop and enhance our digital healthcare platform as well as third-party application costs, hosting services and other indirect costs. It includes research costs and development costs that do not meet the criteria for capitalization and are expensed as incurred. We expect our Research & development expenses to continue to remain consistent with historical expense levels.
Sales, General & Administrative Expenses
Sales, general & administrative expenses include employee-related expenses, contractors and consultants’ expense, stock-based compensation, property and facility related expenses, directors and officers insurance, IT and hosting, marketing, training and recruiting expenses. Enterprise IT and hosting costs are primarily software subscriptions, domain and hosting costs. Our Sales, general & administrative expenses also include depreciation of property, fixtures and fittings and amortization of acquired intangible assets. We expect our Sales, general & administrative expenses to increase for the foreseeable future due to costs that we incur as a new public company, as well as other costs associated with continuing to grow our business. Our Sales, general & administrative expenses may fluctuate as a percentage of our total revenue from period to period due to the nature and timing of expenses, as well as increases in Sales, general & administrative expenses that we have incurred to operate as a public company. However, we expect Sales, general & administrative expenses to decline as a percentage of revenue over time through leverage of certain costs within Sales, general & administrative costs that are scalable relative to increases in revenue.
EBITDA and Adjusted EBITDA
In addition to our financial results reported in accordance with IFRS, we believe that EBITDA and Adjusted EBITDA, both of which are non-IFRS financial measures, are useful in evaluating the performance of our business. We define EBITDA as profit (loss) for the financial year, adjusted for depreciation, amortization, net finance income (costs), and income taxes. We define Adjusted EBITDA as profit (loss) for the financial year, adjusted for depreciation, amortization, net finance income (costs), income taxes, share-based compensation, impairment expenses, foreign exchange gains or losses, gains (losses) on sale of subsidiaries, recapitalization transaction expense, change in fair value of warrant liabilities and gains (losses) on remeasurement of equity interests.
We believe that EBITDA and Adjusted EBITDA are useful metrics for investors to understand and evaluate our operating results and ongoing profitability because they permit investors to evaluate our recurring profitability from our ongoing operating activities. EBITDA and Adjusted EBITDA have certain limitations, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under IFRS. We caution investors that amounts presented in accordance with our definitions of EBITDA and Adjusted EBITDA may not be comparable to similar measures disclosed by other companies, because some companies calculate EBITDA and Adjusted EBITDA differently or not at all, limiting their usefulness as direct comparative measures.
The following table presents a reconciliation of EBITDA and Adjusted EBITDA from the most comparable IFRS measure, loss for the financial year, for the years ended December 31, 2021, 2020, and 2019:
	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Loss for the financial year	(374,511)	(188,030)	(140,287)
Adjustments to EBITDA:
Depreciation and amortization expenses	35,004	14,487	2,496
Finance costs and income	13,965	3,920	101
Tax (benefit) / provision	(1,474)	4,639	(5,559)
EBITDA	(327,016)	(164,984)	(143,249)
Adjustments to Adjusted EBITDA:
Recapitalization transaction expense	148,722	—	—
Share-based compensation	46,307	9,557	7,966
Change in fair value of warrant liabilities	(27,811)	—	—
Gain on remeasurement of equity interest	(10,495)	—	—
Gain on sale of subsidiary	(3,917)	—	—
Impairment expense	941	6,436	—
Exchange (gain) / loss	(868)	2,836	(17,075)
Adjusted EBITDA	(174,137)	(146,155)	(152,358)
Results of Operations — Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020
The results of operations presented below should be reviewed in conjunction with our audited consolidated financial statements included in this prospectus. The following table presents data from our audited Consolidated Statement of Profit and Loss for the years ended December 31, 2021 and 2020:

	Year Ended December 31,		Variance
	2021	2020*	$	%
	$’000	$’000	$’000
Revenue:
Value-based care	220,852	26,038	194,814	748.2%
Software licensing	60,052	24,603	35,449	144.1%
Clinical services	42,017	28,631	13,386	46.8%
Total revenue	322,921	79,272	243,649	307.4%
Cost of care delivery	(289,672)	(67,254)	(222,418)	330.7%
Platform & application expenses	(42,829)	(38,137)	(4,692)	12.3%
Research & development expenses	(47,534)	(54,711)	7,177	(13.1)%
Sales, general & administrative expenses	(196,673)	(94,681)	(101,992)	107.7%
Recapitalization transaction expense	(148,722)	—	(148,722)	NM
Operating loss	(402,509)	(175,511)	(226,998)	129.3%
Finance costs	(14,291)	(4,530)	(9,761)	215.5%
Finance income	326	610	(284)	(46.6)%
Change in fair value of warrant liabilities	27,811	—	27,811	NM
Exchange gain / (loss)	868	(2,836)	3,704	(130.6)%
Net finance income (expense)	14,714	(6,756)	21,470	(317.8)%
Gain on sale of subsidiary	3,917	—	3,917	NM
Gain on remeasurement of equity interest	10,495	—	10,495	NM
Share of loss of equity-accounted investees	(2,602)	(1,124)	(1,478)	131.5%
Loss before taxation	(375,985)	(183,391)	(192,594)	105.0%
Tax benefit (provision)	1,474	(4,639)	6,113	(131.8)%
Loss for the financial year	(374,511)	(188,030)	(186,481)	99.2%

*
Restated to reflect reclassification of certain expense items described in Note 2 to the consolidated financial statements.

The following table sets forth our results of operations as a percentage of total revenue for each period presented preceding:
	Year Ended December 31,
	2021	2020
Revenue:
Value-based care	68.4%	32.9%
Software licensing	18.6%	31.0%
Clinical services	13.0%	36.1%
Total revenue	100.0%	100.0%
Cost of care delivery	(89.7)%	(84.8)%
Platform & application expenses	(13.3)%	(48.1)%
Research & development expenses	(14.7)%	(69.0)%
Sales, general & administrative expenses	(60.9)%	(119.4)%
Recapitalization transaction expense	(46.1)%	—%
Operating loss	(124.6)%	(221.4)%
Finance costs	(4.4)%	(5.7)%

	Year Ended December 31,
	2021	2020
Finance income	0.1%	0.8%
Change in fair value of warrant liabilities	8.6%	—%
Exchange gain / (loss)	0.3%	(3.6)%
Net finance income (expense)	4.6%	(8.5)%
Gain on sale of subsidiary	1.2%	—%
Gain on remeasurement of equity interest	3.3%	—%
Share of loss of equity-accounted investees	(0.8)%	(1.4)%
Loss before taxation	(116.4)%	(231.3)%
Tax benefit (provision)	0.5%	(5.9)%
Loss for the financial year	(116.0)%	(237.2)%

Revenues
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Revenue:
Value-based care	220,852	26,038	194,814	748.2%
Software licensing	60,052	24,603	35,449	144.1%
Clinical services	42,017	28,631	13,386	46.8%
Total revenue	322,921	79,272	243,649	307.4%
Total revenue increased by $243.6 million from $79.3 million for the year ended December 31, 2020 to $322.9 million for the year ended December 31, 2021, largely due to the expansion of the value-based care revenue stream in the United States, including the full year contribution of revenues from the acquisition of FCMG in October 2020 and nine months of revenue from the acquisition of Meritage Medical Network in April 2021. In addition, revenue from Software licensing increased by $35.4 million, primarily attributable to the execution of a software licensing agreement with TELUS, concurrent with the sale of Babylon Health Canada Limited to TELUS in January 2021.
Total Value-based care revenue increased by $194.8 million from $26.0 million for the year ended December 31, 2020 to $220.9 million for the year ended December 31, 2021. The increase in revenue from Value-based care of $194.8 million is attributable to the expansion of our related product offerings in the United States, of which $94.6 million relates to the full-year impact of revenue from the acquisition of FCMG closed in October 2020 and Meritage Medical Network in April 2021. In addition, $66.7 million of the increase in VBC revenue relates to new VBC contracts with various health plans in 2021, which increased the number of members covered under VBC contracts from 66 thousand as of December 31, 2020 to 167 thousand as of December 31, 2021, and $31.7 million relates to the inclusion of a full-year contribution of revenue from VBC contracts that were new in 2020.
Total Software licensing revenue increased by $35.4 million from $24.6 million for the year ended December 31, 2020 to $60.1 million for the year ended December 31, 2021. The increase in revenue from Software licensing of $35.4 million is primarily attributable to upfront revenue recognized in connection with the TELUS license of $28.4 million, with the remainder of the increase in Software licensing revenue attributable to the recognition of deferred revenue from the TELUS software license throughout the remainder of the year.
Total Clinical services revenue increased by $13.4 million from $28.6 million for the year ended December 31, 2020 to $42.0 million for year ended December 31, 2021. The increase in Clinical services revenue is primarily attributable increased virtual consultations on our digital healthcare platform following the expansion of our digital healthcare platform in the United States throughout 2021.

Cost of Care Delivery
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Cost of care delivery	(289,672)	(67,254)	(222,418)	330.7%
Cost of care delivery increased by $222.4 million from $67.3 million for the year ended December 31, 2020 to $289.7 million for the year ended December 31, 2021. Cost of care delivery as a percentage of revenues was 89.7% in 2021 and 84.8% in 2020. The increase in Cost of care delivery is primarily attributable to the expansion of our VBC product offerings in the United States, which largely contributed to the increase in U.S. VBC members from 66 thousand as of December 31, 2020 to 167 thousand as of December 31, 2021, and corresponding increase in Cost of care delivery. The increase in Cost of care delivery as a percentage of revenues was largely attributable to the change in the sales mix, with Value-based care revenues increasing as a percentage of total revenues. Due to the increase in Value-based care revenues, claims expense increased by $192.7 million compared to the prior year. Further, wages and salaries included in Cost of care delivery increased by $23.5 million compared to the prior year. Share-based compensation expense of $1.1 million are included in Cost of care delivery for the year ended December 31, 2021.
Platform & Application Expenses
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Platform & application expenses	(42,829)	(38,137)	(4,692)	12.3%
Platform & application expenses increased by $4.7 million from $38.1 million for the year ended December 31, 2020 to $42.8 million for the year ended December 31, 2021. The increase in Platform & application expenses is primarily attributable to an increase in IT and hosting costs of $6.1 million due to an increased proportion of these costs being attributable to our digital healthcare platform and an increase in depreciation and amortization of $5.8 million due to increasing amortization of capitalized development costs. These increases were partially offset by a lower impairment charge of $5.5 million when compared to the year ended December 31, 2020. Share-based compensation expense of $0.8 million has been included in Platform & application expense for the year ended December 31, 2021.
Research & Development Expenses
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Research & development expenses	(47,534)	(54,711)	7,177	(13.1)%
Research & development expenses decreased by $7.2 million from $54.7 million for the year ended December 31, 2020 to $47.5 million for the year ended December 31, 2021. The decrease in Research & development expenses is primarily attributable to a decrease in our employee headcount related to our Research & development activities contributing to a decline of $10.5 million in related employee benefits expense. This decrease was partially offset by an increase in contractor and consultant expense of $3.3 million that was incurred to compensate for the temporary decrease in employee headcount. Share-based compensation expense of $7.2 million has been included in Research & development expense for the year ended December 31, 2021.
Sales, General & Administrative Expenses
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Sales, general & administrative expenses	(196,673)	(94,681)	(101,992)	107.7%

Sales, general & administrative expenses increased by $102.0 million from $94.7 million for the year ended December 31, 2020 to $196.7 million for the year ended December 31, 2021. The increase in Sales, general & administrative expenses is primarily attributable to an increase in employee benefits expense of $65.7 million, primarily attributable to an increase in share-based compensation expense and salaries and wages of $58.4 million, primarily related to a higher number of RSUs granted to employees in the fourth quarter of 2021 with higher grant date fair values than previously granted equity awards, as well as hiring across general & administrative departments as we began to operate as a public company. Share-based compensation expense of $37.2 million is included within employee benefits expense for the year ended December 31, 2021. The remainder of the difference in Sales, general & administrative expense is attributable to an increase in depreciation and amortization of $12.8 million, related to intangibles acquired in acquisitions that closed in October 2020 and April 2021, and an increase in professional fees and insurance of $10.6 million and $5.4 million, respectively, primarily related to increased expenses associated with operating as a public company.
Recapitalization Transaction Expense
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Recapitalization transaction expense	(148,722)	—	(148,722)	NM
The non-cash Recapitalization transaction expense of $148.7 million is the calculated value of the expense related to the Business Combination Closing. Recapitalization transaction expense is the calculated value of the fair value of shares issued to investors in Alkuri and warrants assumed, in excess of the fair value of the net assets acquired in the transaction upon the Business Combination Closing.
Change in Fair Value of Warrant Liabilities
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Change in fair value of warrant liabilities	27,811	—	27,811	NM
Change in fair value of warrant liabilities resulted in income of $27.8 million during the year ended December 31, 2021, whereas we did not have warrants outstanding in the year ended December 31, 2020. The non-cash Change in fair value of warrant liabilities is primarily related to the classification of warrants as liabilities at fair value upon issuance, with resulting changes in fair value recorded in the Consolidated Statement of Profit or Loss. During the fourth quarter of 2021, we assumed warrants upon consummation of the Business Combination and issued additional warrants in connection with the $200.0 million debt offering which closed in November 2021. The amount recorded in Change in fair value of warrant liabilities primarily related to the decline in fair value of warrants upon issuance during the fourth quarter of 2021 through December 31, 2021.
Exchange Gain / (Loss)
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Exchange gain / (loss)	868	(2,836)	3,704	(130.6)%
Exchange loss decreased by $3.7 million from a loss of $2.8 million for the year ended December 31, 2020 to a gain of $0.9 million for the year ended December 31, 2021. The key driver of the reduction in the exchange loss was the strengthening of the Pound Sterling against the U.S. Dollar.

Gain on Sale of Subsidiary
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Gain on sale of subsidiary	3,917	—	3,917	NM
Gain on sale of subsidiary increased by $3.9 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The activity in the current period is related to the sale of Babylon Health Canada Limited to TELUS as discussed in Note 7 to the Consolidated Financial Statements. There was no such activity in the prior period.
Gain on Remeasurement of Equity Interest
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Gain on remeasurement of equity interest	10,495	—	10,495	NM
Gain on remeasurement of equity interest increased by $10.5 million for the year ended December 31, 2021 compared to the year ended December 31, 2020. The Gain on remeasurement of equity interest relates to the non-cash gain recognized for the increase in our historical investment upon the acquisition and consolidation of Higi, which occurred in the fourth quarter of 2021.
Tax Benefit (Provision)
	Year Ended December 31,		Variance
	2021	2020	$	%
	$’000	$’000	$’000
Tax benefit (provision)	1,474	(4,639)	6,113	(131.8)%
Tax provision for the year decreased by $6.1 million from a Tax provision of $4.6 million for the year ended December 31, 2020 to a Tax benefit for the year of $1.5 million for the year ended December 31, 2021. The Tax benefit for the year ended December 31, 2021 primarily related to the post-acquisition movement of deferred income taxes recognized in purchase accounting related to acquisitions that closed during 2021. The Tax provision in the prior year was primarily related to the reversal of previously recognized tax benefits related to U.K. tax credits for qualifying R&D activities in prior years, which are amortized over the useful life of the related capitalized development costs as a reduction to Platform and application expenses.
Results of Operations — Year Ended December 31, 2020 Compared to the Year Ended December 31, 2019
The results of operations presented below should be reviewed in conjunction with our audited consolidated financial statements included in this prospectus. The following table presents data from our audited Consolidated Statement of Profit and Loss for the years ended December 31, 2020 and 2019:
	Year Ended December 31,		Variance
	2020*	2019*	$	%
	$’000	$’000	$’000
Revenue:
Value-based care	26,038	—	26,038	NM
Software licensing	24,603	2,002	22,601	1128.9%
Clinical services	28,631	14,032	14,599	104.0%
Total revenue	79,272	16,034	63,238	394.4%

	Year Ended December 31,		Variance
	2020*	2019*	$	%
	$’000	$’000	$’000
Cost of care delivery	(67,254)	(19,810)	(47,444)	239.5%
Platform & application expenses	(38,137)	(23,569)	(14,568)	61.8%
Research & development expenses	(54,711)	(51,205)	(3,506)	6.8%
Sales, general & administrative expenses	(94,681)	(84,270)	(10,411)	12.4%
Operating loss	(175,511)	(162,820)	(12,691)	7.8%
Finance costs	(4,530)	(1,116)	(3,414)	305.9%
Finance income	610	1,015	(405)	(39.9)%
Exchange (loss) / gain	(2,836)	17,075	(19,911)	(116.6)%
Net finance (expense) income	(6,756)	16,974	(23,730)	(139.8)%
Share of loss of equity-accounted investees	(1,124)	—	(1,124)	NM
Loss before taxation	(183,391)	(145,846)	(37,545)	25.7%
Tax (provision) benefit	(4,639)	5,559	(10,198)	(183.5)%
Loss for the financial year	(188,030)	(140,287)	(47,743)	34.0%

*
Restated to reflect reclassification of certain expense items described in Note 2 to the consolidated financial statements.

The following table sets forth our results of operations as a percentage of total revenue for each period presented preceding:
	Year Ended December 31,
	2020	2019
Revenue:
Value-based care	32.8%	—%
Software licensing	31.0%	12.5%
Clinical services	36.1%	87.5%
Total revenue	100.0%	100.0%
Cost of care delivery	(84.8)%	(123.5)%
Platform & application expenses	(48.1)%	(147.0)%
Research & development expenses	(69.0)%	(319.4)%
Sales, general & administrative expenses	(119.4)%	(525.6)%
Operating loss	(221.4)%	(1015.5)%
Finance costs	(5.7)%	(7.0)%
Finance income	0.8%	6.3%
Exchange (loss) / gain	(3.6)%	106.5%
Net finance (expense) income	(8.5)%	105.9%
Share of loss of equity-accounted investees	(1.4)%	—%
Loss before taxation	(231.3)%	(909.6)%
Tax (provision) benefit	(5.9)%	34.7%
Loss for the financial year	(237.2)%	(874.9)%

Revenues
	Year Ended December 31,		Variance
	2020	2019	$	%
	$’000	$’000	$’000
Revenue:
Value-based care	26,038	—	26,038	NM
Software licensing	24,603	2,002	22,601	1128.9%
Clinical services	28,631	14,032	14,599	104.0%
Total revenue	79,272	16,034	63,238	394.4%
Total revenues increased to $79.3 million for the year ended December 31, 2020 compared to $16.0 million for the year ended December 31, 2019 largely due to the expansion of the provision of licensing services into new regions, particularly as we expanded into Asia, growth in our clinical services and the commencement of the provision of value-based care services.
Value-based care revenue commenced in 2020 following the launch of the Babylon 360 product in October 2020 in the United States.
Variable revenue recognized from performance-based incentives, performance guarantees and risk shares were not material in 2020. We review our VBC contracts to assess whether any of them should be considered onerous contracts by applying the industry-based guidance on premium deficiency reserves. None of our contracts were determined to be onerous contracts as of December 31, 2020 or December 31, 2019.
Total Software licensing revenue increased for the year ended December 31, 2020 by $22.6 million compared to the year ended December 31, 2019. $12.7 million of the increase was due to the launch of our digital services in seven Asian countries during 2020. In addition to geographic expansion, we also licensed the COVID-19 care assistant within the United Kingdom. In addition, licensing revenue increased by $4.1 million related to the COVID-19 symptom checker that was utilized across NHS trusts in Birmingham and Wolverhampton that was not deployed in 2019. We expect the demand for digital services to continue to grow even after the COVID-19 pandemic abates. Finally, $4.9 million of the increase came from an increase in new users in the United States.
Total Clinical services revenue increased for the year ended December 31, 2020 by $14.6 million compared to the year ended December 31, 2019. $1.2 million of the increase was due to the launch of our FFS offerings in various locations in the United States providing both general medicine and behavioral health virtual appointments. $3.8 million of the increase was due to U.K. market organic membership growth in the Babylon GP at Hand population. In addition, an increase in private appointments contributed an additional $6.6 million in 2020 versus 2019. The remaining growth was contributed by Canada and Rwanda services that continued to grow driven by demand for appointments.
Cost of Care Delivery
	Year Ended December 31,		Variance
	2020	2019	$	%
	$’000	$’000	$’000
Cost of care delivery	(67,254)	(19,810)	(47,444)	239.5%
Cost of care delivery increased by $47.4 million from $19.8 million for the year ended December 31, 2019 to $67.3 million for the year ended December 31, 2020 primarily from an increase in physicians and other health professionals as a result of increased demand for clinical services and the launch of value-based care. Cost of care delivery in the United States increased by $31.1 million for the year ended December 31, 2020 compared to the year ended December 31, 2019. This was the result of launching a 24-hour virtual clinical service and the secondary and tertiary care for value-based care patients. Costs also increased by $5.1 million following greater demand for private appointments in the United Kingdom and growth in

Babylon GP at Hand membership, resulting in increased costs relating to physicians and other health professionals. In Canada, patient demand for appointments grew, and physicians’ costs resulted in $4.1 million higher costs in 2020 than 2019.
The other drivers of cost of care delivery were the cost of support and management role, which increased by $9.3 million and were necessary in the expansion of services in the United States and greater breadth of care across different clinician types in the United Kingdom. During the year ended December 31, 2020, claims expense included in Cost of care delivery was $11.9 million, of which $7.6 million had been paid as of December 31, 2020. There was no claims expense activity in 2019.
Platform & Application Expenses
	Year Ended December 31,		Variance
	2020	2019	$	%
	$’000	$’000	$’000
Platform & application expenses	(38,137)	(23,569)	(14,568)	61.8%
Platform & application expenses increased by $14.6 million from $23.6 million for the year ended December 31, 2019 to $38.1 million for the year ended December 31, 2020. The increase in Platform & application expenses was primarily due to an increase of $9.9 million in depreciation and amortization, primarily related to increased amortization of capitalized development costs related to the further development of our digital healthcare platform and $6.4 million in impairment charges, primarily resulting from the discontinuation of certain features in 2020 surrounding a proprietary data structure for encounters that were deemed to be no longer technologically feasible. The increase in Platform & application expenses was partially offset by a decrease in expenses related to Contractors and consultants of $4.4 million, primarily due to less reliance placed on external development resources.
Research & Development Expenses
	Year Ended December 31,		Variance
	2020	2019	$	%
	$’000	$’000	$’000
Research & development expenses	(54,711)	(51,205)	(3,506)	6.8%
Research & development expenses increased by $3.5 million from $51.2 million for the year ended December 31, 2019 to $54.7 million for the year ended December 31, 2020. The increase in Research & development expenses is primarily attributable to an increase in Employee benefits expense, primarily salaries and wages, of $16.7 million, partially offset by a decrease in expenses related to Contractors and consultants of $14.1 million. The fluctuations in these two expenses are primarily attributable to increased headcount within Research & development departments, resulting in less reliance on external resources historically engaged in related development activities.
Sales, General & Administrative Expenses
	Year Ended December 31,		Variance
	2020	2019	$	%
	$’000	$’000	$’000
Sales, general & administrative expenses	(94,681)	(84,270)	(10,411)	12.4%
Sales, general & administrative expenses increased by $10.4 million from $84.3 million for the year ended December 31, 2019 to $94.7 million for the year ended December 31, 2020. Personnel costs within Sales, general & administrative expenses increased to $39.3 million for the year ended December 31, 2020, an increase of $9.0 million compared to the year ended December 31, 2019, following increases in commercial and support services headcount to align to the business growth. In addition, the acquisition of FCMG and the deployment of our product into new markets resulted in professional fees increasing by $4.7 million. In addition, higher people costs and IT-related expenses increased to $20.2 million, a $3.6 million or 21.7%

increase compared to 2019. Premises costs decreased by $2.2 million following our vacating our London East office and reduced service and business rates as a result of an increase in remote working following the COVID-19 pandemic. Share-based compensation expense included in Sales, general & administrative expenses decreased by $5.2 million when compared to 2019.
Exchange (Loss) / Gain
	Year Ended December 31,		Variance
	2020	2019	$	%
	$’000	$’000	$’000
Exchange (loss) / gain	(2,836)	17,075	(19,911)	(116.6)%
Exchange loss was a $19.9 million increase to $2.8 million for the year ended December 31, 2020 compared to a gain of $17.1 million for the year ended December 31, 2019. The key driver of the reduction in the exchange loss related to the reduction in the principal amount of inter-company loans between our legal entities.
Tax (Provision) Benefit
	Year Ended December 31,		Variance
	2020	2019	$	%
	$’000	$’000	$’000
Tax (provision) benefit	(4,639)	5,559	(10,198)	(183.5)%
Tax provision of $4.6 million for the year ended December 31, 2020 increased by $10.2 million, from a tax benefit of $5.6 million, when compared to the prior year. Our tax (provision) / benefit in both periods was significantly impacted by our inability to recognize deferred tax assets relating to most of our losses. The change in tax (provision)/benefit is primarily the reversal of previously recognized tax benefits of $4.3 million related to U.K. tax credits for qualifying Research & development activities, which will be amortized over the useful life of the related capitalized development costs as a reduction to Platform & application expenses.
Liquidity and Capital Resources
Prior to the Business Combination, we funded our operations primarily through the issuance of convertible debt and equity instruments. In connection with the Business Combination Closing, the PIPE Investment, and the issuance of Unsecured Notes in the fourth quarter of 2021, we generated net proceeds of $378.6 million. Further, in December 2021, we entered into an additional note subscription agreement under which we issued $100 million of additional Unsecured Notes to certain AlbaCore Note Subscribers on March 31, 2022.
For the years ended December 31, 2021, 2020, and 2019, we had a Loss for the financial year of $374.5 million, $188.0 million and $140.3 million, respectively. As of December 31, 2021 and 2020, we had Cash and cash equivalents of $262.6 million and $101.8 million, respectively. We require and will continue to need significant cash resources to, among other things, fund our working capital requirements, increase our headcount, make capital expenditures (including those related to product development), and expand our business through acquisitions. Our future capital requirements will depend on many factors, including the cost of future acquisitions, our ability to provide more affordable healthcare, the scale of our increases in headcount, our revenue mix, incremental costs relating to the implementation of new contracts and the timing and extent of spending to support product development efforts.
If we were to require additional funding, seek additional sources of financing or desire to refinance our debt, we believe that our historical ability to raise and deploy capital to fund the development of our digital healthcare platform and expansion of our operations would enable us to access financing on reasonable terms. However, there can be no assurance that such financing would be available to us on favorable terms or at all. If the financing is not available, or if the terms of such financing are not acceptable to us, we may be forced to decrease the level of investment in our digital healthcare platform, scale back our operations, defer investments to execute on our growth strategy or execute a combination of these cost management strategies, which could have an adverse impact on our business and financial prospects. The Loss for the financial year in current and prior periods we have incurred since inception are consistent with our strategy and plans for continued growth and expansion. We expect to continue to incur losses as we execute on our operating plan and expand our product offerings.
Cash Flows
The following table discloses our consolidated cash flows provided by (used in) operating, investing and financing activities for the periods presented:
	Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Net cash used in operating activities	(145,868)	(143,430)	(143,614)
Net cash used in investing activities	(54,795)	(72,226)	(36,936)
Net cash provided by financing activities	362,203	100,058	352,521
Net (decrease) increase in cash and cash equivalents	161,540	(115,598)	171,971
Cash and cash equivalents beginning of the year	101,757	214,888	46,031
Effect of exchange rates	(716)	2,467	(3,114)
Cash and cash equivalents end of the year	262,581	101,757	214,888
Cash Flows Provided by (Used in) Operating Activities
Net cash used in operating activities was $145.9 million for the year ended December 31, 2021 compared to net cash used in operating activities of $143.4 million for the year ended December 31, 2020, an increase of $2.4 million. The increase in our cash used in operating activities is primarily attributable to a higher Loss for the year, after adjusting for non-cash items, of $26.5 million when compared to the prior period. See “Results of Operations — Year Ended December 31, 2021 Compared to the Year Ended December 31, 2020” for additional discussion of the increase in expenses contributing to the Loss for the financial year. The increase in loss was largely offset by the favorable impact of changes in working capital, primarily a working capital improvement due to an increase in payables and accruals of $45.2 million, despite of an increase in receivables of $22.6 million.
Net cash used in operating activities was $143.4 million for the year ended December 31, 2020 compared to net cash used in operating activities of $143.6 million for the year ended December 31, 2019, a decrease of $0.2 million. Net loss for the financial year, after adjusting for non-cash items, decreased by $7.3 million, from $152.4 million for the year ended December 31, 2019 to $145.0 million for the year ended December 31, 2020. This decrease was largely offset by the unfavorable net effect of changes in working capital of $7.1 million.
Cash Flows Provided by (Used in) Investing Activities
Net cash used in investing activities was $54.8 million in the year ended December 31, 2021 compared to net cash used in investing activities of $72.2 million in the year ended December 31, 2020, a decrease of $17.4 million. The decrease in cash used in investing activities was the result of multiple factors including a decrease in cash used in acquisitions of $11.9 million, a decrease in cash used to purchase shares of Higi of $5.0 million when compared to the prior year less development costs capitalized of $4.4 million, and $3.8 million in cash assumed from Higi upon consolidation through control. The decrease in cash used in activities was partially offset by higher capital expenditures of $7.4 million.
Net cash used in investing activities was $72.2 million for the year ended December 31, 2020 compared to net cash used in investing activities of $36.9 million for the year ended December 31, 2019, an increase of $35.3 million. The increase in cash used in investing activities was primarily a result of cash paid for acquisitions of $25.7 million relating to the acquisition of FCMG and $10.0 million in cash used to purchase shares of Higi. There were no acquisitions or purchases of shares in associates and joint ventures in 2019.

Cash Flows Provided by (Used in) Financing Activities
Net cash provided by financing activities was $362.2 million in the year ended December 31, 2021 compared to net cash provided by financing activities of $100.1 million in the year ended December 31, 2020, an increase of $262.1 million. The increase in Net cash provided by financing activities is primarily attributable to the proceeds from the issuance of borrowings during the year of $270.6 million, which included $191 million in proceeds, net of discount, from the issuance of the Unsecured Notes, and an increase in the proceeds from the issuance of share capital $217.2 million when compared to the prior year related to capital raised in the Business Combination and PIPE Investment. The increase in cash provided by financing activities was offset by proceeds from the issuance of convertible loan notes of $100.0 million in 2020, total repayments of loans and borrowings of $89.4 million and higher debt and equity issuance costs of $25.8 million when compared to the prior year. The remainder of the difference in cash provided by financing activities primarily related to higher interest payments and principal payments on leases of $7.6 million in 2021.
Net cash provided by financing activities was $100.1 million for the year ended December 31, 2020 compared to net cash provided by financing activities of $352.5 million for the year ended December 31, 2019, a decrease of $252.5 million. The decrease in net cash provided by financing activities of $242.4 million is primarily the result of higher gross proceeds from the issuance of share capital of $308.2 million during 2019, partially offset by proceeds from the issuance of convertible loan notes in 2020 of $48.9 million, as well as the repayment of convertible loans of $14.8 million in 2019, whereas we did not have any repayments on borrowings during 2020.
Funding Requirements
As of December 31, 2021, we had a net asset position of $165.3 million (2020: $48.4 million, 2019: $173.8 million), including cash and cash equivalents of $262.6 million (2020: $101.8 million, 2019: $214.9 million).
Our directors performed a going concern assessment for a period of twelve months from the date of approval of these financial statements to assess whether conditions exist that raise substantial doubt regarding the Company’s ability to continue as a going concern. This assessment indicates we have sufficient liquidity to fund our liabilities as they become due for the forecasted period. Our projections, when combined with additional borrowings we received at the end of March 2022, provide sufficient liquidity for a least the twelve month period following the issuance date of these Consolidated Financial Statements, but additional funding is required to provide sufficient funds to meet our liabilities that may fall due beyond March 2023 if we continue with our planned growth strategy. While our future results of operations could be adversely affected by multiple factors, we believe that certain cost mitigation and liquidity management strategies available to management and within the Company’s control would help offset potential declines in future cash flows during the forecast period.
However, the above indicates that there are material uncertainties (ability to fund raise further capital) related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern and therefore, to continue realizing its assets and discharging its liabilities in the normal course of business.
Critical Accounting Estimates
Our consolidated financial statements are prepared in conformity with IFRS, as issued by the IASB. The preparation of these historical financial statements in conformity with IFRS requires management to make estimates, assumptions and judgments in certain circumstances that affect the reported amounts of assets, liabilities and contingencies as of the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. We evaluate our assumptions and estimates on an ongoing basis. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Our critical accounting estimates are described in Note 3 to our consolidated financial statements included elsewhere in this prospectus.

MANAGEMENT
The following table sets forth information regarding our executive officers and directors, including their ages, as of March 15, 2022:
Name	Age	Position(s)
Executive Officers
Ali Parsadoust	57	Chief Executive Officer and Director
Charlie Steel	37	Chief Financial Officer
Paul-Henri Ferrand	58	Chief Business Officer
Steve Davis	55	Chief Technology Officer
Yon Nuta	41	Chief Product Officer
Darshak Sanghavi	51	Chief Medical Officer
Employee Director
Mairi Johnson	56	Chief Partnerships Officer and Director
Non-Executive Directors
Mohannad AlBlehed	35	Director
Per Brilioth	52	Director
Georgi Ganev	45	Director
David Warren	68	Director
Executive Officers
Ali Parsadoust.   Dr. Parsadoust is our founder and has served as our Chief Executive Officer and member of our board of directors since January 2013. Prior to founding Babylon Holdings, Dr. Parsadoust served as Chief Executive Officer at Circle, Inc., a healthcare services company, from January 2003 to December 2012. Previously, Dr. Parsadoust served in various roles at Goldman Sachs, including as Executive Director, between 1999 and 2001. Dr. Parsadoust holds a PhD in engineering physics and a B.A. from University College London. We believe Dr. Parsadoust is qualified to serve on our board of directors because of his historical knowledge, operational expertise, leadership and the continuity that he brings to our board as our founder and Chief Executive Officer.
Charlie Steel.   Mr. Steel has served as our Chief Financial Officer since November 2017. Prior to joining Babylon Holdings, Mr. Steel served as the Global Head of Corporate Development at CMC Markets Plc, a financial services company, from September 2014 to November 2017. Previously, Mr. Steel served in various roles, including as Vice President at Deutsche Bank between October 2008 and August 2014, before which he was at Lehman Brothers. Mr. Steel is also a Non-executive Director on the Transformation Advisory Committee at the Department of Work and Pensions in the U.K. Government. Mr. Steel holds a degree in Economics and Management from the University of Oxford.
Paul-Henri Ferrand.   Mr. Ferrand has served as our Chief Business Officer since October 2020. Prior to joining Babylon Holdings, Mr. Ferrand served as Chief Operating Officer at Brex, a financial services company, from November 2019 to September 2020. Previously, Mr. Ferrand served as President of Global Customer Operations at Google, from August 2017 to June 2019, and as Vice President US Sales & Operations at Google from May 2014 to August 2017. Mr. Ferrand holds a M.S. in Computer Science from Telecom ParisTech.
Steve Davis.   Mr. Davis has served as our Chief Technology Officer since January 2021. Prior to joining Babylon Holdings, Mr. Davis served in various roles with Expedia Group, Inc. from January 2016 to January 2021, including most recently as a Senior Vice President and General Manager of AI and Data. Previously, Mr. Davis served in various roles at Vrbo (formerly HomeAway, Inc.), a provider of online vacation rental services (acquired by Expedia Group, Inc.) from January 2007 to January 2016, including as Chief Information Officer and Chief Digital and Cloud Officer. From December 2004 to December 2006,

Mr. Davis served as Vice President of Technology and Product at Trillion Partners Inc., a telecommunications company subsequently acquired by TX Communications LLC (d/b/a Affiniti).
Yon Nuta.   Mr. Nuta has served as our Chief Product Officer since February 2021. Prior to joining Babylon Holdings, Mr. Nuta served as Chief Product Officer and Executive Vice President of Retention at Gaia Inc., a video streaming company, from August 2015 to January 2021. Previously, Mr. Nuta founded and served as the Chief Executive Officer of TalkIQ, an information technology service, from March 2014 to November 2015. Prior to that, he served as Head of Product at comScore, Inc., a media measurement and analytics company, from February 2009 to April 2013. Mr. Nuta holds a B.S. in Electrical and Electronics Engineering and B.A. in Electrical Engineering from Massachusetts Institute of Technology and a B.A. in Management Science (Finance and Marketing) from MIT Sloan School of Management.
Darshak Sanghavi.   Mr. Sanghavi has served as our Global Chief Medical Officer since May 2021. Prior to joining Babylon Holdings, Mr. Sanghavi served as Chief Medical Officer at UnitedHealthcare, a provider of health benefits programs in the United States, from August 2019 to August 2020. Previously, Mr. Sanghavi served as Chief Medical Officer at OptumLabs, a pharmacy benefit manager and part of UnitedHealth Group Incorporated, from August 2016 to August 2019, and in the Obama Administration as the Director of Preventative and Population Health at the Center for Medicare and Medicaid Innovation from August 2014 to September 2016. Mr. Sanghavi is also an Associate Professor of Pediatrics and served as Chief of Pediatric Cardiology at the University of Massachusetts Medical School from October 2005 to August 2014. Mr. Sanghavi holds a M.D. from The Johns Hopkins University School of Medicine and an A.B. from Harvard University.
Employee Directors
See above for biographical information for Dr. Parsadoust.
Mairi Johnson.   Ms. Johnson has served on our board of directors since September 2015 and as Chief Partnerships Officer since May 2017. She also currently serves as an Investment Committee Member at Big Issue Invest, an investment fund for social enterprises, charities and profit-with-purpose businesses, since August 2015. Prior to joining Babylon Holdings, Ms. Johnson previously served as the Executive Director at Healthbox Accelerator, a healthcare services company, from 2013 to 2014.
Previously, from January 2011 to February 2013, Ms. Johnson was the founder and chief executive officer, at Beat Red, a start-up company focused on activewear for teenage girls. Ms. Johnson also served in various roles, including Partner, at Circle Health, a health services company, between September 2005 and February 2008, and as an Executive Director at Goldman Sachs between June 2001 and August 2005. Ms. Johnson holds a M.Sc. from the London School of Economics and Political Science and a B.A. from University of Victoria. We believe Ms. Johnson is qualified to serve as a member of our board of directors because of her extensive experience in the healthcare industry analyzing, investing in and leading healthcare and technology companies.
Non-Executive Directors
Mohannad AlBlehed.   Mr. AlBlehed has served on our board of directors since December 2019. Since November 2015, Mr. AlBlehed has served in various roles at the Public Investment Fund, the sovereign wealth fund of the Kingdom of Saudi Arabia, including as Senior Director, Head of International Direct Investments since January 2019, as Senior Vice President July 2018 to December 2018, as Vice President from January 2017 to July 2018 and as Consultant from November 2015 to December 2016. Prior to that, Mr. AlBlehed held various roles in private equity and investment banking, including at The Abraaj Group, Deutsche Bank and Morgan Stanley. Mr. AlBlehed currently serves on the boards of directors of several privately-held companies, including Saudi Information Technology Company and Magic Leap. Mr. AlBlehed holds a B.A. in Business Administration from the University of Southern California. We believe Mr. AlBlehed is qualified to serve on our board of directors based on his experience as a director of technology companies and his experience with investments in healthcare and technology companies.
Per Brilioth.   Mr. Brilioth has served on our board of directors since April 2017. Since January 2001, Mr. Brilioth has served in various roles and as a member of the board of directors of VNV (Cyprus) Limited, an investment company investing in early and growth stage companies, and Vostok Emerging Finance Ltd., an investment company investing in growth stage fintech companies. Mr. Brilioth currently serves as a member of the board of directors of several privately-held companies, including Pomegranate Investment AB, a Swedish investment company, Telegram Records AB, Docplus Ltd., Property Finder International Ltd., Voi Technology AB, OneTwoTrip Ltd., Naseeb Networks, Inc. and Comuto S.A. Mr. Brilioth holds a M.A. from the London Business School and a B.A. from Stockholm University. We believe that Mr. Brilioth is well qualified to serve as a director due to his leadership experience of investment companies, particularly in the area of growth stage companies.
Georgi Ganev.   Mr. Ganev has served on our board of directors since September 2018. Since January 2018, Mr. Ganev has served as Chief Executive Officer at Kinnevik AB, a Swedish investment company. Mr. Ganev has previously served as the Chief Executive Officer at the Dustin Group, an information technology service, between August 2012 and January 2018. He currently serves as a member of the board of directors of several privately-held companies and two public companies, Tele2 AB and Global Fashion Group. Mr. Ganev holds a M. Sc. from Uppsala University. We believe Mr. Ganev is qualified to serve on our board of directors based on his experience as a director of technology companies and his experience with investments in healthcare and technology companies.
David Warren.   Mr. Warren joined our board of directors and became the Chairman of our audit committee following the Business Combination Closing. Mr. Warren was Group Chief Financial Officer and an Executive Director of London Stock Exchange Group plc (LSEG) from July 2012 until November 2020. He also served as interim Chief Executive Officer of LSEG from December 2017 to July 2018. Prior to LSEG, Mr. Warren was Chief Financial Officer of NASDAQ from 2001 to 2009 and Senior Adviser to the NASDAQ CEO from 2011 to 2012. Mr. Warren has held a number of senior financial and management roles in both the private and public sectors including Chief Financial Officer of the Long Island Power Authority (New York) and Deputy Treasurer for the State of Connecticut. Mr. Warren began his career in investment banking at then Credit Suisse First Boston. Mr. Warren holds an M.B.A. from the Yale School of Management and a B.A. from Wesleyan University. We believe Mr. Warren is qualified to serve on our board of directors due to his leadership experience in both private and public sectors.
Foreign Private Issuer
We are a “foreign private issuer,” as defined by the SEC. As a result, in accordance with the NYSE rules, we comply with certain of our home country, Jersey, governance requirements and certain exemptions thereunder rather than complying with the NYSE corporate governance standards. Under Rule 405 of the Securities Act, the determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and, accordingly, the next determination will be made with respect to us on June 30, 2022. For so long as we qualify as a foreign private issuer, we will be exempt from certain provisions of the Exchange Act and the NYSE corporate governance rules that are applicable to U.S. domestic public companies, including:
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exemption from filing quarterly reports on Form 10-Q containing unaudited financial and other specified information or current reports on Form 8-K upon the occurrence of specified significant events;

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exemption from the requirement to comply with Regulation FD, which regulates selective disclosure of material non-public information by issuers;

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exemption from Section 16 under the Exchange Act, which requires insiders to file public reports of their securities ownership and trading activities and provides for liability for insiders who profit from trades in a short period of time;

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Exemption from the NYSE rules applicable to domestic issuers requiring disclosure within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers;

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exemption from the requirement to obtain shareholder approval for certain issuances of securities, including shareholder approval of share option plans;

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exemption from the requirement that our audit committee have review and oversight responsibilities over all “related party transactions,” as defined in Item 7.B of Form 20-F;

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exemption from the requirement that our board of directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

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exemption from the requirements that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board’s independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors, and that a formal written charter or board resolution, as applicable, addressing the nominations process is adopted.

Accordingly, there may be less publicly available information concerning our business than there would be if we were a U.S. domestic public company and our shareholders will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NYSE. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.
We intend to comply with the NYSE corporate governance rules applicable to foreign private issuers, which means that we are permitted to follow certain corporate governance rules that conform to Jersey law requirements in lieu of many of the NYSE corporate governance rules. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.
Composition of our Board of Directors
Our board of directors is currently composed of six members, consisting of Dr. Parsadoust, our Founder and Chief Executive Officer, Ms. Johnson, our Chief Partnership Officer, and four non-executive directors. As a foreign private issuer, under the listing requirements and rules of the NYSE, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules. Our board of directors has determined that none of our non-executive directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director and that each of these four directors is “independent” as that term is defined under the NYSE rules. Each director’s current term will expire at our next general meeting of shareholders.
Family Relationships
Ali Parsadoust, our Founder, Chief Executive Officer and a member of our board of directors, and Mairi Johnson, our Chief Partnerships Officer and a member of our board of directors, are married. There are no other family relationships among any of our executive officers or directors.
Composition of our Board of Directors
Our board of directors is currently composed of six members, consisting of Dr. Parsadoust, our Founder and Chief Executive Officer, Ms. Johnson, our Chief Partnership Officer, and four non-executive directors. As a foreign private issuer, under the listing requirements and rules of the NYSE, we are not required to have independent directors on our board of directors, except that our audit committee is required to consist fully of independent directors, subject to certain phase-in schedules. Our board of directors has determined that none of our non-executive directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of director and that each of these four directors is “independent” as that term is defined under the NYSE rules. Each director’s current term will expire at our next general meeting of shareholders.
Committees of our Board of Directors
Our board of directors has three committees: an audit committee, a remuneration committee and a nominating and corporate governance committee. The charters for each of the committees of our board of directors are available at the investor relations section of our website.

Audit Committee
Our audit committee consists of Messrs. Brilioth, Ganev and Warren (Chairman). We have determined that each of Messrs. Brilioth, Ganev and Warren meets the requirements for independence under the listing standards of the NYSE and SEC rules and regulations for audit committee members. Each member of our audit committee also meets the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE listing rules.
Our audit committee, among other things:
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selects and hires a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

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oversees our relationship with the independent registered public accounting firm and assess the effectiveness of the external audit process, including in relation to appointment and tendering, remuneration and other terms of engagement, and appropriate planning ahead of each annual audit cycle;

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maintains regular, timely, open and honest communication with the external auditors, ensuring the external auditors report to the committee on all relevant matters to enable the committee to carry out its oversight responsibilities;

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monitors the integrity of our financial and narrative reporting, preliminary announcements and any other formal announcements relating to our financial performance;

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advises the board on whether, taken as a whole, the annual report and accounts are fair, balanced and understandable;

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reviews the appropriateness and completeness of our risk management and internal controls;

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oversee the design, implementation and performance of our internal audit function;

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reviews, approves and/or ratifies related party transactions; and

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approves or, as required, pre-approves, all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Remuneration Committee
Our remuneration committee consists of Messrs. Brilioth and Ganev. As a foreign private issuer, we are not required to comply with the NYSE listing requirements that would otherwise require our remuneration committee to be comprised entirely of independent directors. However, currently all of the members of our remuneration committee are independent under the applicable NYSE rules and regulations. Each member of our remuneration committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act.
Our remuneration committee, among other things:
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sets a remuneration policy that is designed to promote our long-term success;

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ensures that the remuneration of executive directors and other senior executives reflects both their individual performance and their contribution to our overall results;

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determines the terms of employment and remuneration of executive directors and other senior executives, including recruitment and retention terms;

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approves the design and performance targets of any annual incentive schemes that include the executive directors and other senior executives;

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agrees upon the design and performance targets, where applicable, of all share incentive plans;

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gathers and analyze appropriate data from comparator companies in our industry; and

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selects and appoint external advisers to the remuneration committee, if any, to provide independent remuneration advice where necessary.

Nominating and Corporate Governance Committee
Our nominating and corporate governance committee consists of Messrs. Brilioth and Ganev.
Our nominating and corporate governance committee, among other things:
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identifies individuals qualified to become members of our board of directors;

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recommends to our board of directors the persons to be nominated for election as directors and to each of the committees of our board of directors;

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reviews and make recommendations to our board of directors with respect to our board leadership structure;

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reviews and make recommendations to our board of directors with respect to management succession planning; and

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develops and recommends to our board of directors corporate governance principles.

Code of Ethics and Conduct
In connection with our listing on the NYSE, we adopted a Code of Ethics and Conduct that covers a broad range of matters including the handling of conflicts of interest, compliance issues and other corporate policies such as equal opportunity and non-discrimination standards.
Directors’ Addresses
Each of the directors can be contacted at the executive office of Babylon.
DIRECTOR AND EXECUTIVE COMPENSATION
Aggregate Compensation of our Executive Officers and Directors
The aggregate compensation awarded to, including share awards, earned by and paid to our executive officers and directors who were employed by, or otherwise performed services for, Babylon for the years ended December 31, 2021 and 2020 was $47,269,673 and $1,892,606, respectively (using exchange rates as of December 31, 2021 and December 31, 2020 of 0.72768 and 0.77600, respectively, of British Pounds Sterling to one U.S. dollar). The total amounts set aside or accrued to provide pension, retirement or similar benefits to our executive officers and directors who were employed by, or otherwise performed services for, Babylon with respect to the years ended December 31, 2021 and 2020 were $72,947 and $41,860, respectively (using exchange rates as of December 31, 2021 and December 31, 2020 of 0.72768 and 0.77600, respectively, of British Pounds Sterling to one U.S. dollar). The aggregate executive officer compensation for 2021 includes the compensation of our former Chief Operating Officer, Stacy Saal, who left Babylon on February 12, 2022. Dr. Ali Parsadoust and Mairi Johnson do not receive additional compensation for serving on our board of directors, over and above their compensation as employees.
Equity Incentive Plans
We have granted options, restricted stock units (“RSUs”) and other equity incentive awards under our: (1) Company Share Option Plan (the “CSOP”); (2) Long-Term Incentive Plan (the “LTIP”); (3) 2021 Equity Incentive Plan (the “2021 Plan”), adopted effective October 21, 2021 and (4) various standalone equity agreements further described below. No further options or awards have been granted under these plans or arrangements, other than the 2021 Plan, following the Business Combination Closing.
The principal features of our equity incentive plans and arrangements are summarized below. These summaries are qualified in their entirety by reference to the actual text of the plans or arrangements, which are filed as exhibits to this prospectus.
2021 Equity Incentive Plan
The 2021 Plan, which was adopted and became effective on October 21, 2021, allows for the grant of equity-based incentive awards in respect of our Class A Ordinary Shares to our employees and directors, including directors who are also our employees. The material terms of the 2021 Plan are summarized below.

Eligibility and Administration
Our employees and directors, who are also our employees, and employees of our subsidiaries are eligible to receive awards under the 2021 Plan. Our consultants and directors, who are not employees, and those of our subsidiaries, are eligible to receive awards under the Non-Employee Sub-Plan to the 2021 Plan described below. Persons eligible to receive awards under the 2021 Plan (including the Non-Employee Sub-Plan) are together referred to as service providers below.
Except as otherwise specified, references below to the 2021 Plan include the Non-Employee Sub-Plan.
Under the 2021 Plan, our board of directors, or our remuneration committee or an officer to the extent authority has been delegated by the board of directors (referred to as the Plan Administrator below), subject to certain limitations imposed under the 2021 Plan and other applicable laws and stock exchange rules, is authorized to grant restricted stock units, stock options and other equity-based awards to our employees, directors and consultants. The Plan Administrator has the authority to take all actions and make all determinations under the 2021 Plan, to interpret the 2021 Plan and award agreements and to adopt, amend and repeal rules for the administration of the 2021 Plan as it deems advisable. The Plan Administrator also has the authority to determine which eligible service providers receive awards, grant awards, set the terms and conditions of all awards under the 2021 Plan, including any vesting and vesting acceleration provisions, subject to the conditions and limitations in the 2021 Plan.
Shares Available for Awards
The maximum number of Class A Ordinary Shares, or the Share Reserve, that may be issued under our 2021 Plan is 69,237,492 Class A Ordinary Shares, being the number that is the sum of (i) 45,335,210 Class A Ordinary Shares; plus (ii) 23,902,282, being the maximum number of Class A Ordinary Shares subject to outstanding options granted under the CSOP and the LTIP that, following the effective date of October 21, 2021, expire, lapse or are terminated, exchanged for cash, surrendered, repurchased or cancelled without having been fully exercised, or are withheld to satisfy a tax withholding obligation in connection with an option or to satisfy a purchase or exercise price of an option, if any, as such shares become available from time to time. Subject to any adjustments as provided in the 2021 Plan, the aggregate maximum number of Class A Ordinary Shares that may be issued pursuant to the exercise of incentive stock options shall be equal to the Share Reserve.
In addition, the 2021 Plan provides for an automatic share reserve increase, or “evergreen” feature, whereby the Share Reserve will automatically be increased on January 1st of each year commencing on January 1, 2022 and ending on and including January 1, 2031, in an amount equal to the least of: (i) 45,335,210 Class A Ordinary Shares; (ii) 5% of the total number of all classes of our shares that have been issued as at December 31st of the preceding calendar year, in each case, subject to applicable law and our having sufficient authorized but unissued shares; and (iii) such number of Class A Ordinary Shares as our board of directors may designate prior to the applicable January 1. The “evergreen” adjustment to the Share Reserve on January 1, 2022 was 20,678,118 Class A Ordinary Shares.
Class A Ordinary Shares issued under the 2021 Plan may be new shares, shares purchased on the open market or treasury shares.
If an award under the 2021 Plan expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, or is withheld to satisfy a tax withholding obligation in connection with an award or to satisfy a purchase or exercise price of an award, any unused shares subject to the award will, as applicable, become or again be available for new grants under the 2021 Plan. If an option granted under the LTIP or the CSOP prior to the effective date expires, lapses or is terminated, exchanged for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited on or after the effective date, or is withheld to satisfy a tax withholding obligation in connection with an option or to satisfy the exercise price of an option, any unused shares subject to the option will, as applicable, become available for new grants under the 2021 Plan and shall be added to the Share Reserve up to a maximum of 23,902,282 Class A Ordinary Shares.
Awards granted under the 2021 Plan in substitution for any options or other equity or equity-based awards granted by an entity before the entity’s merger or consolidation with us or our acquisition of the entity’s property or stock will not reduce the number of Class A Ordinary Shares available for grant under the 2021 Plan, but will count against the maximum number of Class A Ordinary Shares that may be issued upon the exercise of incentive stock options.
Awards
The 2021 Plan provides for the grant of options, share appreciation rights, or SARs, restricted shares, restricted share units, or RSUs, and other share-based awards. All awards under the 2021 Plan are set forth in award agreements, which detail the terms and conditions of awards, including any applicable vesting and payment terms, change of control provisions and post-termination exercise limitations. A brief description of each award type follows.
Options and SARs.   Options provide for the purchase of our Class A Ordinary Shares in the future at an exercise price set at no less than the nominal value of a share and, in respect of participants who are subject to taxation in the United States, no less than the fair market value of a share on the grant date. SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the Class A Ordinary Shares subject to the award between the grant date and the exercise date. The Plan Administrator determines the number of Class A Ordinary Shares covered by each option and SAR, and the conditions and limitations applicable to the exercise of each option and SAR.
Restricted shares and RSUs.   Restricted shares are an award of non-transferable Class A Ordinary Shares that remain forfeitable unless and until specified conditions are met and which may be subject to a purchase price. RSUs are contractual promises to deliver our Class A Ordinary Shares in the future, which may also remain forfeitable unless and until specified conditions are met. The Plan Administrator may provide that the delivery of the Class A Ordinary Shares underlying RSUs have been deferred on a mandatory basis or at the election of the participant. The terms and conditions applicable to restricted shares and RSUs will be determined by the Plan Administrator, subject to the conditions and limitations contained in the 2021 Plan.
Other share-based awards.   Other share-based awards are awards of fully vested Class A Ordinary Shares and other awards valued wholly or partially by referring to, or otherwise based on, our Class A Ordinary Shares or other property. Other share-based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of compensation to which a participant is otherwise entitled. The Plan Administrator will determine the terms and conditions of other share-based awards, which may include any purchase price, performance goal, transfer restrictions and vesting conditions.
Performance Criteria
The Plan Administrator may set performance goals in respect of any awards in its discretion.
Certain Transactions
In connection with certain corporate transactions and events affecting our Class A Ordinary Shares, including a change of control, another similar corporate transaction or event, the Plan Administrator has broad discretion to take action under the 2021 Plan. This includes cancelling awards for cash or property, accelerating the vesting of awards, providing for the assumption or substitution of awards by a successor entity, adjusting the number and type of shares subject to outstanding awards and/or with respect to which awards may be granted under the 2021 Plan and replacing or terminating awards under the 2021 Plan. In addition, in the event of certain equity restructuring transactions, the Plan Administrator will make equitable adjustments to the limits under the 2021 Plan and outstanding awards as it deems appropriate to reflect the transaction.
Plan Amendment and Termination
Our board of directors may amend or terminate the 2021 Plan at any time; however, no amendment may materially and adversely affect an award outstanding under the 2021 Plan without the consent of the affected participant and shareholder approval will be obtained for any amendment to the extent necessary to comply with applicable laws. Further, the Plan Administrator will seek the approval of our shareholders in respect of any amendment to the extent required by applicable law, regulation or the rules of a national exchange on which we are listed. The 2021 Plan will remain in effect until the tenth anniversary of its effective date unless earlier terminated by our board of directors. No awards may be granted under the 2021 Plan after its termination.
Transferability and Participant Payments
Except as the Plan Administrator may determine or provide in an award agreement, awards under the 2021 Plan are generally non-transferable, except to a participant’s designated beneficiary, as defined in the 2021 Plan. With regard to tax and/or social security withholding obligations arising in connection with awards under the 2021 Plan, and exercise price obligations arising in connection with the exercise of options under the 2021 Plan, the Plan Administrator may, in its discretion, accept cash, wire transfer or check, our Class A Ordinary Shares that meet specified conditions, a “market sell order,” such other consideration as the Plan Administrator deems suitable or any combination of the foregoing.
Non-U.S. and Non-U.K. Participants
The Plan Administrator may modify awards granted to participants who are non-U.S. or U.K. nationals or employed outside the United States and the U.K. or establish sub-plans or procedures to address differences in laws, rules, regulations or customs of such international jurisdictions with respect to tax, securities, currency, employee benefit or other matters or to enable awards to be granted in compliance with a tax favorable regime that may be available in any jurisdiction.
Non-Employee Sub-Plan
The Non-Employee Sub-Plan governs equity awards granted to our non-executive directors, consultants, advisers and other non-employee service providers and provides for awards to be made on identical terms to awards made under our 2021 Plan.
Long-Term Incentive Plan (LTIP)
The LTIP was adopted on July 27, 2015. Various amendments to the LTIP, including the addition of a U.S Appendix and Non-Employee Sub-Plan were subsequently approved by the board of directors and, in the case of the U.S. Appendix, approved by shareholders. References to the LTIP include the U.S. Appendix and Non-Employee Sub-Plan except as otherwise indicated. No options have been granted under the LTIP since the Business Combination Closing.
Options granted under the U.S. Appendix may have been granted in the form of potentially tax advantaged incentive stock options. Other options granted under the LTIP were not intended to qualify for any tax advantageous treatment.
Prior to the Business Combination Closing, Babylon effected a reclassification (the “Reclassification”) whereby (i) each outstanding Babylon G1 Share was reclassified into Babylon Class B Ordinary Shares, (ii) each outstanding Babylon Class B Share and Class C Share was reclassified into Babylon Class A Ordinary Shares, and (iii) each outstanding Babylon Class A Share was reclassified into Babylon Class B Ordinary Shares. As a result of the Reclassification, each outstanding Babylon Class A Ordinary Share and Babylon Class B Ordinary Share had a value at the time of the Business Combination of $10.00. As of the Business Combination Closing, all Babylon Class B Ordinary Shares were held by the Founder. The Class B Ordinary Shares have the same economic terms as the Class A Ordinary Shares, but the Class B Ordinary Shares have 15 votes per share (while each Class A Ordinary Share has one vote per share).
Options granted under the LTIP were originally granted over Babylon Class B Shares. Following the Reclassification, the options subsist over Class A Ordinary Shares.
Options granted under the U.S Appendix must have an exercise price equal to or more than the market value of a share on the date of grant. There is no minimum exercise price for other options granted under the LTIP, provided that arrangements are made for the nominal value of a share to be paid up.

Participation / Eligibility and Administration
Options granted under the LTIP were granted by the board of directors in its absolute discretion (or by an officer to the extent authority was delegated by the board of directors) to employees. Advisors and consultants were eligible to be granted options under the Non-Employee Sub-Plan.
Vesting and Exercise of Options
Options granted under the LTIP were generally granted subject to a vesting schedule containing one or more time-based conditions and additionally, or in the alternative, specific performance conditions that must be met before all or part of an option can be exercised. The board of directors may accelerate vesting of an option and/or vary or waive one or more performance conditions attaching to an option in certain circumstances.
Options granted under the LTIP may not be exercised after the fifteenth anniversary (the tenth anniversary in the case of options granted under the U.S. Appendix) of the date of grant and generally may only be exercised on the occurrence of an exit event, including an initial public offering. The Business Combination Closing constituted an exit event under the terms of the plan. Therefore, options held under the LTIP are exercisable to the extent vested and shall continue to vest and become exercisable in accordance with their terms.
Terms Generally Applicable to Options
Save for transferring an option to a deceased option holder’s personal representative on their death, options granted under the LTIP cannot be transferred, assigned or have any charge or other security created over them.
Options granted under the LTIP will lapse on the earliest of the following:
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an attempt to transfer, assign or encumber the option (save for a transfer to a personal representative on death);

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the board of directors determining that any performance target applicable to the option is no longer capable of being met;

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the date stated in the relevant option certificate;

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in respect of the unvested portion, upon the option holder’s termination of employment (or, in certain circumstances, the date on which notice of termination is given) for any reason;

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upon the option holder’s termination of employment (or, in certain circumstances, the date on which notice of termination is given) in certain bad leaver circumstances;

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unless otherwise determined by the board of directors, one month following an exit event in respect of an option holder whose employment terminated prior to such exit event (prior to the Business Combination Closing, the board of directors extended the exercise period for options granted under the LTIP to one month after the 180-day lock-up period in effect after the Business Combination, if the option holder’s employment terminated prior to the Business Combination);

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within certain defined periods following an exit event other than an initial public offering; or

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the option holder becoming bankrupt.

Corporate Transactions
Upon the occurrence of certain corporate transactions, the exercise period applicable to options may be curtailed and/or option holders may be offered the opportunity to exchange their options for options over shares in an acquiring company. Upon a variation of share capital, the board of directors may determine that adjustments are made to the number of shares under option, the exercise price and / or the description of the shares under options.

Amendments to the LTIP
The board of directors can amend the LTIP from time to time save that an amendment may not adversely affect the rights of an existing option holder except where the amendment has been approved by a certain threshold of option holders.
Company Share Option Plan (CSOP)
The CSOP was adopted on February 24, 2021 and is intended to qualify as a company share option plan that meets the requirements of Schedule 4 to the Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”). Options granted under the CSOP are, subject to certain qualifying conditions being met, potentially U.K. tax favored options up to an individual limit of £30,000 calculated by reference to the market value of the shares under option at the date of grant.
Options granted under the CSOP were originally granted over Babylon Holdings Class B Shares. Following the Reclassification, the options subsist over Class A Ordinary Shares.
Options granted under the CSOP must have an exercise price equal to or more than the market value of a share on the date of grant and, where the exercise of an option is to be satisfied by newly issued shares, the exercise price must not be less than the nominal value of a share.
No options have been granted under the CSOP since the Business Combination Closing.
Participation / Eligibility and Administration
Options granted under the CSOP were granted by the board of directors in its absolute discretion (or by an officer to the extent authority was delegated by the board of directors) to employees that qualified to be granted an option under Schedule 4 of ITEPA.
Vesting and Exercise of Options
Options granted under the CSOP were generally granted subject to a vesting schedule containing one or more time-based conditions and additionally, or in the alternative, specific performance conditions that must be met before all or part of an option can be exercised. The board of directors may accelerate vesting of an option and/or vary or waive one or more performance conditions attaching to an option in certain circumstances.
Options granted under the CSOP may not be exercised after the fifteenth anniversary of the date of grant and generally may only be exercised on the earliest of (1) termination of the option holder’s employment in certain good leaver circumstances; (2) an exit event, including an initial public offering; or (3) 30 days prior to the expiry date of the option. The Business Combination Closing constituted an exit event under the terms of the plan. Therefore, options held under the CSOP are exercisable to the extent vested and shall continue to vest and become exercisable in accordance with their terms.
Terms Generally Applicable to Options
Save for transferring an option to a deceased option holder’s personal representative on their death, options granted under the CSOP cannot be transferred, assigned or have any charge or other security created over them.
Options granted under the CSOP will lapse on the earliest of the following:
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an attempt to transfer, assign or encumber the option (save for a transfer to a personal representative on death);

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the date stated in the relevant option certificate;

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the first anniversary of an option holder’s death;

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in respect of the unvested portion, upon the option holder’s termination of employment (or the date on which notice of termination is given) for any reason;

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upon the option holder’s termination of employment (or the date on which notice of termination is given) in certain bad leaver circumstances;

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6 months after termination of the option holder’s employment in certain good leaver circumstances;

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within certain defined periods following an exit event other than an initial public offering; or

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the option holder becoming bankrupt.

Corporate Transactions
Upon the occurrence of certain corporate transactions, the exercise period applicable to options may be curtailed and/or option holders may be offered the opportunity to exchange their options for options over shares in an acquiring company. Upon a variation of share capital, the board of directors may determine that adjustments are made to the number of shares under option, the exercise price and / or the description of the shares under options, subject to certain conditions and the relevant provisions of ITEPA.
Amendments to the CSOP
The board of directors can amend the CSOP from time to time save that such amendments (1) cannot be made if it would mean that the CSOP would no longer qualify under Schedule 4 of ITEPA; (2) cannot be made without option holders’ prior written consent if the amendment is material.
Restricted B Shares (CSOP Plus)
Prior to the Reclassification, certain of our employees held the beneficial interest in certain Babylon B ordinary shares, which were subject to vesting and forfeiture pursuant to individual award agreements. In connection with the Reclassification these Babylon B ordinary shares were re-designated as Class A Ordinary Shares. These Class A Ordinary Shares are subject to the same vesting and forfeiture terms as applied to the relevant Babylon B ordinary shares. The legal title to these Class A Ordinary Shares is held by a third party employee benefit trust.
Growth Shares
Prior to the Reclassification, certain of our employees held Babylon Holdings Class G1 Shares which were subject to a hurdle and forfeiture under the terms of our then existing articles of association and vesting on the terms of individual award agreements. In connection with the Reclassification, these Babylon Holdings Class G1 Shares were converted into Babylon Holdings Class B Shares pursuant to a conversion ratio determined by reference to the relative values of the Babylon Holdings Class G1 Shares and the Babylon Holdings Class B Shares and were subsequently re-designated as Class A Ordinary Shares. These Class A Ordinary Shares are subject to the same vesting and forfeiture terms as applied to the relevant Babylon Holdings Class G1 Shares.
Non-Executive Director Compensation
We have approved a non-employee director compensation policy that became effective upon the Business Combination Closing. Members of our board of directors who are not employees are eligible for awards pursuant to our Outside Director Compensation Policy in the form of cash and/or equity, as described below:
Cash Compensation
Each non-employee director is eligible to receive the following annual cash retainers for specified board and/or committee service:
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$70,000 per year for service as a member of our board of directors;

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$30,000 per year for service as non-executive Chair of our board of directors;

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$20,000 per year for service as chair of our audit committee;

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$15,000 per year for service as our lead independent director;

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$15,000 per year for service as chair of our remuneration committee;

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$10,000 per year for service as a member of our audit committee;

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$8,000 per year for service as chair of our nominating and corporate governance committee;

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$7,500 per year for service as a member of our remuneration committee; and

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$4,000 per year for service as a member of our nominating and corporate governance committee.

In accordance with our Outside Director Compensation Policy, we have agreed to pay aggregate annual remuneration of:
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$91,500 to Mr. Brilioth, consisting of $70,000 for his service on our board of directors, $10,000 for his service on our audit committee, $7,500 for his service on our remuneration committee and $4,000 for his service on our nominating and governance committee;

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$91,500 to Mr. Ganev, consisting of $70,000 for his service on our board of directors, $10,000 for his service on our audit committee, $7,500 for his service on our remuneration committee and $4,000 for his service on our nominating and governance committee;

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$70,000 to Mr. AlBlehed for his service on our board of directors; and

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$90,000 to Mr. Warren, consisting of $70,000 for his service on our board of directors and $20,000 for his service as chair of our audit committee.

These amounts were paid pro rata for the year ended December 31, 2021, as the Outside Director Compensation Policy came into effect as of the Business Combination Closing.
Equity Compensation
Non-employee directors are eligible to receive all types of equity awards (except incentive stock options) under our 2021 Plan. All grants of awards under our Outside Director Compensation Policy will be automatic and non-discretionary.
Upon joining our board of directors, each newly-elected non-employee director will receive an initial equity award under our 2021 Plan with a value of approximately $175,000. This initial award will vest in equal installments annually over a three-year period, subject to continued service through each vesting date. The initial award will be in the form of restricted stock units.
On the date of each annual meeting of stockholders, each non-employee director who is continuing as a director following the applicable meeting will be granted an annual equity award under our 2021 Plan with a value of approximately $175,000, provided the non-employee director has continued to serve on our board of directors. This annual award will vest as to 100% of the shares on the one-year anniversary of the date of grant.
Notwithstanding the vesting schedules described above, the vesting of all equity awards granted to a non-employee director, including any award granted outside of our Outside Director Compensation Policy, will vest in full upon a “change in control” (as defined in our 2021 Plan).
Mr. Ganev and Mr. Brilioth have both elected to waive the equity compensation that they are entitled to under the Outside Director Compensation Policy and have signed an equity waiver letter to this effect.
Agreements with Executive Officers
We have entered into written employment agreements with our executive officers. The agreements of Messrs. Parsadoust and Steel provide notice periods with respect to termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive salary and benefits; provided that we may provide payment in lieu of all or a portion of the notice period. The written employment agreements with our other executive officers are at-will, and generally provide for customary severance.

Insurance and Indemnification
To the extent permitted under Jersey law, we are empowered to indemnify our directors against any liability they incur by reason of their directorship. We have obtained directors’ and officers’ insurance to insure such persons against certain liabilities. Insofar as indemnification of liabilities arising under the Securities Act may be permitted to our board, executive officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Agreements with Shareholders
Series C Financing and Related Agreements
On August 1, 2019, Babylon sold 187,681,013 of its Series C Shares to certain purchasers, including entities affiliated with the Public Investment Fund (“PIF”), Invik S.A. (“Kinnevik”), and VNV (Cyprus) Limited (“VNV”), each of whom are beneficial owners of or affiliated with entities owning greater than 5% of Babylon’s voting securities, for an aggregate of $320.3 million, and issued an additional 39,699,132 Series C Shares to Kinnevik and VNV upon conversion of an aggregate of $57.1 million in convertible notes, all pursuant to a Subscription Agreement among Babylon and the purchasers (the “Series C Financing”). In connection with the Series C Financing, Babylon was party to transfer letters pursuant to which certain shareholders, including Kinnevik, VNV, Hanging Gardens Limited (“HGL”) and NNS Holdings S.a.r.l. (“NNS”) transferred 40,556,932 of Babylon’s then class B ordinary shares to ALP Partners Limited (“ALP”), an entity owned by Dr. Parsadoust, our Founder, Chief Executive Officer and member of our board of directors, in order to mitigate the dilutive effect of the Series C Financing on ALP’s holdings. In September 2020, in an extension of the Series C Financing, Babylon issued an additional 6,976,194 Series C Shares to Photenalo Limited and Atlas Peak Capital II, L.P., each of whom granted a voting power of attorney over their Babylon shares in favor of VNV, such that those shares would be voted as directed by VNV (or Babylon in the event that VNV ceased to be a Babylon shareholder). This voting power of attorney has since been terminated.
Convertible Notes
Pursuant to a loan note instrument constituting up to £17 million unsecured convertible loan notes, dated June 8, 2018, as amended on September 7, 2018, Babylon issued £10 million and £7 million of unsecured convertible loan notes to affiliates of Kinnevik and VNV (Cyprus) Limited, an entity affiliated with VNV, respectively.
On April 25, 2019, Babylon issued unsecured convertible loan notes (the “April Notes”) to Kinnevik Online AB for an amount of £6 million, VNV (Cyprus) Limited for an amount of £6 million and NNS for an amount of £12 million, for an aggregate amount of £24 million. On July 5, 2019, Babylon issued unsecured convertible loan notes (the “July Notes”) to Kinnevik Online AB for an amount of £12 million and VNV (Cyprus) Limited for an amount of £6 million, for an aggregate amount of £18 million. On August 1, 2019, Babylon issued 23,523,669 Series C Shares to Kinnevik Online AB in connection with the conversion of $34,042,400 of Kinnevik’s April Notes and July Notes (in the aggregate) and 16,175,463 Series C Shares to VNV (Cyprus) Limited in connection with the conversion of $23,100,200 VNV (Cyprus) Limited’s April Notes and July Notes (in the aggregate). Pursuant to a loan note waiver, dated August 1, 2019, between Babylon and NNS, the converting notes did not include those notes held by NNS.
Pursuant to a loan note instrument, dated November 12, 2020, constituting unsecured convertible loan notes (in the aggregate, the “VNV Notes”), Babylon issued two tranches of notes: (i) $30 million in the aggregate consisting of (a) $15 million of notes on November 16, 2020 to Global Health Equity AB (publ), which were subsequently transferred to Global Health Equity (Cyprus) Ltd., and (b) $15 million of notes on December 2, 2020 issued to Global Health Equity (Cyprus) Limited (collectively the “Tranche 1 Notes”), and (ii) $70 million in the aggregate issued on December 21, 2020, to Global Health Equity (Cyprus) Limited (the “Tranche 2 Notes”).
On December 30, 2020, the entire amount of the Tranche 1 Notes converted into 17,708,792 Series C Shares (including interest payable in respect of the Tranche 1 Notes).
On June 30, 2021, the Tranche 2 Notes converted into 41,012,358 Series C Shares in connection with the conversion of all $70 million outstanding in Tranche 2 Notes. No interest was payable in respect of the Tranche 2 Notes.
We originally anticipated agreement on the Business Combination several months earlier than it occurred due to market conditions. As such, we obtained bridge financing to address short-term cash flow needs pending consummation of the Business Combination. Accordingly, on July 15, 2021, we entered into a loan agreement with VNV Group for $15.0 million. The interest rate on the loan was 14%. This loan was repaid upon consummation of the Business Combination.
In August 2021 and October 2021, we issued $50.0 million and $25.0 million, respectively, in unsecured bonds at a discount of 4.0% and 1.75% respectively (together the “Unsecured Bonds”), including the non-cash conversion of $8.0 million in borrowings under the loan agreement dated July 15, 2021 with VNV (Cyprus) Limited in connection with the August 2021 issuance of Unsecured Bonds. The interest rate on the loan was 14% per annum, with the loan amount and accrued interest payable on July 15, 2022. In August 2021, we utilized proceeds of $7.5 million from the Unsecured Bonds to settle the remainder of the loan and interest with VNV (Cyprus) Limited. Cash proceeds from the August 2021 bond issuance, net of discounts, repayments of borrowings, and transaction expenses totaled $32.1 million. The Unsecured Bonds had a one-year term and were redeemable by Babylon at any time. The Unsecured Bonds were repaid in full following the Business Combination Closing.
Amended and Restated Shareholders’ Agreement
On August 1, 2019, in connection with Babylon’s Series C Financing, Babylon entered into a Shareholders’ Agreement (the “Shareholders’ Agreement”), with the holders of Series C Shares and certain holders of Babylon’s ordinary shares, including Dr. Parsadoust; HGL; ALP; Kinnevik; VNV; NNS; Nedgroup Trust (Jersey) Limited (as trustee for the Parsa Family Foundation); and PIF, each a holder of at least 5% of Babylon’s share capital. Entities affiliated with Dr. Parsadoust, and Mairi Johnson, Babylon’s Chief Partnership Officer, a member of Babylon’s board of directors and Dr. Parsadoust’s wife, were parties to the Shareholders’ Agreement. Among other things, the Shareholders’ Agreement provided certain holders with information rights, set forth the size of Babylon’s board of directors, provided the procedures through which directors could be elected and removed, conveyed the right to certain shareholders to designate members of Babylon’s board of directors, and enumerated the corporate actions that required the consent of certain shareholders. The Shareholders’ Agreement terminated in connection with the Business Combination Closing.
ALP Note
On June 3, 2020, in connection with our initial investment in Higi, ALP, as lender, entered into a promissory note with Higi, as borrower, in which Higi promised to pay ALP an aggregate principal sum of $5 million (the “ALP Note”). On December 7, 2021, we exercised our option to acquire the remaining equity interest in Higi pursuant to the Higi Acquisition Agreement. The closing of this acquisition occurred on December 31, 2021. The exercise price of the option to acquire the remaining Higi equity stake included the payment of $5.4 million at the closing to satisfy the principal and interest payable by a subsidiary of Higi pursuant to the ALP Note.
PIPE Investment
On June 3, 2021, we completed the PIPE Investment, in which we issued and sold, in private placements that closed immediately prior to the Business Combination Closing, an aggregate of 22,400,000 of our Class A Ordinary Shares to certain Babylon shareholders for $10.00 per share. The PIPE Investment included the issuance of 500,000 Class A Ordinary Shares to VNV (Cyprus) Limited, 500,000 Class A Ordinary Shares to Black Ice Capital Limited, an affiliate of VNV (Cyprus) Limited, 500,000 Class A Ordinary Shares to Kinnevik and 200,000 Class A Ordinary Shares to ALP.
Agreements with Executive Officers and Directors
Employment Agreements
We have entered into written employment agreements with our executive officers. The agreements of Dr. Parsadoust and Mr. Steel provide notice periods with respect to termination of the agreement by Babylon or by the relevant executive officer, during which time the executive officer will continue to receive salary and benefits; provided that we may provide payment in lieu of all or a portion of the notice period. The written employment agreements with our other executive officers are at-will, and generally provide for customary severance.
These employment agreements also contain customary provisions regarding non-competition, non- solicitation, confidentiality of information and assignment of inventions. However, the enforceability of the non-competition provisions may be limited under applicable law.
In connection with Dr. Parsadoust’s move from the U.K. to the U.S., Babylon’s remuneration committee approved a relocation package of up to $200,000, which would cover immigration and tax briefings, shipping and air freight, temporary accommodation, destination services and support with sale and purchase of housing.
Equity Awards and Related Agreements
Babylon has granted options to purchase Babylon Shares to its executive officers and certain directors. We describe the equity incentive plans under “Director and Executive Compensation — Equity Incentive Plans,” and we describe certain agreements related to awards made to executive officers and directors under “Director and Executive Compensation.”
On February 26, 2021, Charlie Steel, our Chief Financial Officer, canceled the share options he held under the Babylon Long-Term Incentive Plan and purchased 4,562,390 Babylon Class B Shares, subject to certain transfer restrictions. In connection therewith, Mr. Steel entered into a loan agreement for $958,101.90 to Babylon in consideration of Babylon’s payment of the subscription price. This loan and all interest accrued thereon was forgiven upon the consummation of the Business Combination.
On April 1, 2021, Steve Davis, our Chief Technology Officer, exercised an option to purchase 508,474 Class B Shares. In connection therewith, Mr. Davis issued a promissory note for $218,644 to Babylon in consideration of Babylon’s payment of the exercise price. This loan and all interest accrued thereon was forgiven prior to the consummation of the Business Combination.
Prior to the Reclassification, Paul-Henri Ferrand and Steve Davis, each an executive officer, held Babylon Class G1 Shares which were subject to a hurdle and forfeiture under the terms of Babylon’s then existing articles of association and vesting on the terms of individual award agreements. In connection with the Reclassification, these Babylon Class G1 Shares were converted into Babylon Class B Shares pursuant to a conversion ratio determined by reference to the relative values of the Babylon Class G1 Shares and the Babylon Class B Shares, and subsequently redesignated as Class A Ordinary Shares. These Class A Ordinary Shares are subject to substantially the same vesting and forfeiture terms as applied to the relevant Babylon Class G1 Shares pursuant to the applicable agreements entered into with Messrs. Ferrand and Davis.
Upon consummation of the Business Combination, Babylon granted Mr. Ferrand an option to acquire 1,291,361 Class A Ordinary Shares and Mr. Davis an option to acquire 904,724 Class A Ordinary Shares as additional equity incentives. These options were granted under the 2021 Plan.
Agreements Related to the Business Combination
Babylon entered into several other agreements with certain directors and executive officers in connection with the Business Combination. These agreements include:
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Lockup Agreements;

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Registration Rights Agreement;

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Voting and Support Agreements;

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Director Nomination Agreement; and

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Subscription Agreements.

Indemnification Agreements
We have entered into, or expect to enter into, indemnification agreements with each of our directors and executive officers. Such indemnification agreements and the Babylon Articles, require us to indemnify our directors and executive officers to the fullest extent permitted by law. See “Director and Executive Compensation — Insurance and Indemnification.”
Related Person Transactions Policy
Upon the Business Combination Closing, we adopted a Related Person Transaction Policy requiring that all related person transactions required to be disclosed pursuant to the Exchange Act be reviewed and approved or ratified by our audit committee.
Legal Proceedings
We are a party to various lawsuits, claims, regulatory investigations and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

DESCRIPTION OF SHARE CAPITAL AND ARTICLES OF ASSOCIATION
We are registered with the Jersey companies registry under number 115471. We have unrestricted corporate capacity, and our purpose and objects are not limited by the terms of our constitution.
The following is a description of our share capital and the material terms of our Amended and Restated Memorandum and Articles of Association (also referred to as the “Babylon Articles”). The following descriptions of share capital and provisions of the Babylon Articles are summaries and are qualified by reference to our Amended and Restated Memorandum and Articles of Association, a copy of which is filed with the SEC as an exhibit to the registration statement of which this prospectus form a part. The description of the ordinary shares reflects changes to our capital structure that have occurred upon the Business Combination Closing.
Share Capital
Our authorized share capital is $409,896.05 divided into 6,500,000,000 Class A ordinary shares with a par or nominal value of $0.0000422573245084686 each (the “Class A Ordinary Shares”), 3,100,000,000 Class B ordinary shares with a par value of $0.0000422573245084686 each (the “Class B Ordinary Shares”), and 100,000,000 deferred shares with a par value of $0.0000422573245084686 each. There are 334,827,585 Class A Ordinary Shares, 79,637,576 Class B Ordinary Shares and no deferred shares outstanding as of March 15, 2022. The Class A Ordinary Shares, Class B Ordinary Shares or deferred shares in Babylon are referred to collectively as “Babylon Shares”. Each issued Babylon Share is fully paid.
Conversion of Class B Ordinary Shares
The Babylon Articles contain both mandatory and optional mechanics whereby Class B Ordinary Shares may be converted into Class A Ordinary Shares. From a mandatory perspective, Class B Ordinary Shares automatically converted and immediately be treated as Class A Ordinary Shares in the following circumstances:
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with the approval of the holders of at least two-thirds by nominal value of the issued Class B Ordinary Shares;

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upon any transfer of the Class B Ordinary Shares to any person (other than to specified permitted transferees of Ali Parsadoust);

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where any of the Class B Ordinary Shares cease to be beneficially owned at any time by Dr. Ali Parsadoust or any of his permitted transferees;

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on such date that (i) Dr. Parsadoust (together with any of his permitted transferees) no longer hold at least five per cent of the Class B Ordinary Shares held by Dr. Parsadoust (together with his permitted transferees) on October 21, 2021 and (ii) is either (a) at least 12 months following Dr. Parsadoust’s voluntary resignation as CEO and director of Babylon or (b) at least 12 months following the death or permanent incapacity of Dr. Parsadoust.

The Babylon Articles also contain a series of optional conversion mechanics for the Class B Ordinary Shares, primarily that a holder of Class B Ordinary Shares is entitled at any time to convert all (or part) of their holding of fully-paid Class B Ordinary Shares to the same number of fully paid Class A Ordinary Shares by delivering to the company (or its representative) written notice of such conversion (and in the case of a certificated share, the certificate(s) representing the Class B Ordinary Shares to be converted).
Voting Rights
Subject to the rights attaching to the relevant shares in the Babylon Articles, holders of Class A Ordinary Shares are entitled to cast one (1) vote per Class A Ordinary Shares, and holders of Class B Ordinary Shares are entitled to cast fifteen (15) votes per Class B Ordinary Shares. Deferred shares carry no voting rights.

Shareholder Meetings
General Meetings
An annual general meeting and any other shareholders’ meeting (whether convened for the passing of an ordinary or a special resolution) shall be called by at least 14 days’ notice given to all of the shareholders, directors and auditors.
Special Meetings
Under the Jersey Companies Law, only our board of directors or shareholders holding at least 10% of the total voting rights of our share capital can requisition a shareholders’ meeting. A meeting requisitioned by shareholders must be held within two months of receipt by us of the written request, but such shareholders may call the meeting if our board of directors does not call the meeting within 21 days of the date of deposit of the written request at our registered office, in which event such meeting must be held within three months of the date of deposit of the written request of our registered office.
Action by Written Consent
The Babylon Articles prohibit the passing of a resolution of the shareholders in writing, save that where the holder(s) of Class B Ordinary Shares hold at least a simple majority of the total voting rights held by the shareholders of Babylon, a resolution in writing (be that an ordinary or special resolution, but excluding a resolution removing an auditor) which is signed by shareholders who would be entitled to receive notice of and attend and vote at a general meeting at which such resolution would be proposed and which represent such number of the voting rights as would be required to pass the resolutions on a poll taken at the meeting of those shareholders, shall be valid and effectual. As of the date of this prospectus, the Founder holds all outstanding Class B Ordinary Shares and a simple majority of the total voting rights held by shareholders of Babylon. Consequently, the Founder has sufficient voting control over Babylon to approve matters subject to shareholder approval by written consent, without prior notice and without submitting matters to the other shareholders for approval.
Board of Directors
Election of Directors
Under the Babylon Articles, our board of directors shall not, unless otherwise determined by an ordinary resolution of the company, be less than three but is not subject to a maximum number. Shareholders are only able to appoint a person as a director at a shareholder meeting if either (i) the relevant person has been recommended by our board of directors or is a serving director who is retiring at that shareholder meeting; or (ii) if a shareholder (other than the person proposed as a director) who is entitled to attend and vote at that shareholder meeting has submitted written notice to us of their intention to nominate the relevant person no less than 90 and no more than 120 full days prior to the date of that shareholder meeting, along with a notice from the relevant person confirming their willingness to be appointed. In addition, the board of directors itself may appoint any person who is willing to act to be a director, subject to maximum director limitations.
Removal of Directors
Under the Babylon Articles, each director of the board of directors who holds such office on the date that is seven days before the notice of our annual general meeting shall retire from office and shall be subject to re-election at each annual general meeting.
Babylon may also remove a director, notwithstanding the above or in any agreement between a relevant director and Babylon, by an ordinary resolution of shareholders.
Director’s Conflict of Interest
An interested director must disclose to the company the nature and extent of any interest in a transaction with the company, or one of its subsidiaries, which to a material extent conflicts or may conflict with the interests of the company and of which the director is aware. Failure to disclose an interest entitles the company or a shareholder to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit or gain realized. A director shall not vote (or be counted in the quorum at a meeting) in respect of any resolution concerning that director’s own appointment or termination, and may not vote (or be counted in the quorum at a meeting) in respect of any resolution relating to a transaction or arrangement of the company in which that director has an interests which may reasonably be regarded as likely to give rise to a conflict of interest, subject only to certain exceptions (including that the resolution concerns a transaction or arrangement in which the director is interested by virtue of an interest in shares, debentures or other securities of the company or otherwise in or through the company).
A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose an interest if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed.
Although it may still order that a director account for any profit, a court will not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.
Miscellaneous
The board of directors may exercise all the powers of the company to borrow money (in addition to, amongst other things, mortgage and charge all or any part of its undertaking, property and assets). A director need not hold any shares or be a member of the company in order to be a director.
The remuneration of a director appointed to an executive office shall be fixed by the board of directors, and the board of directors may grant special remuneration to any director who performs any special or extra services to or at the request of the company. Subject to directors making relevant declarations of interest, a director may also hold any other office or place of profit of the company upon such terms as the board may decide and may be paid such extra remuneration for so doing as the board may decide, as well as act personally (or by a director’s firm) in a professional capacity for the company and be entitled to remuneration services as if the director were not a director.
Transfer of Shares
Under the Babylon Articles, a member is permitted to transfer all or any of their shares in any manner which is permitted by Jersey Companies Law, subject to certain restrictions in respect of lock-up provisions.
Dividends and Liquidation Rights
Subject to Babylon agreeing with any member that all or any part of the Class A Ordinary Shares or Class B Ordinary Shares held by such member (from time-to-time) shall be subject to provisions set out in a separate agreement, the holders of such Class A Ordinary Shares or Class B Ordinary Shares are entitled to receive dividends in proportion to the number of Class A Ordinary Shares or Class B Ordinary Shares held by them. Holders of Class A Ordinary Shares or Class B Ordinary Shares are entitled, in proportion to the number of ordinary shares held by them, to participate in a return of assets upon a liquidation/winding-up. Holders of deferred shares are not entitled to receive any dividend or distribution declared, nor are they entitled to share in any surplus on a winding up of Babylon.
Variation of Rights
The rights attached to any class of Babylon Shares may only be varied with the consent in writing of the holders of at least three quarters in nominal value of the issued shares of the relevant class, or with the authority of a special resolution passed at a separate meeting of the holders of those shares.
The consent in writing of the holders of more than half of the issued Class B Ordinary Shares is required for any amendment to the powers, preferences or other rights attached to the Class A Ordinary

Shares; any dividend or other distribution to the Class A Ordinary Shares which is not made pro rata to the Class B Ordinary Shares; or any proposal to treat the Class A Ordinary Shares differently from the Class B Ordinary Shares with respect to any consolidation, subdivision, recapitalization or similar, with respect to any consideration in to which the shares are converted or any consideration paid or otherwise distributed to our shareholders upon a change of control following a listing, in each case where such action would be reasonably likely to adversely affect the rights attaching to the Class B Ordinary Shares.
The consent in writing of the holders of more than half of the issued Class A Ordinary Shares is required for any amendment to the powers, preferences or other rights attached to the Class B Ordinary Shares; any dividend or other distribution to the Class B Ordinary Shares which is not made pro rata to the Class A Ordinary Shares; or any proposal to treat the Class B Ordinary Shares differently from the Class A Ordinary Shares with respect to any consolidation, subdivision, recapitalization or similar, with respect to any consideration in to which the shares are converted or any consideration paid or otherwise distributed to our shareholders upon a change of control following a listing, in each case where such action would be reasonably likely to adversely affect the rights attaching to the Class A Ordinary Shares.
Options
The board of directors is able to exercise the powers of Babylon in order to, amongst other actions, establish, maintain, adopt and enable participation in any profit sharing or incentive scheme including shares, share options or cash or similar schemes for the benefit of any director or employee of Babylon. In addition, the board of directors has broad rights (subject to Jersey Companies Law, the Babylon Articles and any resolution of Babylon) to generally grant options over any unissued shares in Babylon on such terms as the board of directors may decide.
Calls on Shares
The board of directors may make calls on members in respect of any moneys unpaid on their shares (whether as to nominal amount or premium) and each member shall, subject to receiving at least 14 clear days’ notice specific when and where such payment is to be made) pay to the company as required the amount called. The board of directors is able to revoke or postpone such call as they may decide.
Limitations on Share Ownership
The Babylon Articles do not contain any provisions that limit the rights to own securities in the company from a non-resident/foreign holder perspective.
Anti-Takeover Effects of Certain Provisions of the Babylon Articles
General
The Babylon Articles contain provisions that could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are designed to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also intended to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeovers of our company that our shareholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our Class A Ordinary Shares or Class B Ordinary Shares and also may limit the price that investors are willing to pay in the future for our Class A Ordinary Shares or Class B Ordinary Shares. These provisions may also have the effect of preventing changes in our management. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms. A description of these provisions is set forth below.

Dual Class
As described above in “— Voting Rights,” the Babylon Articles provide for a dual class share capital structure, as a result of which holders of Class B Ordinary Shares are entitled to fifteen (15) votes per share, while holders of Class A Ordinary Shares are entitled to one (1) vote per share. This provides holders of Class B Ordinary Shares with significant influence over matters requiring shareholder approval, including the election and removal of directors and significant corporate transactions, such as a merger or other sale of Babylon or its assets.
Advance Notice Procedure
The Babylon Articles provide that a shareholder of Babylon may propose the nomination of a candidate to be elected as a director at a general meeting. Such shareholder must, among other things, provide notice thereof in writing to Babylon not less than ninety (90) days nor more than one hundred and twenty (120) days prior to the meeting.
The notice must contain, among other things, the particulars which would, if the person were so elected to the position of director, be required to be included in Babylon’s register of directors and a notice executed by the person of the person’s willingness to be elected.
Exclusive Forum Provision
The Babylon Articles provide that, unless Babylon consents in writing to the selection of an alternative forum, the Courts of Jersey shall (to the fullest extent permitted by law) be the sole and exclusive forum for derivative shareholder actions, actions for breach of fiduciary duty by Babylon directors and officers, actions arising out of Jersey Companies Law or actions arising out of or in connection with the Babylon Articles (pursuant to any provisions of Jersey law) or otherwise relating to the constitution or conduct of the company itself (other than any such action of the company that may arise out of a breach of any federal law of the United States or the laws of any U.S. state). The exclusive forum provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. In addition, unless the company consents in writing to the selection of an alternative forum, U.S. federal district courts shall be the sole and exclusive form for any resolution of any complaint asserting a cause of action arising under the Securities Act.
Limitation of Liability of Directors and Officers
To the maximum extent permitted by Jersey law, the Babylon Articles include provisions that indemnify the personal liability of directors or officers incurred by them for negligence, default, breach of duty or otherwise in relation to the company. The Babylon Articles also enable the board to purchase and maintain relevant insurance for the benefit of Babylon’s directors, officers, employees or auditors.
We believe that the limitation of liability and indemnification provisions in the Babylon Articles and the indemnification agreements facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
General Other Jersey, Channel Islands Law Considerations
Dividends and other distributions
We may not pay any dividend (whether in cash or assets) unless our directors who are to authorize the dividend have made a statutory solvency statement that, immediately following the date on which the payment is proposed to be made, we are able to discharge its liabilities as they fall due and, having regard to certain prescribed factors including the directors’ intentions regarding the management of Babylon, Babylon is able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the payment is proposed to be made (or until Babylon is dissolved on a solvent basis, if earlier).
Dividends may not be debited to the company’s nominal capital account or any capital redemption reserve, but may be debited to a share premium account. Jersey law does not require that a company has positive profit and loss, retained earnings or similar in order for a dividend to be lawfully paid.
The foregoing also applies to certain types of other distributions made by a Jersey company.
Purchase of Own Shares
As with declaring a dividend, we may not buy back or redeem our shares unless our directors who are to authorize the buyback or redemption have made a statutory solvency statement that, immediately following the date on which the buyback or redemption is proposed to be made, the company is able to discharge its liabilities as they fall due and, having regard to certain prescribed factors including the directors’ intentions regarding the management of the company, the company is able to continue to carry on business and discharge its liabilities as they fall due for the 12 months immediately following the date on which the buyback or redemption is proposed to be made (or until the company is dissolved on a solvent basis, if earlier).
If the above conditions are met, we may purchase shares in the manner described below.
We may purchase on a stock exchange our own fully paid shares pursuant to a special resolution of our shareholders. The resolution authorizing the purchase must specify:
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the maximum number of shares to be purchased;

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the maximum and minimum prices which may be paid; and

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a date, not being later than five years after the passing of the resolution, on which the authority to purchase is to expire.

We may purchase our own fully paid shares otherwise than on a stock exchange pursuant to a special resolution of our shareholders, but only if the purchase is made on the terms of a written purchase contract which has been approved by an ordinary resolution of our shareholders. The shareholder from whom we propose to purchase or redeem shares is not entitled to vote the shares being purchased on such resolutions.
We may fund a redemption or purchase of our own shares from any source. We cannot purchase our shares if, as a result of such purchase, only redeemable shares would remain in issue.
If authorized by a resolution of our shareholders, any shares that we redeem or purchase may be held by us as treasury shares. Any shares held by us as treasury shares may be cancelled, sold, transferred for the purposes of or under an employee share scheme or held without cancelling, selling or transferring them. Shares redeemed or purchased by us are cancelled where we have not been authorized to hold these as treasury shares.
Mandatory Purchases and Acquisitions
The Jersey Companies Law provides that where a person has made an offer to acquire a class of all of our outstanding shares not already held by the person and has as a result of such offer acquired or contractually agreed to acquire 90% or more of such outstanding shares, that person is then entitled (and may be required) to acquire the remaining shares of such shares. In such circumstances, a holder of any such remaining shares may apply to the Jersey court for an order that the person making such offer not be entitled to purchase the holder’s shares or that the person purchase the holder’s shares on terms different to those under which the person made such offer.
Other than as described above and below under “— U.K. City Code on Takeovers and Mergers,” we are not subject to any regulations under which a shareholder that acquires a certain level of share ownership is then required to offer to purchase all of our remaining shares on the same terms as such shareholder’s prior purchase.

Compromises and Arrangements
Where we and our creditors or shareholders or a class of either of them propose a compromise or arrangement between us and our creditors or our shareholders or a class of either of them (as applicable), the Jersey court may order a meeting of the creditors or class of creditors or of our shareholders or class of shareholders (as applicable) to be called in such a manner as the court directs. Any compromise or arrangement approved by a majority in number representing 75% or more in value of the creditors or 75% or more of the voting rights of shareholders or class of either of them (as applicable) if sanctioned by the court, is binding upon us and all the creditors, shareholders or members of the specific class of either of them (as applicable).
Whether the capital of the company is to be treated as being divided into a single or multiple class(es) of shares is a matter to be determined by the court. The court may in its discretion treat a single class of shares as multiple classes, or multiple classes of shares as a single class, for the purposes of the shareholder approval referred to above taking into account all relevant circumstances, which may include circumstances other than the rights attaching to the shares themselves.
U.K. City Code on Takeovers and Mergers
The U.K. City Code on Takeovers and Mergers (the “Takeover Code”), applies, among other things, to an offer for a public company whose registered office is in the Channel Islands and whose securities are not admitted to trading on a regulated market or a multilateral trading facility in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man if the company is considered by the Panel on Takeovers and Mergers (the “Takeover Panel”), to have its place of central management and control in the United Kingdom or the Channel Islands or the Isle of Man (in each case, a “Code Company”). This is known as the “residency test.” Under the Takeover Code, the Takeover Panel will determine whether we have our place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man by looking at various factors, including the structure of our board of directors, the functions of the directors and where they are resident.
The Takeover Code provides a framework within which takeovers of companies subject to it are conducted. In particular, the Takeover Code contains certain rules in respect of mandatory offers for Code Companies. Under Rule 9 of the Takeover Code, if a person:
•
acquires an interest in shares of a Code Company that, when taken together with shares in which persons acting in concert with such person are interested, carry 30% or more of the voting rights of the Code Company; or

•
who, together with persons acting in concert with such person, is interested in shares that in the aggregate carry not less than 30% and not more than 50% of the voting rights in the Code, acquires additional interests in shares that increase the percentage of shares carrying voting rights in which that person is interested;

•
the acquirer, and, depending on the circumstances, its concert parties, would be required (except with the consent of the Takeover Panel) to make a cash offer (or provide a cash alternative) for the Code Company’s outstanding shares at a price not less than the highest price paid for any interests in the shares by the acquirer or its concert parties during the previous 12 months.

We are not subject to the Takeover Code, but may in the future become subject to the Takeover Code in the event of changes in the board of directors’ composition, changes to the Takeover Code or other relevant change of circumstances.
Rights of Minority Shareholders
Under Article 141 of the Jersey Companies Law, a shareholder may apply to court for relief on the grounds that the conduct of our affairs, including a proposed or actual act or omission by us, is “unfairly prejudicial” to the interests of our shareholders generally or of some part of our shareholders, including at least the shareholder making the application. What amounts to unfair prejudice is not defined in the Jersey Companies Law. There may also be common law personal actions available to our shareholders.

Under Article 143 of the Jersey Companies Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the Jersey Companies Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.
Jersey Regulatory Matters
The Jersey Financial Services Commission (“JFSC”), has given, and has not withdrawn, its consent under Articles 2 and 4 of the Control of Borrowing (Jersey) Order 1958 to the issue of securities in Babylon. The JFSC is protected by the Control of Borrowing (Jersey) Law 1947 against any liability arising from the discharge of its functions under that law.
It must be distinctly understood that, in giving this consent, the JFSC does not take any responsibility for the financial soundness of Babylon or for the correctness of any statements made, or opinions expressed, with regard to it. If you are in any doubt about the contents of this prospectus, you should consult your stockbroker, bank manager, solicitor, accountant or other financial adviser.
It should be remembered that the price of securities and the income from them can go down as well as up. Nothing in this prospectus or anything communicated to holders or potential holders of any of our Class A Ordinary Shares or Class B Ordinary Shares (or interests in them) by or on behalf of us is intended to constitute or should be construed as advice on the merits of the purchase of or subscription for any ordinary shares (or interests in them) for the purposes of the Financial Services (Jersey) Law 1998.
Our directors have taken all reasonable care to ensure that the facts stated in this prospectus are true and accurate in all material respects, and that there are no other facts the omission of which would make misleading any statement in the prospectus, whether of facts or opinion. All of our directors accept responsibility accordingly.
Transfer Agent and Registrar
Babylon Holdings Limited was incorporated under the laws of Jersey, Channel Islands, on April 11, 2014 with registered number 115471. The transfer agent and registrar for the Class A Ordinary Shares and Class B Ordinary Shares in the United States is Computershare Inc., and its address is 250 Royall Street, Canton, Massachusetts 02021. Computershare Trust Company, N.A. acts as exchange agent for the Babylon Warrants. Computershare Investor Services (Jersey) Limited acts as our Jersey registrar, and its address is Queensway House, Hilgrove Street, St. Helier, Jersey JE1 1ES.
Company Secretary
Our company secretary, whose duties include (but are not limited to) keeping board and shareholder minutes, maintaining registers of the members and directors and ensuring that Jersey statutory requirements are met, including the filing of the annual confirmation statement and accounts with the Jersey Registrar of Companies, is NedGroup Trust (Jersey) Limited (“NedGroup”). In connection with the listing, NedGroup resigned as our company secretary, and we appointed Computershare Company Secretarial Services (Jersey) Limited as our company secretary. Our registered address changed from 31 The Esplanade, St Helier, Jersey, JE2 3QA to 13 Castle Street, St Helier, Jersey, JE1 1ES.
Registration Rights
We granted to our existing shareholders and certain Alkuri stockholders certain rights relating to the registration and sale of shares of Babylon following the Business Combination, including, among others, (i) the right to cause Babylon to file this shelf registration statement to register such shares with the SEC for future resale and (ii) the right, under certain circumstances, to cause Babylon to initiate a resale of such shares in an underwritten public offering.
Public Warrants
Each whole warrant entitles the registered holder to purchase one Class A Ordinary Share, subject to adjustment as discussed below. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of ordinary shares. This means that only a whole warrant may be exercised at any given time by a warrant holder. No fractional warrants will be issued and only whole warrants will trade. The warrants will expire at 5:00 p.m., New York City time on the date that is five years after October 21, 2021 or earlier upon redemption or liquidation. All shares underlying the public warrants have been registered through the registration statement on Form F-1 filed with the SEC on November 9, 2021.
We may call the warrants for redemption:
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in whole and not in part;

•
at a price of $0.01 per warrant when the price per ordinary share equals or exceeds $18.00;

•
at a price of $0.10 per warrant when the price per ordinary share equals or exceeds $10.00;

•
upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

•
if, and only if, the reported last sale price of our ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period commencing on October 21, 2021 and ending three business days before we send the notice of redemption to the warrant holders; and

•
if, and only if, the closing price of our ordinary shares equals or exceeds $10.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant and the like) for any 20 trading days within the 30-day period commencing on October 21, 2021 and ending three trading days before we send notice of the redemption to the warrant holders.

If and when the warrants become redeemable by us, we may not exercise our redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue sky laws or we are unable to effect such registration or qualification.
We established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder is entitled to exercise its warrant prior to the scheduled redemption date. However, the price of the ordinary shares may fall below the $18.00 redemption trigger price (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) of the ordinary shares outstanding immediately after giving effect to such exercise.
If the number of outstanding ordinary shares is increased by a stock dividend payable in ordinary shares, or by a split-up of ordinary shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of ordinary shares issuable on exercise of each warrant will be increased in proportion to such increase in the number of outstanding ordinary shares. A rights offering to holders of ordinary shares entitling holders to purchase ordinary shares at a price less than the fair market value will be deemed a stock dividend of a number of ordinary shares equal to the product of (i) the number of ordinary shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for ordinary shares) and (ii) one (1) minus the quotient of (x) the price per ordinary share paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for ordinary shares, in determining the price payable for ordinary shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of ordinary shares as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the ordinary shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

If the number of outstanding ordinary shares is decreased by a consolidation, combination, reverse stock split or reclassification of ordinary shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of ordinary shares issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding ordinary shares.
Whenever the number of ordinary shares purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of ordinary shares purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of ordinary shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding ordinary shares (other than those described above or that solely affects the par value of such ordinary shares), or in the case of any merger or consolidation of Babylon with or into another corporation (other than a consolidation or merger in which Babylon is the continuing corporation and that does not result in any reclassification or reorganization of Babylon’s outstanding ordinary shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the combined company as an entirety or substantially as an entirety in connection with which it is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the ordinary shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of ordinary shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of ordinary shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over- the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement, based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants in order to determine and realize the option value component of the warrant. This formula is to compensate the warrant holder for the loss of the option value portion of the warrant due to the requirement that the warrant holder exercise the warrant within 30 days of the event. The Black-Scholes model is an accepted pricing model for estimating fair market value where no quoted market price for an instrument is available.
The warrants have been issued in registered form pursuant to the warrant agreement, by and between Continental Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which is filed as an exhibit to this prospectus, for a complete description of the terms and conditions applicable to the warrants. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any mistake, including to conform the provisions of the warrant agreement to the description of the warrants and the warrant agreement set forth in this prospectus, or to correct any defective provision, but requires the approval by the holders of at least a majority of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.
The warrant agreement, as amended by the warrant assumption and amendment agreement, provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to Babylon, for the number of warrants being exercised.
The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one (1) vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of ordinary shares to be issued to the warrant holder.
Private Warrants
The private placement warrants will not be redeemable by us so long as they are held by Ark Sponsors LLC (the “Sponsor”) or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants, including as to exercise price, exercisability and exercise period. If the private warrants are held by someone other than the Sponsor or its permitted transferees, the private warrants will be redeemable by us and exercisable by such holders on the same basis as the public warrants. If holders of the private warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares of ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” means the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Exchange Controls
Under the laws of Jersey, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to nonresident holders of our ordinary shares.

PLAN OF DISTRIBUTION
We are registering the offer and sale, from time to time, by the Registered Holders of up to 370,530,280 Class A Ordinary Shares.
We will not receive any of the proceeds from the sale of the securities by the Registered Holders. The aggregate proceeds to the Registered Holders from the sale of the Registered Shares will be the purchase price of the Registered Shares less any discounts and commissions. We will not pay any brokers’ or underwriters’ discounts and commissions in connection with the registration and sale of the Registered Shares covered by this prospectus. The Registered Holders reserve the right to accept and, together with their respective agents, to reject, any proposed purchases of Registered Shares to be made directly or through agents.
Upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Registered Holders covered by this prospectus may be offered and sold from time to time by the Registered Holders. Notwithstanding the foregoing, Registered Holders subject to our insider trading policy, including Messrs. Parsadoust, Ferrand and Davis, and any members of their immediate families, are subject to our regular pre-clearance procedures for trading of our Class A Ordinary Shares. At the Business Combination Closing, we entered into a Lock-up Agreement with certain shareholders, including the Founder and Alkuri Sponsors, LLC. Pursuant to the Lock-Up Agreement, each holder agreed, subject to certain exceptions, and unless waived by us, during the applicable lock-up period, not to (i) lend, offer, pledge, hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, some or all of the shares received as consideration in the Business Combination (the “Restricted Securities”), (ii) enter into any swap, short sale, hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Restricted Securities, or (iii) publicly disclose the intention to effect any transaction specified in clause (i) or (ii), or (iv) make any demand for or exercise any right with respect to the registration of any shares received pursuant to the Business Combination. In addition, pursuant to the Babylon Articles, subject to certain exceptions and unless waived by us, at our sole discretion, the Registered Shares of certain Registered Holders were subject to similar lock-up restrictions. The lock-up restrictions under the Lock-Up Agreement and the Babylon Articles expired on April 21, 2022, except with respect to our Founder, as to whom applicable lock-up restrictions under the Lock-Up Agreement and Babylon Articles, subject to certain exceptions and unless waived, remain in force until July 21, 2022.
Registered Holders may also be subject to the restrictions on transfer of shares of Rule 144 of the Securities Act if such Registered Holder is deemed an “affiliate” of Alkuri immediately prior to the Effective Time or an “affiliate” of Babylon following the Business Combination. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under common control with, Babylon or Alkuri (as appropriate) and may include the executive officers, directors and significant shareholders of Babylon or Alkuri (as appropriate). The term “Registered Holders” include donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from the Registered Holders as a gift, pledge, partnership or membership distribution or other transfer. The Registered Holders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Registered Holders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
The Registered Shares offered by this prospectus may be sold from time to time to purchasers:
•
directly by the Registered Holders,

•
to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the selling securityholders or the purchasers of the Registered Shares,

•
through trading plans entered into by a Registered Holder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans,

•
ordinary brokerage transactions and transactions in which the broker solicits purchasers,

•
block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction,

•
directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions,

•
any other method permitted pursuant to applicable law, and

•
a combination of any such methods of sale.

Any underwriters, broker-dealers or agents who participate in the sale or distribution of the Registered Shares may be deemed to be “underwriters” within the meaning of the Securities Act. As a result, any discounts, commissions or concessions received by any such broker-dealer or agents who are deemed to be underwriters will be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters are subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities under the Securities Act and the Exchange Act. We will make copies of this prospectus available to the Registered Holders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. To our knowledge, there are currently no plans, arrangements or understandings between the selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Registered Shares by the Registered Holders.
The Registered Shares may be sold in one or more transactions at:
•
fixed prices;

•
prevailing market prices at the time of sale;

•
prices related to such prevailing market prices;

•
varying prices determined at the time of sale; or

•
negotiated prices.

These sales may be effected in one or more transactions:
•
on any securities exchange or quotation service on which the Registered Shares may be listed or quoted at the time of sale, including the NYSE;

•
in the over-the-counter market;

•
in transactions otherwise than on such exchanges or services or in the over-the-counter market;

•
any other method permitted by applicable law; or

•
through any combination of the foregoing.

In addition, a Registered Holder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution. The Registered Holder also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Registered Holder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Registered Holder.

At the time a particular offering of the Registered Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the name of the selling securityholders, the aggregate amount of Registered Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling securityholders and (3) any discounts, commissions or concessions allowed or reallowed to be paid to broker-dealers. We may suspend the sale of Registered Shares by the selling securityholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.
The Registered Holder will act independently of us in making decisions with respect to the timing, manner, and size of each resale or other transfer. There can be no assurance that the selling securityholders will sell any or all of the Registered Shares under this prospectus. Further, we cannot assure you that the Registered Holder will not transfer, distribute, devise or gift the Registered Shares by other means not described in this prospectus. In addition, any Registered Shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The Registered Shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the Registered Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.
The Registered Holder and any other person participating in the sale of the Registered Shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Registered Shares by the Registered Holder and any other person. In addition, Regulation M may restrict the ability of any person engaged in the distribution of the Registered Shares to engage in market-making activities with respect to the particular Registered Shares being distributed. This may affect the marketability of the Registered Shares and the ability of any person or entity to engage in market-making activities with respect to the Registered Shares.
With respect to those Registered Shares being registered pursuant to the PIPE Investment or the Registration Rights Agreement we have agreed to indemnify or hold harmless the Registered Holders and all of their officers, directors, and agents of each, and control persons, as applicable, against certain liabilities, including certain liabilities under the Securities Act. Such Registered Holders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The Registered Holders may indemnify any broker or underwriter that participates in transactions involving the sale of the Registered Shares against certain liabilities, including liabilities arising under the Securities Act.
For additional information regarding expenses of registration, see the section titled “Use of Proceeds.”

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information relating to the beneficial ownership of our ordinary shares as of March 31, 2022 by:
•
each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding ordinary shares;

•
each member of our board of directors and each of our other executive officers; and

•
all of our directors and executive officers as a group.

The number of ordinary shares beneficially owned by each entity, person, executive officer or director is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any ordinary shares over which the individual has sole or shared voting power or investment power as well as any ordinary shares that the individual has the right to acquire within 60 days from March 31, 2022 through the exercise of any option, warrant or other right. Except as otherwise indicated, and subject to applicable community property laws, we believe that the persons named in the table have sole voting and investment power with respect to all ordinary shares held by that person based on information provided to us by such person. This table is based on information supplied by our directors and officers and by Schedules 13D and 13G filed with the SEC, as indicated in the table footnotes.
The percentage of beneficial ownership is calculated based upon a total of (i) 334,848,374 Class A Ordinary Shares and (ii) 79,637,576 Class B Ordinary Shares issued and outstanding as of March 31, 2022, adjusted for each owner’s options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 31, 2022, if any. Except as otherwise indicated, the address for the persons named in the table is 1 Knightsbridge Green, London, SW1X 7QA, United Kingdom.
Beneficial Owner	Class A Ordinary Shares	Percentage of Class A Ordinary Shares	Class B Ordinary Shares	Percentage of Class B Ordinary Shares	Percentage of Voting Power(1)
Directors and Executive Officers
Ali Parsadoust(2)	76,512,016	22.8%%	79,637,576	100.0%	83.1%
Charlie Steel(3)	—	—	—	—	—
Paul-Henri Ferrand(4)	1,988,727	*	—	—	*
Steve Davis(5)	1,332,071	*	—	—	*
Darshak Sanghavi	62,874	*	—	—	*
Yon Nuta	106,200	*	—	—	*
Mohannad AlBlehed	—	—	—	—	—
Per Brilioth(6)	—	—	—	—	—
Georgi Ganev	—	—	—	—	—
Mairi Johnson(7)	—	—	—	—	—
David Warren	—	—	—	—	—
All executive officers and directors as a group (11 persons)	80,001,888	23.7%	79,637,576	100.0%	83.3%
5% or more Holders
Invik S.A.(8)	54,942,568	16.4%	—	—	3.6%
Entities affiliated with VNV Global AB (publ)(9)	56,495,750	16.9%	—	—	3.7%
Public Investment Fund(10)	35,410,789	10.6%	—	—	2.3%
NNS Holding S.a.r.l(11)	19,627,756	5.9%	—	—	1.3%
Hanging Gardens Limited(12)	16,820,250	5.0%	—	—	1.1%

*
Represents a percentage of Class A Ordinary Shares or voting power of less than one percent (1%).

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A Ordinary Shares and Class B Ordinary Shares, voting together as a single class. The holders of our Class B Ordinary Shares are entitled to fifteen (15) votes per share, and holders of our Class A Ordinary Shares are entitled to one vote per share.

(2)
Based on information reported in a Schedule 13D filed by Ali Parsadoust on November 2, 2021 and information available to us, consists of (i) 76,512,016 Class A Ordinary Shares held of record by ALP Partners Limited and (ii) 79,637,576 Class B Ordinary Shares held of record by ALP Partners Limited. ALP Partners Limited is an entity owned and controlled by Dr. Ali Parsadoust. Mairi Johnson is Dr. Parsadoust’s spouse and thus may be deemed to beneficially own the shares held by Dr. Parsadoust.

(3)
Excludes 1,378,737 Class A Ordinary Shares held by Ocorian Trustees (Jersey) Limited (as trustee of the Babylon Holdings Limited Employee Benefit Trust), an employee benefit trust, for the benefit of Charles Steel. Charles Steel granted a voting power of attorney over his Class A Ordinary Shares to Babylon Holdings Limited as a result of which Babylon Holdings Limited has voting control over such shares. Neither Babylon Holdings Limited nor Ocorian Trustees (Jersey) Limited (as trustee of the Babylon Holdings Limited Employee Benefit Trust) has dispositive control over the Class A Ordinary Shares held by Charles Steel.

(4)
Consists of (i) 390,651 Class A Ordinary Shares and (ii) 1,598,076 Class A Ordinary Shares issuable upon the exercise of options held of record by Paul-Henri Ferrand.

(5)
Consists of (i) 427,347 Class A Ordinary Shares and (ii) 904,724 Class A Ordinary Shares issuable upon the exercise of options held of record by Steve Davis.

(6)
Per Brilioth is the Managing Director and a member of the Board of Directors of VNV Global AB (publ), VNV Sweden AB and Global Health Equity AB (publ). Mr. Brilioth disclaims any beneficial ownership of the shares described in footnote 9, except to the extent of any pecuniary interest therein.

(7)
Mairi Johnson is Dr. Parsadoust’s spouse and thus may be deemed to beneficially own the shares held by Dr. Parsadoust described in footnote 2.

(8)
Based on information reported on a Schedule 13G filed by Kinnevik AB (publ) and Invik S.A. on February 8, 2022 and information available to us, represents of 54,942,568 Class A Ordinary Shares held of record by Invik S.A., a wholly owned subsidiary of Kinnevik AB (publ), a Swedish publicly traded company. The address for Invik S.A. is 7 Avenue Jean-Pierre Pescatore, L-2324 Luxembourg.

(9)
Based on information reported on a Schedule 13G filed by VNV (Cyprus) Limited, Global Health Equity (Cyprus) Ltd, VNV Sweden AB and VNV Global AB (publ) on February 14, 2022 and information available to us, consists of (i) 36,088,975 Class A Ordinary Shares held of record by VNV (Cyprus) Limited, a wholly-owned subsidiary of VNV Global AB (publ), a Swedish publicly traded company, (ii) 17,745,304 Class A Ordinary Shares held of record by Global Health Equity (Cyprus) Ltd., (iii) 2,130,310 Class A Ordinary Shares held of record by Photenalo Limited and (iv) 531,161 Class A Ordinary Shares held of record by Atlas Peak Capital II, L.P. VNV Global AB (publ) is the direct and sole shareholder of VNV (Cyprus) Limited. Investment and voting decisions relating to holdings of VNV (Cyprus) Limited are made by a board of directors consisting of four individuals on the basis of recommendations issued by a five-member board of directors of VNV Global AB (publ). VNV Global AB (publ) indirectly holds, through its direct wholly-owned subsidiary VNV Sweden AB, 37.35% of the shares in Global Health Equity AB (publ), with the remainder held by other foreign institutional investors and individuals. VNV Global AB (publ) is the direct and sole shareholder of VNV Sweden AB. Investment decisions relating to holdings of VNV Sweden AB are made by a board of directors consisting of three individuals on the basis of recommendations issued by a five-member board of directors of VNV Global AB (publ), Global Healthy Equity AB (publ) is the direct and sole shareholder of Global Health Equity (Cyprus) Ltd. Investment decisions relating to holdings of Global Health Equity (Cyprus) Ltd are taken by a board of directors that consists of PC Nordic Administration Limited, a third-party corporate services provider, taking into account recommendations issued by a three-member board of directors of Global Health Equity AB (publ). The Global Health Equity AB (publ) board is comprised of the management of VNV Global AB (publ). Photenalo Limited and Atlas Peak Capital II, L.P. each granted a voting power of attorney over their respective Class A

Ordinary Shares to VNV (Cyprus) Limited and agreed to vote their shares consistent with VNV (Cyprus ) Limited or as directed by its board, and, as a result of the relationship described in this footnote, VNV Global AB (publ) has voting control over such shares until such time as VNV (Cyprus) Limited no longer holds Class A Ordinary Shares. VNV Global AB (publ) does not have dispositive control over the Class A Ordinary Shares held by either Photenalo Limited or Atlas Peak Capital II, L.P. While neither VNV Cyprus nor VNV Global has dispositive power over the Class A Ordinary Shares held by either Photenalo or Atlas Peak, each of VNV Cyprus and VNV Global had voting control over such shares held by Photenalo and Atlas Peak as of December 31, 2021 and were therefore deemed to have beneficial ownership over such shares for purposes of such Schedule 13G. The Subscription Deed was terminated on January 18, 2022, and upon such termination, neither VNV Cyprus nor VNV Global are deemed to have beneficial ownership over the shares held by either Photenalo or Atlas Peak. The address for VNV (Cyprus) Limited is 1, Lampousas Street, 1095 Nicosia, Cyprus, and the address of Global Health Equity (Cyprus) Ltd is Stasikratous, 22, Olga Court, Office 104, 1065 Nicosia, Cyprus. Each of the other members of the respective boards of directors of VNV Global AB (publ), VNV (Cyprus) Limited, VNV Sweden AB, Global Health Equity AB (publ) and Global Health Equity (Cyprus) Ltd disclaim beneficial ownership of the shares described in this footnote 9, except to the extent of any pecuniary interest therein.
(10)
Based on information reported in a Schedule 13G filed by the Public Investment Fund on February 14, 2022 and information available to us, consists of 35,410,789 Class A Ordinary Shares held of record by the Public Investment Fund, an integral part of the Kingdom of Saudi Arabia. The board of directors of the Public Investment Fund consists of His Royal Highness Mohammad bin Salman Al-Saud (Chairman), H.E. Ibrahim Abdulaziz Al-Assaf, H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid Abdulaziz Al-Falih, H.E. Dr. Majid Bin Abdullah Al Qasabi, H.E. Mohammad Abdullah Al-Jadaan, H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel Al-Khateeb, and H.E. Yasir Othman Al-Rumayyan. All voting and investment decisions over the shares held by the Public Investment Fund are made by a majority vote of applicable investment committees and /or the board of directors, as applicable. As a result, no single person controls investment or voting decisions with respect to the shares held by the Public Investment Fund. The address for the Public Investment Fund is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

(11)
Consists of 19,627,756 Class A Ordinary Shares held of record by NNS Holdings S.a.r.l. The address of NNS Holding S.a.r.l is One Nexus Way, Camana Bay, E9, KY1-9005.

(12)
Consists of 16,820,250 Class A Ordinary Shares held of record by Hanging Gardens Limited. The address of Hanging Gardens Limited is Little Denmark Building, P.O. Box 4585, Road Town, Tortola, British Virgin Islands.

There are no arrangements known to us the operation of which may at a subsequent date result in a change of control of the Company.
REGISTERED HOLDERS
This prospectus relates to, among other things, the registration and resale by the Registered Holders set forth in the table below of (i) certain Class A Ordinary Shares issued in the PIPE Investments and/or (ii) restricted Class A Ordinary Shares issued to certain of our affiliates and affiliates of Alkuri in connection with the Business Combination (or Class A Ordinary Shares that may be issued to the applicable Registered Holder upon exercise of warrants or conversion of Class B Ordinary Shares). The Registered Holders may from time to time offer and sell any or all of the Class A Ordinary Shares set forth below pursuant to this prospectus and any accompanying prospectus supplement. The Registered Holders identified below may have sold, transferred or otherwise disposed of some or all of their ordinary shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. We cannot advise you as to whether the Registered Holders will, in fact, sell any or all of such ordinary shares.
The following table sets forth, as of the date of this prospectus, the names of the Registered Holders, the aggregate number of Class A Ordinary Shares beneficially owned by such Registered Holder immediately prior to the offering, the number of Class A Ordinary Shares that may be sold by the Registered Holders under this prospectus and the number of ordinary shares that the Registered Holders will beneficially own after the Registered Shares are sold.
The percentage of beneficial ownership is calculated based upon a total of (i) 334,848,374 Class A Ordinary Shares and (ii) 79,637,576 Class B Ordinary Shares issued and outstanding as of March 31, 2022, adjusted for each owner’s options, warrants or restricted stock units held by that person that are currently exercisable or exercisable within 60 days of March 31, 2022, if any. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all ordinary shares beneficially owned by them. Except as otherwise indicated, the address for the persons named in the table is 1 Knightsbridge Green, London, SW1X 7QA, United Kingdom.
	Ordinary Shares Beneficially Owned Prior to Offering		Ordinary Shares Being Offered	Ordinary Shares Beneficially Owned After the Registered Shares are Sold(1)
	Class A	Class B
Name of Registered Holder	Ordinary Shares	Ordinary Shares		Number	Percent
Ali Parsadoust(2)	76,512,016	79,637,576	156,149,592	—	—
Paul-Henri Ferrand	1,988,727(3)	—	390,651(4)	1,598,076	*
Steve Davis	1,332,071(5)	—	427,347(6)	904,724	*
Invik S.A.(7)	54,942,568	—	54,942,568	—	—
VNV (Cyprus) Limited(8)	36,588,975	—	36,588,975	—	—
Global Heath Equity (Cyprus) Ltd.(9)	17,745,304	—	17,745,304	—	—
Public Investment Fund(10)	35,410,789	—	35,410,789	—	—
Hanging Gardens Limited(11)	16,820,250	—	16,820,250	—	—
Alkuri Sponsors LLC(12)	13,668,851	—	13,668,851	—	—
Palantir Technologies Inc.(13)	3,500,000	—	3,500,000	—	—
AMF Pensions for Sakring AB(14)	6,000,000	—	6,000,000	—	—
Swedbank Robur Fonder AB(15)	5,000,000	—	5,000,000	—	—
The Fourth Swedish National Pension Fund(16)	1,200,000	—	1,200,000	—	—
SEB Life International Assurance Company DAC(17)	2,500,000	—	2,500,000	—	—
Black Ice Capital Limited(18)	500,000	—	500,000	—	—
Consensus Asset Management AB(19)	316,000	—	316,000	—	—
Nordnet Pensions For Sakring AB(20)	884,000	—	884,000	—	—
Phonetalo Limited(21)	2,130,310	—	2,130,310	—	—
Atlas Peak Capital II, L.P(22)	531,161	—	531,161	—	—
Other shareholders(23)	9,335,972	—	9,335,972	—	—
Envst Opportunities LLC(24)	3,377,414	—	3,377,414	—	—
Works Capital LLC(25)	1,863,290	—	1,863,290	—	—
Rich Williams(26)	600,000	—	600,000	—	—
DWFTQOF, LLC(27)	451,064	—	451,064	—	—
ODR QOF LLC(28)	633,308	—	633,308	—	—
211 LV, LLC(29)	523,348	—	523,348	—	—
Jason Harinstein(30)	25,719	—	25,719	—	—
Katie May(31)	21,432	—	21,432	—	—
Stephen Smith(32)	21,433	—	21,433	—	—
Roushan Zenooz(33)	21,432	—	21,432	—	—
Mike Durden(34)	5,744	—	5,744	—	—

	Ordinary Shares Beneficially Owned Prior to Offering		Ordinary Shares Being Offered	Ordinary Shares Beneficially Owned After the Registered Shares are Sold(1)
	Class A	Class B
Name of Registered Holder	Ordinary Shares	Ordinary Shares		Number	Percent
Trustees of Dartmouth College(35)	5,010,000	—	5,010,000	—	—

*
Represents beneficial ownership of less than one percent (1%) of the outstanding ordinary shares.

(1)
Percentage of total voting power represents voting power with respect to all shares of our Class A Ordinary Shares and Class B Ordinary Shares, voting together as a single class. The holders of our Class B Ordinary Shares are entitled to 15 votes per share, and holders of our Class A Ordinary shares are entitled to one vote per share. See the section titled “Description of Share Capital and Articles of Association — Voting Rights” for additional information about the voting rights of our Class A Ordinary Shares and Class B Ordinary Shares.

(2)
Consists of (i) 76,512,016 Class A Ordinary Shares held of record by ALP Partners Limited and (ii) 79,637,576 Class B Ordinary Shares held of record by ALP Partners Limited. ALP Partners Limited is an entity owned and controlled by Dr. Ali Parsadoust. Mairi Johnson is Dr. Parsadoust’s spouse and thus may be deemed to beneficially own the shares held by Dr. Parsadoust.

(3)
Consists of (i) 390,651 Class A Ordinary Shares and (ii) 1,598,076 Class A Ordinary Shares issuable upon the exercise of options held of record by Paul-Henri Ferrand.

(4)
Consists of 390,651 Class A Ordinary Shares held of record by Paul-Henri Ferrand.

(5)
Consists of (i) 427,347 Class A Ordinary Shares and (ii) 904,724 Class A Ordinary Shares issuable upon the exercise of options held of record by Steve Davis.

(6)
Consists of 427,347 Class A Ordinary Shares held of record by Steve Davis.

(7)
Consists of 54,942,568 Class A Ordinary Shares held of record by Invik S.A., a wholly owned subsidiary of Kinnevik AB (publ), a Swedish publicly traded company. The address for Invik S.A. is 7 Avenue Jean-Pierre Pescatore, 2324 Luxembourg.

(8)
Consists of 36,588,975 Class A Ordinary Shares held of record by VNV (Cyprus) Limited, a wholly-owned subsidiary of VNV Global AB (publ), a Swedish publicly traded company. VNV Global AB (publ) is the direct and sole shareholder of VNV (Cyprus) Limited. Investment and voting decisions relating to holdings of VNV (Cyprus) Limited are made by a board of directors consisting of four individuals on the basis of recommendations issued by a five-member board of directors of VNV Global AB (publ). The address for VNV (Cyprus) Limited is 1 Lampousas Street, 1095 Nicosia, Cyprus. Each of the members of the respective boards of directors of VNV Global AB (publ) and VNV (Cyprus) Limited disclaim beneficial ownership of the shares described in this footnote 8, except to the extent of any pecuniary interest therein.

(9)
Consists of 17,745,304 Class A Ordinary Shares held of record by Global Health Equity (Cyprus) Ltd. VNV Global AB (publ) indirectly holds, through its direct wholly-owned subsidiary VNV Sweden AB, 37.35% of the shares in Global Health Equity AB (publ), with the remainder held by other foreign institutional investors and individuals. VNV Global AB (publ) is the direct and sole shareholder of VNV Sweden AB. Investment decisions relating to holdings of VNV Sweden AB are made by a board of directors consisting of three individuals on the basis of recommendations issued by a five-member board of directors of VNV Global AB (publ), Global Healthy Equity AB (publ) is the direct and sole shareholder of Global Health Equity (Cyprus) Ltd. Investment decisions relating to holdings of Global Health Equity (Cyprus) Ltd are taken by a board of directors that consists of PC Nordic Administration Limited, a third-party corporate services provider, taking into account recommendations issued by a three-member board of directors of Global Health Equity AB (publ). The Global Health Equity AB (publ) board is comprised of the management of VNV Global AB (publ). Phonetalo Limited and Atlas Peak Capital II, L.P. each granted a voting power of attorney over their respective Class A Ordinary Shares to VNV (Cyprus) Limited and agreed to vote their shares consistent with VNV (Cyprus) Limited or as directed by its board, and, as a result of the relationship described in this footnote, VNV Global AB (publ) has voting control over such shares until such time as VNV (Cyprus) Limited no longer holds Class A Ordinary Shares. VNV Global AB (publ) does not have dispositive control over the Class A

Ordinary Shares held by either Photenalo Limited or Atlas Peak Capital II, L.P. The address for Global Health Equity (Cyprus) Ltd. is Stasikratous, 22, Olga Court, Office 104, 1065 Nicosia, Cyprus. Each of the members of the respective boards of directors of VNV Global AB (publ), VNV (Cyprus) Limited, VNV Sweden AB, Global Health Equity AB (publ) and Global Health Equity (Cyprus) Ltd disclaim beneficial ownership of the shares described in this footnote 9, except to the extent of any pecuniary interest therein.
(10)
Consists of 35,410,789 Class A Ordinary Shares held of record by the Public Investment Fund, an integral part of the Kingdom of Saudi Arabia. The board of directors of the Public Investment Fund consists of His Royal Highness Mohammad bin Salman Al-Saud (Chairman), H.E. Ibrahim Abdulaziz Al-Assaf, H.E. Mohammad Abdul Malek Al Shaikh, H.E. Khalid AbdulazizAl-Falih, H.E. Dr. Majid Bin Abdullah Al Qasabi, H.E. Mohammad Abdullah Al-Jadaan, H.E. Mohamed Mazyed Altwaijri, H.E. Ahmed Aqeel Al-Khateeb, and H.E. Yasir Othman Al-Rumayyan. All voting and investment decisions over the shares held by the Public Investment Fund are made by a majority vote of applicable investment committees and /or the board of directors, as applicable. As a result, no single person controls investment or voting decisions with respect to the shares held by the Public Investment Fund. The address for the Public Investment Fund is Alr’idah Digital City, Building MU04, Al Nakhil District, P.O. Box 6847, Riyadh 11452, The Kingdom of Saudi Arabia.

(11)
Consists of 16,820,250 Class A Ordinary Shares held of record by Hanging Gardens Limited. The address of Hanging Gardens Limited is Little Denmark Building, P.O. Box 4585, Road Town, Tortola, British Virgin Islands.

(12)
Consists of (i) 1,293,750 Class A Ordinary Shares held of record by or for the benefit of Alkuri Sponsors LLC, (ii) 5,933,333 Class A Ordinary Shares issuable upon the exercise of warrants held of record by Alkuri Sponsors LLC, (iii) 1,863,290 Class A Ordinary Shares held of record by or for the benefit of Works Capital LLC, (iv) 600,000 Class A Ordinary Shares held of record by or for the benefit of Rich Williams, (v) 451,064 Class A Ordinary Shares held of record by or for the benefit of DWFTQOF, LLC, (vi) 3,377,414 Class A Ordinary Shares held of record by or for the benefit of Envst Opportunities LLC, and (vii) 150,000 Class A Ordinary Shares held of record by Envst Opportunities 2 LLC. Rich Williams and Sultan Al-Maadeed together have voting and investment discretion with respect to the shares and warrants held by Alkuri Sponsors LLC. The address of Alkuri Sponsors LLC is 4235 Hillsboro Pike STE 300, Nashville TN, United States 37215-3344. The address of Works Capital LLC is 4235 Hillsboro Pike, Ste 300, Nashville TN, United States 37215-3344. The address of Rich Williams is 4020 Sneed Road, Nashville, TN 37215. The address of DWFTQOF, LLC is 4020 Sneed Road, Nashville, TN 37215. The address of Envst Opportunities 2 LLC is 1006 Laurel Way, Beverly Hills CA, United States 90210. The address of Envst Opportunities LLC is 2708 Wilshire Blvd, Suite 380 Santa Monica, CA 90403.

(13)
Consists of 3,500,000 Class A Ordinary Shares held of record by Palantir Technologies Inc. The address of Palantir Technologies Inc. is 1555 Blake Street, ste. 250, Denver CO, United States 80202.

(14)
Consists of 6,000,000 Class A Ordinary Shares held of record by AMF Pensions for Sakring AB. The address of AMF Pensions for Sakring AB is Klara Sodra Kyrkogata 18, 113 88 Stockholm, Sweden.

(15)
Consists of 5,000,000 Class A Ordinary Shares held of record by Swedbank Robur Fonder AB. The address of Swedbank Robur Fonder AB is NY Teknik, Landsvagen 40, 172 63 Sundbyberg, Sweden.

(16)
Consists of 1,200,000 Class A Ordinary Shares held of record by The Fourth Swedish National Pension Fund. The address of The Fourth Swedish National Pension Fund is BOX 3069, 103 61 Stockholm, Sweden.

(17)
Consists of 2,500,000 Class A Ordinary Shares held of record by SEB Life International Assurance Company DAC. The address of SEB Life International Assurance Company DAC is Bloodstone Building, Sir John Rogerson’s Quay, Dublin 2, Ireland.

(18)
Consists of 500,000 Class A Ordinary Shares held of record by Black Ice Capital Limited. The address of Black Ice Capital Limited is 1ST & 2ND floors Elisabeth House, Les Rouettes Brayes GY, 11 EW, St Peter Port, Guernsey.

(19)
Consists of 316,000 Class A Ordinary Shares held of record by Consensus Asset Management AB. The address of Consensus Asset Management AB is Krokslatts Parkgata 4, 431 68 Molndal, Sweden.

(20)
Consists of 884,000 Class A Ordinary Shares held of record by Nordnet Pensions for Sakring AB. The address of Nordnet Pensions for Sakring AB is BOX 30068 SE, 104 25 Stockholm, Sweden.

(21)
Consists of 2,130,310 Class A Ordinary Shares held of record by Photenalo Limited. The address of Photenalo Limited is Themistokli Dervi, 5n Elenion Building, 1068, Nicosia, Cyprus.

(22)
Consists of 531,161 Class A Ordinary Shares held of record by Atlas Peak Capital II, L.P. The address of Atlas Peak Capital II, L.P. is 850 New Burton Road, Suire 201, Dover, Delaware 19904, USA.

(23)
Consists of (i) 710,972 Class A Ordinary Shares (ii) 8,625,000 Class A Ordinary Shares issuable upon the exercise of our public warrants trading on the NYSE under the symbol “BBLN.WS.”

(24)
Consists of 3,377,414 Class A Ordinary Shares held of record by Envst Opportunities LLC. The address of Envst Opportunities LLC is 2708 Wilshire Blvd, Suite 380 Santa Monica, CA 90403.

(25)
Consists of 1,863,290 Class A Ordinary Shares held of record by Works Capital LLC. The address of Works Capital LLC is 4235 Hillsboro Pike, Suite 300, Nashville, TN 37215.

(26)
Consists of 600,000 Class A Ordinary Shares held of record by Rich Williams. The address of Rich Williams is 4020 Sneed Road, Nashville, TN 37215.

(27)
Consists of 451,064 Class A Ordinary Shares held of record by DWFTQOF, LLC. The address of DWFTQOF, LLC is 4020 Sneed Road, Nashville, TN 37215.

(28)
Consists of 633,308 Class A Ordinary Shares held of record by ODR QOF LLC. The address of ODR QOF LLC is 250 N Whistleberry Road, Gallatin Gateway, MT 59730.

(29)
Consists of 523,348 Class A Ordinary Shares held of record by 211 LV, LLC. The address of 211 LV, LLC is 1980 Festival Plaza Drive Suite 300, Las Vegas, NV 89135.

(30)
Consists of 25,719 Class A Ordinary Shares held of record by Jason Harinstein. The address of Jason Harinstein is 1980 Festival Plaza Drive Suite 300, Las Vegas, NV 89135.

(31)
Consists of 21,432 Class A Ordinary Shares held of record by Katie May. The address of Katie May is 1511 Rockcliff Road, Austin, TX 78746.

(32)
Consists of 21,433 Class A Ordinary Shares held of record by Stephen Smith. The address of Stephen Smith is 6 Lynn Road, Englewood, CO 80113.

(33)
Consists of 21,432 Class A Ordinary Shares held of record by Roushan Zenooz. The address of Roushan Zenooz is 576 Magdalena Avenue, Los Altos, CA 94024.

(34)
Consists of 5,744 Class A Ordinary Shares held of record by Mike Durden. The address of Mike Durden is 48 Duncan Estate Drive, Fletcher, NC 28732.

(35)
Consists of 5,010,000 Class A Ordinary Shares held of record by Trustees of Dartmouth College. The address of Trustees of Dartmouth College is 7 Lebanon St, ste 302, Hanover, NH 03755.

EXPENSES OF THIS OFFERING
Set forth below is an itemization of the total expenses which are expected to be incurred in connection with the registration of the ordinary shares registered hereby. With the exception of the registration fee payable to the SEC, all amounts are estimates.
Expense	Amount
SEC registration fee	$335,582
Printing expenses	200,000
Legal fees and expenses	275,000
Accounting fees and expenses	275,000
Miscellaneous	114,418
Total	$1,200,000

LEGAL MATTERS
The validity of the Class A Ordinary Shares registered pursuant to the registration statement of which this prospectus forms a part and certain other legal matters under the laws of the Bailiwick of Jersey, Channel Islands, a British crown dependency, has been passed upon by Walkers (Jersey) LLP.

EXPERTS
The consolidated financial statements of Babylon Holdings Limited and its subsidiaries as of December 31, 2021 and 2020, and for each of the years in the three-year period ended December 31, 2021, have been included herein in reliance upon the report of KPMG LLP (United Kingdom) (“KPMG”), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2021 consolidated financial statements contains an explanatory paragraph that states that the Company’s dependency on its ability to raise further capital in the short term gives rise to significant doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
KPMG audited the consolidated financial statements of Babylon Holdings Limited for the years ended December 31, 2021, 2020 and 2019 and were in compliance with the independence requirements of the United Kingdom (the Financial Reporting Council’s Ethical Standard and the International Ethics Standards Board for Accountants’ Code of Ethics (“IESBA”)) for such periods and when the respective audit reports included in this prospectus were issued. In addition, for 2020, KPMG was required to be independent under SEC and PCAOB independence Rules and Regulations. However, during 2020, one of KPMG’s affiliates, referred to as a KPMG member firm, provided non-audit services pursuant to an engagement between an upstream controlling affiliate of us and that KPMG member firm. This related to the delivery of a service that consisted of a legal service and a management function, to an upstream affiliate of ours that was impermissible when evaluated under the auditor independence standards of Regulation S-X and of the PCAOB. The KPMG member firm that engaged in delivery of this service did not include KPMG U.K. or any of its staff and did not provide any audit services to us. Under local and IESBA rules this service was permissible.
This impermissible non-audit service was related to a legal service and a management function on the structure of a property investment by an upstream affiliate of ours and did not relate to the core group business activities that will be included in our consolidated financial statements. None of the deliverables under the service will be subject to audit procedures performed by KPMG U.K. as part of our audit, and the service had no impact on the internal control over our financial reporting. Together, the KPMG member firm earned fees of approximately 17,000 Euro ($19,000 USD equivalent) in 2020 in relation to this non-audit service. These fees were insignificant to the business of the relevant KPMG member firm providing the service as well as to Babylon. The management of the upstream affiliate of Babylon Holdings Limited retained all decision making and ultimate responsibility for the service provided, and the service was completed and exited in September 2020.
The audit committee of our board of directors and KPMG have separately considered the impact that this impermissible non-audit service may have had on KPMG’s objectivity and impartiality with respect to their audits of us. Both the audit committee of our board of directors and KPMG have concluded this non-audit service did not affect KPMG’s ability to exercise objective and impartial judgment on all issues encompassed within the audit engagement performed by KPMG for our consolidated financial statements for the year ended December 31, 2020, and that a reasonable investor with knowledge of all relevant facts and circumstances would reach the same conclusion.

ENFORCEABILITY OF CIVIL LIABILITY
We are a company organized under the laws of the Bailiwick of Jersey, Channel Islands, a British crown dependency that is an island located off the coast of Normandy, France. Accordingly, you may have difficulty serving legal process within the United States. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that Jersey courts would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of our securities by serving our U.S. agent irrevocably appointed for that purpose.

WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form F-1 of which this prospectus forms a part under the Securities Act that registers the Class A Ordinary Shares that may be offered under this prospectus from time to time. The registration statement on Form F-1, including the attached exhibits and schedules, contains additional relevant information about us and our capital stock. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement. For further information about us and the Registered Shares, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. With respect to the statements contained in this prospectus regarding the contents of any agreement or any other document, in each instance, the statement is qualified in all respects by the complete text of the agreement or document, a copy of which has been filed as an exhibit to the registration statement.
We are subject to the informational reporting requirements of the Exchange Act. We file reports and other information with the SEC under the Exchange Act. Our SEC filings are available over the Internet at the SEC’s website at http://www.sec.gov. Our website address is www.babylonhealth.com. The information on, or that can be accessed through, our website is not part of this prospectus.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of Babylon Holdings Limited:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Babylon Holdings Limited and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of profit and loss and other comprehensive loss, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2021, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company’s dependency on its ability to raise further capital in the short term gives rise to significant doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2015.
London, United Kingdom
March 30, 2022

Babylon Holdings Limited
Consolidated Statement of Profit and Loss and Other Comprehensive Loss
		For the Year Ended December 31,
		2021	2020*	2019*
	Notes	$’000	$’000	$’000
Revenue	8	322,921	79,272	16,034
Cost of care delivery		(289,672)	(67,254)	(19,810)
Platform & application expenses	11	(42,829)	(38,137)	(23,569)
Research & development expenses	12	(47,534)	(54,711)	(51,205)
Sales, general & administrative expenses	13	(196,673)	(94,681)	(84,270)
Recapitalization transaction expense	15	(148,722)	—	—
Operating loss		(402,509)	(175,511)	(162,820)
Finance costs	14	(14,291)	(4,530)	(1,116)
Finance income	14	326	610	1,015
Change in fair value of warrant liabilities	29	27,811	—	—
Exchange gain / (loss)		868	(2,836)	17,075
Net finance income (expense)		14,714	(6,756)	16,974
Gain on sale of subsidiary	7	3,917	—	—
Gain on remeasurement of equity interest	6	10,495	—	—
Share of loss of equity-accounted investees		(2,602)	(1,124)	—
Loss before taxation		(375,985)	(183,391)	(145,846)
Tax benefit / (provision)	16	1,474	(4,639)	5,559
Loss for the financial year		(374,511)	(188,030)	(140,287)
Other comprehensive loss
Items that may be reclassified subsequently to profit or loss:
Currency translation differences		(1,702)	3,579	(9,693)
Other comprehensive gain / (loss) for the year, net of income tax		(1,702)	3,579	(9,693)
Total comprehensive loss for the year		(376,213)	(184,451)	(149,980)
Loss attributable to:
Equity holders of the parent		(368,482)	(186,799)	(140,287)
Non-controlling interest		(6,029)	(1,231)	—
		(374,511)	(188,030)	(140,287)
Total comprehensive loss attributable to:
Equity holders of the parent		(370,184)	(183,220)	(149,980)
Non-controlling interest		(6,029)	(1,231)	—
		(376,213)	(184,451)	(149,980)
Loss per share
Net loss per share, Basic and Diluted	32	(1.36)	(0.77)	(0.58)
Weighted average shares outstanding, Basic and Diluted	32	271,321,253	242,935,770	241,903,166

*
Restated to reflect reclassification of certain expense items described in Note 2.

The accompanying notes form an integral part of the financial statements.

Babylon Holdings Limited
Consolidated Statement of Financial Position
		As of December 31,
		2021	2020
	Notes	$’000	$’000
ASSETS
Non-current assets
Right-of-use assets	25	7,844	2,572
Property, plant and equipment	17	24,990	1,334
Investments in associates	19	—	8,876
Goodwill	18	93,678	17,832
Other intangible assets	18	111,421	78,853
Total non-current assets		237,933	109,467
Current assets
Right-of-use assets	25	3,999	1,942
Trade and other receivables	20	24,119	13,525
Prepayments and contract assets	20	26,000	8,841
Cash and cash equivalents	24	262,581	101,757
Assets held for sale	33	—	3,282
Total current assets		316,699	129,347
Total assets		554,632	238,814
EQUITY AND LIABILITIES
EQUITY
Ordinary share capital	28	16	10
Preference share capital	28	—	3
Share premium	28	922,897	485,221
Share-based payment reserve	28	80,371	32,185
Retained earnings		(837,986)	(469,504)
Foreign currency translation reserve	28	(27)	1,675
Total capital and reserves		165,271	49,590
Non-controlling interests		—	(1,231)
Total equity		165,271	48,359
LIABILITIES
Non-current liabilities
Loans and borrowings	26	168,601	—
Contract liabilities	8	70,396	57,274
Lease liabilities	25	8,442	2,011
Deferred grant income	22	7,236	7,488
Deferred tax liability	16	1,019	—
Total non-current liabilities		255,694	66,773
Current liabilities
Trade and other payables	21	22,686	7,745
Accruals and provisions	21	36,856	18,636
Claims payable	23	24,628	3,890
Contract liabilities	8	23,786	18,744
Warrant liability	29	20,128	—
Lease liabilities	26	4,190	2,488
Deferred grant income	22	1,208	—
Loans and borrowings	26	185	70,357
Liabilities directly associated with the assets held for sale	33	—	1,822
Total current liabilities		133,667	123,682
Total liabilities		389,361	190,455
Total liabilities and equity		554,632	238,814
The accompanying notes form an integral part of the financial statements.

Babylon Holdings Limited
Consolidated Statement of Changes in Equity
		Share capital	Share premium	Share-based payment reserve	Retained earnings	Foreign exchange revaluation reserve	Equity attributable to owners of the parent company	Non- controlling Interest	Total equity
	Notes	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Balance at January 1, 2019		10	76,833	7,302	(142,418)	7,789	(50,484)	—	(50,484)
Loss for the financial year		—	—	—	(140,287)	—	(140,287)	—	(140,287)
Foreign exchange movement		—	—	—	—	(9,693)	(9,693)	—	(9,693)
Issuance of shares	28	3	377,270	—	—	—	377,273	—	377,273
Equity-settled share-based payment transactions	27	—	—	7,966	—	—	7,966	—	7,966
Equity issuance costs		—	(11,048)	—	—	—	(11,048)	—	(11,048)
Effect of share redenomination		—	70	—	—	—	70	—	70
Balance at December 31, 2019		13	443,125	15,268	(282,705)	(1,904)	173,797	—	173,797
Loss for the financial year		—	—	—	(186,799)	—	(186,799)	(1,231)	(188,030)
Foreign exchange movement		—	—	—	—	3,579	3,579	—	3,579
Issuance of shares	28	—	11,907	—	—	—	11,907	—	11,907
Conversion of convertible debt	26, 28	—	30,189	—	—	—	30,189	—	30,189
Equity-settled share-based payment transactions	27	—	—	16,917	—	—	16,917	—	16,917
Balance at December 31, 2020		13	485,221	32,185	(469,504)	1,675	49,590	(1,231)	48,359
Loss for the financial year		—	—	—	(368,482)	—	(368,482)	(6,029)	(374,511)
Foreign exchange movement		—	—	—	—	(1,702)	(1,702)	—	(1,702)
Issuance of shares in the Merger and PIPE financing	5, 15, 28	2	347,021	—	—	—	347,023	—	347,023
Fair value of non-controlling interests upon consolidation	6	—	—	—	—	—	—	64,274	64,274
Acquisition of non-controlling interests	6	—	51,033	—	—	—	51,033	(57,014)	(5,981)
Equity issuance costs	15	—	(32,787)	—	—	—	(32,787)	—	(32,787)
Conversion of convertible debt	26, 28	1	69,999	—	—	—	70,000	—	70,000
Equity issued as consideration for acquisitions	6	—	2,349	—	—	—	2,349	—	2,349
Equity-settled share-based payment transactions	27	—	—	48,186	—	—	48,186	—	48,186
Issuance of shares in connection with option exercises		—	61	—	—	—	61	—	61
Balance at December 31, 2021		16	922,897	80,371	(837,986)	(27)	165,271	—	165,271
The accompanying notes form an integral part of the financial statements.

Babylon Holdings Limited
Consolidated Statement of Cash Flows
		For the Year Ended December 31,
		2021	2020	2019
	Notes	$’000	$’000	$’000
Cash flows from operating activities
Loss for the year		(374,511)	(188,030)	(140,287)
Adjustments to reconcile Loss for the year to net cash used in operating activities:
Recapitalization transaction expense	15	148,722	—	—
Share-based compensation	27	46,307	9,557	7,966
Depreciation and amortization	17, 18, 25	35,004	14,487	2,496
Change in fair value of warrant liabilities	29	(27,811)	—	—
Gain on remeasurement of equity interest	6	(10,495)	—	—
Finance costs	14	14,291	4,530	1,116
Gain on sale of subsidiary	7	(3,917)	—	—
Share of loss of equity-accounted investees		2,602	1,124	—
Taxation	16	(1,474)	4,639	(5,559)
Impairment expense	18	941	6,436	—
Exchange (gain) / loss		(868)	2,836	(17,075)
Finance income	14	(326)	(610)	(1,015)
		(171,535)	(145,031)	(152,358)
Working capital adjustments
(Increase) / Decrease in trade and other receivables	20	(21,829)	738	(9,308)
Increase / (Decrease) in trade and other payables	8, 21	47,496	2,323	18,052
(Increase) / Decrease in assets held for sale	33	—	(3,282)	—
Increase / (Decrease) liabilities directly associated with the assets held for sale	33	—	1,822	—
Net cash used in operating activities		(145,868)	(143,430)	(143,614)
Cash flows from investing activities
Development costs capitalized	18	(32,120)	(36,509)	(36,036)
Acquisitions, net of cash acquired	6	(13,798)	(25,671)	—
Capital expenditure	17	(8,103)	(719)	(1,915)
Purchase of shares in associates and joint ventures		(5,000)	(10,000)	—
Cash assumed upon consolidation through control		3,792	—	—
Proceeds from sale of investment in subsidiary	7	2,213	—	—
Payment of lease deposit		(2,105)	—	—
Interest received	14	326	673	1,015
Net cash used in investing activities		(54,795)	(72,226)	(36,936)
Cash flows from financing activities
Proceeds from issuance of notes and warrants	26	270,563	—	—
Proceeds from issuance of share capital	28	229,311	12,096	320,334
Repayment of cash loan	26	(82,000)	—	(1,231)
Payment of equity and debt issuance costs		(36,043)	(10,245)	(773)
Repayments of borrowings		(7,431)	—	—
Interest paid	14	(5,219)	(252)	(851)
Principal payments on leases	25	(4,156)	(1,541)	(1,228)
Payments to acquire non-controlling interests		(2,352)	—	—
Proceeds from issuance of convertible loan notes	26	—	100,000	51,064
Repayment of convertible loan notes		—	—	(14,794)
Other financing activities, net		(470)	—	—
Net cash provided by financing activities		362,203	100,058	352,521
Net increase / (decrease) in cash and cash equivalents		161,540	(115,598)	171,971
Cash and cash equivalents at January 1,		101,757	214,888	46,031
Effect of movements in exchange rate on cash held		(716)	2,467	(3,114)
Cash and cash equivalents at December 31,		262,581	101,757	214,888
The accompanying notes form an integral part of the financial statements.

The supplemental disclosure requirements for the Consolidated Statement of Cash Flows are as follows:
	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Non-cash financing and investing activities:
Acquisition date fair value of Higi upon consolidation	86,043	—	—
Conversion of borrowings	70,000	—	—
Acquisitions of non-controlling interests	(54,662)	—	—
Fair value of warrants issued in Merger	(31,009)	—	—
Fair value of warrants issued in connection with Loans and borrowings	(16,930)	—	—
Equity and debt issuance costs in accruals and provisions	(4,521)	—	—
Equity issued as consideration for acquisitions	(2,349)	—	—
Share-based compensation expense capitalized in development costs	(1,879)	(7,616)	—
The accompanying notes form an integral part of the financial statements.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
1.
Corporate Information

Babylon Holdings Limited (the “Company,” “Babylon,” “we” or “our”) is incorporated, registered and domiciled in Jersey. The address of the registered office is 31 Esplanade, St. Helier, Jersey, JE1 1FT.
Babylon is a digital-first, value-based care healthcare company whose mission is to make high-quality healthcare accessible and affordable for everyone on Earth. Babylon is re-engineering healthcare, shifting the focus from sick care to proactive healthcare, in order to improve the overall patient experience and reduce healthcare costs. This is achieved by leveraging a highly scalable, digital-first platform combined with high quality, virtual clinical operations to provide integrated, personalized healthcare. Babylon works with governments, health providers and insurers across the globe, and support healthcare facilities from small local practices to large hospitals.
On June 3, 2021, Babylon announced it entered into a definitive merger agreement (the “Merger Agreement”) with Alkuri Global Acquisition Corp (“Alkuri”), a special purpose acquisition company (the “Merger”) following the unanimous approval of the Board of Directors of the Company and Alkuri. The transaction was consummated on October 21, 2021, and the combined company operates as Babylon and trades on the New York Stock Exchange. The Merger was accounted for as a recapitalization in accordance with IFRS 2, Share-based Payments (“IFRS 2”) as issued by the International Accounting Standards Board. Under this method of accounting, Babylon was treated as the “acquirer” company. This determination was primarily based on Babylon comprising the ongoing operations of the combined company and Babylon’s senior management comprising the senior management of the combined company. See Note 5 for additional discussion.
2.
Basis of Preparation

These financial statements consolidate those of the Company and its subsidiaries (together referred to as the “Group”).
The Group financial statements have been prepared on the historical cost basis and approved by the Directors in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. These Consolidated Financial Statements were authorized for issue on March 30, 2022.
The accounting policies set out below have, unless otherwise stated, been applied consistently to all periods presented in these Group financial statements.
Judgements made by the directors, in the application of these accounting policies that have significant effect on the financial statements and estimates with a significant risk of material adjustment in the next year, are discussed in Note 3.
Going Concern
At December 31, 2021, the Group incurred a loss for the year of $374.5 million (2020: loss of $188.0 million, 2019: loss of $140.3 million), which includes a Recapitalization transaction expense of $148.7 million, and operating cash outflows of $145.9 million (2020: $143.4 million, 2019: $143.6 million). As of December 31, 2021 the Group had a net asset position of $165.3 million (2020: $48.4 million). At December 31, 2021, the Group had cash and cash equivalents of $262.6 million (2020: $101.8 million). The Group has financed its operations principally through issuances of debt and equity securities and has a strong record of fundraising, including the closing of the Merger and PIPE Transaction (as defined below) on October 21, 2021 receiving proceeds of $229.3 million (Note 5) and entering into a note subscription agreement for $200.0 million on October 8, 2021 (Note 26). The Group requires significant cash resources to, among other things, fund working capital requirements, increase headcount, make capital expenditures, including those related to product development, and expand our business through acquisitions.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
The directors have prepared cash flow forecasts for a period of twelve months from the date of approval of these financial statements which indicate that when combined with additional borrowings we expect to receive at the end of March 2022 (Note 26), we have sufficient liquidity to fund our liabilities as they become due for the next twelve months if we continue with our planned growth strategy.
While there is no assurance that additional funds are available on acceptable terms, the directors believe that they will be successful in raising the additional capital needed to execute our planned growth strategy and to meet working capital and capital expenditure requirements that may fall due after March 2023. Based on this, we believe it remains appropriate to prepare our financial statements on a going concern basis.
However, the above indicates that there are material uncertainties (ability to fund raise further capital) related to events or conditions that may cast significant doubt on the Group’s ability to continue as a going concern and therefore, to continue realizing its assets and discharging its liabilities in the normal course of business.
The financial statements do not include any adjustments that would result from the basis of preparation being inappropriate.
Funding Requirements
As of December 31, 2021, we had a net asset position of $165.3 million (2020: $48.4 million), including cash and cash equivalents of $262.6 million (2020: $101.8 million).
Our directors performed a going concern assessment for a period of twelve months from the date of approval of these financial statements to assess whether conditions exist that raise substantial doubt regarding the Company’s ability to continue as a going concern. This assessment, when combined with additional borrowings we expect to receive at the end of March 2022 (Note 26), indicates we have sufficient liquidity to fund our liabilities as they become due for the next twelve months, but that additional funding is required to provide sufficient funds to meet our liabilities that may fall due beyond March 2023 if we continue with our planned growth strategy.
We believe that we will be successful in raising the additional capital we need to execute our planned growth strategy and to meet our working capital and capital expenditure requirements that may arise after March 2023. Based on this, we believe it remains appropriate to prepare our financial statements on a going concern basis.
Basis of Consolidation
Subsidiaries
Subsidiaries are all entities over which the Group has control. The Group controls an entity when the Group is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power to direct the activities of the entity. To determine whether the Group controls an entity, status of voting or similar rights, contractual arrangements and other specific factors are considered. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are deconsolidated from the date on which that control ceases.
Prior to December 31, 2021, the Group held certain rights in the form of purchase options to acquire additional equity interests in entities that it had an existing shareholding in. These rights are assessed as either substantive or protective in nature to conclude whether the Group exercises control over the entity. This assessment requires judgement relating to both the barriers that may prevent, and the extent to which the Group would benefit from, exercise of those rights and determines whether the Group should consolidate the entity.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
In addition, the Company consolidates certain professional service corporations (“PCs”) that are owned, directly or indirectly, and operated by appropriately licensed physicians. The Company maintains control of these PCs through contractual arrangements, which can include service agreements, financing agreements, equity transfer restriction agreements, and employment agreements, or a combination thereof, which are primarily established during the formation of the PCs. At inception, the contractual framework established between the Group and the PCs provides the Group with the power to direct the relevant activities in the conduct of the PC’s non-clinical administrative and other non-clinical business activities. The physicians employed by the PC are exclusively in control of, and responsible for, all aspects of the practice of medicine for their patients. In determining whether a particular set of activities and assets is a business, the Group assesses whether the set of assets and activities acquired includes, at a minimum, an input and a substantive process and whether the acquired set has the ability to produce outputs.
Intercompany transactions, balances and unrealized gains on transactions between the Group’s companies are eliminated. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the transferred asset. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Group.
Non-controlling interests in the results and equity of subsidiaries are shown separately in the Consolidated Statement of Profit and Loss and Other Comprehensive Loss, Consolidated Statement of Financial Position and Consolidated Statement of Changes in Equity. Changes in the Group’s interest in a subsidiary that do not result in a loss of control are accounted for as equity transactions.
Associates
Associates are those entities in which the Group has significant influence, but not control, over the financial and operating policies.
Associates are accounted for using the equity method and are initially recognized at cost. The Consolidated Financial Statements include the Group’s share of the total comprehensive income and equity movements of equity accounted investees, from the date that significant influence commences until the date that significant influence ceases. When the Group’s share of losses exceeds its interest in an equity accounted investee, the Group’s carrying amount is reduced to nil and recognition of further losses is discontinued except to the extent that the Group has incurred legal or constructive obligations or has made payments on behalf of an investee.
Reclassifications
During the fourth quarter of 2021, the Group identified and corrected the classification of certain costs related to the below departments during the year ended December 31, 2020.
The reclassifications resulted in the following impact on the Consolidated Statement of Profit and Loss:
	For the Year Ended December 31, 2020
	As previously reported	Adjustment	As reported
	$’000	$’000	$’000
Platform & application expenses	(48,664)	10,527	(38,137)
Research & development expenses	(35,524)	(19,187)	(54,711)
Sales, general & administrative expenses	(103,341)	8,660	(94,681)
Operating loss	(175,511)	—	(175,511)
Loss for the financial year	(188,030)	—	(188,030)

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
The reclassifications also had an immaterial impact on the Consolidated Statement of Profit and Loss for the year ended December 31, 2019, which is not shown in the table above.
The Group has evaluated the effect of the reclassifications, both quantitatively and qualitatively, and concluded that the correction did not have a material impact on, nor require amendment of, any previously filed financial statements.
3.
Significant Accounting Judgements, Estimates and Assumptions

The preparation of the Group’s Consolidated Financial Statements requires management to make judgements, estimates and assumptions that affect the reported amounts of assets, liabilities, income and expenses. The judgments, estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant, including expectations of future events that are believed to be reasonable under the circumstances. However, the resulting accounting estimates may differ from actual results.
Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. No changes were made to the estimates and assumptions used in the last year.
The areas involving significant estimates or judgements are:
Business Combinations (Note 6)
We record tangible and intangible assets acquired and liabilities assumed in business combinations under the acquisition method of accounting. Acquisition consideration typically includes cash payments and equity issued as consideration. In acquisitions where no consideration is transferred, goodwill is measured based on the fair value of the acquiree. Amounts paid for each acquisition are allocated to the assets acquired and liabilities assumed based on their estimated fair values at the date of acquisition inclusive of identifiable intangible assets. The estimated fair value of identifiable assets and liabilities, including intangibles, are based on valuations that use information and assumptions available to management. We allocate any excess purchase price over the fair value of the tangible and identifiable intangible assets acquired and liabilities assumed to goodwill. Significant management judgments and assumptions are required in determining the fair value of assets acquired and liabilities assumed, particularly acquired intangible assets, including estimated useful lives. The valuation of purchased intangible assets is based upon estimates of the future performance and discounted cash flows of the acquired business. Each asset acquired or liability assumed is measured at estimated fair value from the perspective of a market participant.
Revenue Recognition (Note 8)
Certain of the Group’s contracts with customers include promises to transfer multiple services to a customer. The Group assesses the services promised in a contract and identifies distinct or bundled performance obligations in the contract. Identification of these performance obligations involves judgement to determine the promises and the ability of the customer to benefit independently from such promises. If multiple performance obligations are identified in the contract the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis, for which the Group recognizes revenue as or when the performance obligations under the contract are satisfied. Significant judgment is required to determine the stand-alone selling price for each distinct performance obligation and the determination may not always be discernible from past transactions or other observable evidence. We utilize several inputs when determining stand-alone selling price, including the price of services sold on a standalone basis, our overall pricing strategies, the cost of providing the service, market data and the geographic locations in which the service is provided.
The Group has determined that a portion of the transaction price under value-based care agreements is variable as it is dependent on factors such as the health of our members, our ability to realize savings in healthcare spend for those members and the achievement of certain quality performance metrics. The variable

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
portion of our value-based care revenue is estimated using the most likely amount methodology and amounts are only included in revenue to the extent that it is highly probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. Value-based care revenue is recognized gross when it is assessed that the performance obligation relates to the whole of the patient journey with the Group responsible for arranging, providing and controlling the value-based care services provided to the attributed members. This is a significant judgement when assessing the performance obligation. For the year ended December 31, 2021, revenue related to value-based care arrangements totaling $220.9 million (2020: $26.0 million, 2019: $0.0 million) was recognized gross.
Capitalization of Development Costs (Note 18)
The Group capitalizes expenditures for the development of technology to the extent that it is expected to meet the criteria in accordance with IAS 38, Intangible Assets (“IAS 38”). The decision to capitalize is based on significant judgments made by management, including the technical feasibility of completing the intangible asset so that it will be available for use or sale and assumptions used to demonstrate that the asset will generate probable future economic benefits (e.g., projected cash flow projections, discount rate). Development Costs of $34.0 million (2020: $43.0 million) were capitalized in the year based on a model whereby a percentage is allocated to employee related expenses based on the time spent on the development of assets. All employee expenses included in this balance relate to employees in the product and technology departments, and the percentage attributable varies dependent on the nature of the work performed and the type of asset being developed.
Impairment of Intangible Assets (Note 18)
The carrying values of our long-lived intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable. If any indication exists, then the asset’s recoverable amount is estimated. Determining the recoverable amount is subjective and requires management to estimate future growth, profitability, discount and terminal growth rates, and project future cash flows, among other factors. Future events and changing market conditions may impact our assumptions as to prices, costs or other factors that may result in changes to our estimates of future cash flows.
If we conclude that a definite or indefinite long-lived intangible asset is impaired, we recognize a loss in an amount equal to the excess of the carrying value of the asset over its fair value at the date of impairment. The fair value at the date of the impairment becomes the new cost basis and will result in a lower depreciation expense than for periods before the asset’s impairment.
Consolidation (Note 19)
Prior to December 31, 2021, the Group held certain rights in the form of purchase options to acquire additional equity interests in entities that it had an existing shareholding in. These rights are assessed as either substantive or protective in nature to conclude whether the Group exercises control over the entity. This assessment requires judgement relating to both the barriers that may prevent, and the extent to which the Group would benefit from, exercise of those rights and determines whether the Group should consolidate the entity.
Claims Payable (Note 23)
Claims payable includes estimates of our obligations for medical care services that have been rendered on behalf of our members, but for which claims have either not yet been received or processed, and loss adjustment expense reserve for the expected costs of settling these claims.
We utilize independent actuaries to develop estimates for medical expenses incurred but not yet paid (“IBNP”) using actuarial processes that are applied on a systematic and consistent basis. These estimates use actuarial methods that are commonly used by health insurance actuaries and meet Actuarial Standards

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Notes to the Consolidated Financial Statements
of Practice. These actuarial methods consider factors, such as historical data for payment patterns, seasonal variances, membership volume, as well as other medical cost trends. The independent actuaries provide us with reports that includes the results of their analysis of our medical claims liability. We do not solely rely on their report to adjust our claims liability. We utilize their calculation of our claims liability, together with management’s judgment, to determine the assumptions to be used in the calculation of our liability for claims.
Claims payable includes claims reported but not yet paid, estimates for claims incurred but not reported, and estimates for the costs necessary to process unpaid claims at the end of each period. Each period, we re-examine previously established claims payable estimates based on actual claim submissions and other changes in facts and circumstances. As the Claims payable estimates recorded in prior periods develop, we adjust the amount of the estimates and include the changes in estimates in medical expenses in the period in which the change is identified.
Actuarial Standards of Practice generally require that the medical claims liability estimates be adequate to cover obligations under moderately adverse conditions. Moderately adverse conditions are situations in which the actual claims are expected to be higher than the otherwise estimated value of such claims at the time of estimate. In many situations, the claims amount ultimately settled will be different than the estimate that satisfies the Actuarial Standards of Practice. We include in our IBNP an estimate for medical claims liability under moderately adverse conditions, which represents the risk of adverse deviation of the estimates in its actuarial method of reserving.
We believe that Claims payable is adequate to cover future claims payments required. However, such estimates are based on knowledge of current events and anticipated future events. Therefore, the actual liability could differ materially from the amounts provided.
Classification of Warrants Assumed in the Merger (Note 29)
Warrants assumed in the Merger give the holder the right, but not the obligation to subscribe to the Company’s Ordinary Shares at a fixed or determinable price for a specified period of five years. These instruments were considered to be part of the net assets acquired in the Merger and, therefore, have applied the provisions of debt and equity classification under IAS 32, Financial Instruments: Presentation (“IAS 32”). In the event of a tender or exchange offer made to and accepted by holders of more than 50% of the outstanding shares of the Company’s common stock, all holders of the warrants would be entitled to receive cash for their warrants. Therefore, the warrants are accounted for as a financial liability, recognized at fair value upon the closing of the Merger, and subsequently remeasured at fair value through the Consolidated Statement of Profit and Loss.
4.
Summary of Significant Accounting Policies

The consolidated Group financial statements have been prepared under the historical cost basis, as modified by the recognition of certain financial instruments measured at fair value and are presented in United States Dollar (“USD”) which is the Group’s presentation currency. All values are rounded to the nearest thousands, except where otherwise indicated.
The principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated.
Revenue Recognition
Revenue is primarily derived from the following sources: (1) capitation revenue from value-based care services, (2) software license fees for the provision of AI services, and (3) patient revenues from the provision of clinical services.
Revenue is recognized upon transfer of control of services to customers in an amount that reflects the consideration which the Group expects to receive in exchange for those services.

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Notes to the Consolidated Financial Statements
Contract assets are recognized when there is an excess of revenue earned over billings on contracts where the rights are conditional on something other than passage of time. Contract assets primarily relate to the Group’s rights to consideration for work performed but subject to customer acceptance at the reporting date.
Income received in advance (“contract liability”) is recognized when there are billings in excess of revenues earned for services rendered.
The Group’s contracts with customers could include promises to transfer multiple services to a customer. The Group assesses the services promised in a contract and identifies distinct or bundled performance obligations in the contract. Identification of these performance obligations involves judgement to determine the promises and the ability of the customer to benefit independently from such promises. If multiple performance obligations are identified in the contract the transaction price is allocated to each performance obligation on a relative stand-alone selling price basis, for which the Group recognizes revenue as or when the performance obligations under the contract are satisfied. Transaction prices are adjusted for the effects of a significant financing component if we expect, at contract inception, that the period between the transfer of the promised goods or services to the customer and when the customer pays for that service will be more than one year.
The Group exercises judgement in determining whether the performance obligation is satisfied at a point in time or over a period of time. The Group considers indicators such as how a customer consumes benefits as services are rendered, existence of enforceable rights to payment for performance to date, transfer of significant risks and rewards to the customer and acceptance of delivery of the service by the customer.
Value-based Care Revenue
Value-based care (“VBC”) revenue consists primarily of per member per month (“PMPM”) allocations for care management services by the Group under arrangements with various customers. Under the typical capitation arrangement, we are entitled to PMPM fees to provide a defined range of VBC services to attributed members. PMPM fees are based upon fixed rates per member or a percentage of the per member premium of the health plan and are not dependent upon the volume of specific care services provided. In addition, the arrangements usually include payments dependent on factors such as the health of our members, our ability to realize savings in healthcare spend for those members and the achievement of certain quality performance metrics. Unlike clinical services revenue discussed below, the Group accepts partial or full financial risk (either global or professional) for members attributed to our VBC services in exchange for a fixed monthly allocation, which means we are responsible for the cost of all covered services provided to members.
In general, the Group considers all VBC revenue contracts as containing a single performance obligation to stand ready to provide managed VBC services to the attributed members. This performance obligation is satisfied over time as the Group stands ready to fulfill its obligation to the attributed members as a group. Accordingly, the Group recognizes revenue in the month in which attributed members are entitled to receive VBC services during the contract term.
Part of the consideration received under VBC revenue contracts is variable as the contracts contain provisions dependent on factors such as the health of our members, our ability to realize savings in healthcare spend for those members and the achievement of certain quality performance metrics. VBC revenue is estimated using the most likely amount methodology and amounts are only included in revenue to the extent that it is highly probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. Such uncertainties may only be resolved several months after the end of the reporting period because of the availability of sufficient reliable data relating to factors such as quality metrics, member specific attributes and healthcare service costs. Subsequent changes in VBC revenue and the amount of PMPM revenue to be recognized by the Company are reflected in subsequent periods.

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Notes to the Consolidated Financial Statements
VBC revenue is recognized gross when it is assessed that the performance obligation relates to the whole of the patient journey with the Group responsible for arranging, providing and controlling the VBC services provided to the attributed members, with expenses payable to other healthcare providers.
Software Licensing Revenue
Under IFRS 15, Revenue from Contracts with Customers (“IFRS 15”) the Group must determine whether the Group’s promise to grant a software license provides its customer with either a right to access the Group’s intellectual property (“IP”) or a right to use the Group’s IP. A software license will provide a right to access the IP if there is significant development of the IP expected in the future, whereas for a right to use, the IP is to be used in the condition it is at the time the software license is signed and made available to the customer. Our license fee revenue consists of artificial intelligence (“AI”) services that are provided on a continuous basis for the contractual period. Where we have determined that the customer obtains a right to access our AI services, we recognize revenue on a straight-line basis over the contractual term beginning when the customer has access to the service. Where we identify that the customer obtains a right to use license, we recognize revenue from the license upfront at the point in time at which the license is granted and the software is made available to the customer. Any contract specific revenue relating to localization of services prior to the commencement of software license term is not deemed to be distinct from the software license contract and is consequently also recognized over the software license term. Efforts to satisfy performance obligations are expended evenly throughout the performance period and so the performance obligation is considered to be satisfied evenly over time.
In some cases, we have concluded that upfront payments included in software license contracts with customers have a significant financing component considering the period between the upfront payment and the services provided, when the contract term is more than one year. As a result, the transaction price must be adjusted to account for the time value of money by using an appropriate discount rate. The discount rate utilized is determined based on the rate that would be reflected in a separate financing transaction with the customer. When a significant financing component exists, we recognize a contract liability for the entire upfront cash payment received, excluding the amount relating to the financing component from the transaction price. Additionally, interest expense is recognized over the duration of the contract under the amortized interest method.
Clinical Service Revenue
Clinical service revenue represents clinical services provided to our business and private patients under an arrangement and is recognized when the services are rendered. Our clinical service fees are based on PMPM subscription fees and fees per appointment (“fee-for-service”). PMPM subscription fees give members access to our clinical services over the contractual period as set forth in the arrangement, recognized monthly based on the number of members covered by the plan in a given month. Fee-for-service is based on contracted rates determined in agreed-upon compensation schedules and is recognized when the services are rendered at a point in time. In arrangements where PMPM subscription fees are charged we assess whether any of the transaction price should be allocated to software licensing revenue and allocate on a contract by contract basis.
Cost of Care Delivery
Cost of care delivery primarily consists of claims costs from physicians and other health professionals in our provider network and costs incurred in connection with our provider network operations, including rent, insurance and other direct costs incurred in the delivery of patient care. Cost of care delivery is mainly driven by patient activity and required medical services that are relatively variable. Costs incurred relating to the delivery of VBC services is recognized as an expense within cost of care delivery over time as the expense is incurred.

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Notes to the Consolidated Financial Statements
Grant Income
We recognize income related to grants on a systematic and rational basis when it becomes probable that we have complied with the terms and conditions of the grant and in the period in which the corresponding costs or income related to the grant are recognized. We receive grants in the form of cash contributions towards outreach projects and tax credits for certain qualifying research and development expenditures. These grants are recognized as non-current deferred grant income liability, released either over the period of the grant contract or over the same period that the related capitalized development costs are amortized. The offset to the release of the long term deferred grant income liability is recognized as revenue for outreach grants and a reduction in Platform & application expenses for tax credits.
Platform & Application Expenses
Platform & application expenses are costs of revenue for our digital healthcare platform. These costs primarily include employee-related salaries, benefits, stock-based compensation, and contractor and consultant expenses that are engaged in providing professional services related to support and maintenance of the digital healthcare platform. These costs also include third-party application costs, hosting services, and other direct costs. The amortization of capitalized development costs are also included in Platform & application expenses.
Expenditure on development activities, whereby research findings are applied to a plan or design for the production of new or substantially improved products and processes, is capitalized if the product or process is technically and commercially feasible and if the Group has sufficient resources to complete the development. Capitalized development costs are recorded as intangible assets and amortized from the point at which the development is complete, and the asset is available for use. Costs are capitalized based on a model whereby a percentage is allocated to employee related expenses based on the time spent on the development of assets. Subsequent expenditure on capitalized intangible assets is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All employee expenses included in this balance relate to employees in the product and technology departments, and the percentage attributable varies dependent on the nature of the work performed and the type of asset being developed. Expenses that do not meet the criteria for capitalization are expensed as incurred within Platform & application expenses.
The technical feasibility of a new product is determined by a management team consisting of product, technology, and finance leads based on understanding the availability of adequate technical, financial and other resources required to develop the product. The commercial feasibility of a new product is determined by understanding how this product feeds into Babylon’s current offering. Commercial leads ascertain market interest by evaluating against existing and potential customer requirements. Feasibility is challenged with input from finance leads to verify the underlying financial implications of development and assess viability. Once the technical and commercial feasibility has been established and the project has been approved for commencement, the project moves into the development phase.
As described in Note 3, development costs of $34.0 million (2020: $43.0 million) were capitalized during the year for those development and technology expenses that were deemed technologically feasible and probable of generating future economic benefits. During the period of development, the asset is tested for impairment at least annually.
Research & Development Expenses
Research & development expenses primarily included employee-related salaries, benefits, stock-based compensation, and contractor and consultant expenses that are engaged in performing activities to develop and improve the Group’s digital healthcare platform. These costs also include third-party application costs, hosting services, and other indirect costs. Research costs and development costs that do not meet the criteria for capitalization are expensed as incurred within Research & development expenses.

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Notes to the Consolidated Financial Statements
Sales, General & Administrative Expenses
Sales, general & administrative expenses include employee-related expenses, contractors and consultants expense, stock-based compensation, property and facility related expenses, IT and hosting, marketing, training and recruiting expenses. Enterprise IT and hosting costs are primarily software subscriptions, domain and hosting costs. Our Sales, general & administrative expenses also include depreciation of property, fixtures and fittings and amortization of acquired intangible assets.
Claim Expenses and Claims Payable
Claims expense, presented within Cost of care delivery, and Claims payable includes costs for third party healthcare service providers who provide medical care to our members for which the Group is contractually obligated for financial risks relating to the medical services provided. The estimated reserve for IBNP claims is included in the liability for unpaid claims in the Consolidated Statement of Financial Position. Actual claims expense will differ from the estimated liability due to factors in estimated and actual member utilization of health care services, the amount of charges and other factors. We determine our estimates through a variety of actuarial models based on medical claims history to ensure our estimates represent the best, most reasonable estimate given the data available to us at the time the estimates are made.
Taxation
Tax on the Consolidated Statement of Profit and Loss for the year comprises current and deferred tax. Tax is recognized in the Consolidated Statement of Profit and Loss except to the extent that it relates to items recognized directly in equity, in which case it is recognized in equity.
Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates enacted or substantively enacted at the reporting date, and any adjustment to tax payable in respect of previous years.
Deferred tax is provided on temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences are not provided for: the initial recognition of goodwill; the initial recognition of assets or liabilities that affect neither accounting nor taxable profit other than in a business combination, and differences relating to investments in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the reporting date.
Expenditures incurred for R&D activities have been claimed and will be reimbursed through the U.K. research and development expenditure credit scheme (the “RDEC Scheme”). Under the RDEC Scheme tax relief is given at 12.0% (up to April 1, 2020) and 13.0% (after April 1, 2020) of allowable R&D costs, which may result in a payable tax credit at an effective rate of 7.8% of qualifying expenditure for the year ended December 31, 2021. The Group recognizes the gross amount as Deferred grant income on the Consolidated Statement of Financial Position and as a reduction to Platform & application expenses over the period of expected benefit from the expenditure. The related tax charge on the credit is recognized in the year of the tax credit.
A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the temporary difference can be utilized.
Net Loss Per Share
Basic net loss per share is computed by dividing the net loss by the weighted-average number of shares of ordinary shares of the Group outstanding during the period. Diluted net loss per share is computed by giving effect to all potential ordinary shares, including outstanding stock options, warrants and convertible

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Notes to the Consolidated Financial Statements
notes, to the extent dilutive. Basic and diluted net loss per share was the same for each period presented as the inclusion of all potential ordinary shares outstanding would have been anti-dilutive. We have included shares issuable for little or no cash consideration upon the satisfaction of certain conditions (contingently issuable shares), including options and warrants, within the computation of basic net loss per share as of the date that all necessary conditions have been satisfied (in essence, when issuance of the shares is no longer contingent).
Comprehensive Loss
Comprehensive loss consists of cumulative translation gains or losses. Unrealized gains or losses are net of any reclassification adjustments for realized gains and losses included in the Consolidated Statement of Profit and Loss.
Segment Reporting
IFRS 8, Operating Segments (“IFRS 8”) requires an entity to report financial and descriptive information about its reportable segments, which are operating segments or aggregations of operating segments that meet specified criteria. Operating segments are components of an entity about which separate financial information is available that is evaluated regularly by the Chief Operating Decision Maker (“CODM”). According to IFRS 8, the CODM represents a function whereby strategic decisions are made, and resources are assigned. The CODM function is carried out by the Group’s Chief Executive Officer.
Segment information is presented based on information used by the CODM in its decision-making processes. The CODM is responsible for the Group’s key strategic and business decisions and driving the direction and growth of the Group. These include but are not limited to international growth, new services, material business agreements and corporate and management structures. The CODM’s key decisions are based on the monthly management accounts in which segment information is presented on the basis of geographic areas. Each segment derives its revenues from software license fees for the provision of AI services, patient revenues from the provision of clinical services and VBC services provided by the segment which may differ from the geographic location of the customer. Earnings before depreciation, amortization, net finance income (costs), and income taxes (“EBITDA”) is used to measure performance of each segment because the Group believes that this information is most relevant in evaluating the results of the respective segments. The accounting policies for segment information, including transactions entered between segments are generally the same as those described in the summary of significant accounting policies. The CODM is not provided with total assets and liabilities by segment, and therefore the disclosures below do not include these measures.
Segment information is reported from a geographic presence perspective. The Group’s results are provided to CODM disaggregated by geographic region, including the United Kingdom (“UK”), the United States of America (“US”), Canada (until the disposal of our Canadian subsidiary), Rwanda, and Singapore. The Group assessed the geographical segments within the aggregation guidance provided in IFRS 8 and determined that the UK and U.S. segments each exceed the quantitative thresholds and represent individual reportable segments. The remaining geographical regions individually and in aggregate do not exceed the quantitative thresholds for reportable segments. Therefore, the UK and the U.S. segments are the Group’s reportable segments for the purposes of these Consolidated Financial Statements.
Business Combinations
The acquisition consideration is measured at fair value which is the aggregate of the fair values of the assets transferred, the liabilities incurred or assumed and the equity interests in exchange for control. The consideration transferred includes the fair value of any asset or liability resulting from a contingent consideration arrangement. Any contingent consideration to be transferred by the Group is recognized at fair value at the acquisition date. Subsequent changes to the fair value of the contingent consideration are recognized in the Consolidated Statement of Profit and Loss.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
The consideration transferred in a business combination shall be measured at fair value, which shall be calculated as the sum of the acquisition-date fair values of the assets transferred by the acquirer, the liabilities incurred by the acquirer to former owners of the acquiree and the equity interests issued by the acquirer. The allocation process requires an analysis of acquired contracts, customer relationships, contractual commitments, and legal contingencies to identify and record the fair value of all assets acquired and liabilities assumed. In valuing acquired assets and assumed liabilities, fair values are based on, but are not limited to, future expected cash flows, current replacement cost for similar capacity for certain fixed assets, market rate assumptions for contractual obligations, and appropriate discount rates and growth rates.
Where the consideration transferred, together with the non-controlling interest, exceeds the fair value of the net assets, liabilities and contingent liabilities acquired, the excess is recorded as goodwill. Acquisition related costs are expensed as incurred and classified as Sales, general & administrative expenses in the Consolidated Statement of Profit and Loss.
Goodwill is capitalized as a separate item in the case of subsidiaries. Goodwill is denominated in the currency of the operation acquired.
If the business combination is achieved in stages, the acquisition date carrying value of the acquirer’s previously held equity interest in the acquiree is remeasured to fair value at the acquisition date. Any gains or losses arising from such remeasurement are recognized in the Consolidated Statement of Profit and Loss. When the Group increases its ownership interests held in one of its consolidated subsidiaries, any difference between the consideration given and the aggregate carrying value of the assets and liabilities of the acquired entity at the date of the transaction is included in equity in retained earnings.
Property, Plant and Equipment
Property, plant and equipment is stated at historical cost, which includes capitalized borrowing costs, less accumulated depreciation and any accumulated impairment losses.
Subsequent expenditure is capitalized only if it is probable that the future economic benefits associated with the expenditure will flow to the Group and the cost of the item can be measured reliably. The carrying amount of any component accounted for as a separate asset is derecognized when replaced. All other repairs and maintenance are charged to the Consolidated Statement of Profit and Loss during the reporting period in which they are incurred.
Depreciation is calculated on a straight-line basis over the estimated useful lives of the assets as follows:
– Computer equipment	3 years
– Fixtures and fittings	3 – 5 years
– Deployed machinery	4 years
At the end of each reporting period, the depreciation method, useful life and residual value of each asset is reviewed. Any revisions are accounted for prospectively as a change in estimate.
An asset’s carrying amount is written down immediately to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount.
When an asset is disposed of, the gain or loss is calculated by comparing proceeds received with its carrying amount and is recognized in the Consolidated Statement of Profit and Loss.
Other Intangible Assets
Intangible assets resulting from capitalized development costs in the normal course of business are recorded at historical cost. Intangible assets acquired in a business combination are recognized at fair value

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Notes to the Consolidated Financial Statements
at the acquisition date. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses.
The useful lives of intangible assets are assessed as either finite or indefinite.
Intangible assets with finite lives are amortized on a straight-line basis over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life are at least reviewed at the end of each reporting period. The amortization expense on intangible assets with finite lives is recognized in Sales, general & administrative expenses.
The useful lives of the Group’s intangible assets are:
– Development costs	1 – 10 years
– Developed technology	5 years
– Customer relationships	15 years
– Trade names	5 – 11 years
– Physician network	3 – 10 years
– Licenses	1 – 2 years
An intangible asset is derecognized upon disposal (i.e., at the date the recipient obtains control) or when no future economic benefits are expected from its use or disposal. Any gain or loss arising upon derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the Consolidated Statement of Profit and Loss.
Goodwill
Goodwill is measured as described in “Business combinations” above. Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill is not amortized and is reviewed for impairment at least annually as of October 1 or more frequently if triggering events occur or impairment indicators exist. Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold.
For the purpose of impairment testing, goodwill acquired in a business combination is allocated to each of the cash generating units (“CGUs”), or groups of CGUs, that is expected to benefit from the synergies of the combination. Each unit or group of units represents the lowest level within the entity at which the goodwill is monitored for internal management purposes.
Trade Receivables
We use a forward-looking expected credit loss (“ECL”) model in determining our allowance for doubtful accounts as it relates to trade receivables, contract assets, and other financial assets. Our allowance is based on historical experience, and includes consideration of the aging of the receivables, the economic environment, industry trend analysis, and the credit history and financial conditions of the customers among other factors. We measure an impairment loss as the excess of the carrying amount over the present value of the estimated future cash flows discounted using the financial asset’s original discount rate, and we recognize this loss in our Consolidated Statement of Profit and Loss. A financial asset is written-off or written-down to its net realizable value as soon as it is known to be impaired. We adjust previous write-downs to reflect changes in estimates or actual experience. Our allowance for doubtful accounts is not material.
Non-current Assets Held for Sale and Disposal Groups
Non-current assets and disposal groups are classified as held for sale when:

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Notes to the Consolidated Financial Statements
•
They are available for immediate sale,

•
Management is committed to a plan to sell,

•
It is unlikely that significant changes to the plan will be made or that the plan will be withdrawn,

•
An active program to locate a buyer has been initiated,

•
The asset or disposal group is being marketed at a reasonable price in relation to its fair value, and

•
A sale is expected to complete within 12 months from the date of classification.

Non-current assets and disposal groups classified as held for sale are measured at the lower of their carrying amount immediately prior to being classified as held for sale in accordance with the Group’s accounting policy; and fair value less costs of disposal.
An impairment loss is recognized for any initial or subsequent write-down of the asset (or disposal group) to fair value less costs to sell. A gain is recognized for any subsequent increases in fair value less costs to sell of an asset (or disposal group), but not in excess of any cumulative impairment loss previously recognized. A gain or loss not previously recognized by the date of the sale of the non-current asset (or disposal group) is recognized at the date of derecognition.
Following their classification as held for sale, non-current assets (including those in a disposal group) are not depreciated. Interest and other expenses attributable to the liabilities of a disposal group classified as held for sale continue to be recognized.
Cash and Cash Equivalents
Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less from the date of purchase. As of December 31, 2021, the Group had restricted cash of $0.3 million (2020: $0.0 million).
Impairment of Non-financial Assets Excluding Deferred Tax Assets
Assets that are subject to depreciation or amortization are reviewed for impairment whenever events or changes in circumstances indicate that carrying values may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal (market value) and value in use determined using estimates of discounted future net cash flows of the asset or group of assets to which it belongs. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are largely independent cash inflows (cash-generating units).
Employee Benefits
Defined Contribution Plans
Obligations for contributions to defined contribution pension plans are recognized as an expense in the Consolidated Statement of Profit and Loss in the periods during which services are rendered by employees.
Short-term Benefits
Short-term employee benefits are expensed as the related service is provided. A liability is recognized for the amount expected to be paid if the Group has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.
Share-based Payment Transactions
The Group and the Company operates an equity compensation scheme. It issues equity settled share-based payments to both employees and non-employees within the Group, whereby services are

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
rendered in exchange for rights to purchase shares of the Company, which are primarily composed of restricted stock awards and options. Non-employees include contractors and advisors.
The grant date fair value of share-based payment awards granted to employees is recognized as an employee expense, with a corresponding increase in equity, over the period that the employees become unconditionally entitled to the awards, net of estimated forfeitures. The fair value of the options granted is measured using an option valuation model, taking into account the terms and conditions upon which the options were granted. The amount recognized as an expense is adjusted to reflect the actual number of awards for which the related service and non-market vesting conditions (if applicable) are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that do meet the related service and non-market performance conditions at the vesting date. Compensation expense associated with equity compensation awards is recognized on a straight-line basis over the requisite period. The forfeitures rate is estimated and revised at each reporting date based on historical actuals. For share-based payment awards with non-vesting conditions, the grant date fair value of the share-based payment is measured to reflect such conditions, and there is no true-up for differences between expected and actual outcomes.
Valuation of Ordinary Shares
As there has been no public market for the Group’s ordinary shares prior to October 21, 2021, the estimated fair value of the ordinary shares has been determined by the Board of Directors as of the date of each grant, with input from management, considering the most recently available third-party valuations of the Group’s ordinary shares, and the assessment of additional objective and subjective factors that they believed were relevant and which may have changed from the date of the most recent valuation through the date of the grant.
Foreign Currency
Transactions in foreign currencies are translated to the respective functional currencies of Group entities at the foreign exchange rate ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies at the reporting date are retranslated to the functional currency at the foreign exchange rate ruling at that date. Non-monetary assets and liabilities that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction. Non-monetary assets and liabilities denominated in foreign currencies that are stated at fair value are retranslated to the functional currency at foreign exchange rates ruling at the dates the fair value was determined. Foreign exchange differences arising on translation are recognized in the Consolidated Statement of Profit and Loss.
The assets and liabilities of foreign operations, including goodwill and fair value adjustments arising on consolidation, are translated to the Group’s presentational currency, United States Dollars, at foreign exchange rates ruling at the reporting date. The revenues and expenses of foreign operations are translated at an average rate for the year where this rate approximates to the foreign exchange rates ruling at the dates of the transactions. Foreign exchange differences arising on translation are recognized as other comprehensive loss.
Provisions
A provision is recognized in the Consolidated Statement of Financial Position when the Group has a present legal or constructive obligation as a result of a past event, that can be reliably measured, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects risks specific to the liability.

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Notes to the Consolidated Financial Statements
Equity Issuance Costs
The Group recognizes incremental external costs directly attributable to an equity issuance transaction as a deduction from equity. Any transaction costs are therefore deducted from share premium where possible to do so.
Debt Issuance Costs
The Group recognizes incremental external costs directly attributable to a debt issuance transaction as a reduction of the carrying value of the related debt liability. The costs are amortized over the life of the debt using the effective interest rate method. The amortized costs are reported as Finance costs on the Consolidated Statement of Profit and Loss.
Leases
Our lease contracts primarily include real estate leases for buildings and are accounted for under IFRS 16, Leases (“IFRS 16”).
We assess whether a contract is or contains a lease, at inception of a contract. We recognize a right-of-use asset and a corresponding lease liability with respect to all lease agreements in which we are the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets. For these leases, we recognize the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed.
Financial Instruments
Derivatives
Derivatives are initially measured at fair value and are subsequently remeasured to fair value at each reporting date. Warrants are derivatives that give the holder the right, but not the obligation to subscribe to the Company’s Ordinary Shares at a fixed or determinable price for a specified period. Changes in fair value are recognized in Change in fair value of warrant liabilities in the Consolidated Statement of Profit and Loss.
For warrants that are tradeable, fair value is determined using market price on the NYSE under the ticker BBLN.W. For non-tradeable warrants, fair value is determined based on the terms of the warrants. For non-tradeable warrants with identical terms to the tradeable warrants, fair value is determined using market price of the tradeable warrants. For non-tradeable warrants with terms that are not identical to the tradeable warrants, fair value is determined using a Monte Carlo simulation that takes into account the exercise price, the term of the warrant, the underlying share price (BBLN) at the measurement date, the risk-free rate, and a volatility rate derived from peer group companies.
Loans and Borrowings
Interest-bearing loans and borrowings are recognized initially at fair value, net of transaction costs incurred. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized in the income statement over the period of the borrowings using the effective interest method.
Convertible Loan Notes
Under IAS 32, the liability and equity components of convertible loan notes must be presented separately on the Consolidated Statement of Financial Position. If the conversion option exchanges a fixed

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
number of shares for a fixed amount of cash (“fixed for fixed”) then it is classified as an equity instrument. The Group has examined the terms of each issue of convertible loan notes and determined their accounting treatment accordingly.
The Group considers loans where the holder on the principal amount, for which there is no obligation to settle in cash, is also recognized in the share premium reserve. Upon redemption of the instrument and the issue of share capital, the amount is reclassified from the share premium reserve to share capital and share premium.
The Group considers convertible loans where the holder does have the option to repay in cash or where there is not a fixed for fixed conversion feature to be convertible debt instruments with an embedded equity conversion feature and recognizes the principal of the loan note as a debt liability in the liabilities section of the Consolidated Statement of Financial Position and the equity conversion feature as an equity derivative instrument that is measured at fair value through profit or loss. The accrued interest on the principal amount is recorded as interest expense in the Consolidated Statement of Profit and Loss and as an increase in the debt liability. Upon redemption of the instrument and the issue of share capital, the amount is reclassified from the debt liability to share capital and share premium.
Fair Value Measurements
The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Group. The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:
•
Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•
Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. For assets and liabilities that are recognized in the financial statements at fair value on a recurring basis, the Group determines whether transfers have occurred between levels in the fair value hierarchy by re-assessing categorization at the end of each reporting period.
The carrying amounts reported in the Consolidated Statement of Financial Position for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The Group does not have any other material assets or liabilities that are recognized at fair value on a recurring basis.
New Standards and Interpretations Not Yet Adopted
The following new and amended standards have been issued but have not been applied by the Group in these Consolidated Financial Statements. Their adoption is not expected to have a material effect on the financial statements unless otherwise indicated.
•
Amendments to References to the Conceptual Framework in IFRS 3:   Business Combinations, Amendments to IAS 16: Property, Plant and Equipment — Proceeds before Intended Use, and Annual Improvements to IFRS Standards 2018-2020 (effective date January 1, 2022)

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
•
Amendments to IAS 1:   Presentation of Financial Statements: Classification of Liabilities as Current or Non-current and Classification of Liabilities as Current or Non-current, Amendments to Disclosure of Accounting Policies in IAS I: Presentation of Financial Statements and IFRS Practice Statement 2: Making Materiality Judgements, Amendments to Definition of Accounting Estimates in IAS 8, Accounting Policies, Changes in Accounting Estimates and Errors, and Amendments to Deferred Tax related to Assets and Liabilities arising from a Single Transaction in IAS 12: Income Taxes (effective date January 1, 2023)

•
Amendments to Sale or Contribution of Assets between an Investor and its Associate or Joint Venture in IFRS 10:   Consolidated Financial Statements and IAS 28: Investments in Associates and Joint Ventures (effective date deferred indefinitely)

The adoption of the following new and amended standards may have a material effect on the financial statements. The Company is still assessing the impact.
•
Amendments to IAS 37:   Onerous Contracts — Cost of Fulfilling a Contract (effective date January 1, 2022)

•
IFRS 17:   Insurance Contracts (effective date January 1, 2023)

5.
Alkuri Merger and PIPE Transaction

On June 3, 2021, we entered into the Merger Agreement with Alkuri, Alkuri’s sponsor and the Founder and Chief Executive Officer of Babylon. The Merger Agreement provided for the Merger, and Alkuri and Babylon entered into subscriptions agreements (the “Subscription Agreements”) with certain accredited investors (the “PIPE Investors”) providing for issuance and the sale, in private placements, of an aggregate of 22,400,000 Class A ordinary shares to the PIPE Investors at a price of $10.00 per share (the “PIPE Transaction”). The Merger and the PIPE Transaction closed on October 21, 2021 and were effectuated as follows:
•
The shareholders of Alkuri, including Alkuri’s sponsor, exchanged their equity interests for Class A ordinary shares of Babylon Holdings Limited. As Alkuri does not meet the definition of a business, the Merger was accounted for as a recapitalization in accordance with IFRS 2 with Babylon Holdings Limited being the accounting successor. At the closing of the Merger, Alkuri merged with and into Liberty USA Merger Sub, Inc., a new wholly owned subsidiary, with Alkuri continuing as the surviving company and a wholly owned subsidiary of Babylon Holdings Limited. Each Alkuri unit consisting of Alkuri common stock and warrants was automatically separated into its component securities without any action on the part of the holders of such units. Each share of Alkuri common stock was automatically converted into the right to receive one Class A ordinary share of Babylon Holdings Limited. Each warrant to purchase shares of Alkuri’s common stock that was outstanding immediately prior to the Merger was assumed by the Company and automatically converted into a warrant to purchase Class A ordinary shares in the Company.

•
Pursuant to the Merger Agreement, the Company issued 10,973,903 Class A ordinary shares to the shareholders of Alkuri (excluding the Sponsor Earnout Shares discussed below) and assumed warrants previously issued by Alkuri, consisting of 5,933,333 private placement warrants and 8,625,000 public warrants, which were converted into warrants to purchase 14,558,333 Class A ordinary shares (“Alkuri Warrants”). The warrants to purchase 14,558,333 Class A ordinary shares give the holder the right to purchase such shares at a fixed amount for a period of five years subject to the terms and conditions of the warrant agreement. The issuance of shares to shareholders and investors in Alkuri as part of the Merger resulted in a $122.8 million increase in Share premium. The impact to Share capital was not material.

•
As part of the Merger, Babylon issued 38,800,000 Class B ordinary shares to its Founder and Chief Executive Officer (“Stockholder Earnout”) and 1,293,750 Class A ordinary shares to Alkuri’s sponsor (“Sponsor Earnout Shares”), subject to transfer restrictions if and until milestones based on the

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
trading price of the Class A ordinary shares on the New York Stock Exchange following the closing of the Merger are achieved (collectively “Earnout Shares”). The restrictions on the Earnout Shares are to be released in four equal portions subject to achieving milestones on the trading price of our Class A ordinary shares on the New York Stock Exchange of $12.50, $15.00, $17.50 and $20.00 within and for specified time periods. In the event that such milestones are not met within and for the required time periods, all of the Earnout Shares for which the applicable milestone has not been met will be automatically converted into redeemable shares of Babylon, which Babylon can redeem for $1.00. As continuing employment is not a condition for achievement of the Earnout Shares, it was concluded that the Earnout Shares were not compensatory in nature and should be accounted for as an equity transaction between parties to the Merger. Therefore, the Earnout Shares were reflected in the measurement of the Recapitalization transaction expense. See Note 15 for additional discussion.
•
In exchange for the Class A ordinary shares and warrants issued to Alkuri, and the issuance of the Stockholder Earnout Shares and the Sponsor Earnout Shares, the Company received the net assets held by Alkuri of $5.3 million, which was primarily composed of cash held in Alkuri’s trust account of $36.4 million and current liabilities of $31.1 million. In accordance with IFRS 2, the difference between the fair value of the identifiable net assets contributed by Alkuri and the fair value of the equity instruments issued to the former Alkuri shareholders (including its sponsor) is treated as an expense, resulting in a Recapitalization transaction expense of $148.7 million included within Operating loss.

•
Concurrent with the Merger, the Company received proceeds of $224.0 million through the private placement of Class A ordinary shares to the PIPE Investors, which included existing investors, Alkuri’s sponsor, and other new investors in the PIPE Transaction. The PIPE Transaction has been treated as a capital contribution, which resulted in a $224.2 million increase in Share premium. The impact to Share capital was not material.

Upon the closing of the Merger and PIPE Transaction, Babylon Holdings Limited became a publicly traded corporation, listing its Class A ordinary shares and its public warrants on the New York Stock Exchange under the ticker symbols BBLN and BBLN.W, respectively. Babylon incurred incremental transaction costs directly attributable to the issuance of shares the shareholders of Alkuri pursuant to the Merger Agreement and to the PIPE Investors in the PIPE Transaction, which were reflected as a reduction in Share premium.
6.
Acquisitions

As part of our business strategy, we have acquired, and may acquire in the future, certain businesses and technologies primarily to expand our service offerings.
Acquisitions in the Current Period
Higi
Prior to October 29, 2021, higi SH Holdings Inc. (“Higi”), a provider of digital healthcare services via a network of smart health stations in the United States, was accounted for as an associate because the Group was able to demonstrate significant influence through representation on the board and the power to participate in the financial and operating policy decisions. On November 1, 2021, the Group determined that through its option to acquire the outstanding shares of Higi, it possessed substantive rights which provided the Group with the power to exert control, not just significant influence, over Higi and thus, November 1, 2021 was determined to be the acquisition date with a 25% ownership interest.
On December 7, 2021, the Company exercised its option to acquire the remaining equity interest in Higi pursuant to the Second Amended and Restated Agreement and Plan of Merger dated October 29, 2021. The closing of this acquisition occurred on December 31, 2021. The exercise price of the option to acquire the remaining Higi equity stake included the payment of $8.4 million of cash and the issuance of

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
3,412,107 Class A ordinary shares at the closing; the payment of $7.4 million at the closing to satisfy the principal and interest payable by a subsidiary of Higi pursuant to a promissory notes including one in favor of ALP Partners Limited (further disclosed in Note 30), an entity owned by our founder and Chief Executive Officer; the future payment of up to $0.3 million in cash and issuance of up to 490,782 additional Class A ordinary shares after the expiration of a 15-month indemnification holdback period, and the issuance of 1,980,000 restricted stock units for Higi continuing employees and consultants in respect of Class A ordinary shares. The Higi shareholders receiving our shares are subject to a lockup and were granted certain registration rights. The transfer of cash and shares upon exercise of the option to acquire the remaining non-controlling interest after November 1, 2021 was accounted for as an equity transaction between consolidated subsidiaries under IFRS 10, Consolidated Financial Statements.
We accounted for the consolidation of Higi using the acquisition method of accounting for business combinations achieved without the transfer of consideration, as control of Higi was obtained through contract. The fair value of the 74.7% non-controlling interest was estimated to be $64.3 million. The most significant input to the fair value of the non-controlling interest in Higi was the transaction price, given the proximity of the legal closing of the transaction to the time control was obtained. Prior to consolidating Higi, the Company accounted for its 25.5% interest as an investment in an associate. The acquisition-date fair value of the previous equity interest was $21.8 million, which resulted in a non-cash gain of $10.5 million upon remeasurement of the equity interest in Higi prior to the business combination. The gain is included in Gain on remeasurement of equity interest in the Consolidated Statement of Profit and Loss.
The intangible assets acquired include developed technology, license agreements and licensed trade names. We estimated the fair values of the property, plant and equipment and license arrangements using a cost approach that reflects the costs necessary to replace the service capacity of the acquired assets. We estimated the fair value of developed technology utilizing the relief from royalty method. This form of the income approach utilizes management’s estimates of future operating results and cash flows using a royalty rate that reflects market participant assumptions. The royalty rate used in the valuation of developed technology was 3%. We estimated the fair value of the trade name utilizing the relief from royalty method. This form of the income approach utilizes management’s estimates of future operating results and cash flows using a royalty rate that reflects market participant assumptions. The royalty rate used in the valuation of the trade name was 1%. The income approaches described above utilize management’s estimates of future operating results and cash flows using a weighted average cost of capital that reflects market participant assumptions. The group has recorded the excess of the aggregate acquisition date fair values of non-controlling interest and the interest the Group previously held in Higi over the fair value of net assets acquired as goodwill. The goodwill reflects our expectations of favorable future growth opportunities, anticipated synergies through the use of our digital healthcare platform, and the assembled workforce. We expect that the majority of the goodwill acquired in the acquisition will not be deductible for corporate income tax purposes.
Transaction related costs are included in Sales, general & administrative expenses in our Consolidated Financial Statements. Total transaction related costs incurred during the year ended December 31, 2021 were $0.4 million.
We have performed a preliminary valuation analysis of the fair market value of the assets and liabilities of Higi upon consolidation. The final purchase price allocations will be determined when we have completed and fully reviewed the detailed valuations and could differ materially from the preliminary allocation. The final allocation may include changes of acquired intangible assets as well as goodwill and other changes to assets and liabilities, including deferred taxes. The estimated useful lives of acquired intangible assets are also preliminary.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
The acquisition-date fair value of Higi has been allocated on a preliminary basis as follows:
Recognized values on acquisition
$’000
Carrying value of existing equity interest	11,274
Gain on remeasurement of existing equity interest	10,495
Fair value of non-controlling interest	64,274
Acquisition date fair value of Higi	86,043
Accounts receivable	2,314
Property, plant and equipment	17,618
License arrangements	2,650
Trade names	3,100
Developed technology	5,900
Deferred tax liability	(730)
Other assets and liabilities, net	(5,983)
Net assets acquired	24,869
Goodwill	61,174
For the two months ended December 31, 2021, Higi contributed revenue of $2.1 million and losses before tax of $4.0 million to the Group’s consolidated results. If the acquisition had occurred on January 1, 2021, management estimates that consolidated revenue for the year ended December 31, 2021 would have been $331 million (higher by $7.9 million) and consolidated losses before tax would have been $390.0 million (higher by $14.1 million). In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2021.
Meritage Medical Network
On April 1, 2021, the Group acquired all the outstanding equity interests of Meritage Medical Network (“Meritage”), a California professional corporation, for total consideration of $16.1 million, of which $27.9 million related to cash paid, net of $14.1 million in cash acquired, and $2.3 million related to the fair value of warrants issued to the former shareholders of Meritage. This acquisition is intended to expand the growth of our value-based care services to patients within the Meritage network.
We accounted for this acquisition under the acquisition method of accounting and have reported the results of operations as of the acquisition date. The intangible assets acquired include customer relationships, trade names, physician networks and a license. We estimated the fair value of customer relationship intangibles using an income approach, utilizing the excess earnings method for customer relationships. This form of the income approach utilizes management’s estimates of future operating results and cash flows using a weighted average cost of capital that reflects market participant assumptions. We estimated the fair value of trade names and the license using a cost approach that reflects the costs necessary to replace the service capacity of the acquired assets. We estimated the fair value of the trade name using an income approach, utilizing the relief from royalty method. This form of the income approach utilizes management’s estimates of future operating results and cash flows using a royalty rate that reflects market participant assumptions. Other significant judgements used in the valuation of tangible liabilities assumed in the acquisition included a valuation of the healthcare related liabilities acquired, which were primarily based on historical claims experience to estimate the liability on the acquisition date. The Group has recorded the excess of the fair value of the consideration transferred in the acquisitions over the fair value of net assets

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
acquired as goodwill. The goodwill reflects our expectations of favorable future growth opportunities, anticipated synergies through the use of our digital healthcare platform and the assembled workforce. We expect that the majority of the goodwill acquired in the acquisition will not be deductible for corporate income tax purposes.
Acquisition related costs are included in Sales, general & administrative expenses in our Consolidated Financial Statements. Total acquisition related costs incurred for this acquisition during the year ended December 31, 2021 were $0.2 million.
The estimated fair value of assets acquired as of the acquisition date were as follows:
Recognized values on acquisition
$’000
Cash paid, net of cash acquired	13,798
Issuance of warrants	2,349
Aggregate purchase price	16,147
Accounts receivable	751
Customer relationships	11,600
Physician’s network	3,500
Trademark	1,900
License	590
Claims payable	(13,436)
Deferred tax liability	(2,610)
Other assets and liabilities, net	(817)
Net assets acquired	1,478
Goodwill	14,669
For the nine months ended December 31, 2021, Meritage contributed revenue of $53.0 million and losses before tax of $15.5 million to the Group’s consolidated results. If the acquisition had occurred on January 1, 2021, management estimates that consolidated revenue would have been $339.4 million (higher by $16.5 million) and consolidated losses before tax would have been $376.1 million (higher by $0.1 million) for the year ended December 31, 2021. In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2021.
Health Innovators, Inc.
In fiscal year 2019, the Group acquired preference shares in Health Innovators Inc. for initial consideration of $4.0 million satisfied in cash. As a result, the Group has rights associated with the ownership of $56.7 million shares (approximately 80% ownership), subject to further investments, repurchase by Health Innovators Inc. if further investments were not made, and restrictions and limitations in Health Innovators Inc’s charter and the stock purchase agreement through which the Group made its investment. Additionally, the Group has power over the investee, exposure and rights to variable returns and the ability to influence returns, giving the group control over the investee.
Babylon Holdings Limited has the option to increase their investment in stages, exercisable for a period of 4-years. The investment option is considered a derivative and has no impact to the Consolidated Financial Statements given it is eliminated upon consolidation.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
Management has elected to recognize non-controlling interest (“NCI”) on the proportionate basis. In the event of a liquidation, Babylon has a preferential right to recover amounts invested prior to any distribution to other shareholders or Babylon will receive its percentage of net assets of Health Innovators, whichever is greater. On the acquisition date, the net assets of Health Innovators were valued at $3.9 million which was less than the priority payment of $4.0 million. Net assets at December 31, 2020 and December 31, 2021 were lower than Babylon’s total investment at that date. As a result, in the Consolidated Statement of Financial Position as of December 31, 2020 and December 31, 2021, Babylon consolidated 100% of Health Innovators Inc.’s net assets and no NCI has been recognized.
In fiscal year 2020, Babylon invested further in Health Innovators Inc. for consideration of $6.6 million satisfied in cash resulting in approximately 80% ownership. In December 2021, Babylon acquired all of the remaining outstanding equity interests of Health Innovators Inc. in exchange for 247,112 Babylon Class A ordinary shares. The transaction was accounted for as an equity transaction between consolidated subsidiaries and did not have a material impact on the Consolidated Financial Statements.
Fiscal Year 2020 Acquisitions
On October 1, 2020, the Group entered into an Asset Purchase Agreement to acquire the contracts of the Fresno Health Care business of FirstChoice Medical Group (together, “Fresno”) for $25.7 million of cash consideration. The acquisition of the contracts and transfer of related operational processes is required to be accounted for under IFRS 3. The Group incurred $0.7 million of direct costs for legal, financial advisory, tax, and other services related to the transaction. These are operating costs which have been expensed to Sales, general & administrative expenses during the period in which they were incurred and are final.
The fair value of assets acquired as of the acquisition date were as follows:
Recognized values on acquisition
$’000
Acquiree’s net assets at the acquisition date:
Intangible assets	7,900
Right-of-use asset	153
Lease liability	(153)
Net identifiable assets and liabilities	7,900
Goodwill	17,771
Consideration paid	25,671
The assets acquired include customer relationships, trademarks and trade names, and physician networks. To determine the fair value of the acquired assets the Company used the present value of future cash flows for customer relationships, the expected revenue attributable over ten years with a 0.5% royalty rate and 10% discount rate for trademarks and trade names, and the expected replacement costs over two years for physician networks.
The purchase price of $25.7 million exceeded the fair value of the net assets acquired from Fresno by $17.8 million and was recorded as goodwill, which has been allocated to the Fresno CGU. Goodwill represents benefits from Fresno’s assembled workforce and expected synergies and has been calculated by subtracting the fair value of net assets acquired from the consideration paid.
Total revenues attributable to the assets acquired from Fresno since the acquisition were $16.1 million for the year ended December 31, 2020. Net loss attributable to the assets acquired from Fresno since the acquisition was $2.8 million for the year ended December 31, 2020. If the acquisition had occurred on

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
January 1, 2020, management estimates that consolidated revenue would have been $128.3 million (higher by $49.0 million) and consolidated losses would have been $179.4 million (lower by $4.0 million) for the year ended December 31, 2020. In determining these amounts, management has assumed that the fair value adjustments that arose on the date of acquisition would have been the same if the acquisition had occurred on January 1, 2020.
7.   Disposals of Subsidiaries
On January 14, 2021, the Group entered into a Share Purchase Agreement (“SPA”) with TELUS Corporation (“TELUS”), a Canadian publicly traded holding company which is the parent of various telecommunication subsidiaries, for the sale of the Babylon Health Canada Limited business. The entire issued share capital of Babylon Health Canada Limited was transferred to TELUS for a base price of $1.8 million in Canadian dollars (“CAD”), which has been adjusted for working capital and net indebtedness. An additional $3.5 million CAD payment was made by TELUS that was attributable to a partial repayment of an Intercompany Loan due from Babylon Canada to Babylon Partners Limited. The remaining amount of the Intercompany loan was forgiven immediately prior to the execution of the SPA.
Effect of disposal:
For the Year Ended December 31, 2021
$’000
Cash and cash equivalents	(57)
Prepayments and contract assets	(1,322)
Property, plant and equipment	(922)
Right-of-use assets	(797)
Trade and other receivables	(619)
Accruals and provisions	658
Lease liabilities	837
Borrowings	3,075
Trade and other payables	588
Net assets and liabilities derecognized	1,441
Consideration received	2,344
Working capital adjustment	132
Gain on disposal	3,917
There were no disposals of subsidiaries in the years ended December 31, 2020 and 2019.
8.   Revenue
i)   Disaggregation of Revenue
	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Value-based care	220,852	26,038	—
Software licensing	60,052	24,603	2,002
Clinical services	42,017	28,631	14,032
	322,921	79,272	16,034

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
In January 2021, we entered into a License and Support Agreement (“License Agreement”) with TELUS. As part of the License Agreement, the Group received an upfront payment of $66.9 million in exchange for the right to use the Company’s digital healthcare platform (“Software Platform”), specified upgrades to be delivered over a 24-month period, post-contract support (“PCS”), and a right to access enhancements to the Group’s Software Platform over a period of seven years. We identified that the License Agreement included multiple performance obligations and allocated the transaction price to the separate performance obligations on a relative standalone basis. We determined the standalone selling prices based on our overall pricing objectives, taking into consideration market inputs and entity specific factors, including standalone selling prices when available. We also concluded that the upfront payment included a significant financing component. As a result, the transaction price was adjusted to account for the time value of money and interest expense will be recognized over the duration of the contract.
ii)   Contract Balances
The following table provides information about receivables, contract assets and contract liabilities from contracts with customers.
	As of December 31,
	2021	2020
	$’000	$’000
Trade receivables (Note 20)	8,278	4,674
Contract assets (Note 20)	4,484	2,378
Contract liabilities (Note 8 iii)	94,182	76,018
The contract assets primarily relate to the Group’s rights to consideration for work performed but subject to customer acceptance at the reporting date. There was no impact on contract assets as a result of acquisition of subsidiaries. The contract assets are transferred to receivables when the rights become unconditional. This usually occurs when the Group issues an invoice to the customer. The Group’s customers generally pay for invoices in the month following the issuance date.
iii)   Transaction Price Allocated to the Remaining Performance Obligations
The following table includes revenue expected to be recognized in the future related to performance obligations that are unsatisfied (or partially unsatisfied) at the reporting date:
	2022	2023	2024	2025	2026 and beyond	Total
	$’000	$’000	$’000	$’000	$’000	$’000
As of December 31, 2021	23,786	18,918	19,349	17,852	14,277	94,182
The table below shows significant changes in contract liabilities:
	2021	2020
	$’000	$’000
Balance on January 1	76,018	81,584
Amounts billed but not recognized	61,176	18,080
Revenue recognized	(43,012)	(23,646)
Balance on December 31	94,182	76,018
No revenue was recognized from performance obligations satisfied (or partially satisfied) in previous periods.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
9.   Segment Information
Below is a summary of the Group’s segments and a reconciliation between the results from operations as per segment information and the results from operations as per the Consolidated Statements of Profit and Loss.
	For the Year Ended December 31, 2021
	UK	US	All other segments	Total segments	Reconciliation adjustments	Total as per statement of profit and loss
	$’000	$’000	$’000	$’000	$’000	$’000
Revenue	88,967	232,296	1,610	322,873	48	322,921
Inter-segment revenue	2,205	(3,964)	1,756	(3)	3	0
Segment revenue	91,172	228,332	3,366	322,870	51	322,921
Cost of care delivery	(41,542)	(253,998)	(1,590)	(297,130)	7,458	(289,672)
Other operating expenses, excluding amortization and depreciation	(114,975)	(105,602)	(171,951)	(392,528)	(8,226)	(400,754)
Change in fair value of warrant liabilities	—	—	27,811	27,811	—	27,811
Exchange (loss) / gain	(1,844)	189	1,390	(265)	1,133	868
Gain on sale of subsidiary	—	—	2,687	2,687	1,230	3,917
Gain on remeasurement of equity interest	—	—	10,495	10,495	—	10,495
Share of loss of equity-accounted investees	—	(2,602)	—	(2,602)	—	(2,602)
Segment EBITDA	(67,189)	(133,681)	(127,792)	(328,662)	1,646	(327,016)
Depreciation and amortization						(35,004)
Change in fair value of warrant liabilities						(27,811)
Exchange gain						(868)
Gain on sale of subsidiary						(3,917)
Gain on remeasurement of equity interest						(10,495)
Share of loss of equity-accounted investees						2,602
Operating loss						(402,509)

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
	For the Year Ended December 31, 2020
	UK	US	All other segments	Total segments	Reconciliation adjustments	Total as per statement of profit and loss
	$’000	$’000	$’000	$’000	$’000	$’000
Revenue	44,000	32,226	2,968	79,194	78	79,272
Inter-segment revenue	1,194	(3,094)	1,766	(134)	134	0
Segment revenue	45,194	29,132	4,734	79,060	212	79,272
Cost of care delivery	(34,600)	(34,381)	(7,205)	(76,186)	8,932	(67,254)
Other operating expenses, excluding amortization and depreciation	(127,762)	(27,190)	(3,990)	(158,942)	(14,100)	(173,042)
Exchange (loss) / gain	403	(246)	17,060	17,217	(20,053)	(2,836)
Share of loss of equity-accounted investees	—	—	(1,124)	(1,124)	—	(1,124)
Segment EBITDA	(116,765)	(32,685)	9,475	(139,975)	(25,009)	(164,984)
Depreciation and amortization						(14,487)
Exchange loss						2,836
Share of loss of equity-accounted investees						1,124
Operating loss						(175,511)
	For the Year Ended December 31, 2019
	UK	US	All other segments	Total segments	Reconciliation adjustments	Total as per statement of profit and loss
	$’000	$’000	$’000	$’000	$’000	$’000
External revenue	14,633	—	1,410	16,043	(9)	16,034
Inter-segment revenue	4,081	(2,669)	(1,382)	30	(30)	—
Segment revenue	18,714	(2,669)	28	16,073	(39)	16,034
Cost of care delivery	(25,707)	(160)	(373)	(26,240)	6,430	(19,810)
Other operating expenses, excluding amortization and depreciation	(119,895)	(23,273)	(5,340)	(148,508)	(8,040)	(156,548)
Exchange (loss) / gain	314	(83)	16,584	16,815	260	17,075
Segment EBITDA	(126,574)	(26,185)	10,899	(141,860)	(1,389)	(143,249)
Depreciation and amortization						(2,496)
Exchange gain						(17,075)
Operating loss						(162,820)
Reconciliation adjustments include allocation and classification differences of costs between management accounts and statutory reporting, reversals of inter-segment revenue and foreign exchange variances.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
Major Customers
Below is a summary of the revenue derived from the Group’s major customers:
	For the Year Ended December 31,
	2021		2020		2019
	$’000	% of revenue	$’000	% of revenue	$’000	% of revenue
Customer 1	119,785	37.1%	11,918	15.0%	2,215	13.8%
Customer 2	39,764	12.3%	9,706	12.3%	2,465	15.4%
Customer 3	38,705	12.0%	9,505	12.0%	5,607	34.9%
Customer 4	N/A	N/A	14,937	18.9%	N/A	N/A
Geographical Information
Revenue from external customers attributed to individual countries is summarized as follows:
	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
UK	35,490	28,827	12,189
US	232,708	32,689	—
Asia-Pacific	14,965	11,585	2,215
Canada	38,705	3,207	564
Rest of World	1,053	2,964	1,066
Total	322,921	79,272	16,034
In 2021 38.3% ($92.6 million) and 61.1% ($147.8 million) of non-current assets of the Group are derived from and located within the UK and US, respectively. In 2020 64.8% ($70.9 million) and 34.5% ($37.8 million) of non-current assets of the Group are derived from and located within the UK and US, respectively.
In 2021 84.5% ($7.0 million) and 11.0% ($0.9 million) of total Group trade receivables were attributable to the UK and US, respectively. In 2020 47.6% ($2.2 million) and 50.1% ($2.3 million) of total Group trade receivables were attributable to the UK and US, respectively.
10.
Employee Benefits Expense

	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Wages and salaries	148,728	108,018	57,388
Social security and pension contributions	17,118	13,404	8,254
Share-based compensation	46,307	9,557	7,966
Total	212,153	130,979	73,608
Of the total employee benefits expense, $62.3 million (2020:$34.5 million, 2019: $3.7 million) has been recognized in Cost of care delivery, $6.9 million (2020: $8.8 million, 2019: $7.2 million) in Platform & application expenses, $42.9 million (2020: $53.3 million, 2019: $36.6 million) in Research & development expenses, and $100.1 million (2020: $34.4 million, 2019: $26.0 million) in Sales, general & administrative expenses.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
During 2021, the Group capitalized employee costs of $34.0 million (2020: $43.0 million, 2019: $36.0 million) as development costs.
Average Staff Numbers
	For the Year Ended December 31,
	2021	2020	2019
Engineers	427	515	670
Sales & marketing	89	88	108
Finance, HR & legal	242	146	178
Clinical operations	856	586	476
Clinicians	959	773	124
	2,573	2,108	1,556

11.
Platform & Application Expenses

	For the Year Ended December 31,
	2021	2020*	2019*
	$’000	$’000	$’000
Employee benefits	6,873	8,800	7,225
Depreciation and amortization	16,842	11,088	1,182
IT and hosting costs	14,760	8,660	6,621
Contractors and consultants expense	1,941	3,010	7,381
Impairment	941	6,436	—
Other	1,472	143	1,160
Total	42,829	38,137	23,569

*
Restated to reflect reclassification of certain expense items described in Note 2.

12.
Research & Development Expenses

	For the Year Ended December 31,
	2021	2020*	2019
	$’000	$’000	$’000
Employee benefits	42,877	53,332	36,630
Contractors and consultants expense	3,917	645	14,752
Other	740	734	(177)
Total	47,534	54,711	51,205

*
Restated to reflect reclassification of certain expense items described in Note 2.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
13.   Sales, General & Administrative Expenses
	For the Year Ended December 31,
	2021	2020*	2019*
	$’000	$’000	$’000
Employee benefits expense	100,095	34,362	26,020
Professional fees	19,200	8,645	4,469
IT and hosting costs	16,430	11,559	9,988
Depreciation and amortization	16,222	3,399	1,315
Marketing	9,982	6,575	7,691
Insurance	9,598	4,172	2,444
Contractors and consultants expense	7,425	2,501	7,008
Staffing, training and recruitment	6,321	3,494	6,393
Property related expenses	5,677	8,651	10,214
Local taxes	2,311	2,359	2,321
Office and clinical supplies	1,119	2,120	2,362
Other	2,293	6,844	4,045
Total	196,673	94,681	84,270

*
Restated to reflect reclassification of certain expense items described in Note 2.

14.   Finance Income and Costs
	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Finance costs(i)	(14,291)	(4,530)	(1,116)
Finance income(ii)	326	610	1,015
Change in fair value of warrant liabilities	27,811	—	—
Exchange gain / (loss)	868	(2,836)	17,075
Net finance income (expense)	14,714	(6,756)	16,974

(i)
The following items are included under finance costs:

	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Interest payable	10,234	252	851
Interest on leases	617	572	265
Interest on contract liabilities	3,440	3,706	—
Total finance costs	14,291	4,530	1,116

(ii)
In 2021, 2020 and 2019 finance income related to interest received.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
15.   Recapitalization Transaction Expense
As discussed in Note 5, the Merger resulted in a non-cash Recapitalization transaction expense. The Company issued Class A ordinary shares and warrants with a combined fair value of $153.8 million to Alkuri’s shareholders (including its sponsor), based on the opening prices of Babylon Holdings Limited Class A ordinary shares and warrants as reported by the New York Stock Exchange on October 22, 2021 of $10.01 and $2.13, respectively. In exchange for the Class A ordinary shares and warrants issued to Alkuri, and the issuance of the Stockholder Earnout Shares and the Sponsor Earnout Shares, the Company received identifiable net assets with a fair value of $5.3 million. The fair value of the Class A ordinary shares and warrants in excess of the fair value of identifiable net assets contributed by Alkuri resulted in a Recapitalization transaction expense of $148.5 million in accordance with IFRS 2. This one-time expense as a result of the Merger of $148.5 million, is recognized as Recapitalization transaction expenses in the Consolidated Statement of Profit and Loss.
As continuing employment is not a condition for achievement of the Stockholder Earnout Shares, it was concluded that the Stockholder Earnout Shares issued in the transaction were not compensatory in nature, but instead were part of an equity transaction between parties to the Merger. The Stockholder Earnout Shares are accounted for as part of the Merger and reflected in the stock price of $10.01 used in the measurement of the Recapitalization transaction expense under IFRS 2. The Sponsor Earnout Shares have been included within Alkuri Ordinary in the table below, and the Stockholder Earnout Shares have been included through their direct impact to the opening share price used to determine the fair value of shares exchanged.
In addition, the Company incurred a non-cash Recapitalization transaction expense relating to the PIPE Transaction. The fair value of the equity instruments issued to the PIPE investors was $224.2 million. In exchange, the Company received cash of $224.0 million. The excess of the fair value of equity instruments issued over the cash acquired of $0.2 million has also been recorded as a non-cash IFRS 2 expense.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
The following table displays the calculation of the Recapitalization transaction expense:
	Amount	Number of shares/warrants
	$’000
(a) Alkuri Ordinary Shares		12,267,653
(b) Opening price of Babylon Ordinary Shares on NYSE as of October 22, 2021	10.01
(c) Fair value of Company shares issued to Alkuri shareholders (a*b)	122,799
(d) Outstanding Alkuri Warrants on October 22, 2021		14,558,333
(e) Opening price of Babylon Warrants on NYSE as of October 22, 2021
Public warrants	2.13	8,625,000
Private placement warrants	2.13	5,933,333
(f) Fair value of outstanding Alkuri Warrants (d*e)	31,009
Total fair value of Alkuri Ordinary Shares and Alkuri Warrants (c+f)	153,808
Alkuri’s identifiable net assets	5,310
IFRS 2 Expense on the closing date	148,498
PIPE Transaction
(a) PIPE Ordinary Shares		22,400,000
(b) Opening price of Babylon Ordinary Shares on NYSE as of October 22, 2021	10.01
(c) Fair value of Company shares issued to PIPE investors (a*b)	224,224
PIPE’s identifiable net assets	224,000
IFRS 2 Expense on the closing date	224
Total IFRS 2 Expense	148,722
Total cash proceeds received	229,311
Expense of share issue	(32,787)
Cash proceeds	196,524
16.   Taxation
Recognized in the Consolidated Statement of Profit and Loss
	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Current tax
Current tax on loss for the period	801	569	(3,457)
Adjustments to tax in respect of previous periods	31	4,070	(2,102)
Total current tax	832	4,639	(5,559)
Deferred tax
Origination and reversal of timing differences	(2,306)	—	—
Total deferred tax	(2,306)	—	—
Tax (benefit) provision	(1,474)	4,639	(5,559)

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
Analysis of tax recognized in the Consolidated Statement of Profit and Loss
	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Loss before tax	(375,985)	(183,391)	(145,846)
Tax on loss on ordinary activities at standard CT rate (19.00%)	(71,437)	(34,844)	(27,711)
State and local income taxes, net of federal benefit	(320)	—	—
Benefit of foreign operations	(218)	—	—
Deferred tax not recognized	38,563	31,271	25,552
Expenses not deductible for tax purposes	33,512	4,142	187
Non-taxable income	(11,003)	—	—
Change in fair value of warrants	8,903	—	—
Tax arising on share in associates	495	—	—
Adjustments to tax in respect of previous periods	31	4,070	(2,102)
All other, net	—	—	(1,485)
Tax (benefit) provision	(1,474)	4,639	(5,559)
A reduction in the UK corporation tax rate from 19.0% to 17.0% (effective April 1, 2020) was substantively enacted on September 6, 2016. The March 2020 Budget announced that a rate of 19.0% would continue to apply with effect from April 1, 2020, and this change was substantively enacted on March 17, 2020. An increase in the UK corporation rate from 19.0% to 25.0% (effective April 1, 2023) was substantively enacted on May 24, 2021. This will increase the Company’s future tax charge accordingly. The deferred tax liability at December 31, 2021 has been calculated based on these rates, reflecting the expected timing of reversal of the related temporary differences (2020: 19.0%).
Unrecognized deferred tax assets
Due to uncertainty over future profitability, a deferred tax asset of $179.3 million (2020: $80.8 million) relating to losses and other deductions, as well as intangible asset and short-term timing differences, has not been recognized. The unrecognized deferred tax assets in each jurisdiction have been measured using the rates that would be expected to apply in the periods when the underlying timing differences, on which deferred tax is computed, are expected to unwind.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
17.   Property, Plant and Equipment
	Computer Equipment	Fixtures and Fittings	Deployed Machinery	Total
	$’000	$’000	$’000	$’000
Cost
Balance at January 1, 2020	2,463	390	—	2,853
Additions	308	411	—	719
Reclassification to assets held for sale	—	(621)	—	(621)
Effect of movements in foreign exchange	89	—	—	89
Balance at December 31, 2020	2,860	180	—	3,040
Balance at January 1, 2021	2,860	180	—	3,040
Additions	2,830	5,273	—	8,103
Acquisitions through business combinations	105	41	17,618	17,764
Effect of movements in foreign exchange	(107)	(103)	—	(210)
Balance at December 31, 2021	5,688	5,391	17,618	28,697
	Computer Equipment	Fixtures and Fittings	Deployed Machinery	Total
	$’000	$’000	$’000	$’000
Depreciation
Balance at January 1, 2020	991	61	—	1,052
Depreciation	931	3	—	934
Effect of movements in foreign exchange	(346)	66	—	(280)
Balance at December 31, 2020	1,576	130	—	1,706
Balance at January 1, 2021	1,576	130	—	1,706
Depreciation	1,255	81	750	2,086
Effect of movements in foreign exchange	(76)	(9)	—	(85)
Balance at December 31, 2021	2,755	202	750	3,707
Net book value
At January 1, 2020	1,472	329	—	1,801
At December 31, 2020 and January 1, 2021	1,284	50	—	1,334
At December 31, 2021	2,933	5,189	16,868	24,990
18.   Intangible Assets and Goodwill
The changes in the carrying amount of goodwill and intangible assets for the years ended December 31, 2021 and 2020 were as follows:

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
	Goodwill	Development Costs	Intangibles under Development	Customer Relationships	Trademarks	Physician Networks	Licenses	Total Other Intangible Assets (Excluding Goodwill)
	$’000	$’000	$’000	$’000	$’000	$’000	$’000	$’000
Cost
Balance at January 1, 2020	61	15,558	28,873	—	—	—	—	44,431
Acquisitions through business combinations	17,771	—	—	3,100	3,300	1,500	—	7,900
Additions	—	940	43,027	—	—	—	—	43,967
Transfers	—	51,932	(51,932)	—	—	—	—	—
Effect of movements in foreign exchange	—	632	1,170	—	—	—	—	1,802
Balance at December 31, 2020	17,832	69,062	21,138	3,100	3,300	1,500	—	98,100
Balance at January 1, 2021	17,832	69,062	21,138	3,100	3,300	1,500	—	98,100
Acquisitions through business combinations	75,846	8,550	—	11,600	5,000	3,500	590	29,240
Additions	—	—	33,999	—	—	—	—	33,999
Transfers	—	33,056	(33,056)				—	—
Effect of movements in foreign exchange	—	(1,312)	(213)	—	—	—	—	(1,525)
Balance at December 31, 2021	93,678	109,356	21,868	14,700	8,300	5,000	590	159,814
Amortization and impairment
Balance at January 1, 2020	—	680	—	—	—	—	—	680
Amortization for the year	—	10,157	—	845	83	38	—	11,123
Impairment charge	—	6,436	—	—	—	—	—	6,436
Effect of movements in foreign exchange	—	1,008	—	—	—	—	—	1,008
Balance at December 31, 2020	—	18,281	—	845	83	38	—	19,247
Balance at January 1, 2021	—	18,281	—	845	83	38	—	19,247
Amortization for the year	—	21,287	—	2,835	3,450	1,025	393	28,990
Impairment charge	—	941	—	—	—	—	—	941
Effect of movements in foreign exchange	—	(785)	—	—	—	—	—	(785)
Balance at December 31, 2021	—	39,724	—	3,680	3,533	1,063	393	48,393
Net book value
At January 1, 2020	61	14,878	28,873	—	—	—	—	43,751
At December 31, 2020 and January 1, 2021	17,832	50,781	21,138	2,255	3,217	1,462	—	78,853
At December 31, 2021	93,678	69,632	21,868	11,020	4,767	3,937	197	111,421
Goodwill of $75.8 million (2020: $17.8 million) has been acquired through business combinations (Note 6). All development costs, including intangibles under development, have been internally generated by the Group. During 2021, $33.1 million (2020: $51.9 million) of intangibles under development were

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
transferred to development costs as these projects were completed. Intangibles under development are tested for impairment at least annually.
The total net book value is considered to be the recoverable amount, as this balance is reviewed annually and impaired as necessary (Note 4). All development costs are related to software and artificial intelligence development and there are no distinguishable individually material intangible assets within the capitalized development costs. Following an assessment of the future development of our technology, capitalized development costs were impaired by $0.9 million (2020: $6.4 million). The impairment recognized in 2020 was primarily the result of the discontinuation of certain features surrounding a proprietary data structure for encounters on our software platform that were deemed to be no longer technologically feasible.
Impairment Analysis for CGUs Containing Goodwill and Intangibles
Goodwill and other intangibles are subject to impairment testing on an annual basis or whenever events or circumstances indicate that the carrying amount of goodwill may no longer be recoverable. As of October 1, 2021, the date of the Goodwill impairment testing, all of the Goodwill of the Group was allocated to the California IPA CGU. The fair value of the California Independent Physicians Association CGU (“California IPA CGU”, formerly “Fresno CGU”) was determined using a discounted cash flow model, a form of the income approach.
The recoverable amount of the California IPA CGU that included these intangible assets was estimated based on the present value of the future cash flows expected to be derived from the California IPA CGU (value in use), using a discount rate of 14.5% and a terminal value growth rate of 3.0% from 2027. The recoverable amount of the California IPA CGU was estimated to be higher than its carrying amount, and as a result there was no impairment related to the California IPA CGU in 2021.
The below are factors considered when performing the 2021 sensitivity analysis:
Terminal value growth rate:   Babylon used a terminal growth value of 3.0% which reflects long-term assumptions of growth. A 2.75% terminal growth rate would have resulted in a reduction to the fair value of the California IPA CGU of $1.3 million, and a 2.5% terminal growth rate would have resulted in a reduction of $3.2 million.
Discount factor:   Babylon used a discount factor of 14.5% based on market participation assumptions of comparable public companies. An increase in the discount rate to 15.0% would have resulted in a reduction to the fair value of the California IPA CGU of $4.8 million, and a discount rate of 15.5% would have resulted in a reduction of $9.2 million.
No reasonably possible change to the key assumptions would lead to an impairment of goodwill
19.
Investments in Subsidiaries and Associates

The Group and Company have the following investments:
Subsidiary Undertakings	Country of Incorporation	Principal Activity	Ownership (As of December 31, 2021)	Ownership (As of December 31, 2020)
Company:
Babylon Partners Limited	UK	Application development	100.0%	100.0%
Babylon Healthcare Services Limited	UK	Digital Healthcare services	100.0%	100.0%
Babylon Rwanda Limited	Rwanda	Digital Healthcare services	100.0%	100.0%
Babylon Inc.	USA	Digital Healthcare services	100.0%	100.0%

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
Subsidiary Undertakings	Country of Incorporation	Principal Activity	Ownership (As of December 31, 2021)	Ownership (As of December 31, 2020)
Babylon Health Canada Limited	Canada	Digital Healthcare services	—	100.0%
Babylon Liberty Corp.	USA	Digital Healthcare services	100.0%	—
Babylon Malaysia SDN BHD	Malaysia	Digital Healthcare services	100.0%	100.0%
Babylon International Limited	UK	Digital Healthcare services	100.0%	100.0%
Babylon Health Ireland Limited	Ireland	Digital Healthcare services	100.0%	100.0%
Babylon Singapore PTE Limited	Singapore	Digital Healthcare services	100.0%	100.0%
Health Innovators Inc.	USA	Digital Healthcare services	100.0%	70.1%
Babylon Acquisition Corp.	USA	Digital Healthcare services	—	100.0%
Babylon Technology LTDA	Brazil	Digital Healthcare services	100.0%	100.0%
Higi SH Holdings Inc.	USA	Digital Healthcare services	100.0%	19.0%
Group:
Babylon Healthcare Inc.	USA	Digital Healthcare services	100.0%	100.0%
Babylon Healthcare NJ, PC	USA	Healthcare services	100.0%	100.0%
Babylon Healthcare, PLLC	USA	Healthcare services	100.0%	100.0%
Babylon Medical Group (formerly Marcus Zachary DO), PC	USA	Healthcare services	100.0%	100.0%
California Telemedicine Associates, PC	USA	Healthcare services	100.0%	100.0%
Telemedicine Associates, P.C.	USA	Healthcare services	100.0%	100.0%
Babylon Healthcare, PC	USA	Healthcare services	100.0%	100.0%
Babylon Healthcare NC, PC	USA	Healthcare services	—	100.0%
Babylon Healthcare, PA	USA	Healthcare services	100.0%	—
Meritage Medical Network	USA	Healthcare services	100.0%	—
Meritage Health Ventures, LLC	USA	Healthcare services	100.0%	—
Meritage Health Plan	USA	Healthcare services	100.0%	—
Meritage Management, LLC	USA	Healthcare services	100.0%	—
Higi SH LLC	USA	Digital Healthcare services	100.0%	19.0%
Higi Health Holdings LLC	USA	Digital Healthcare services	100.0%	—
Higi SH Canada ULC	Canada	Digital Healthcare services	100.0%	19.0%
Higi Health LLC	USA	Digital Healthcare services	51.0%	—
Health Innovators Limited	UK	Digital Healthcare services	100.0%	70.1%
DTDHI Health India PVT Ltd	India	Digital Healthcare services	97.8%	68.6%

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
Babylon Acquisition Corp. merged with Higi SH on December 31, 2021, with Higi SH Holdings Inc. being the surviving entity.
Professional service corporations
As discussed in Note 2, we consolidated certain PCs which are owned, directly or indirectly, and operated by licensed physicians. The following provides summary financial data for the PCs that are included in the Consolidated Financial Statements:
	As of December 31,
	2021	2020
	$’000	$’000
Total assets	104,703	35,535
Total liabilities	168,240	42,699
	For the Year Ended December 31,
	2021	2020
	$’000	$’000
Total revenues	154,508	17,436
Cost of care delivery	(155,191)	(20,175)
Sales, general & administrative expenses	(55,006)	(3,799)

20.
Trade and Other Receivables, Prepayments and Contract Assets

	As of December 31,
	2021	2020
	$’000	$’000
Trade receivables (Note 8)	8,278	4,674
Other receivables	13,796	8,914
Prepayments	21,516	6,463
Contract assets	4,484	2,378
VAT receivable (payable)	2,045	(63)
	50,119	22,366
The Group has assessed its expected credit loss estimate, in line with the requirements of IFRS 9 by taking into consideration historical credit loss experience and financial factors specific to the debtors and general economic conditions. As part of this assessment, the Group has performed a recoverability assessment of its outstanding trade and other receivables at the reporting date and concluded that the expected credit loss as of December 31, 2021 is immaterial (2020: $0.0 million).
The table below shows significant changes in contract assets:
	2021	2020
	$’000	$’000
Balance at January 1	2,378	1,541
Revenues recognized but not billed	3,444	1,511
Amounts reclassified to trade receivable	(1,338)	(674)
Balance at December 31	4,484	2,378

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
21.
Trade and Other Payables, Accruals and Provisions

The components of Trade and other payables and Accruals and provisions are reflected in the table below:
	As of December 31,
	2021	2020
	$’000	$’000
Trade payables	17,178	3,739
Accruals	36,366	15,409
Provisions	490	3,227
Taxation and Social Security	4,039	4,006
Employee loans	1,193	—
Other	276	—
	59,542	26,381

22.
Deferred Grant Income

The following table is a summary of activity related to deferred grants for the periods presented:
$’000
Balance at January 1, 2020	—
Grants related to prior years	3,173
Grants received in 2020	4,315
Grant income recognized	—
Adjustment, net	—
Balance at December 31, 2020	7,488

Balance at January 1, 2021	7,488
Grants related to prior years	—
Grants received in 2021	2,769
Grant income recognized	(1,959)
Adjustment, net	146
Balance at December 31, 2021	8,444

23.
Claims Payable

The following table is a summary of claims activity for the periods presented:

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
$’000
Balance at January 1, 2020	—
Claims expense	24,146
Claims paid	(21,137)
Adjustment, net	881
Balance at December 31, 2020	3,890
Balance at January 1, 2021	3,890
Claims expense	216,791
Claims paid	(196,053)
Adjustment, net	—
Balance at December 31, 2021	24,628

24.
Cash and Cash Equivalents

The components of cash and cash equivalents are reflected in the table below:
	As of December 31,
	2021	2020
	$’000	$’000
Cash in hand and at banks	262,276	97,757
Short term investment funds	—	4,000
Restricted cash	305	—
	262,581	101,757
The Group’s short term investment funds are highly liquid, redeemable within 90 days at a known amount of cash and are subject to an insignificant risk of change in value and therefore meet the definition of a cash equivalent.
25.
Leases

The Group leases several assets which consist of buildings and IT equipment. The Group recognizes right-of-use assets and lease liabilities for its building leases only, as the leases for IT equipment meet the exemption requirements as short-term leases and leases of low-value assets. Therefore, the disclosures below for the Group’s right-of-use assets relate only to buildings.
Right-of-use asset	$’000
Cost
Balance at January 1, 2020	6,501
Additions to right-of-use-assets	2,300
Reclassification to assets held for sale	(872)
Effect of change in foreign currency	228
Balance at December 31, 2020	8,157
Balance at January 1, 2021	8,157
Additions to right-of-use-assets	11,399
Disposals	(4,291)
Effect of change in foreign currency	(166)
Balance at December 31, 2021	15,099

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
Right-of-use asset	$’000
Amortization
Balance at January 1, 2020	1,272
Amortization charge for the year	2,430
Reclassification to assets held for sale	(243)
Effect of change in foreign currency	184
Balance at December 31, 2020	3,643
Balance at January 1, 2021	3,643
Amortization charge for the year	3,929
Disposals	(4,291)
Effect of change in foreign currency	(25)
Balance at December 31, 2021	3,256
Net book value
Balance at January 1, 2020	5,229
Balance at December 31, 2020 and January 1, 2021	4,514
Balance at December 31, 2021	11,843

Lease liability	$’000
Balance at January 1, 2020	3,583
Additions to lease liabilities	2,362
Interest expense on lease liabilities(i)	572
Payments on leases	(1,541)
Reclassification to liabilities associated with the assets held for sale	(607)
Effect of change in foreign currency	130
Balance at December 31, 2020	4,499
Balance at January 1, 2021	4,499
Additions to lease liabilities	11,826
Interest expense on lease liabilities(i)	617
Payments on leases	(4,156)
Reclassification to liabilities associated with the assets held for sale	—
Effect of change in foreign currency	(154)
Balance at December 31, 2021	12,632

(i)
Interest paid on lease liabilities are presented within cash flows from financing activities.

In March 2020, the Group renewed its head office lease to December 2022 with intention to hand in notice and vacate in 2021. As such, a lease modification was applied in 2020 as per IFRS 16 to extend the lease to the intended exit date. The Group entered into a new lease agreement for four floors of a building facility as the head office in London. The commencement date of the lease was in June 2021, with the initial term of the lease being 39 months. The lease provides for an annual rent of $4.9 million after a twelve-month rent-free period following the lease commencement date.
When measuring the lease liabilities, the Group discounted lease payments using its incremental borrowing rate. The weighted-average rate applied is 12.0%.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
The following amounts have been recognized in the Consolidated Statement of Profit and Loss for which the Group is a lessee:
	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Depreciation expense on right-of-use assets	3,929	2,430	1,272
Interest expense on lease liabilities	617	572	265
Expenses relating to short term leases	2,489	4,756	6,127
Profit and loss impact	7,035	7,758	7,664
The following table provides the undiscounted maturities of lease liabilities:
	As of December 31,
	2021	2020
	$’000	$’000
Less than one year	4,595	2,348
One to two years	5,612	684
Two to three years	4,290	598
Three to four years	362	572
Four to five years	371	375
More than five years	705	1,282
Total	15,935	5,859

26.
Loans and Borrowings

	As of December 31,
	2021	2020
	$’000	$’000
Non-current liabilities
Loan notes	200,000	—
Unamortized fair value adjustment, discount, and debt issuance costs	(31,399)	—
	168,601	—
Current liabilities
Convertible loan notes	—	70,000
Other	185	357
	185	70,357
Albacore Original Notes
On October 8, 2021, Babylon entered into a note Subscription Agreement (the “Note Subscription Agreement”). The Note Subscription Agreement provided for the issuance of up to $200.0 million in unsecured notes due 2026 (the “Unsecured Notes”) to affiliates of, or funds managed or controlled by, AlbaCore Capital LLP (the “Note Subscribers”). On November 4, 2021 (“Note Closing Date”), Babylon issued the full $200.0 million (“Principal Amount”) of Unsecured Notes under the Note Subscription Agreement at a discount of 95.5% of the Principal Amount. The Unsecured Notes will bear interest accruing on the Principal Amount (which for these purposes shall include any capitalized interest from time to time) at the following rates: (i) 8.00% per annum for the period commencing from (and including) the Note Closing

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
Date to (but excluding) the date falling two years after the Note Closing Date; (ii) 10.00% per annum for the period commencing from (and including) the date falling two years after the Note Closing Date, to (but excluding) the date falling three years after the Note Closing Date; and (iii) 12.00% per annum for the period commencing from (and including) the date falling three years after the Note Closing Date. The applicable interest rate is subject to a step-up margin of 6.5 basis points per annum if Babylon and its subsidiaries do not achieve a target of adding 100,000 Medicaid lives to value-based care contracts by January 1, 2024. Interest is payable on the Unsecured Notes semi-annually on May 4 and November 4 each year, with the first interest payment due on the six-month anniversary of the Note Closing Date on May 4, 2022. At Babylon’s election, up to 50.00% of the interest payable in respect of any interest period may be satisfied by the issuance by Babylon of further Unsecured Notes to be immediately consolidated and form a single series with the outstanding Unsecured Notes. The Unsecured Notes will mature five years from the Note Closing Date on November 4, 2026 (the “Final Maturity Date”).
Babylon is required to redeem the Unsecured Notes (unless previously purchased and cancelled or redeemed) on the Final Maturity Date at 100% of the principal amount on such date. Babylon may redeem the Unsecured Notes at any time at a redemption amount (the “Redemption Amount”) equal to: (i) from (and including) the Note Closing Date to (but excluding) the date falling one year after the Note Closing Date, the amount that is the greater of (A) 104.00% of the principal amount (including capitalized interest) and (B) 104.00% of the principal amount (including capitalized interest) plus an interest make whole premium; (ii) from (and including) the date falling one year after the Note Closing Date to (but excluding) the date falling two years after the Note Closing Date, 104.00% of the principal amount (including any capitalized interest); and (iii) on or after the date falling two years after the Closing Date and until (but not including or after) the Final Maturity Date, 107.00% of the principal amount (including any capitalized interest). Each holder of Unsecured Notes (each a “Noteholder”) has the option to require Babylon to redeem the Unsecured Notes held by such Noteholder at the Redemption Amount upon specified change of control events.
The terms of the Unsecured Notes include covenants, which covenants are subject to certain limitations and exceptions, limiting the ability of Babylon and its subsidiaries to, among other things: incur additional debt; pay or declare dividends or distributions on Babylon’s share capital; repay or distribute any share premium reserve or redeem, repurchase or retire its share capital; incur or allow to remain outstanding guarantees; make certain joint venture investments; enter into finance or capital lease contracts; create liens on Babylon’s or its subsidiaries’ assets; enter into sale and leaseback transactions; pay management and advisory fees outside the ordinary course of business; acquire a company or any shares or securities or a business or undertaking; merge or consolidate with another company; borrow or receive investments from certain shareholders other than through Babylon; and sell, lease, transfer or otherwise dispose of assets. The terms of the Unsecured Notes also include customary events of default.
On the Note Closing Date, Babylon issued warrants to subscribe for an aggregate of 1,757,499 Class A ordinary shares (the “AlbaCore Warrants”) to the Note Subscribers on a pro rata basis by reference to the relevant proportion of the Principal Amount of Unsecured Notes subscribed for by each Note Subscriber. The AlbaCore Warrants confer the right to subscribe for up to 1,757,499 Class A ordinary shares exercisable on certain agreed upon exercise events, subject to: (i) Babylon’s right to elect to redeem the AlbaCore Warrants in whole or in part in cash upon an exercise event; (ii) an agreed adjustment formula to reduce the number of Class A Ordinary Shares to be issued upon exercise of the AlbaCore Warrants in certain circumstances linked to Babylon’s trading performance; and (iii) customary adjustments for certain share capital reorganizations (such as share splits and consolidations).
We capitalized debt issuance costs of $3.4 million in connection with the issuance of the Unsecured Notes. Please refer to Note 29 for additional discussion surrounding the Albacore Warrants.
Albacore Additional Notes and Warrants
On December 23, 2021, Babylon entered into an additional note subscription agreement (the “Second Note Subscription Agreement”) providing for the issue of not less than $75 million and not more than

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
$100 million additional Unsecured Notes (the “Additional Notes”) to AlbaCore Partners III Investment Holdings Designated Activity Company, and any new note subscribers that are affiliates of, or funds managed or controlled by, AlbaCore Capital LLP and that adhere to the Second Note Subscription Agreement (the “Second Note Subscribers”).
The closing of the issue of the Additional Notes under the Second Note Subscription Agreement, for the principal amount of between $75 million to $100 million, is anticipated to occur on March 31, 2022 (the “Second Closing Date”). The terms and conditions of the Additional Notes are the same as the terms of the original Unsecured Notes, with the exception that the Additional Notes will be issued at 100% of their principal amount. At Babylon’s election, up to 50.00% of the interest payable in respect of any interest period may be satisfied by the issuance by Babylon of further Unsecured Notes to be immediately consolidated and form a single series with the outstanding Unsecured Notes.
On the Second Closing Date, Babylon will issue AlbaCore Warrants to subscribe for an aggregate of 878,750 additional Class A ordinary shares to the Second Note Subscribers. Upon an exercise event, the AlbaCore Warrants are exercisable in full and not in part only.
Upon any exercise event Babylon has a right to elect to satisfy the subscription entitlement in respect of the AlbaCore Warrants by issuing Class A ordinary shares, by making a redemption payment in cash, or by a combination of both (in such proportions as Babylon may in its absolute discretion determine). The cash redemption payment per Note Warrant shall be determined by reference to the closing price for the Class A ordinary shares on such date as is specified in the Amended and Restated Warrant Instrument in respect of each exercise event, provided that if the closing price is in excess of $15.00 per Class A ordinary share (subject to customary adjustments), the cash redemption payment shall be capped at $15.00 per Note Warrant.
Where Babylon elects upon exercise of the AlbaCore Warrants to issue Class A ordinary shares in satisfaction in whole or in part of the subscription entitlement under the AlbaCore Warrants, Babylon is required to issue one Class A ordinary share credited as fully paid and free from all encumbrances (except as set out in Babylon’s memorandum and articles of association from time to time) per AlbaCore Warrant held, subject to a proportionate downwards adjustment to the number of Class A ordinary shares to be issued per AlbaCore Warrant where the closing price of the Class A ordinary shares on such date as is specified in the Amended and Restated Warrant Instrument in respect of each exercise event is in excess of $15.00 per Class A ordinary share.
VNV Loan and Unsecured Bonds
On July 15, 2021, Babylon Holdings entered into a loan agreement with VNV Group for $15.0 million (“VNV Loan”). The interest rate on the loan was 14%.
On August 18, 2021, the Group issued $50.0 million in unsecured bonds at a discount of 4.0% (“Unsecured Bonds”), including the non-cash conversion of $8.0 million in borrowings under the VNV Loan agreement into Unsecured Bonds. The interest rate on the loan is 10%, with interest payable quarterly. The proceeds from the Unsecured Bonds can be used for general corporate purposes. The Company utilized proceeds of $7.2 million from the Unsecured Bonds to settle the remainder of the VNV Loan principal and interest. Cash proceeds from the bond issuance, net of discounts, repayments of borrowings, and transaction expenses totaled $32.1 million. The Unsecured Bonds had a one-year term and were redeemable by Babylon Holdings at any time. The Unsecured Bonds were repaid in full following the closing of the Merger.
Convertible Loan Note Agreements
On November 12, 2020, the Group executed a Convertible Loan Note agreement (“CLN” or “Loan Notes”) with a borrowing capacity of up to $200.0 million, under which $30.0 million Tranche 1 Notes and $70.0 million Tranche 2 Notes were issued to Global Health Equity (Cyprus) Ltd (“GHE” or the

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
“Noteholder” or the “Lender”) in November and December 2020. GHE is part of the VNV Global group. VNV Global has a pre-existing equity interest in Babylon. The notes had a nominal value of $1.
Tranche 1 Notes
Tranche 1 Notes of $30.0 million were issued to GHE on November 12, 2020. Interest accrues at a fixed non-compounding rate of 11% per annum from the date of issuance to redemption or conversion. These notes were subsequently converted into Series C Preferred Shares after the issuance of the Tranche 2 Notes and shareholder approval of the conversion feature.
Tranche 2 Notes
Tranche 2 Notes of $70.0 million were issued on December 16, 2020 and are not interest bearing. The Tranche 2 Notes are exchangeable into a variable number of Series C Preferred Shares upon the earlier of the occurrence of certain events or June 30, 2021. These notes were subsequently converted into Series C Preferred Shares after shareholder approval of the conversion feature.
As the Tranche 2 Notes fail the definition of equity, the Group considered whether the conversion feature in the Tranche 2 Notes is a non-closely related embedded derivative which would require separation from the debt host contract and to be accounted for separately as a standalone derivative at fair value through profit or loss (“FVTPL”). It has been determined that the Tranche 2 Notes represent a hybrid instrument containing a debt host debt contract and a non-closely related embedded derivative for the conversion feature.
The debt host contract is measured at amortized cost using the effective interest rate (“EIR”) method. The fair value of the embedded derivative and transaction costs associated with issuance of the instrument are not material.
On June 30, 2021, the $70.0 million Tranche 2 notes were converted into 41,012,358 “C” preference shares.
Changes in Loans and Borrowings from Financing Activities
	Albacore Notes	VNV Loan Notes	Unsecured Bonds	Convertible Loan Notes	Other Loans and Borrowings	Total Loans and Borrowings
	$’000	$’000	$’000	$’000	$’000	$’000
Balance at January 1, 2020	—	—	—	—	—	—
Changes from financing cash flows
Proceeds from issuance of notes and warrants	—	—	—	100,000	357	100,357
Total changes from financing cash flows	—	—	—	100,000	357	100,357
Other changes
Convertible loan notes converted	—	—	—	(30,000)	—	(30,000)
Total other changes	—	—	—	(30,000)	—	(30,000)
Balance at December 31, 2020	—	—	—	70,000	357	70,357
Balance at January 1, 2021	—	—	—	70,000	357	70,357
Changes from financing cash flows
Proceeds from issuance of notes and warrants	191,000	15,000	64,563	—	—	270,563

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
	Albacore Notes	VNV Loan Notes	Unsecured Bonds	Convertible Loan Notes	Other Loans and Borrowings	Total Loans and Borrowings
	$’000	$’000	$’000	$’000	$’000	$’000
Payment of debt issuance costs	(3,429)	—	(1,375)	—	—	(4,804)
Repayment of cash loan	—	(7,000)	(75,000)	—	—	(82,000)
Total changes from financing cash flows	187,571	8,000	(11,812)	—	—	183,759
Other changes
Fair value of warrants issued	(16,930)	—	—	—	—	(16,930)
Unpaid debt issuance costs	(2,801)	—	(171)	—	—	(2,972)
Amortization of fair value adjustment, discount, and debt issuance costs	761	—	3,983	—	—	4,744
Convertible loan notes converted	—	—	—	(70,000)	—	(70,000)
Non-cash conversion of loan notes to bonds	—	(8,000)	8,000	—	—	—
Other loans and borrowings activity, net	—	—	—	—	(172)	(172)
Total other changes	(18,970)	(8,000)	11,812	(70,000)	(172)	(85,330)
Balance at December 31, 2021	168,601	—	—	—	185	168,786

During the year ended December 31, 2021, interest paid on Loans and borrowings was $1.4 million (2020: $0.2 million). As of December 31, 2021, the unpaid portion of interest on Loans and borrowings, recognized within Accruals and provisions, was $2.5 million (2020: $0.0 million).
27.
Employee Benefits

Pension Plans
The Group operates a defined contribution plan, under which the Group pays fixed contributions into a separate entity and will have no legal or constructive obligation to pay further amounts. During fiscal year 2021, the Group paid fixed contributions totaling $6.3 million (2020: $5.2 million, 2019: $3.1 million).
Equity Incentive Plans
Immediately prior to the closing of the Merger referred to in Note 5, we effected a reclassification (referred to below as the “Reclassification”) whereby all outstanding shares of Babylon, including the various options previously granted under the below plans, were reclassified to Class A ordinary shares or Class B ordinary shares, subject to a conversion ratio of approximately 0.3 (the “Conversion Ratio”). The description of activity in the narratives and tables below have been adjusted to reflect the Reclassification.
On July 27, 2015, the Board of Directors adopted the Babylon Holdings Limited Long Term Incentive Plan (the “LTIP”). Options granted under the LTIP were originally granted over Company’s Class B Shares. Following the Reclassification, the options subsist over Class A ordinary shares.
On February 21, 2021, the Board of Directors adopted the Company Share Option Plan (“CSOP”) and was intended to qualify as a company share option plan that meet certain requirements under the Income Tax Act of 2003. The options granted under the CSOP are, subject to certain qualifying conditions being met, potentially U.K. tax-favored options.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
In March 2021, the Company made an offer to all existing UK participants in the LTIP to convert their LTIP share options into the CSOP or into restricted stock awards (“RSAs”). All employees who elected to have their LTIP option converted to a new CSOP or RSA had their existing LTIP options forfeited and were granted an increased number of share options in line with the increased exercise price under the CSOP and RSA plans resulting in an equivalent economic value as compared to the grantee’s original award. There were no changes made to other terms, including vesting conditions or the period the original share options were granted. For the participants who accepted the offer to transfer their LTIP awards into RSAs, a total of 4,265,770 LTIP options were cancelled and replaced with 5,046,059 RSAs during the year ending December 31, 2021. For the participants who accepted the offer to transfer their awards into CSOP options, a total of 6,660,027 LTIP options were cancelled and replaced with 7,726,002 CSOP options during year ending December 31, 2021.
On October 21, 2021, the shareholders approved the Babylon Holdings Limited 2021 Equity Incentive Plan, including the Non-Employee Sub-Plan (collectively, the “2021 Plan”). The 2021 Plan authorizes (a) the issuance of 13,700,125 Class A ordinary shares plus, (b) unless a lesser amount is approved by the Board prior to January 1st of a given year, an automatic increase on January 1st of each year, commencing on January 1, 2022 and ending on (and including) January 1, 2031, in an amount equal to 5% of the total number of Class A ordinary shares outstanding on December 31st of the preceding calendar year, and (c) all or any part of an option or options to acquire unissued shares granted under the prior plans (the LTIP or CSOP described above) shall become available for award granted under the 2021 Plan subject to a maximum of 7,223,177 shares. Upon approval of the 2021 Plan, the LTIP and CSOP were no longer available for future awards. The 2021 Plan provides for the grant of options, share appreciation rights (“SARs”), RSAs, restricted share units (“RSUs”), and other share-based awards.
Share-based Payments
The Group issues equity settled share-based payments to employees of the Group and advisors, whereby services are rendered in exchange for rights over shares in the Group. Employees of all Group companies participate within this scheme through a variety of plans described above.
Under these plans, options are granted to employees at the start of their employment and typically expire between 10 to 15 years. Generally, upon completion of the first year of employment, 25.0% of options will vest, and the remainder will vest monthly over the next three years. In certain circumstances, additional options are granted to employees to recognize performance. Such options vest in the same manner as those granted on joining. Share-based compensation expense is recognized using the graded vesting method.
Share-based payments are recognized as expense for RSUs, RSAs and options, net of forfeitures, as follows:
	For the Year Ended December 31,
	2021	2020	2019
	$’000	$’000	$’000
Total share-based compensation expense	46,307	9,557	7,966
Restricted Stock Awards
The Company recorded share-based compensation expense related to RSAs of $3.6 million during the year ended December 31, 2021. As of December 31, 2021, the unrecognized compensation cost related to unvested RSAs is $1.3 million, which is expected to be recognized over the next one to two years.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
Restricted Stock Units
The following table displays RSU activity and weighted average grant date fair values for the year ended December 31, 2021:
	RSUs	Weighted Average Grant Date Fair Value Per RSU(1)
Balance at January 1, 2021	—	$—
Granted	6,997,284	$6.23
Vested and issued	—	$—
Forfeited	—	$—
Balance at December 31, 2021	6,997,284	$6.23
Vested and unissued at December 31, 2021	1,760,363	$6.23
Unvested at December 31, 2021	5,236,921	$6.23

(1)
The calculation of weighted average grant date fair value excludes RSUs issued to Higi employees further discussed below.

In connection with the acquisition of Higi described in Note 6, Babylon exchanged vested and unvested options held by employees of Higi for 1,980,000 RSUs of Babylon to be issued from the 2021 Plan, which are included in amounts granted in the table above. Of the RSUs issued to Higi under the Second Amended and Restated Agreement and Plan of Merger, 1,167,669 RSUs awarded to the former Higi employees were vested upon grant date in exchange for the surrender of vested Higi awards upon exercise of the option to acquire the remaining non-controlling interests. The vesting conditions associated with the unvested RSUs issued to the former Higi employees reflect the vesting of the original Higi equity award. The transaction was accounted for under IFRS 2 for replacement awards and the Company will recognized the compensatory portion of the award over the service period of the unvested RSUs issued to Higi employees. As of December 31, 2021, the unrecognized compensation cost associated with the 812,331 remaining unvested RSUs is $5.4 million, which is expected to be recognized over a weighted average period of 1.3 years.
The Company recorded share-based compensation expense related to RSUs of $6.5 million during the year ended December 31, 2021. There were no RSUs granted prior to 2021.
As of December 31, 2021, the Company had $24.4 million in unrecognized compensation cost related to unvested RSUs unrelated to the acquisition of Higi described above, which is expected to be recognized over a weighted average period of 3.4 years.
Options
Options have been granted under the LTIP and CSOP described above. The fair value of each employee and non-employee stock option award was estimated on the date of grant for each option using the Black-Scholes option pricing model yielding a weighted average fair value of $7.79 for options granted during the year ended December 31, 2021. The key assumptions used for options granted during the year ended December 31, 2021, were as follows:
Fair value of underlying stock	$2.97 – $9.20
Volatility	63.4% – 70.0%
Risk-free interest rate	0.12% – 1.68%
Dividend yield	0% – 0%
Expected term (in years)	10.00 – 14.50

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
The number and weighted average exercise price of share options for the Group are as follows:
	2021		2020		2019
	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price	Number of options
	$		$		$
Outstanding at the beginning of the year	0.02	21,107,487	—	20,120,425	—	19,666,539
Granted during the year	3.67	8,155,289	0.11	4,109,243	—	2,786,856
Forfeited / canceled during the year	0.18	(6,204,471)	0.04	(3,122,181)	—	(2,332,970)
Exercised during the year	1.42	(162,040)	—	—	—	—
Outstanding at the end of the year	1.47	22,896,265	0.02	21,107,487	—	20,120,425
Exercisable at the end of the year	1.54	19,105,908	0.01	16,461,945	—	11,817,828
As of December 31, 2021, the outstanding options had remaining contractual terms ranging from 6.9 – 15.0 years.
Restricted Growth Shares
In February 2021, the Board approved a grant of 10,150,368 of Class G Shares to three employees (“Growth Shares”), with a subscription price of $0.03 per share. The Growth Shares had vesting terms of one year from the grantee’s date of hire. The Growth Shares allowed the grantee to benefit from the difference between the value of the number of Growth Shares awarded and the benchmark valuation. The Growth Shares included a conversion feature to convert into the Company’s Class A ordinary shares upon an exit event, which included a business merger, an initial public offering, or certain other events (collectively referred to as an “Exit Event”). The Growth Shares were redeemable at the sole discretion of the Company at $0.00001227 or at some other amount at the discretion of the Board of Directors prior to an Exit Event upon cessation of employment. Using a Monte Carlo simulation, the Group calculated the grant date fair value of $9.7 million for the Growth Shares, all of which was recognized during the year ended December 31, 2021. The key assumptions used were a pre-money equity valuation of $3.5 billion and a volatility rate of 54%. All outstanding Growth Shares were converted into 712,413 Class A ordinary shares, subject to achievement of the original vesting conditions, following the Merger in October 2021. There were no Growth Shares outstanding as of December 31, 2021.
28.
Capital and Reserves

Capital and Reserves Following the Merger
As outlined in Note 5, the Consolidated Financial Statements are prepared as a continuation of the financial statements of Babylon Holdings Limited, which have been adjusted to reflect the conversion of historical Ordinary A Shares, Ordinary B Shares, and Series C shares into Class A and Class B ordinary shares following the listing on the New York Stock Exchange, as well as the application of the Conversion Ratio.
The share capital of Babylon Holdings Limited immediately following the closing of the transaction is as follows:

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
In thousands of shares	Number of Shares	Share Capital	Description
Class A ordinary shares	295,589	12	Issuance to Babylon Shareholders
Class A ordinary shares	22,400	1	Issuance to PIPE Investors
Class A ordinary shares	12,268	—	Issuance to SPAC Investors and Shareholders
	330,257	13
Class B ordinary shares	79,638	3	Issuance to Babylon Shareholders
	409,895	16
Each Class A and Class B ordinary share has a par value of $0.0000422573245084686.
The following tables display the number of shares of Babylon Holdings Limited prior and following the Merger:
	Class A Ordinary Shares	Class B Ordinary Shares	Ordinary A Shares	Ordinary B Shares	Preference C Shares	Ordinary Redeemable G1 Shares
In thousands of shares	2021	2021	2021	2021	2021	2021
Authorized	6,500,000	3,100,000	10,000,000	11,000,000	10,000,000	50,000
On issue at January 1, 2021	—	—	135,136	664,605	252,065	—
Issued during the year prior to Merger	—	—	—	17,206	41,012	10,150
Conversion into Class A and B Shares	330,257	79,638	(135,136)	(681,811)	(293,077)	(10,150)
Issued following the Merger	3,668	—	—	—	—	—
On issue at December 31, 2021 – fully paid	333,925	79,638	—	—	—	—
Share Rights
Each Class A ordinary share will have the right to exercise one vote at any general meeting of the shareholders of the Company, to participate pro rata in all dividends declared by the Company, and the rights in the event of the Company’s dissolution. Each Class B ordinary share will have the same economic terms as the Babylon Class A ordinary shares except for the Class B ordinary shares will have 15 votes per share.
There were 100,000 Deferred Shares with a par value of $0.00004, which are non-voting shares and did not convey upon the holder the right to be paid a dividend or notice to attend, vote or speak at a shareholder meeting. No Deferred Shares have been issued.
Capital & Reserves Prior to the Merger
During the year ended December 31, 2021, $70.0 million Loan Notes were converted into 41,012,358 “C” preference shares. These shares had a fixed for fixed conversion feature and are therefore accounted for as equity investments.
During the year ended December 31, 2020, the Group issued 24,796,225 $0.00001277 “C” preference shares for a consideration of $42.1 million. $30.0 million Loan Notes were converted into 17,708,792 shares related to the principle and $0.2 million Loan Notes were converted to 111,239 shares related to interest. The Loan Notes that were converted into our “C” preference shares had a fixed conversion feature and are

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
therefore accounted for as equity investments. The remaining 6,976,194 shares were settled in cash for a consideration of $11.9 million.
Tranche 1 Notes
On November 12, 2020 Tranche 1 Notes of $30.0 million were issued to GHE and paid to Babylon in two parts of $15.0 million on November 16, 2020 and December 2, 2020. The Tranche 1 Notes accrue interest of 11% per year and shareholder approval is required for the Tranche 1 Notes to be convertible into a fixed number of Series C Preferred Shares at a price of US $1.706802577 per share within six months of the first issuance date.
The conversion of the Tranche 1 Notes was approved by shareholders on December 16, 2020. Subsequent to this conversion approval, the principal of the Tranche 1 Notes was reclassified from being recognized as a financial liability to be classified as equity. No material gain or loss was recognized on conversion. The share capital in relation to the Series C Preferred Shares issued on conversion was recorded at the nominal value of the shares issued.
Tranche 2 Notes
Tranche 2 Notes of $70.0 million were issued on December 16, 2020 and are not interest bearing. The Tranche 2 Notes are exchangeable into a variable number of Series C Preferred Shares upon the earlier of the occurrence of certain events or June 30, 2021.
Tranche 2 Notes converted to equity on June 30, 2021. The principal of the Tranche 2 Notes was reclassified from being recognized as a financial liability to be classified as equity. No material gain or loss was recognized on conversion. The share capital in relation to the Series C Preferred Shares issued on conversion was recorded at the nominal value of the shares issued.
All shares issued rank pari-passu aside from the following:
•
the A Ordinary Shares in issue at any time shall (as a separate class) carry fifty per cent (50.0%) of the total voting rights of the Shares; and

•
the B Ordinary Shares and the Series C Preferred Shares in issue at any time shall (as if the B Ordinary Shares and the Series C Preferred Shares constituted one and the same class) carry fifty per cent (50.0%) of the total voting rights of the Shares;

•
the Holders of a majority of the A Ordinary Shares shall have the right from time to time to appoint such number of persons to be Directors of each Group Company equal to the number of Directors which the Holders of B Ordinary Shares and Series C Preferred Shares are entitled to appoint (in aggregate) plus one additional Director; and in each case to remove from office any persons appointed and to appoint another person in his or her place

•
The Series C Largest Shareholder shall have the right from time to time to appoint one person to be a Director and to remove from office any person so appointed and to appoint another person in his or her place.

•
For so long as a holder of B Ordinary Shares or Series C Preferred Shares is also a Qualifying Stakeholder, each such Qualifying Stakeholder shall have the right from time to time to appoint one person to be a Director for each whole Qualifying Stake held by them and to remove from office any person so appointed and to appoint another person in his or her place.

•
G1 Ordinary Redeemable Shares do not have the right to vote, nor to receive dividends, and have capital rights to convert into Ordinary B Shares in connection with an exit event. G1 Ordinary Redeemable shares are redeemable at the sole discretion of the Company.

On any return of capital on liquidation, the assets of the Group available for distribution shall be distributed:

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
a)
first, in paying to each of the Series C Preferred Shareholders, in priority to any other classes of Shares, an amount per Series C Preferred Share held equal to the Preference Amount

b)
second, in paying to the 2016/2017 Subscribers pro rata to their respective holdings of Hoxton Shares and Kinnevik Shares an amount equal to the Hurdle Amount; and

c)
the balance of the surplus assets (if any) shall be distributed among the holders of the A Ordinary Shares and the B Ordinary Shares pro rata as if they constituted one and the same class.

Foreign Currency Translation Reserve
Exchange differences arising on translation of the foreign controlled entities are recognized in other comprehensive loss and accumulated in a separate reserve within equity. The cumulative amount is reclassified to profit or loss when the net investment is disposed of.
Other Comprehensive Income (“OCI”) Accumulated in Reserves, Net of Tax
	2021	2020	2019
	$’000	$’000	$’000
January 1,	1,675	(1,904)	7,789
Foreign operations – foreign currency translation differences	(1,702)	3,579	(9,693)
December 31,	(27)	1,675	(1,904)
Retained Earnings
The retained earnings account represents retained profits or losses less amounts distributed to shareholders.
Share-based Payment Reserve
The share-based payment reserve represents amounts accruing for equity-based share options granted.
29.
Warrant Liability

The Company’s warrants are classified and accounted for as liabilities at fair value, with changes if fair value recorded in the Consolidated Statement of Profit and Loss. The following table displays the number of warrants in issue as of December 31, 2021:
(In thousands)	Tradeable No. of warrants	Non-tradeable No. of warrants	Total No. of warrants
In issue at January 1, 2021	—	—	—
Issuance of Alkuri Warrants on October 21, 2021	8,625	5,933	14,558
Issuance of AlbaCore Warrants on November 4, 2021	—	1,758	1,758
In issue at December 31, 2021	8,625	7,691	16,316
Alkuri Warrants
As of December 31, 2021 there were 14,558,333 Alkuri Warrants outstanding related to the Merger. The warrants entitle the holder to purchase one Class A ordinary share of Babylon Holdings Limited at an exercise price of $11.50 per share. Until warrant holders acquire the Company’s ordinary shares upon exercise of such warrants, they have no rights with respect to the Company’s ordinary shares. The warrants expire on October 21, 2026, or earlier upon redemption or liquidation in accordance with their terms. The initial fair value of the Alkuri Warrants on the date of issuance was determined by using the prevailing

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
market price for warrants that are trading on the NYSE under the ticker BBLN.W. The market price per tradeable warrant as at October 22, 2021 was $2.13.
AlbaCore Warrants
As of December 31, 2021 there were 1,757,499 AlbaCore Warrants outstanding. The warrants entitle the holder to purchase one ordinary share of Babylon Holdings Limited at subscription price of $0.00004 per share. Until warrant holders acquire the Company’s Class A ordinary shares upon exercise of such warrants, they have no rights with respect to the Company’s ordinary shares. The warrants expire on November 4, 2026, or earlier upon redemption or liquidation in accordance with their terms. The initial fair value of the AlbaCore Warrants on the date of issuance was determined utilizing a price per warrant of $9.63, which has been derived using a Monte Carlo simulation.
Changes in Warrant Liability
The fair value of the Alkuri Warrants is determined by using the prevailing market price for warrants that are trading on the NYSE under the ticker BBLN.W. The market price per tradeable warrant as at December 31, 2021 was $0.68. The fair value of the AlbaCore Warrants is determined utilizing a price per warrant of $5.82, which has been derived using a Monte Carlo simulation.
See reconciliation of fair values below:
	Tradeable (Level 1)	Non-tradeable (Level 2)	Non-tradeable (Level 3)	Total
	$’000	$’000	$’000	$’000
Balance at December 31, 2019	—	—	—	—
Balance at December 31, 2020	—	—	—	—
Fair value of Alkuri Warrants upon issuance	18,371	12,638	—	31,009
Fair value of AlbaCore Warrants upon issuance	—	—	16,930	16,930
Change in fair value of warrant liabilities	(12,506)	(8,603)	(6,702)	(27,811)
Balance at December 31, 2021	5,865	4,035	10,228	20,128

30.
Related Parties

Transactions with Key Management Personnel
During 2021, the remuneration of directors and other key management personnel — including company pension contributions made to money purchase schemes on their behalf — amounted to $6.5 million (2020: $1.0 million, 2019: $0.9 million). The remuneration of the highest paid key manager was $2.2 million (2020: $0.3 million, 2019: $0.3 million). These remuneration costs are recorded as an operating expense in Sales, general & administrative expenses.
For the year ended December 31, 2021, share-based compensation expense related to key management personnel was $32.1 million (2020: $0.0 million, 2019: $0.1 million).
Directors’ remuneration is borne by the Company’s subsidiary, Babylon Partners Limited.
ALP Note
On June 3, 2020, in connection with our initial investment in Higi, ALP Partners Limited (“ALP”), as lender, entered into a promissory note with Higi, as borrower, in which Higi promised to pay ALP an aggregate principal sum of $5.0 million (the “ALP Note”). On December 7, 2021, we exercised our option to acquire the remaining equity interest in Higi pursuant to the Higi Acquisition Agreement. The closing of this acquisition occurred on December 31, 2021. The exercise price of the option to acquire the remaining

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
Higi equity stake included the payment of $5.4 million at the closing to satisfy the principal and interest payable by a subsidiary of Higi pursuant to the ALP Note. Refer to Note 6.
PIPE Transaction
On June 3, 2021, we completed the PIPE Transaction, in which we issued and sold, in private placements that closed immediately prior to the Merger, an aggregate of 22,400,000 of our Class A ordinary shares to certain Babylon shareholders for $10.00 per share. The PIPE Transaction included the issuance of 500,000 Class A ordinary shares to VNV (Cyprus) Limited, 500,000 Class A ordinary shares to Black Ice Capital Limited, an affiliate of VNV (Cyprus) Limited, 500,000 Class A ordinary shares to Invik S.A. and 200,000 Class A ordinary shares to ALP.
31.
Financial Instruments and Risk Management

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:
•
Level 1:   quoted (unadjusted) prices in active markets for identical assets or liabilities;

•
Level 2:   other techniques for which all inputs which have a significant effect on the recorded fair value are observable, either directly or indirectly; and

•
Level 3:   techniques which use inputs that have a significant effect on the recorded fair value that are not based on observable market data.

The Company recognizes transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.
There were no transfers between fair value levels during the year.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
	Fair Value
	Level 1	Level 2	Level 3	Total
	$’000	$’000	$’000	$’000
Tradeable Alkuri Warrants	5,865	—	—	5,865
Non-tradeable Alkuri Warrants	—	4,035	—	4,035
AlbaCore Warrants	—	—	10,228	10,228
	5,865	4,035	10,228	20,128
The tradeable Alkuri Warrants were valued using the instrument’s publicly listed trading price as of the date of the Consolidated Statement of Financial Position, which is considered to be a Level 1 measurement due to the use of an observable market quote in an active market.
As the non-tradeable Alkuri Warrants have identical terms as the tradeable Alkuri Warrants, the non-tradeable Alkuri Warrants were valued using the tradeable Alkuri Warrants’ publicly listed trading price, which is considered to be a Level 2 fair value measurement due to the use of an observable market quote from a similar instrument in an active market.
The AlbaCore Warrants were valued using a Monte Carlo simulation, which is considered to be a Level 3 fair value measurement. The primary unobservable input utilized in determining the fair value of the AlbaCore Warrants is the expected volatility of our ordinary shares. The expected volatility of the

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
Company’s ordinary shares was determined using peer group companies. Due to the nominal exercise price of the AlbaCore Warrants, changes in volatility would not result in a material change in the fair value of the warrants.
The key inputs into the Monte Carlo simulation model for the AlbaCore Warrants were as follows:
	As of November 4, 2021	As of December 31, 2021
Underlying stock price (USD)	$9.66	$5.83
Exercise price (USD)	$0.00004	$0.00004
Volatility	66.7%	71.6%
Remaining term (years)	5.00	4.85
Risk-free rate	1.09%	1.23%

31.1
Financial Risk Management

The Group’s activities are exposed to various financial risks: credit risk, liquidity risk and currency risk in cash flows. The Group’s global risk management program focuses on uncertainty in the financial markets and aims to minimize the potential adverse effects on the Group’s profits. The Group may use derivatives to mitigate certain risks.
The Group’s financial department controls the management of liquidity risk and currency risk in accordance with the Group’s policies. This department centrally identifies, evaluates and makes decisions whether to hedge financial risks to which the Group is exposed.
31.1
Credit Risk

Credit risk is the risk of financial loss to the Group if a customer or counterparty to a financial instrument fails to meet its contractual obligations and arises principally from the Group’s receivables from customers and investments in debt securities. Our cash and cash equivalents, deposits, and loans with banks and financial institutions are potentially subject to concentration of credit risk.
Bank Balances
The Group seeks to limit its credit risk with respect to banks by only dealing with reputable banks. Additionally, the Group holds bank accounts in the countries in which subsidiaries operate from.
The maximum amount of the Group’s credit risk exposure is the carrying amounts of cash and cash equivalents, trades receivable and loans with banks and financial institutions. The Group attempts to mitigate such exposure to its cash by investing only in financial institutions with investment grade credit ratings or secured investments. The Group does not have significant exposure to credit risk at December 31, 2021 for any financial instruments.
Trade Receivables and Contract Assets
The Group has a diverse customer base geographically and by industry. The responsibility for customer credit risk management rests with management. The Group seeks to limit its credit risk with respect to customers by implementing due diligence procedures on all customers. Payment terms vary and are set in accordance with practices in the different geographies and end-markets served. Credit limits are typically established based on internal or external rating criteria, which take into account such factors as the financial condition of the customers, their credit history and the risk associated with their industry segment.
More than 50% of the Group’s customers are repeat customers, and none of these customers’ balances have been written off or are credit-impaired at the reporting date. In monitoring customer credit risk,

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
customers are grouped according to their credit characteristics, including whether they are a business or end-user customer, their geographic location, industry, trading history with the Group and existence of previous financial difficulties.
The Group receives cash payment for large contracts up front in some instances, in addition to contracting with government funded entities which subsequently carries lower risks.
The Group applies the simplified approach under IFRS 9 and has calculated expected credit losses based on lifetime expected credit losses, taking into consideration historical credit loss experience and financial factors specific to the debtors and general economic conditions and concluded that no expected credit loss provision is required as of December 31, 2021 (2020: $0.0 million).
31.2
Liquidity Risk

Liquidity risk relates to the Group’s ability to meet its cash flow requirements. The Group has a prudent policy to cover its liquidity risks which is focused on having sufficient cash and cash equivalents available.
31.3
Currency Risk

Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to changes in foreign exchange rates.
The Group operates internationally, and it is exposed to fluctuations in exchange rates. The currency risk arises from future commercial transactions, recognized assets and liabilities and net investments abroad.
The Group’s policy to manage risk is to initially mitigate the risk using natural hedges (offsetting of receivables and payables) in addition to implementing investment procedures. Several of the Group’s companies operate in foreign countries and therefore, their net assets are exposed to the risk associated with translating foreign currencies.
The Group has applied the following significant exchange rates:
	Average Rate			Year-end spot rate
United States Dollar	2021	2020	2019	2021	2020	2019
GBP	0.7277	0.7760	0.7835	0.7409	0.7321	0.7618
CAD	1.2536	1.3433	1.3251	1.2725	1.2750	1.3033
RWF	1,003.4066	959.1820	914.2488	1,037.6458	988.0837	947.0750
SGD	1.3427	1.3789	1.3111	1.3496	1.3224	1.3456
INR	73.7902	74.0038	N/A	74.3047	73.2901	N/A
The net impact from the fluctuation of operational foreign exchange rates amounted to $(1.7) million (2020: $3.6 million, 2019: $(9.7) million).
Sensitivity Analysis
The Group only has significant exposure to movement of the sterling (“GBP”) against the United States dollar (“USD”). A reasonably possible strengthening/weakening of the GPB against the United States dollar (“USD”) at December 31, 2021, December 31, 2020, and December 31, 2019 would have affected the measurement of financial instruments denominated in a foreign currency. This analysis assumes that all other variables, in particular interest rates, remain constant and ignores any impact of forecast sales and purchases. The fluctuation seen primarily relates to the impacts of Brexit and COVID-19 over the last two years but is expected to stabilize moving forward.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
	Profit or loss
	Strengthening	Weakening
	$’000	$’000
December 31, 2021
GBP (5.0% movement)	(373,578)	(371,938)
December 31, 2020
GBP (5.0% movement)	(184,067)	(184,416)
December 31, 2019
GBP (5.0% movement)	(156,489)	(150,290)
	Equity, net of tax
	Strengthening	Weakening
	$’000	$’000
December 31, 2021
GBP (5.0% movement)	(168,522)	(168,930)
December 31, 2020
GBP (5.0% movement)	(48,743)	(48,394)
December 31, 2019
GBP (5.0% movement)	(175,371)	(173,872)

31.5
Interest Rate Risk

The interest rate risk is the risk that the fair value of future cash flows of financial instruments will fluctuate because of changes in market interest rates.
The Group does not have any borrowings at floating interest rates that would expose the Group to cash flow interest rate risk.
31.6
Capital Management

The Group is currently loss-making and in the development and growth phase of its value-based care business model. Consequently there is an ongoing need for capital to fund the business and its continued growth. These capital requirements are currently met primarily from a mixture of equity capital raised from investors and debt capital borrowed from lenders. Capital management is focused on having sufficient financial resources to execute the Group’s business plan with additional capital being raised when required.
32.
Net Loss Per Share

The following table sets forth the computation of basic and dilutive net loss per share attributable to the Group’s ordinary shareholders:
	2021	2020	2019
	$’000	$’000	$’000
Net loss attributable to ordinary shareholders	(368,482)	(186,799)	(140,287)
Weighted average shares outstanding – Basic and Diluted	271,321	242,936	241,903
Net loss per ordinary share – Basic and Diluted	(1.36)	(0.77)	(0.58)
Basic net loss per share is computed by dividing the net loss attributable to ordinary shareholders by the weighted average number of ordinary shares outstanding during the period, adjusted for the effect of the Reclassification as discussed in Note 27 and applied retrospectively to all prior periods presented. As of December 31, 2021, Stockholder Earnout Shares and Sponsor Earnout Shares of 38,800,000 and 1,237,800, respectively, included in shares outstanding have been excluded from the calculation of weighted average shares outstanding, as they are contingently issuable subject to achieving certain milestones on the trading price of our Class A ordinary shares on the New York Stock Exchange discussed in Note 5.

Babylon Holdings Limited
Notes to the Consolidated Financial Statements
For the periods included in these financial statements the Group was loss-making in all periods, therefore, anti-dilutive instruments are excluded in the calculation of diluted weighted average number of ordinary shares outstanding, including certain outstanding equity awards during the periods and warrants issued in 2021 and outstanding as of December 31, 2021. These options, restricted stock, and warrants could potentially dilute basic earnings per share in the future. See Note 27 for details of outstanding options and unvested restricted stock.
33.
Assets and Liabilities Classified as Held for Sale

On January 14, 2021, the Group entered into an SPA with TELUS, which is the parent of various telecommunication subsidiaries, for the sale of the Babylon Health Canada Limited business. The entire issued share capital of Babylon Health Canada Limited was transferred to TELUS for a base price of $1.8 million CAD, which has been adjusted for working capital and net indebtedness, through this transaction. An additional $3.5 million CAD payment was made by TELUS that was attributable to a partial repayment of an Intercompany Loan due from Babylon Canada to Babylon Partners Limited. The remaining amount of the Intercompany loan was forgiven immediately prior to the execution of the SPA. The transaction met the criteria to be classified as held for sale at December 31, 2020.
The following major classes of assets and liabilities relating to these operations have been classified as held for sale in the Consolidated Statement of Financial Position on December 31, 2020:
2020
$’000
Cash and cash equivalents	577
Prepayments and contract assets	1,125
Property, plant and equipment	621
Right-of-use assets	629
Trade and other receivables	330
Assets held for sale	3,282
Accruals and provisions	813
Lease liabilities	607
Trade and other payables	402
Liabilities directly associated with the assets held for sale	1,822
As of December 31, 2021, there are no major classes of assets and liabilities relating to operations that have been classified as held for sale in the Consolidated Statement of Financial Position.
34.
Subsequent Events

Austin Office Lease
On November 1, 2021, Babylon Inc. entered into a sublease agreement for 37,883 rentable square feet of office space in Austin, Texas. The lease commenced on February 1, 2022 and shall automatically terminate on March 31, 2029. Minimum payments for the non-cancellable lease term are $16.6 million. The Company intends to use the office space as its United States headquarters and will house approximately 200 employees.
Grant of RSUs
On March 14, 2022, the Remuneration Committee of the Board of Directors granted employees RSUs under the 2021 Equity Incentive Plan, under which the holders have the rights to receive an aggregate 17,233,274 shares of the Company’s Class A ordinary shares. Pursuant to the terms of the RSU awards, unvested shares are forfeited upon separation from the Company.